UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                            Filed by a party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

CISION LTD.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Ordinary shares, par value $0.0001 per share, of Cision Ltd. (the “Cision ordinary shares”)
(2)

Aggregate number of securities to which transaction applies:

As of November 6, 2019, 148,484,875 Cision ordinary shares issued and outstanding, 4,199,404 Cision ordinary shares issuable upon vesting and settlement of restricted stock units and 143,640 Cision ordinary shares underlying retention agreements which may become payable in connection with the transaction.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of: (i) 148,484,875 Cision ordinary shares issued and outstanding multiplied by $10.00 per share; (ii) 4,199,404 Cision ordinary shares issuable upon vesting and settlement of restricted stock units multiplied by $10.00 per share; and (iii) 143,640 Cision ordinary shares underlying retention agreements multiplied by $10.00 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.0001298.

	(4)	Proposed maximum aggregate value of transaction: $1,528,279,190.00
	(5)	Total fee paid: $198,370.65

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT SUBJECT TO COMPLETION, DATED NOVEMBER 21, 2019

130 E. Randolph Street, 7th Floor

Chicago, IL 60601

Dear Fellow Shareholder:

It is my pleasure to invite you to join us at an extraordinary general meeting (the “special meeting”) of the shareholders of Cision Ltd. (“Cision,” the “Company,” “we,” “our” or “us”), which will be held on [●], 20[●] at [●], Eastern Standard Time at [●].

At the special meeting, holders of our ordinary shares, par value $0.0001 per share (the “Cision ordinary shares”), will be asked to consider and vote on a proposal by special resolution to authorize and approve (a) the Agreement and Plan of Merger (the “merger agreement”) entered into on October 22, 2019, by and among the Company, MJ23 UK Acquisition Limited, a private company limited by shares incorporated in England and Wales (“Parent”), and Castle Merger Limited, a Cayman Islands exempted company with limited liability and a wholly-owned subsidiary of the Parent (“Merger Sub”), relating to the proposed acquisition of the Company by Parent and (b) the plan of merger required to be filed with the Cayman Islands Registrar of Companies, attached as an exhibit to the merger agreement (as it may be amended from time to time, the “plan of merger”), and (c) the transactions contemplated by the merger agreement and the plan of merger, including the merger (as defined below) of the Company and Merger Sub pursuant to the Companies Law (2018 Revision) of the Cayman Islands (the “Transactions”). Parent and Merger Sub are affiliates of the private equity investment firm Platinum Equity Advisors, LLC (“Platinum”). Pursuant to the merger agreement, Merger Sub will be merged with and into the Company (the “merger”) with the Company continuing as the surviving company as a wholly-owned subsidiary of Parent (the “Surviving Company”), and, pursuant to the merger, each Cision ordinary share issued and outstanding immediately prior to the effective time of the merger (other than Cision ordinary shares held by the Company, Parent or Merger Sub and Cision ordinary shares held by shareholders who have validly exercised and perfected and not effectively withdrawn or lost their rights to dissent under the applicable provisions of the Companies Law (2018 Revision) of the Cayman Islands (the “CICL”)) will be cancelled and exchanged at the effective time of the merger into the right to receive merger consideration of $10.00 in cash without interest and subject to any applicable withholding taxes.

The Board of Directors of the Company (the “Board”) has unanimously (i) determined that the merger is in the best interests of Cision; (ii) determined that it is in the best interests of Cision to enter into the merger agreement and the plan of merger; (iii) approved the execution and delivery of the merger agreement by Cision, the performance by Cision of its covenants and other obligations thereunder and the consummation of the transactions contemplated thereby upon the terms and subject to the conditions set forth therein; (iv) directed that the plan of merger be submitted to the Cision shareholders for authorization; (v) subject to the Cision shareholders authorizing the plan of merger, approved the execution and delivery of the plan of merger by Cision; and (vi) resolved to recommend that the Cision shareholders authorize the plan of merger and approve and/or authorize such other matters that are submitted for their authorization and/or approval in connection with the merger agreement, the plan of merger and the Transactions. The Board unanimously recommends that the shareholders of the Company vote “FOR” the proposal by special resolution to authorize the plan of merger. At the special meeting, shareholders will also be asked to consider and vote on (i) the proposal by ordinary resolution to approve, on an advisory and non-binding basis, specified compensation that may become payable to the named executive officers of the Company in connection with the merger and (ii) the proposal by ordinary resolution to approve one or more adjournments of the special meeting if determined necessary by the chairman in certain circumstances. The Board unanimously recommends that you vote “FOR” each of these proposals.

The enclosed proxy statement describes the merger agreement, the plan of merger and the merger and provides specific information concerning the special meeting. In addition, you may obtain information about the Company from documents filed with the Securities and Exchange Commission. We urge you to, and you should, read the entire proxy statement carefully, and its appendices, including the merger agreement and the plan of merger, as it sets forth the details of the merger agreement and the plan of merger, and other important information related to the merger.

Your vote is very important regardless of the number of Cision ordinary shares you own. Whether or not you plan to attend the special meeting, please mark, validly sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying postage-paid envelope, or submit your proxy electronically by telephone or over the Internet (please follow the instructions for voting by telephone or Internet on your proxy card). The merger cannot be completed unless shareholders holding at least two-thirds of the Cision ordinary shares present and voting in person or by proxy at the special meeting affirmatively vote in favor of the proposal by special resolution to authorize the merger agreement, the plan of merger and the Transactions. If you fail to submit a proxy over the Internet, by telephone, by mail or otherwise fail to attend the special meeting and cast your vote in person or fail to give voting instructions to your brokerage firm, bank or other nominee, your shares will not count towards quorum at the special meeting, and if a quorum is present, it will have no effect on any of the special meeting proposals.

While shareholders may exercise their right to vote their Cision ordinary shares in person, we recognize that many shareholders may not be able to attend the special meeting or may wish to have their Cision ordinary shares voted by proxy even if they are able to attend. Accordingly, we have enclosed a proxy card that will enable your Cision ordinary shares to be voted on the matters to be considered at the special meeting regardless of whether you are able to attend. Submitting a proxy will ensure that your Cision ordinary shares are represented at the special meeting, but will not prevent you from submitting a subsequent proxy to change your voting instructions or from voting your Cision ordinary shares in person if you subsequently choose to attend the special meeting.

If your Cision ordinary shares are held through a brokerage firm, bank or other nominee, you should follow the directions provided by your brokerage firm, bank or other nominee regarding how to instruct your brokerage firm, bank or other nominee to vote your Cision ordinary shares. Without following those instructions or obtaining a “legal proxy” to vote your Cision ordinary shares through your brokerage firm, bank or other nominee, your Cision ordinary shares will not be voted.

If you have any questions or need assistance in voting your Cision ordinary shares, please contact our proxy solicitor, D.F. King & Co., Inc., toll free at (866) 342-2676 or collect at (212) 269-5550.

We appreciate your continued support of Cision.

Sincerely,

Kevin Akeroyd

President, Chief Executive Officer and Director

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [●], 20[●] and is first being mailed to Cision shareholders on or about [●], 20[●].

PRELIMINARY PROXY STATEMENT SUBJECT TO COMPLETION, DATED NOVEMBER 21, 2019

130 E. Randolph Street, 7th Floor

Chicago, IL 60601

Notice of Special Meeting of Shareholders

Notice is hereby given that an extraordinary general meeting (the “special meeting”) of shareholders of Cision Ltd. (“Cision” or the “Company”) will be held on [●], 20[●] at [●] Eastern Standard Time, at [●]. Shareholders of record at the close of business on [●], 20[●] are entitled to vote at the special meeting. You have received these proxy materials because our Board of Directors (the “Board”) is soliciting your proxy to vote your Cision ordinary shares at the special meeting.

At the special meeting, you will be asked to consider and vote upon the following resolutions:

1.    THAT, as a special resolution, (a) the Agreement and Plan of Merger (the “merger agreement”) entered into on October 22, 2019, by and among the Company, MJ23 UK Acquisition Limited, a private company limited by shares incorporated in England and Wales (“Parent”), and Castle Merger Limited, a Cayman Islands exempted company with limited liability and a wholly-owned subsidiary of the Parent (“Merger Sub”) relating to the proposed acquisition of the Company by Parent and (b) the plan of merger required to be filed with the Cayman Islands Registrar of Companies, attached as an exhibit to the merger agreement (as it may be amended from time to time, the “plan of merger”), and (c) the transactions contemplated by the merger agreement and the plan of merger, including the merger of the Company and Merger Sub pursuant to the Companies Law (2018 Revision) of the Cayman Islands (the “Transactions”) be authorized and approved in all respects.

2.    THAT, as an ordinary resolution, on a non-binding, advisory basis, payment of specified compensation that may become payable to the Company’s named executive officers that is based on or otherwise relates to the merger as disclosed in this proxy statement pursuant to Item 402(t) of Regulation S-K under this proxy statement’s section titled “Golden Parachute Compensation” and the corresponding table and the footnotes thereto, be approved.

3.    THAT, as an ordinary resolution, if the chairman determines it necessary to adjourn the special meeting, as permitted by the merger agreement and the amended and restated memorandum and articles of association of the Company, the meeting be adjourned as directed by the chairman.

Our Board has fixed the close of business on [●], 20[●] as the record date for the purpose of determining the shareholders who are entitled to receive notice of, and to vote at, the special meeting and any adjournment thereof. Only shareholders of record at the close of business on the record date are entitled to notice of, and to vote at, the special meeting and at any adjournment of such special meeting (unless the Board fixes a new record date for shareholders entitled to receive notice of, and to vote at, any adjournment of the special meeting in accordance with the merger agreement and the Company’s amended and restated memorandum and articles of association). Each shareholder entitled to vote at the special meeting is entitled to one vote for each Cision ordinary share held by such shareholder on the record date.

The Board has unanimously (i) determined that the merger is in the best interests of Cision; (ii) determined that it is in the best interests of Cision to enter into the merger agreement and the plan of merger; (iii) approved the execution and delivery of the merger agreement by Cision, the performance by Cision of its covenants and other obligations thereunder and the consummation of the transactions contemplated thereby upon the terms and subject to the conditions set forth therein; (iv) directed that the plan of merger be submitted to the Cision shareholders for authorization; (v) subject to the Cision shareholders authorizing the plan of merger, approved the execution and delivery of the plan of merger by Cision; and (vi) resolved to recommend that the Cision shareholders authorize the plan of merger and approve and/or authorize such other matters that are submitted for their authorization and/or approval in connection with the merger agreement, the plan of merger and the Transactions. The Board unanimously recommends that the Cision shareholders vote “FOR” the proposal by special resolution to authorize the merger agreement, the plan of merger and Transactions (the “merger proposal”), “FOR” the advisory and non-binding proposal by ordinary resolution to approve specified compensation that may become payable to the Company’s named executive officers in connection with the merger and “FOR” the proposal by ordinary resolution to approve one or more adjournments of the special meeting, if determined necessary by the chairman in certain circumstances.

Under Cayman Islands law, if the merger is completed, Cision shareholders who provided written objection to the merger before the vote at the special meeting to authorize the merger agreement, the plan of merger and the Transactions, and thereafter perfect and do not withdraw their dissent will have the right to be paid the fair value of their shares, as ultimately determined by the Grand Court of the Cayman Islands, provided that they comply with all of the requirements of Section 238 of the Companies Law (2018 Revision) of the Cayman Islands (the “CICL”). This fair value amount could be more than, the same as or less than the per share merger consideration of $10.00 per share payable pursuant to the terms of the merger agreement. Dissenters’ rights are available only to registered holders of Cision ordinary shares. Section 238 of the CICL is reproduced in its entirety in Annex F to the accompanying proxy statement and is incorporated into this proxy statement by reference.

In order for the merger to be completed, the merger proposal must be approved by a special resolution of the Company passed by an affirmative vote of holders of shares representing at least two-thirds of the shares present and voting in person or by proxy at the special meeting.

Your vote is important. Whether or not you plan to attend the special meeting in person, please mark, validly sign, date and return the enclosed proxy card in the accompanying postage-paid envelope, or submit your proxy electronically by telephone or over the Internet as promptly as possible to ensure that your Cision ordinary shares are represented at the special meeting. Please follow the instructions for voting by telephone or Internet on your proxy card. If you receive more than one proxy because you own Cision ordinary shares registered in different names or addresses, each proxy should be submitted.

If you attend the special meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. You also may revoke your proxy at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement.

If your Cision ordinary shares are held through a brokerage firm, bank or other nominee, you should instruct your bank, brokerage firm or other nominee how to vote your Cision ordinary shares in accordance with the voting instruction form that you will receive from your bank, brokerage firm or other nominee. Your bank, brokerage firm or other nominee cannot vote on any of the proposals, including the merger proposal, without your specific instructions.

By Order of the Board of Directors

Steve Solomon

Secretary

[●], 20[●]

Beltsville, Maryland

YOUR VOTE IS IMPORTANT

Whether or not you are able to attend the special meeting in person, please follow the instructions included on the enclosed proxy card and submit your proxy by telephone or over the Internet, or mark, validly sign and date the enclosed proxy card and return it in the postage-paid envelope provided as promptly as practicable. Please follow the instructions for voting by telephone or Internet on your proxy card. If you have Internet access, the Company encourages you to submit your proxy over the Internet. Submitting a proxy over the Internet, by telephone or by mail will not limit your right to vote in person at the special meeting. If you attend the special meeting in person or by proxy and abstain from voting, it will have no effect on the proposal by special resolution to authorize the merger agreement, the plan of merger and the Transactions (the “merger proposal”), the advisory and non-binding proposal by ordinary resolution on specified compensation that may become payable to the Company’s named executive officers in connection with the merger and the proposal by ordinary resolution to approve one or more adjournments of the special meeting if determined necessary by the chairman in certain circumstances to the extent permitted by the merger agreement and the amended and restated memorandum and articles of association of the Company. If you fail to submit a proxy over the Internet, by telephone or by mail and otherwise fail to attend the special meeting and cast your vote in person, or if you hold your Cision ordinary shares in “street name” and fail to give voting instructions to your brokerage firm, bank or other nominee, it will have no effect on the outcome of any of the special meeting proposals. If you return a validly signed and dated proxy card but do not mark the box showing how you wish to vote, your Cision ordinary shares will be voted “FOR” the merger proposal, “FOR” the approval of the advisory and non-binding proposal by ordinary resolution on specified compensation that may become payable to the Company’s named executive officers in connection with the merger and “FOR” the proposal by ordinary resolution to adjourn the special meeting if determined necessary by the chairman in certain circumstances.

ADDITIONAL INFORMATION

For additional information about the merger, assistance in submitting proxies or voting Cision ordinary shares, or to request additional copies of the proxy statement or the enclosed proxy card, please contact the Company’s proxy solicitor at:

48 Wall Street

New York, New York 10005

Shareholders Call Toll Free: (866) 342-2676

All Others Call Collect: (212) 269-5550

E-mail: CISN@dfking.com

If your Cision ordinary shares are held through a brokerage firm, bank or other nominee, you should also contact your brokerage firm, bank or other nominee for additional information.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING TO BE HELD ON [●], 20[●].

The proxy statement is available in the “Investor Relations” section of the Company’s website at https://investors.cision.com. The information contained on, or accessible through, the Company’s website is not incorporated in, and does not form a part of, the proxy statement or any other report or document filed by or furnished to the Securities and Exchange Commission by the Company.

i

SUMMARY TERM SHEET

The following summary highlights information in this proxy statement related to the merger of Castle Merger Limited with and into Cision Ltd. (the “merger”) and may not contain all the information that is important to you. Accordingly, the Company encourages you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of the item in this proxy statement.

In this proxy statement, the terms the “Company,” “Cision” and “we” refer to Cision Ltd., the term “Parent” refers to MJ23 UK Acquisition Limited, the term “Merger Sub” refers to Castle Merger Limited, the term “merger agreement” refers to the Agreement and Plan of Merger, dated as of October 22, 2019, by and among Parent, Merger Sub and the Company, as such agreement may be amended from time to time, which is attached to this proxy as Annex A and the term “plan of merger” refers to the plan of merger, as it may be amended from time to time, required to be filed with the Cayman Islands Registrar of Companies, attached as an exhibit to the merger agreement and attached as Annex B to this proxy statement.

The Companies (Page 28)

Cision Ltd. (“Cision”) Cision is a leading global provider of earned media software and services to public relations and marketing communications professionals. Cision’s software allows users to identify key influencers, craft and distribute strategic content, and measure meaningful impact. Cision has over 4,800 employees with offices in 22 countries throughout the Americas, EMEA and APAC. Cision’s ordinary shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “CISN.”

Cision Ltd.

Attention: Secretary

130 E. Randolph St., 7th Floor

Chicago, IL 60601

MJ23 UK Acquisition Limited (“Parent”). Parent is a private company limited by shares incorporated in England and Wales. Parent is indirectly controlled by certain private equity investment funds advised by Platinum Equity Advisors, LLC (“Platinum”).

MJ23 UK Acquisition Limited

c/o Platinum Equity Advisors, LLC

360 North Crescent Drive, South Building

Beverly Hills, CA 90210

(310) 712-1850

Castle Merger Limited (“Merger Sub”). Merger Sub is a Cayman Islands exempted company with limited liability and a wholly owned subsidiary of Parent. Merger Sub was formed by Parent solely for the purpose of entering into the merger agreement and, subject to the terms and conditions thereof, completing the transactions contemplated thereby and the related financing transactions. Upon consummation of the merger, Merger Sub will cease to exist, and Cision Ltd. will continue as the Surviving Company and as a wholly owned subsidiary of Parent.

Castle Merger Limited

c/o Platinum Equity Advisors, LLC

360 North Crescent Drive, South Building

Beverly Hills, CA 90210

(310) 712-1850

The Special Meeting (Page 20)

Date, Time and Place. The extraordinary general meeting of the shareholders of the Company will be held on [●], 20[●] starting at [●], Eastern Standard Time, at [●] (the “special meeting”).

Purpose. At the special meeting, holders of ordinary shares, par value $0.0001 per share, of the Company (the “Cision ordinary shares”) will be asked to consider and vote upon (1) the proposal by special resolution to authorize the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger of the Company and Merger Sub pursuant to Companies Law (2018 Revision) of the Cayman Islands (the “Transactions”) (collectively, the “merger proposal”), (2) the proposal by ordinary resolution to approve, on an advisory and non-binding basis, specified compensation that may become payable to the Company’s named executive officers in connection with the merger, and (3) the proposal by ordinary resolution to approve one or more adjournments of the special meeting, if determined necessary by the chairman in certain circumstances to the extent permitted by the merger agreement and the amended and restated memorandum and articles of association of the Company. The Company is not currently aware of any other business to come before the special meeting.

Record Date and Quorum. You are entitled to vote at the special meeting if you owned Cision ordinary shares at the close of business on [●], 20[●], the record date for determining the shareholders entitled to notice of and to vote at the special meeting. You will have one vote for each Cision ordinary share that you owned on the record date. As of [●], 20[●], there were [●] Cision ordinary shares issued and outstanding and entitled to vote. Each Cision ordinary share is entitled to one vote. A simple majority of the outstanding Cision ordinary shares in issue, present in person or represented by proxy, will constitute a quorum for purposes of the special meeting. In the event that a quorum is not present at the special meeting, the special meeting may be adjourned as necessary pursuant to the terms of the merger agreement and the amended and restated memorandum and articles of association of the Company.

Voting and Proxies. Any shareholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet or by marking, signing, dating and returning the enclosed proxy card by mail. Please follow the instructions for voting by telephone or Internet on your proxy card. Shareholders of record entitled to vote may also vote in person at the special meeting. If you intend to submit your proxy by telephone or over the Internet, you must do so by 11:59 p.m. New York City time on [●], 20[●]. Even if you plan to attend the special meeting, to ensure that your Cision ordinary shares are voted, please submit a proxy to vote your Cision ordinary shares by marking, signing, dating and returning the enclosed proxy card or by using the telephone number printed on your proxy card or by using the Internet voting instructions printed on your proxy card.

If you submit your proxy but do not indicate how you wish your Cision ordinary shares to be voted, your Cision ordinary shares will be voted “FOR” the merger proposal, “FOR” the proposal by ordinary resolution to approve the advisory and non-binding proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger and “FOR” the proposal by ordinary resolution to adjourn the special meeting if determined necessary by the chairman in certain circumstances.

If any of your Cision ordinary shares are held through a brokerage firm, bank or other nominee, you should instruct your brokerage firm, bank or other nominee on how to vote such Cision ordinary shares by following the instructions provided by your brokerage firm, bank or other nominee. If any of your Cision ordinary shares are held through a brokerage firm, bank or other nominee, you must obtain a “legal proxy” from such nominee in order to vote such Cision ordinary shares in person at the special meeting. If you fail to provide your nominee with instructions on how to vote your Cision ordinary shares, your nominee will not be able to vote such Cision ordinary shares at the special meeting.

Vote Required. The merger proposal requires the affirmative vote by the holders of at least two-thirds of the Cision ordinary shares present and voting in person or by proxy at the special meeting. If you attend the special meeting in person or by proxy and abstain from voting, it will have no effect on the outcome of the merger proposal. If you fail to submit a proxy over the Internet, by telephone, by mail or otherwise fail to attend the special meeting and cast your vote in person or fail to give voting instructions to your brokerage firm, bank or other nominee, your shares will not count towards quorum at the special meeting, and if a quorum is present, will have no effect on the outcome of this proposal by special resolution.

The approval of the advisory and non-binding proposal by ordinary resolution on specified compensation that may become payable to the Company’s named executive officers in connection with the merger and the approval of the proposal by ordinary resolution to adjourn the special meeting, if determined necessary by the chairman in certain circumstances to the extent permitted by the merger agreement and the amended and restated memorandum and articles of association of the Company, requires the affirmative vote by the holders of at least a simple majority of the Cision ordinary shares present and voting in person or by proxy at the special meeting. If you attend the special meeting in person or by proxy and abstain from voting, it will have no effect on the non-binding proposal by ordinary resolution on specified compensation that may become payable to the Company’s named executive officers in connection with the merger and the proposal by ordinary resolution to adjourn the special meeting. If you fail to submit a proxy over the Internet, by telephone or by mail and also fail to attend the special meeting and vote in person, or fail to give voting instructions to your brokerage firm, bank or other nominee, it will have no effect on the outcome of any vote to approve the advisory and non-binding proposal by ordinary resolution on specified compensation that may become payable to the Company’s named executive officers in connection with the merger or the proposal by ordinary resolution to adjourn the special meeting.

A list of the Cision shareholders entitled to vote at the special meeting will be available for inspection at the special meeting and at 130 E. Randolph Street, 7th Floor, Chicago, IL 60601 during ordinary business hours, for ten days prior to the special meeting.

Concurrently with the execution and delivery of the merger agreement, Canyon Holdings (Cayman), L.P. (“Canyon Holdings”), and its general partner, GTCR Investment X AIV Ltd. (“GTCR,” and together with Canyon Holdings, the “GTCR Shareholders”), who collectively held approximately 34% of the outstanding Cision ordinary shares (the “GTCR Shareholder Securities”) as of November 6, 2019, entered into a voting agreement (the “Voting Agreement”) with Parent, pursuant to which the GTCR Shareholders agreed, among other things, to vote their Cision ordinary shares in favor of the merger proposal. The GTCR Shareholders held approximately [●]% of the outstanding Cision ordinary shares as of the record date. See “The Special Meeting—Voting Agreement,” beginning on page 21 of this proxy statement, for additional information. A copy of the Voting Agreement is attached as Annex C to this proxy statement.

Revocability of Proxy. Any holder of record of Cision ordinary shares may revoke his, her or its proxy at any time before it is voted at the special meeting by any of the following actions:

•	delivering to the Company’s corporate secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•

attending the special meeting and voting such shareholder’s Cision ordinary shares in person (your attendance at the meeting will not, by itself, revoke your proxy, you must also vote in person at the special meeting);

•	signing and delivering a new proxy relating to the same Cision ordinary shares and bearing a later date; or

•	submitting a new proxy by telephone or over the Internet prior to 11:59 p.m. New York City time on [●], 20[●].

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

Cision Ltd.

130 E. Randolph Street, 7th Floor

Chicago, IL 60601

(312) 922-2400

Attention: Secretary

If your Cision ordinary shares are held through a brokerage firm, bank or other nominee, you may change your voting instructions by submitting new voting instructions to your brokerage firm, bank or other nominee in accordance with the instructions provided by your brokerage firm, bank or other nominee. You must contact your nominee to obtain instructions as to how to change or revoke your prior voting instructions.

The Merger (Page 29)

The merger agreement provides that at the effective time of the merger (the “effective time”), Merger Sub will merge with and into the Company in accordance with the plan of merger, and the separate existence of Merger Sub will cease and the Company will continue as the surviving company (the “Surviving Company”) in the merger as a wholly-owned subsidiary of Parent (as described under “The Merger Agreement—The Merger”).

If the merger is completed, each Cision ordinary share issued and outstanding immediately prior to the effective time (other than (i) Cision ordinary shares owned by the Company, Parent or Merger Sub and (ii) Cision ordinary shares as to which dissenter rights have been properly demanded and perfected in accordance with Section 238 of the CICL (collectively, “Excluded Shares”)) will be automatically cancelled and exchanged into the right to receive merger consideration of $10.00 in cash, without interest and subject to any applicable withholding taxes (such amount, the “merger consideration”).

The merger consideration of $10.00 per Cision ordinary share to be received by Cision shareholders represents:

•	a premium of 18% over the $8.45 closing price per Cision ordinary share on the NYSE on October 21, 2019, the trading day prior to the date of the execution of the merger agreement;

•	a premium of 34% over the volume weighted average price per Cision ordinary share on the NYSE during the 60-day period ended on October 21, 2019.

The closing sale price of a Cision ordinary share on the NYSE on [●], 20[●] was $[●]. You are encouraged to obtain current market quotations for a Cision ordinary share in connection with voting your Cision ordinary shares.

Upon the closing of the merger, Cision ordinary shares will no longer be listed on any stock exchange or quotation system and will only represent the right to receive the per share merger consideration (or if you are entitled to and have properly exercised shareholder dissenter rights in accordance with Section 238 of the CICL, the fair value of your Cision ordinary shares, together with interest, if any, on the amount determined to be the fair value, subject to Section 238 of the CICL, as determined by the Grand Court of the Cayman Islands). You will not own any shares of the Surviving Company. A copy of the merger agreement is attached as Annex A to this proxy statement. A copy of the plan of merger is attached as Annex B to this proxy statement. Please read each carefully and in its entirety.

Recommendation of the Cision Board of Directors (Page 43)

The Board of Directors of Cision (the “Board”) unanimously (i) determined that the merger is in the best interests of Cision; (ii) determined that it is in the best interests of Cision to enter into the merger agreement and the plan of merger; (iii) approved the execution and delivery of the merger agreement by Cision, the performance by Cision of its covenants and other obligations thereunder and the consummation of the transactions contemplated thereby upon the terms and subject to the conditions set forth therein; (iv) directed that the plan of merger be submitted to the Cision shareholders for authorization; (v) subject to the Cision shareholders authorizing the plan of merger, approved the execution and delivery of the plan of merger by Cision; and (vi) resolved to recommend that the Cision shareholders authorize the plan of merger and approve and/or authorize such other matters that are submitted for their authorization and/or approval in connection with the merger agreement, the plan of merger and the Transactions. Accordingly, the Board unanimously recommends that holders of Cision ordinary shares vote “FOR” the merger proposal at the special meeting.

For the factors considered by the Board in reaching its decision to approve and recommend the merger agreement and the plan of merger, see “The Merger—Reasons for the Merger” beginning on page 44 of this proxy statement.

The Board also unanimously recommends that holders of Cision ordinary shares vote “FOR” the advisory and non-binding proposal by ordinary resolution on specified compensation that may become payable to the Company’s named executive officers in connection with the merger and “FOR” the proposal by ordinary resolution to adjourn the special meeting if determined necessary by the chairman in certain circumstances.

Opinions of the Company’s Financial Advisors (Page 49, Annex D and Annex E)

Opinion of Rothschild & Co US Inc. (Page 49 and Annex D)

As of April 17, 2019, the Company retained Rothschild & Co US Inc. (“Rothschild & Co”) as its financial advisor in connection with its evaluation of the potential sale, merger or other business/strategic combination involving the Company, including, without limitation, with respect to the merger contemplated by the merger agreement. The Company selected Rothschild & Co based on its qualifications, expertise and familiarity with our business and industry. In connection with Rothschild & Co’s engagement, the Board requested that Rothschild & Co evaluate the fairness, from a financial point of view, to the holders of Cision’s ordinary shares (other than Excluded Shares) of the merger consideration payable to such holders in the merger contemplated by the merger agreement. As part of its investment banking business, Rothschild & Co regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings and other transactions.

On October 22, 2019, at a meeting of the Board held to evaluate the merger contemplated by the merger agreement, Rothschild & Co delivered to the Board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated October 22, 2019, to the effect that, as of such date and on the basis of and subject to the qualifications, limitations and assumptions set forth in the written opinion, the merger consideration payable to the holders of Cision’s ordinary shares (other than Excluded Shares) in the merger contemplated by the merger agreement was fair, from a financial point of view, to such holders.

The full text of Rothschild & Co’s written opinion, dated October 22, 2019, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this proxy statement and is incorporated herein by reference. The Company’s shareholders are urged to read the opinion carefully and in its entirety. The summary of Rothschild & Co’s opinion contained in Annex D is qualified in its entirety by reference to the full text of such opinion.

See “The Merger—Opinions of the Company’s Financial Advisors — Opinion of Rothschild & Co US Inc.” beginning on page 49 of this proxy statement.

Opinion of Centerview Partners LLC (Page 58 and Annex E)

The Company retained Centerview Partners LLC (“Centerview”) as a financial advisor to the Board in connection with the merger and the other transactions contemplated by the merger agreement, which are collectively referred to as the “transaction” throughout this section and the summary of Centerview’s opinion below under the caption “Opinion of Centerview Partners LLC.” In connection with this engagement, the Board requested that Centerview evaluate the fairness, from a financial point of view, to the holders of Cision’s ordinary shares (other than the Excluded Shares), of the merger consideration proposed to be paid to such holders pursuant to the merger agreement. On October 22, 2019, Centerview rendered to the Board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated October 22, 2019 that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the merger consideration proposed to be paid to the holders of Cision’s ordinary shares (other than Excluded Shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Centerview’s written opinion, dated October 22, 2019, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex E to this proxy statement and is incorporated herein by reference. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the transaction and Centerview’s opinion addressed only the fairness, from a financial point of view, as of the date thereof, to the holders of Cision’s ordinary shares (other than Excluded Shares) of the merger consideration to be paid to such holders pursuant to the merger agreement. Centerview’s opinion did not address any other term or aspect of the merger agreement or the transaction and does not constitute a recommendation to any shareholder of the Company or any other person as to how such shareholder or other person should vote with respect to the merger or otherwise act with respect to the transaction or any other matter.

The full text of Centerview’s written opinion, attached as Annex E, should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.

See “The Merger—Opinions of the Company’s Financial Advisors — Opinion of Centerview Partners LLC”

beginning on page 58 of this proxy statement.

Conditions to the Merger (Page 105)

The respective obligation of each party to effect the merger is subject to the satisfaction (or waiver by Parent or the Company where permissible pursuant to applicable law) on or prior to the effective time of the merger of certain conditions, including, among other conditions, the following:

•	receipt of the affirmative vote of the shareholders representing at least two-thirds of the Cision ordinary shares present and voting in person or by proxy at the special meeting;

•

the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) having expired or been terminated, and the applicable waiting periods, as well as any consents required from and notices provided for regulatory approvals in Canada and the European Union having expired, been terminated, obtained or provided;

•	the absence of a Company material adverse effect (as described under “The Merger Agreement—Representations and Warranties”);

•	the accuracy of the representations and warranties of each other party, subject to certain materiality and other qualifiers; and

•	the performance in all material respects by each other party of its obligations under the merger agreement, subject to certain limitations.

Go-Shop Period; Non-Solicitation; Superior Proposals; Cision Board Recommendation (Page 95)

The merger agreement provides that from the date of the signing of the merger agreement until 11:59 p.m. New York City time on November 12, 2019 (the “Initial Go-Shop Period”) (or with respect to an Excluded Party (as defined under “The Merger Agreement—Go-Shop Period”) ending at 11:59 p.m. New York City time on November 19, 2019) (such period, as applicable, the “Go-Shop Period”) the Company may solicit acquisition proposals and engage in discussions and negotiations with parties relating to an acquisition proposal. Following the end of the Go-Shop Period, the Company is generally prohibited from participating in discussions or negotiations relating to acquisition proposals with third parties. However, the Company is permitted to engage in negotiations with a third party making an unsolicited acquisition proposal if such proposal was not the result of a breach (in any material respect) of the go-shop or non-solicitation provisions of the merger agreement and the Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that such proposal constitutes, or could be reasonably expected to lead to, a Superior Proposal (as defined under “The Merger Agreement—Go-Shop Period”) and the failure to engage in negotiations with such third party would be inconsistent with the Board’s fiduciary duties.

In addition, the Board generally is not permitted under the merger agreement to change its recommendation in favor of the merger proposal. However, in certain circumstances, the Board is permitted to make a board recommendation change (as defined under “The Merger Agreement—Cision Board Recommendation”) in response to certain unforeseen, intervening events or to accept a superior proposal if, in either case, the Board determines in good faith that the failure to do so would be inconsistent with its fiduciary duties, has negotiated in good faith with Parent for a period of five business days to make adjustments to the merger agreement so as to obviate the need to effect a board recommendation change and, following the five business day period, the Board has determined that the failure of the Board to change its recommendation would be inconsistent with the Board’s fiduciary duties.

Termination of the Merger Agreement (Page 106)

The Company and Parent may terminate the merger agreement by mutual written consent at any time before the effective time (as set out in the merger agreement). In addition, either Parent or the Company may terminate the merger agreement at any time before the effective time if:

•

any legal restraint preventing the consummation of the merger is in effect and becomes final and non-appealable or if any statute, rule, regulation or order has been enacted or entered that prohibits or makes illegal or otherwise restrains or enjoins the consummation of the merger, provided that the party seeking to terminate the merger agreement has used its reasonable best efforts to resolve such restraint, to the extent required by the merger agreement;

•

the merger has not been consummated by 11:59 p.m. New York City time on April 19, 2020, provided that the party seeking to terminate the merger agreement has not breached the merger agreement in a manner which was the primary cause of the failure of the conditions to closing the merger having been satisfied or the merger to be consummated by such date; or

•

Cision has failed to obtain shareholder approval of merger proposal, provided that the party seeking to terminate the merger has not breached the merger agreement in a manner which was the cause of the failure to obtain such approval.

In addition, Parent and the Company have the right in certain circumstances to unilaterally terminate the merger agreement, as described under “The Merger Agreement—Termination of the Merger Agreement.”

Termination Fees and Expenses (Page 107)

The Company has agreed to pay Parent $53,550,000 in cash upon the termination of the merger agreement under certain circumstances (which fee may have been reduced to $30,600,000 in certain circumstances which are no longer applicable). Parent has agreed to pay the Company $91,800,000 in cash upon the termination of the merger agreement under certain circumstances.

Except as expressly set forth in the merger agreement, all fees and expenses incurred in connection with the merger agreement, the merger and the other Transactions will be paid by the party incurring such fees or expenses, whether or not the merger is consummated.

Financing of the Merger (Page 81)

On October 22, 2019, Parent entered into an equity commitment letter with Platinum Equity Capital Partners V, L.P. (“Platinum V”), pursuant to which Platinum V has committed to, directly or indirectly, capitalize Parent immediately prior to the effective time of the merger with an aggregate equity contribution equal to $1.281 billion (the “equity financing”). The equity financing is in exchange, directly or indirectly, for equity securities of Parent and its affiliates, solely for the purpose of funding the amounts required to be paid by Parent pursuant to certain sections of the merger agreement at the closing of the merger, together with related fees, costs and expenses required to be paid by Parent, Merger Sub or the Surviving Company in connection with the Transactions. The obligation of Platinum V to pay the equity financing is subject to (a) the satisfaction or waiver by Parent or Merger Sub of all conditions described under “The Merger Agreement—Conditions to the Merger”; (b) either (i) prior to or substantially simultaneously with the closing and the contemplated debt financing discussed below or (ii) written confirmation having been provided to Parent that the debt financing (as described below) will be funded at the closing of the merger if the equity financing is funded at the closing of the merger; and (c) the concurrent consummation of the merger. The equity commitment letter provides, among other things, that the Company is an express third party beneficiary thereof in connection with Cision’s exercise of its rights related to specific performance under the merger agreement. The equity commitment letter provides that it may be amended or waived in writing by Platinum V and Parent, provided that any waiver and/or amendment by Parent also requires the consent of the Company.

Bank of America, N.A. together with other lenders that become party to the debt commitment letter have agreed to provide Parent, directly or indirectly, with debt financing in an aggregate principal amount which Parent has represented is sufficient, together with the equity financing, to make the payments and pay the expenses in order to consummate the merger. The obligation of the lenders required to provide the debt financing contemplated under the debt commitment letter is subject to customary terms and conditions for a transaction of this type.

Limited Guarantee (Page 82)

In connection with the entry into the merger agreement, on October 22, 2019, Platinum V executed and delivered to the Company a limited guarantee (the “limited guarantee”), pursuant to which it has agreed to guarantee the performance and discharge of the payment of the Parent termination fee of $91,800,000 (if required to be paid under the terms of the merger agreement) and certain other costs, expenses and obligations of Parent set forth in the merger agreement.

Regulatory Approvals (Page 83)

Under the merger agreement, the merger cannot be completed until, among other things, (i) the applicable waiting periods under the HSR Act have expired or been terminated, (ii) the applicable waiting periods under the Competition Act (Canada) (the “Competition Act”) have expired or been waived and (iii) approval under Council Regulation (EC) No 139/2004, of 20 January 2004, on the control of concentrations between undertakings (the “EC Merger Regulation”) has been obtained.

Material U.S. Federal Income Tax Consequences of the Merger (Page 84)

The receipt of cash in exchange for Cision ordinary shares pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. Shareholders will generally recognize gain or loss equal to the difference, if any, between the amount of cash received and the adjusted tax basis of the Cision ordinary shares surrendered. The tax consequences of the merger to Cision shareholders will depend upon their particular circumstances. Cision shareholders should consult their own tax advisors to determine the tax consequences of the merger to them, as well as tax consequences arising under the laws of any state, local or foreign jurisdiction.

Dissenters’ Rights (Page 111)

Under Cayman Islands law, if the merger is completed, Cision shareholders who provided written objection to the merger before the vote at the special meeting to authorize the merger agreement, the plan of merger and the Transactions and who thereafter perfect and do not withdraw their dissent will have the right to be paid the fair value of their shares of the Company, as ultimately determined by the Grand Court of the Cayman Islands, provide that they comply with all requirements of Section 238 of the CICL. Dissenters’ rights are available only to registered holders of shares. Section 238 of the CICL is attached as Annex F to this proxy statement. Please read it carefully and in its entirety.

Cision Options, Performance Vesting Options, RSUs and Specified Restricted Shares (Page 100)

Share Options. Pursuant to the merger agreement and consistent with the terms of Cision’s 2017 Omnibus Incentive Plan (the “company equity plan”), at the effective time, each (x) vested option to purchase ordinary shares (a “vested option”) will be cancelled and exchanged into and will become a right to receive an amount in cash, without interest, equal to (1) the per ordinary share merger consideration of $10.00 (less the exercise price per share attributable to such vested option); multiplied by (2) the total number of ordinary shares issuable upon exercise in full of such vested option, subject to any required withholding of taxes (y) unvested option to purchase ordinary shares (an “unvested option”), other than performance vesting options, will be cancelled and exchanged for a right to receive an amount in cash, without interest, equal to (1) the aggregate number of ordinary shares subject to such unvested option; multiplied by (2) the excess, if any, of the per ordinary share merger consideration of $10.00 over the applicable per share exercise price under such unvested option, subject to any required withholding of taxes, which consideration will not be paid at the closing of the merger but instead will vest and become payable at the same time as the unvested option for which such consideration was exchanged would have become vested pursuant to its terms and (z) option to purchase ordinary shares which is subject to performance vesting conditions (a “performance vesting option”) will vest to the extent such conditions have been satisfied based on achievement of the applicable Company performance goals as of the date of the closing of the merger. Each performance vesting option that so vests will become entitled to payment in the same manner as vested options, and any performance vesting options that do not vest will be cancelled at the closing of the merger.

Pursuant to the terms of the merger agreement, all options (whether vested or unvested) for which the applicable per share exercise price is equal to or exceeds $10.00 will be cancelled and extinguished for no payment of any kind. As a result, all vested and unvested options and performance vesting options currently outstanding will be cancelled and extinguished for no further payment of any kind at the effective time.

Restricted Stock Units. Pursuant to the merger agreement and consistent with the terms of the company equity plan, at the effective time, each (x) vested restricted stock unit of the Company (a “vested RSU”) will be cancelled and exchanged into and will become a right to receive an amount in cash, without interest, equal to (1) the amount of the per ordinary share merger consideration of $10.00; multiplied by (2) the total number of ordinary shares subject to such vested RSU, subject to any required withholding of taxes, and (y) each unvested restricted stock unit of the Company (an “unvested RSU”) will be cancelled and exchanged for a right to receive an amount in cash, without interest, equal to (1) the amount of the per ordinary share merger consideration of $10.00; multiplied by (2) the total number of ordinary shares subject to such unvested RSU, subject to any required withholding of taxes, which consideration will not be paid at the closing of the merger but instead will vest and become payable at the same time as the unvested RSU for which such consideration amounts were exchanged would have vested pursuant to its terms.

In August 2019, as part of its routine annual compensation review cycle, the Board, at the recommendation of the compensation committee, made customary equity awards to employees and directors of options and RSUs. The RSUs granted to our executive officers contained a provision that such RSUs would automatically become vested upon a change of control event such as the merger. The RSUs granted to our directors did not have such a change of control provision, however, the Board, in exercising its discretion under the company equity plan, will cause such RSUs to be vested as of the effective time of the merger. Such RSUs will become entitled to payment in the same manner as vested RSUs discussed above.

Specified Restricted Shares. Certain Cision ordinary shares were issued, or are underlying retention agreements entered into, by the Company in connection with prior acquisitions and remain subject to transfer restrictions and/or forfeiture in accordance with the terms of the applicable acquisition agreement or retention agreement (the “specified restricted shares”). Pursuant to the merger agreement, at the effective time, each specified restricted share will be cancelled and exchanged into the right to receive an amount in cash, without interest, equal to the per ordinary share merger consideration of $10.00; which consideration will continue to be subject to the same vesting terms and/or restrictions (including with respect to forfeiture thereof) as the specified restricted share for which such consideration was exchanged and will be subject to any required withholding of taxes. Such consideration will become payable at the same time as the restrictions or vesting terms with respect to the specified restricted share for which such consideration was exchanged would have lapsed or been satisfied, as applicable.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 71)

In considering the recommendation of the Board with respect to the merger agreement, the plan of merger and the Transactions, you should be aware that the Company’s executive officers and directors have economic interests in the merger that are different from, or in addition to, those of Cision shareholders generally. These interests may create potential conflicts of interest. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger and in reaching its determination that the transactions are in the best interests of the Company, and its decision to recommend that shareholders authorize the merger agreement, the plan of merger and the Transactions. These material interests are summarized below.

•

the receipt of payments and benefits by executive officers under individual employment arrangements that were in place prior to the execution of the merger agreement upon certain types of terminations of employment that may occur in connection with the merger;

•

the accelerated vesting of certain Cision equity awards upon the closing of the merger, and the conversion of certain Cision equity awards into deferred cash awards upon the effective time consistent with the terms of the merger agreement; and

•	continued indemnification rights in favor of directors and officers of the Company.

QUESTIONS AND ANSWERS ABOUT THE MERGER, THE PLAN OF MERGER AND THE SPECIAL MEETING

The following questions and answers address briefly some questions you may have regarding the merger agreement, the merger, the plan of merger and the special meeting. These questions and answers may not address all questions that may be important to you as a holder of Cision ordinary shares. For important additional information, please refer to the more detailed discussion contained elsewhere or incorporated by reference into this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.

Q:    Why am I receiving these proxy materials?

A:    You are receiving this proxy statement and proxy card in connection with the solicitation of proxies by the Board because you were a shareholder of Cision as of [●], 20[●], the record date for the special meeting which is being held in connection with the proposed merger. To complete the merger, shareholders representing at least two-thirds of Cision ordinary shares present and voting in person or by proxy at the special meeting must vote to approve the merger proposal. A copy of the merger agreement is attached as Annex A to this proxy statement, and a copy of the plan of merger is attached as Annex B to this proxy statement. The merger agreement calls for the plan of merger and other documents required under the CICL to effect the merger with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the CICL. The Company will submit the merger proposal to its shareholders for approval at the special meeting described in this proxy statement. For more information, please read the section entitled “The Special Meeting” beginning on page 20 of this proxy statement. You are also being asked to vote to approve the advisory and non-binding proposal by ordinary resolution on specified compensation that may become payable to the Company’s named executive officers in connection with the merger and the proposal by ordinary resolution to approve one or more adjournments of the special meeting if determined necessary by the chairman in certain circumstances to the extent permitted by the merger agreement and the amended and restated memorandum and articles of association of the Company.

This proxy statement, which you should read carefully, contains important information about the merger, the merger agreement and the special meeting and the matters to be voted on thereat. The enclosed materials allow you to submit a proxy to vote your Cision ordinary shares without attending the special meeting and to ensure that your Cision ordinary shares are represented and voted at the special meeting.

Your vote is very important. Even if you plan to attend the special meeting, we encourage you to submit a proxy as soon as possible.

Q:    What is the proposed transaction?

A:    The proposed transaction is the acquisition of the Company by Parent pursuant to the merger agreement. If the merger proposal is approved by Cision shareholders and the other closing conditions under the merger agreement have been satisfied or waived, subject to the terms and conditions of the merger agreement, Merger Sub, a wholly-owned subsidiary of Parent, will be merged with and into the Company. The Company will be the Surviving Company in the merger and will continue as a wholly-owned subsidiary of Parent.

Q:    What will happen to the Company generally as a result of the merger?

A:    If the merger is completed, the Company will cease to be an independent public company and will be wholly-owned by Parent. As a result, you will no longer have any ownership interest in the Company. Upon closing of the merger, Cision ordinary shares will no longer be listed on any stock exchange or quotation system, including the NYSE. In addition, following the closing of the merger, the registration of Cision ordinary shares and the Company’s reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated.

Q:    What will happen to my Cision ordinary shares as a result of the merger?

A:    If the merger is completed, each Cision ordinary share that you hold immediately prior to the effective time will be cancelled and exchanged into the right to receive $10.00 in cash, without interest and subject to any applicable withholding taxes. This does not apply to Cision ordinary shares held by any Cision shareholders who are entitled to and who have properly demanded and perfected their dissention rights in accordance with Section 238 of the CICL as more fully described in the section entitled “Dissenting Shareholder Rights under the Companies Law (2018 Revision) of the Cayman Islands” beginning on page 111 of this proxy statement.

Q:    When is the merger expected to be completed?

A:    We currently expect the merger to be completed by the end of the first quarter of 2020. However, the merger is subject to various closing conditions, including Cision shareholder and regulatory approvals, and it is possible that the failure to timely meet these closing conditions or other factors outside of the Company’s control could delay the closing of the merger. The Company cannot assure you that it will complete the merger on this schedule or at all.

Q:    When and where will the special meeting be held?

A:    The special meeting will be held on [●], 20[●] starting at [●], Eastern Standard Time, at [●].

Q:    What are the proposals that will be voted on at the special meeting?

A:    You will be asked to consider and vote upon (1) the merger proposal, (2) the proposal by ordinary resolution to approve, on an advisory and non-binding basis, specified compensation that may become payable to the Company’s named executive officers in connection with the merger and (3) the proposal by ordinary resolution to approve one or more adjournments of the special meeting, if determined necessary by the chairman in certain circumstances to the extent permitted by the merger agreement and the amended and restated memorandum and articles of association of the Company.

Q:    How does the Board recommend that I vote on the proposals?

A:    The Board unanimously determined that the Transactions are in the best interests of the Company. Thus, the Board unanimously recommends that you vote “FOR” the merger proposal. For more information, read the section entitled “The Merger—Recommendation of the Cision Board of Directors” beginning on page 43 of this proxy statement. The Board also unanimously recommends that you vote “FOR” the advisory and non-binding proposal by ordinary resolution on specified compensation that may become payable to the Company’s named executive officers in connection with the merger and “FOR” the proposal by ordinary resolution to adjourn the special meeting if determined necessary by the chairman in certain circumstances to the extent permitted by the merger agreement and the amended and restated memorandum and articles of association of the Company.

Q:    What happens if the merger is not completed for any reason?

A:    If the merger is not completed for any reason, Cision shareholders will not receive any payment for their Cision ordinary shares in connection with the merger. Instead, the Company will remain a stand-alone public company, and Cision ordinary shares will continue to be listed and traded on the NYSE. Under specified circumstances, the Company may be required to pay Parent a termination fee, as described under “The Merger Agreement—Termination Fees and Expenses” beginning on page 107 of this proxy statement.

Q:    What will happen if shareholders do not approve the advisory and non-binding proposal by ordinary resolution on executive compensation that may become payable to the Company’s named executive officers in connection with the merger?

A:    The approval of the advisory and non-binding proposal by ordinary resolution on executive compensation that may become payable to the Company’s named executive officers in connection with the merger is not a condition to the closing of the merger. The vote on this proposal by ordinary resolution is an advisory vote and will not be binding on the Company or Parent. If the merger proposal is approved by the shareholders and completed, the merger-related compensation may be paid to the Company’s named executive officers even if shareholders do not approve this proposal by ordinary resolution.

Q:    Who is entitled to attend and vote at the special meeting?

A:    The record date for the special meeting is [●], 20[●]. If you are the record owner of Cision ordinary shares as of the close of business on the record date, you are entitled to notice of, and to vote at, the special meeting or any adjournment of the special meeting. As of the record date, there were approximately [●] Cision ordinary shares issued and outstanding held collectively by approximately [●] shareholders of record. If your Cision ordinary shares are held through a brokerage firm, bank or other nominee, you must obtain and present a proxy from your brokerage firm, bank or other nominee in order to attend and vote your Cision ordinary shares in person at the special meeting.

Q:    What is the vote required to authorize the merger agreement, the plan of merger and the Transactions?

A:    Under Cayman law, shareholders representing at least two-thirds of the Cision ordinary shares present and voting in person or by proxy at the special meeting must affirmatively vote “FOR” the merger proposal.

Q:    Are there any shareholders who have already committed to vote in favor of the merger?

A:    Yes. The GTCR Shareholders, which held approximately 34% of the outstanding Cision ordinary shares as of November 6, 2019, executed the Voting Agreement with Parent, pursuant to which they agreed, among other things and subject to certain limitations, to vote the GTCR Shareholder Securities in favor of the merger proposal. See “The Merger—Voting Agreement,” on page 82, for additional information.

Q:    How are votes counted?

A:    Votes will be counted by the inspector of election appointed by the Company for the special meeting. For the merger proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN.” If you abstain from voting, fail to submit a proxy, or if you hold your Cision ordinary shares through brokerage firm, bank or other nominee and fail to give voting instructions to your brokerage firm, bank or other nominee, it will have no effect on the outcome of the merger proposal.

The approval of the advisory and non-binding proposal by ordinary resolution on specified compensation that may become payable to the Company’s named executive officers in connection with the merger and the approval of the proposal by ordinary resolution to adjourn the special meeting if determined necessary by the chairman in certain circumstances to the extent permitted by the merger agreement and the amended and restated memorandum and articles of association of the Company, require the affirmative vote by the holders of at least a simple majority of the Cision ordinary shares present and voting in person or represented by proxy at the special meeting. If you fail to attend the special meeting in person or by proxy, or if you hold your Cision ordinary shares through a brokerage firm, bank or other nominee, and fail to give voting instructions to your brokerage firm, bank or other nominee, it will have no effect on the outcome of any vote to approve the advisory and non-binding proposal by ordinary resolution on specified compensation that may become payable to the Company’s named executive officers in connection with the merger or the proposal by ordinary resolution to adjourn the special meeting.

Q:    What is a quorum?

A:    A quorum will be present if holders of a simple majority of the Cision ordinary shares outstanding and entitled to vote are present in person or represented by proxy at the special meeting. If a quorum is not present at the special meeting, the special meeting may be adjourned from time to time until a quorum is obtained in accordance with the merger agreement and the Company’s amended and restated memorandum and articles of association.

If you mark, validly sign, date and return a proxy card (or otherwise properly submit a proxy over the Internet or by telephone) but abstain or fail to provide voting instructions on any of the proposals listed on the proxy card, your Cision ordinary shares will be counted for purpose of determining whether a quorum is present at the special meeting.

If your Cision ordinary shares are held through a brokerage firm, bank or other nominee and you do not obtain a proxy from your broker or other nominee and attend the special meeting in person or do not instruct the nominee how to vote your Cision ordinary shares, these Cision ordinary shares will not be voted at the special meeting, nor will they be counted for purposes of determining whether a quorum is present for the transaction of business at the special meeting.

Q:    What do I need to do now?

A:    After carefully reading and considering the information contained in this proxy statement, including the annexes and the other documents referred to in this proxy statement, please vote your Cision ordinary shares as described below. You have one vote for each Cision ordinary share you own as of the record date.

Q:    How do I vote if I am a shareholder of record?

A:    You may:

•	submit a proxy by telephone by calling the toll-free telephone number printed on your proxy card and following the telephone voting instructions printed;

•	submit a proxy over the Internet at the URL listed on your proxy card and following the Internet voting instructions;

•

submit a proxy by marking, validly signing and dating the enclosed proxy card and each additional proxy card you receive from the Company and returning each proxy card in its accompanying postage-paid envelope; or

•	vote your Cision ordinary shares in person by appearing and casting your vote at the special meeting.

If you are submitting a proxy by telephone or over the Internet, your voting instructions must be received by 11:59 p.m. New York City time on [●], 20[●].

Submitting a proxy by telephone over the Internet, or by mail will not prevent you from voting in person at the special meeting. You are encouraged to submit a proxy by telephone, over the Internet or by mail even if you plan to attend the special meeting in person, to ensure that your Cision ordinary shares are represented at the special meeting.

If you return a properly signed and dated proxy card but do not mark the box showing how you wish to have your Cision ordinary shares voted, your Cision ordinary shares will be voted “FOR” the merger proposal, “FOR” the approval of the advisory and non-binding proposal by ordinary resolution on specified compensation that may become payable to the Company’s named executive officers in connection with the merger and “FOR” the proposal by ordinary resolution to adjourn the special meeting, if determined necessary by the chairman in certain circumstances to the extent permitted by the merger agreement and the amended and restated memorandum and articles of association of the Company. With respect to any other matter that properly comes before the special meeting, Cision ordinary shares represented by proxies received by the Company will be voted with respect to such matter in accordance with the judgment of the persons named in the proxies.

Q:    How do I vote if my Cision ordinary shares are held by my brokerage firm, bank or other nominee?

A:    If your Cision ordinary shares are held in a brokerage account or by another nominee, such as a bank or trust, then the brokerage firm, bank or other nominee is considered to be the shareholder of record with respect to those Cision ordinary shares. However, you still are considered to be the beneficial owner of those Cision ordinary shares, with your Cision ordinary shares being held in “street name.” “Street name” holders cannot vote their Cision ordinary shares directly and must instead instruct the brokerage firm, bank or other nominee how to vote their Cision ordinary shares. Your brokerage firm, bank or other nominee will only be permitted to vote your Cision ordinary shares for you at the special meeting if you instruct it how to vote. If you wish to vote your Cision ordinary shares held in “street name” in person at the special meeting, you must obtain, and present at the special meeting, a proxy from your brokerage firm, bank or other nominee authorizing you to vote such Cision ordinary shares at the special meeting. Failure to obtain a proxy from your brokerage firm, bank or other nominee authorizing you to vote at the special meeting and to instruct your brokerage firm, bank or other nominee how to vote your Cision ordinary shares will cause your shares to not count towards quorum at the special meeting, and if a quorum is present, will have no effect on the outcome of the merger proposal and have no effect on the outcome of any vote to approve the advisory and non-binding proposal by ordinary resolution on specified compensation that may become payable to the Company’s named executive officers in connection with the merger or the proposal by ordinary resolution to adjourn the special meeting, if determined necessary by the chairman in certain circumstances to the extent permitted by the merger agreement and the amended and restated memorandum and articles of association of the Company.

In addition, because any Cision ordinary shares you may hold in “street name” will be deemed to be held by a different shareholder than any Cision ordinary shares you hold of record, Cision ordinary shares held by such nominee will not be combined for voting purposes with Cision ordinary shares you hold of record. To be sure your Cision ordinary shares are represented and voted at the special meeting, you should instruct your brokerage firm, bank or other nominee on how to vote your Cision ordinary shares held in “street name.”

Q:    What does it mean if I receive more than one proxy?

A:    If you receive more than one proxy, it means that you hold Cision ordinary shares that are registered in more than one account. For example, if you own your Cision ordinary shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to mark, validly sign, date and return, a separate proxy card for those Cision ordinary shares because they are held in a different form of record ownership. Therefore, to ensure that all of your Cision ordinary shares are voted, you will need to mark, validly sign, date and return each proxy card you receive or submit a proxy by telephone or over the Internet for each proxy card you receive by using the different control number(s) on each proxy card.

Q:    May I change my vote or revoke my proxy after I have delivered my proxy?

A:    Yes. If you are a shareholder of record of Cision ordinary shares, you have the right to change or revoke your proxy before the vote is taken at the special meeting:

•	by delivering to the Company’s corporate secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must also vote in person at the special meeting);

•	by signing and delivering a new proxy relating to the same Cision ordinary shares and bearing a later date; or

•	by submitting a new proxy by telephone or over the Internet by 11:59 p.m. New York City time on [●], 20[●].

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

Cision Ltd.

130 E. Randolph Street, 7th Floor

Chicago, IL 60601

(312) 922-2400

Attention: Secretary

If you hold your Cision ordinary shares through a brokerage firm, a bank or other nominee, you should contact your brokerage firm, bank or other nominee to obtain instructions as to how to change or revoke your voting instructions.

Q:    What are the material U.S. federal income tax consequences of the merger to me?

A:    The receipt of cash in exchange for Cision ordinary shares pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. You will generally recognize gain or loss equal to the difference, if any, between the amount of cash you receive and the adjusted tax basis of your Cision ordinary shares. If you are a U.S. Holder (as defined in the section entitled “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 84 of this proxy statement), you will generally be subject to U.S. federal income tax on any gain recognized in connection with the merger. Under certain circumstances, the Company may be required to withhold a portion of your merger consideration under applicable tax laws. The tax consequences of the merger to you will depend on your particular circumstances, including but not limited to the application of federal non-income, state, local and non-U.S. tax laws. You should consult your own tax advisors to determine how the merger will affect you. For a more detailed summary of the tax consequences of the merger, see “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 84 of this proxy statement.

Q:    Am I entitled to dissenter rights?

A:    Under Cayman Islands law, if the merger is completed, Cision shareholders who provided written objection to the merger before the taking of the vote at the special meeting to authorize the merger agreement, the plan of merger and the Transactions and who thereafter perfect and do not withdraw their dissent will have the right to be paid the fair value of their shares as ultimately determined by the Grand Court of the Cayman Islands, provided that they comply with all of the requirements of the Companies Law (2018 Revision) of the Cayman Islands (the “CICL”) as described in the section entitled “Dissenting Shareholder Rights under the Companies Law (2018 Revision) of the Cayman Islands” beginning on page 111 of this proxy statement. This fair value amount could be more than, the same as or less than the per share merger consideration of $10.00 per share payable pursuant to the terms of the merger agreement. Dissenters’ rights are available only to registered holders of shares. A copy of the full text of Section 238 is attached as Annex F to this proxy statement.

These procedures are complex and you should consult your Cayman Islands legal counsel if you are considering exercising such rights. If you do not fully and precisely satisfy the procedural requirements of the CICL, you will lose your right to dissent.

Q:    Should I send in my share certificates or other evidence of ownership now?

A:    No. If the merger is completed, you will be sent a letter of transmittal with detailed written instructions for surrendering and exchanging your Cision ordinary shares for the merger consideration. If your Cision ordinary shares are held through a brokerage firm, bank or other nominee, you will receive instructions from your brokerage firm, bank or other nominee as to how to effect the surrender of your Cision ordinary shares in exchange for the merger consideration. PLEASE DO NOT SEND IN YOUR SHARE CERTIFICATES AT THIS TIME.

Q:    What happens if I sell my Cision ordinary shares before the special meeting?

A:    The record date for shareholders entitled to vote at the special meeting is earlier than the date of the special meeting and the expected closing date of the merger. If you transfer your Cision ordinary shares after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transferred your Cision ordinary shares.

In addition, if you sell your Cision ordinary shares prior to the special meeting or prior to the effective time, you will not be eligible to exercise dissenter rights with respect to those Cision ordinary shares in respect of the merger. For a more detailed discussion of dissenter rights and the requirements for perfecting your dissenter rights, see “Dissenting Shareholder Rights under the Companies Law (2018 Revision) of the Cayman Islands” beginning on page 111 and Annex F of this proxy statement.

Q:    What is householding and how does it affect me?

A:    The Securities and Exchange Commission (the “SEC”) permits companies to send a single set of proxy materials to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if the applicable shareholder provides advance notice and follows certain procedures.

In such cases, each shareholder continues to receive a separate notice of the special meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of Cision ordinary shares held through such firms. If your family has multiple accounts holding Cision ordinary shares, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies. See “Householding” on page 116 of this proxy statement.

Q:    Who can answer further questions?

A:    For additional questions about the merger, assistance in submitting proxies or voting Cision ordinary shares, or to request additional copies of the proxy statement or the enclosed proxy card, please contact the Company’s proxy solicitor at:

48 Wall Street

New York, New York 10005

Shareholders Call Toll Free: (866) 342-2676

All Others Call Collect: (212) 269-5550

E-mail: CISN@dfking.com

If your Cision ordinary shares are held through a brokerage firm, bank or other nominee, you should also call your brokerage firm, bank or other nominee for additional information.

CAUTIONARY FACTORS REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents incorporated by reference in this proxy statement, include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this proxy statement are forward-looking statements. Forward-looking statements discuss the Company’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “outlook,” “plan,” “potential,” “project,” “projection,” “propose,” “seek,” “can,” “could,” “may,” “should,” “would,” “will,” the negatives thereof and other words and terms of similar meaning.

Forward-looking statements are inherently subject to risks, uncertainties and assumptions; they are not guarantees of performance. You should not place undue reliance on these statements. The Company has based these forward-looking statements on its current expectations and projections about future events. Although the Company believes that its assumptions made in connection with the forward-looking statements are reasonable, it cannot assure you that the assumptions and expectations will prove to be correct; and no assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements. You should understand that the following important factors, in addition to those discussed in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2019, June 30, 2019 and September 30, 2019 and matters described or incorporated by reference in this proxy statement, could affect the Company’s future results and could cause those results or other outcomes to differ materially from those expressed or implied in its forward-looking statements:

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement by either party by either party or result in negative consequences to Cision or Cision shareholders;

•

the Company’s failure to obtain the required vote of its shareholders to authorize the merger agreement, the plan of merger and the Transactions, the parties’ failure to obtain any regulatory approval, the prohibition of consummating the merger by a court or other governmental authority or the failure to satisfy any of the other closing conditions to the merger, and any delays in connection with the foregoing;

•

Parent’s failure to obtain the necessary financing arrangements set forth in the debt commitment letter and equity commitment letter delivered pursuant to the merger agreement or have the required amount of cash available at closing;

•	the risk that the merger agreement may be terminated in circumstances that require the Company to pay Parent a termination fee;

•	the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of the Company’s ordinary shares;

•

the fact that, if the merger is completed, shareholders will forgo the opportunity to realize the potential long-term value of the successful execution of the Company’s current strategy as an independent company;

•

the effect of the announcement or pendency of the proposed transaction, including on the Company’s share price, to hire key personnel and on the Company’s business relationships, operating results and business generally;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the proposed transaction;

•	risks related to diverting management’s attention from the Company’s ongoing business operations;

•	the outcome of any legal proceedings that may be instituted against the Company related to the merger agreement or the proposed transaction;

•	unexpected costs, charges or expenses resulting from the proposed transaction;

•	risks related to the requirements under the merger agreement to operate in the ordinary course of business and refrain from taking certain actions with respect to business and financial affairs;

•

risks related to the influence on the decisions of the Company’s directors and executive officers regarding support for the merger based upon interests different from shareholders (including, for example, accelerated vesting and payment for certain share-based incentive awards). See “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” on page 71 of this proxy statement; and

•	other risks described in the Company’s filings with the SEC, such as its Annual Report on Form 10-K for the year ended December 31, 2018.

All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. In addition, all forward-looking statements speak only as of the date of this report. The Company undertakes no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise other than as required under the federal securities laws.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to Cision shareholders as part of the solicitation of proxies by the Company’s officers, directors and employees for use at the special meeting to be held on [●], 20[●] starting at [●], Eastern Standard Time, at [●], or at any adjournment thereof. The purpose of the special meeting is for Cision shareholders to consider and vote on the following proposals:

1.	a special resolution to authorize and approve the merger agreement, the plan of merger and the Transactions;

2.

an ordinary resolution to approve, on an advisory and non-binding basis, the payment of specified compensation that may become payable to the Company’s named executive officers in connection with the merger; and

3.

an ordinary resolution to approve the adjournment of the special meeting as directed by the chairman, if the chairman determines it necessary to adjourn the special meeting, as permitted by the merger agreement and the amended and restated memorandum and articles of association of the Company.

Cision shareholders must authorize the merger agreement, the plan of merger and the Transactions in order for the merger to occur. A copy of the merger agreement is attached as Annex A to this proxy statement, and a copy of the plan of merger is attached as Annex B to this proxy statement. The merger agreement calls for the plan of merger and other documents required under the CICL to effect the merger with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the CICL. You are urged to read each of the merger agreement and plan of merger carefully and in its entirety.

Record Date and Quorum

Our Board has fixed the close of business on [●], 20[●] as the record date for the purpose of determining the shareholders who are entitled to receive notice of and to vote at the special meeting. Only holders of record of Cision ordinary shares on the record date are entitled to receive notice of, and to vote at, the special meeting and at any adjournment of that meeting (unless the Board fixes a new record date for shareholders entitled to receive notice of, and to vote at, any adjournment of the special meeting in accordance with the merger agreement and the amended and restated memorandum and articles of association of the Company). As of the record date, there were [●] Cision ordinary shares outstanding and entitled to vote and [●] record holders of Cision ordinary shares. Each Cision ordinary share entitles its holder to one vote on all matters properly coming before the special meeting.

A simple majority of the outstanding Cision ordinary shares in issue, present in person or represented by proxy, constitutes a quorum for the purpose of considering the proposals. Cision ordinary shares held by shareholders present in person or represented by proxy at the special meeting but not voted, including Cision ordinary shares for which proxies have been duly executed, dated and received but for which shareholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. If a quorum fails to attend the special meeting, the chairman may adjourn the special meeting. See “—Adjournments” below.

Vote Required for Approval

You may vote “FOR” or “AGAINST”, or you may “ABSTAIN” from voting on, each proposal to be considered and voted on at the special meeting.

Consummation of the merger requires the authorization of the merger agreement, the plan of merger and the Transactions by the affirmative vote by the holders of at least two-thirds of the Cision ordinary shares present and voting in person or by proxy at the special meeting. If you attend the special meeting in person or by proxy and abstain from voting, it will have no effect on the outcome of this proposal by special resolution. If you fail to submit a proxy over the Internet, by telephone, by mail or otherwise fail to attend the special meeting and cast your vote in person or fail to give voting instructions to your brokerage firm, bank or other nominee, your shares will not count towards quorum at the special meeting, and if a quorum is present, will have no effect on the outcome of this proposal by special resolution.

The approval of the advisory and non-binding proposal by ordinary resolution on specified compensation that may become payable to the Company’s named executive officers in connection with the merger and the approval of the proposal by ordinary resolution to adjourn the special meeting if determined necessary by the chairman in certain circumstances to the extent permitted by the merger agreement and the amended and restated memorandum and articles of association of the Company, require the affirmative vote by the holders of at least a simple majority of the Cision ordinary shares present and voting in person or by proxy at the special meeting. If you attend the special meeting in person or by proxy and abstain from voting, it will have no effect on the outcome of any vote for the advisory and non-binding proposal by ordinary resolution on specified compensation payable to the Company’s named executive officers in connection with the merger and the proposal by ordinary resolution to adjourn the special meeting if determined necessary by the chairman in certain circumstances to the extent permitted by the merger agreement and the amended and restated memorandum and articles of association of the Company. If you fail to attend the special meeting in person or by proxy, or if your Cision ordinary shares are held through a brokerage firm, bank or other nominee, and you fail to give voting instructions to your brokerage firm, bank or other nominee, it will have no effect on the outcome of any vote to approve the advisory and non-binding proposal by ordinary resolution on specified compensation that may become payable to the Company’s named executive officers in connection with the merger or the proposal by ordinary resolution to adjourn the special meeting if determined necessary by the chairman in certain circumstances to the extent permitted by the merger agreement and the amended and restated memorandum and articles of association of the Company.

Voting Agreement

Concurrently with the execution and delivery of the merger agreement, Canyon Holdings and its general partner, GTCR, who collectively held approximately 34% of the outstanding Cision ordinary shares as of November 6, 2019, delivered to Parent the Voting Agreement, pursuant to which the GTCR Shareholders agreed to vote the GTCR Shareholder Securities in favor of the merger proposal. The form of the Voting Agreement is attached as Annex C to this proxy statement. See “The Merger—Voting Agreement” beginning on page 82 of this proxy.

Voting and Proxies

Holders of record of Cision ordinary shares may vote their Cision ordinary shares by attending the special meeting and voting their Cision ordinary shares in person. Alternatively, you may have your Cision ordinary shares voted in one of the following three ways, whether or not you plan to attend the special meeting:

•	by submitting a proxy by telephone by calling the toll-free telephone number on your proxy card and following the telephone voting instructions;

•	by submitting a proxy over the Internet at the URL provided on your proxy card and following the Internet voting instructions; or

•	by marking, signing and dating each proxy card you receive and returning it in its accompanying postage-paid envelope.

If you are submitting a proxy by telephone or over the Internet, your voting instructions must be received by 11:59 p.m. New York City time on [●], 20[●].

Submitting a proxy by telephone, over the Internet or by mail will not prevent you from voting in person at the special meeting. You are encouraged to submit a proxy by telephone, over the Internet or by mail, even if you plan to attend the special meeting, to ensure that your Cision ordinary shares are represented at the special meeting.

All Cision ordinary shares represented by properly signed and dated proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder. If you return a properly signed and dated proxy card but do not mark the boxes showing how you wish to vote, your Cision ordinary shares will be voted “FOR” the merger proposal, “FOR” the approval of the proposal by ordinary resolution, on an advisory and non-binding basis, of specified compensation that may become payable to the Company’s named executive officers in connection with the merger and “FOR” the approval of the proposal by ordinary resolution to adjourn the special meeting if determined necessary by the chairman in certain circumstances to the extent permitted by the merger agreement and the amended and restated memorandum and articles of association of the Company. With respect to any other matter that properly comes before the shareholders meeting, all Cision ordinary shares represented by proxies received by the Company will be voted with respect to such matter in accordance with the judgment of the persons named as in the proxies.

If your Cision ordinary shares are held in “street name,” you will receive instructions from your brokerage firm, bank or other nominee that you must follow in order to have your Cision ordinary shares voted. If you have not received such voting instructions or require further information regarding such voting instructions, contact your brokerage firm, bank or other nominee, as the case may be. Brokers who hold Cision ordinary shares in “street name” for a beneficial owner of those Cision ordinary shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from the beneficial owner. However, brokers are not allowed to vote with respect to the approval of matters that are “non-routine,” such as the merger proposal, without specific instructions from the beneficial owner. Broker non-votes, with respect to any proposal, are Cision ordinary shares held by a broker or other nominee present in person or represented at a meeting at which at least one “routine” proposal is presented, but with respect to which the broker or other nominee is not instructed by the beneficial owner of such Cision ordinary shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. Because all proposals for the special meeting are non-routine and non-discretionary, the Company anticipates that there will not be any broker non-votes in connection with any proposal. If your broker or other nominee holds your Cision ordinary shares in “street name,” your broker or other nominee will vote your Cision ordinary shares only if you provide instructions on how to vote. If your broker or other nominee holds your Cision ordinary shares in “street name” and you do not obtain a proxy from your broker or other nominee to vote such Cision ordinary shares at the special meeting and do not provide your broker or other nominee instructions on how to vote your Cision ordinary shares, your Cision ordinary shares will not count towards quorum at the special meeting and this will have no effect on the outcome of any vote to approve the merger proposal, approve the advisory and non-binding proposal by ordinary resolution on specified compensation that may become payable to the Company’s named executive officers in connection with the merger or the proposal by ordinary resolution to adjourn the special meeting. Please follow the directions on the voting instruction form sent to you by your brokerage firm, bank or other nominee with this proxy statement.

Revocation of Proxies

Proxies received by the Company before the vote being taken at the special meeting, which have not been revoked or superseded before being voted, will be voted at the special meeting. If you are a shareholder of record of Cision ordinary shares, you have the right to change or revoke your proxy before the vote is taken at the special meeting by taking any of the following actions:

•	delivering to the Company’s secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	attending the special meeting and voting your Cision ordinary shares in person (your attendance at the meeting will not, by itself, revoke your proxy; you must also vote in person at the meeting);

•	signing and delivering a new proxy, relating to the same Cision ordinary shares and bearing a date later than the date of the earlier proxy; or

•	submitting a new proxy over the Internet or by telephone prior to 11:59 p.m. New York City time on [●], 20[●].

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

Cision Ltd.

130 E. Randolph Street, 7th Floor

Chicago, IL 60601

(312) 922-2400

Attention: Secretary

If your Cision ordinary shares are held through a brokerage firm, bank or other nominee, you may change your voting instructions by submitting new voting instructions to your brokerage firm, bank or other nominee in accordance with the instructions provided by your brokerage firm, bank or other nominee. You must contact your nominee to obtain instructions as to how to change or revoke your prior voting instructions.

Adjournments

The Company is submitting a proposal for consideration at the special meeting that, if the chairman determines it necessary to adjourn the special meeting, as permitted by the merger agreement and the amended and restated memorandum and articles of association of the Company, the meeting be adjourned as directed by the chairman (the “adjournment proposal”). Even though a quorum may be present at the special meeting, it is possible that the Company may not have received proxies representing a sufficient number of votes to authorize the merger agreement, the plan of merger and the Transactions by the time of the special meeting. In that event, the Company would expect to adjourn the special meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the special meeting as directed by the chairman, if the chairman determines it necessary to adjourn the special meeting, as permitted by the merger agreement and the amended and restated memorandum and articles of association of the Company. Any other adjournment of the special meeting, including an adjournment required because of the absence of a quorum, would be voted upon pursuant to the discretionary authority granted by the proxies and by those present and voting in person or by proxy at the special meeting. Cision retains full authority to the extent set forth in its amended and restated memorandum and articles of association and Cayman Islands law to adjourn the special meeting (at which a quorum is present) for any other purpose with the consent of the special meeting.

The approval of the adjournment proposal, if necessary and to the extent permitted by the merger agreement and the amended and restated memorandum and articles of association of the Company, will require the affirmative vote of the holders of at least a simple majority of the Cision ordinary shares present and voting in person or by proxy at the special meeting. If you attend the special meeting in person or by proxy and abstain from voting, it will have no effect on the proposal to adjourn the special meeting. If you fail to attend the special meeting in person or by proxy, or if you hold your Cision ordinary shares through a brokerage firm, bank or other nominee, and fail to give voting instructions to your brokerage firm, bank or other nominee, it will have no effect on the adjournment proposal.

The Board unanimously recommends that you vote “FOR” the adjournment proposal. Properly executed proxies will be voted “FOR” the adjournment proposal, unless otherwise noted on the proxies. If the special meeting is adjourned and the time and place of the reconvened meeting are announced at the meeting at which the adjournment is taken, the Company is not required to give notice of the time and place of the adjourned meeting unless the adjournment is for more than 30 days or the Board fixes a new record date for determining shareholders entitled to receive notice of, or to vote at, the adjourned special meeting.

Solicitation of Proxies

The Board is soliciting your proxy, and the Company will bear the cost of soliciting proxies. The Company’s directors, officers and employees may solicit proxies on its behalf in person, by telephone, email or facsimile. These persons will not be paid additional remuneration for their efforts. The Company has also retained D.F. King & Co., Inc. (“D.F. King”) to assist in the solicitation of proxies at a fee estimated not to exceed $12,500, plus reasonable expenses. The Company will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of Cision ordinary shares that the brokers and fiduciaries hold of record. Upon request, the Company will reimburse them for their reasonable out-of-pocket expenses. The Company will pay all expenses of filing, printing and mailing this proxy statement, including solicitation expenses. The Company has also agreed to indemnify D.F. King against liabilities arising out of or relating to the rendering of services by D.F. King in connection with its proxy solicitation services.

Shareholder List

A list of Cision shareholders entitled to vote at the special meeting will be available for inspection at the Company’s principal executive offices located at 130 E. Randolph Street, 7th Floor, Chicago, IL 60601 at least ten days prior to the date of the special meeting and continuing through the special meeting for any purpose germane to the meeting. The list will also be available at the special meeting for inspection by any shareholder present at the meeting.

Questions and Additional Information

If you have questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact the Company’s proxy solicitor at:

48 Wall Street

New York, New York 10005

Shareholders Call Toll Free: (866) 342-2676

All Others Call Collect: (212) 269-5550

E-mail: CISN@dfking.com

PROPOSALS SUBMITTED TO CISION SHAREHOLDERS

Proposal 1. The Merger Proposal

(Item 1 on the Proxy Card)

The Company is asking its shareholders to consider and vote on a proposal by special resolution to authorize and approve the merger agreement, the plan of merger, and the Transactions. A copy of the merger agreement is attached as Annex A to this proxy statement, and a copy of the plan of merger is attached as Annex B to this proxy statement. You are urged to read each of the merger agreement and the plan of merger carefully and in its entirety.

For a summary and detailed information regarding this proposal, see the information about the merger agreement, the plan of merger and the Transactions throughout this proxy statement, including the information set forth in the sections entitled “The Merger” beginning on page 29 of this proxy statement and “The Merger Agreement” beginning on page 87 of this proxy statement.

The Board unanimously recommends that the Cision shareholders adopt the following proposal by special resolution:

“RESOLVED, that the shareholders of Cision Ltd. hereby authorize and approve the Agreement and Plan of Merger (the “merger agreement”) entered into on October 22, 2019, by and among the Company, MJ23 UK Acquisition Limited, a private company limited by shares incorporated in England and Wales (“Parent”), and Castle Merger Limited, a Cayman Islands exempted company with limited liability and a wholly-owned subsidiary of the Parent (“Merger Sub”), relating to the proposed acquisition of the Company by Parent and (b) the plan of merger required to be filed with the Cayman Islands Registrar of Companies, attached as an exhibit to the merger agreement (as it may be amended from time to time, the “plan of merger”), and (c) the transactions contemplated by the merger agreement and the plan of merger, including the merger of the Company and Merger Sub pursuant to the Companies Law (2018 Revision) of the Cayman Islands.”

Under Cayman Islands law, shareholders holding at least two-thirds of the outstanding Cision ordinary shares present and voting in person or by proxy at the special meeting must affirmatively vote for the plan of merger proposal in order for the Company to complete the merger. The Company’s amended and restated memorandum and articles of association require shareholders holding a simple majority of outstanding Cision ordinary shares in issue to be present in person or represented by proxy in order to establish the required quorum to transact business. If you attend the special meeting in person or by proxy and abstain from voting, it will have no effect on the outcome of this proposal by special resolution. If you fail to submit a proxy over the Internet, by telephone, by mail or otherwise fail to attend the special meeting and cast your vote in person or fail to give voting instructions to your brokerage firm, bank or other nominee, your shares will not count towards quorum at the special meeting, and if a quorum is present, will have no effect on the outcome of this proposal by special resolution.

The Board unanimously approved the merger, and determined that the merger is in the best interests of the Company and unanimously resolved to recommend that the Company’s shareholders authorize the merger agreement, the plan of merger and the Transactions. See “The Merger—Recommendation of the Cision Board of Directors” beginning on page 43 of this proxy statement.

The Board unanimously recommends that holders of Cision ordinary shares vote “FOR” the merger proposal.

Proposal 2. The Named Executive Officer Merger-Related Compensation Proposal

(Item 2 on the Proxy Card)

Pursuant to by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, the Company is required to submit a proposal to approve as an ordinary resolution, on an advisory and non-binding basis, the payment of specified compensation that may become payable to the Company’s named executive officers in connection with the merger. This proposal, commonly known as “say-on-golden parachutes” (the “named executive officer merger-related compensation proposal”), gives the Cision shareholders the opportunity to vote on an advisory and non-binding basis, on the compensation that the named executive officers may be entitled to receive from the Company that is based on or otherwise relates to the merger. This compensation is summarized in the table and the footnotes thereto under “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Golden Parachute Compensation” beginning on page 78 of this proxy statement.

The Board encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement.

The Board unanimously recommends that the Cision shareholders adopt the following proposal by ordinary resolution:

“RESOLVED, that the shareholders of Cision Ltd. hereby approve, on a non-binding, advisory basis, the compensation to be paid or become payable to its named executive officers that is based on or otherwise relates to the merger as disclosed in the Company’s proxy statement pursuant to Item 402(t) of Regulation S-K under the section titled “Golden Parachute Compensation” and the corresponding table and the footnotes thereto.”

The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote on the merger proposal. Accordingly, you may vote to approve the merger proposal and vote not to approve the named executive officer merger-related compensation proposal and vice versa. Because the vote on the named executive officer merger-related compensation proposal is advisory only, it will not be binding on either the Company or Parent. Accordingly, if the merger agreement, the plan of merger and the Transactions are authorized and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of the Cision shareholders.

The above proposal approving, on an advisory and non-binding basis, the payment of specified compensation that may become payable to the Company’s named executive officers in connection with the merger will require the affirmative vote by the holders of at least a simple majority of the Cision ordinary shares present and voting in person or by proxy at the special meeting. If you attend the special meeting in person or by proxy and abstain from voting, it will have no effect on the advisory and non-binding named executive officer merger-related compensation proposal. If you fail to attend the special meeting in person or by proxy, or if you hold your Cision ordinary shares through a brokerage firm, bank or other nominee, and fail to give voting instructions to your brokerage firm, bank or other nominee, it will have no effect on the outcome of any vote to approve the advisory and non-binding proposal on specified compensation that may become payable to the Company’s named executive officers in connection with the merger.

The Board unanimously recommends that holders of Cision ordinary shares vote “FOR” the named executive officer merger-related compensation proposal.

Proposal 3. The Adjournment Proposal

(Item 3 on the Proxy Card)

The Company is asking its shareholders to approve by ordinary resolution, if the chairman determines it necessary to adjourn the special meeting, as permitted by the merger agreement and the amended and restated memorandum and articles of association of the Company. If the Cision shareholders approve the adjournment proposal, the Company could adjourn the special meeting, and any adjourned session of the special meeting.

The Board unanimously recommends that the Cision shareholders adopt the following proposal by ordinary resolution:

“RESOLVED, that if the chairman determines it necessary to adjourn the special meeting, as permitted by the merger agreement and the amended and restated memorandum and articles of association of the Company, the meeting be adjourned as directed by the chairman.”

If, at the special meeting, the number of Cision ordinary shares present and voting in person or by proxy and voting in favor of the merger proposal is not sufficient to approve that proposal, the Company may move to adjourn the special meeting in order to enable the Company’s directors, officers and employees to solicit additional proxies for the authorization of the merger agreement, the plan of merger and the Transactions. In that event, the Company will ask its shareholders to consider and vote only to approve the advisory and non-binding named executive officer merger-related compensation proposal compensation that may become payable to the Company’s named executive officers in connection with the merger and the adjournment proposal, and not the merger proposal. Approval of this resolution would also permit the chairman to adjourn the special meeting for other reasons, as determined necessary by the chairman, to the extent permitted by the merger agreement and the amended and restated memorandum and articles of association of the Company. The approval of adjournment proposal, if the chairman determines it necessary to adjourn the special meeting, as permitted by the merger agreement and the amended and restated memorandum and articles of association of the Company, requires the affirmative vote by the holders of at least a simple majority of the Cision ordinary shares present and voting in person or by proxy at the special meeting. If you attend the special meeting in person or by proxy and abstain from voting, but it will have no effect on the outcome of the proposal to adjourn the special meeting.

The adjournment proposal relates only to an adjournment of the special meeting if the chairman determines it necessary to adjourn the special meeting, as permitted by the merger agreement and the amended and restated memorandum and articles of association of the Company. The Company retains full authority, to the extent set forth in its amended and restated memorandum and articles of association and Cayman Islands law, to adjourn the special meeting (at which a quorum is present) for any other purpose with the consent of the special meeting.

The Board unanimously recommends that holders of Cision ordinary shares vote “FOR” the adjournment proposal.

THE COMPANIES

Cision Ltd. Cision is a leading global provider of earned media software and services to public relations and marketing communications professionals. Cision’s software allows users to identify key influencers, craft and distribute strategic content, and measure meaningful impact. Cision has over 4,800 employees with offices in 22 countries throughout the Americas, EMEA, and APAC. Cision’s ordinary shares are listed on the NYSE under the symbol “CISN.”

Cision Ltd.

Attention: Secretary

130 E. Randolph St., 7th Floor

Chicago, IL 60601

MJ23 UK Acquisition Limited. Parent is a private company limited by shares incorporated in England and Wales. Parent is indirectly controlled by certain private equity investment funds advised by Platinum.

MJ23 UK Acquisition Limited

c/o Platinum Equity Advisors, LLC

360 North Crescent Drive, South Building

Beverly Hills, CA 90210

(310) 712-1850

Castle Merger Limited. Merger Sub is a Cayman Islands exempted company with limited liability and a wholly owned subsidiary of Parent. Merger Sub was formed by Parent solely for the purpose of entering into the merger agreement and, subject to the terms and conditions thereof, completing the transactions contemplated thereby and the related financing transactions. Upon consummation of the merger, Merger Sub will cease to exist, and Cision will continue as the Surviving Company and as a wholly-owned subsidiary of Parent.

Castle Merger Limited

c/o Platinum Equity Advisors, LLC

360 North Crescent Drive, South Building

Beverly Hills, CA 90210

(310) 712-1850

THE MERGER

Background of the Merger

As a matter of course and in their ongoing focus on enhancing shareholder value, the Board and the Company’s management (“Management”), at times with the assistance of outside advisors, have regularly reviewed and evaluated the Company’s business plan and long-term strategy, including the review of a variety of strategic alternatives to take into account the changing developments, trends, risks and conditions affecting the business and its industry generally. During the process leading up to the merger of Cision’s predecessor with Capitol Acquisition Corp. III in 2017 (such merger is referred to herein as the “SPAC Merger”), Management and the board of directors of Cision’s predecessor held discussions from time to time with financial sponsors to assess interest in an acquisition of Cision’s predecessor as an alternative to the SPAC Merger.

Prior to and since the Company’s public listing on the NYSE in June 2017, as a result of the SPAC Merger, Cision has evaluated its business operations and pursued acquisition opportunities to advance its long-term strategic goals and enhance shareholder value and has completed and integrated a number of such acquisitions. Cision has also, from time to time, considered whether to divest certain of its businesses. In connection with these activities, the Board and Management received inquiries from time to time regarding the possible acquisition of the Company or other strategic alternatives involving the Company’s businesses. Other than as described above and below, since the completion of the SPAC Merger, none of these inquires or prior discussions progressed beyond a preliminary phase.

Beginning in September 2018, as a result of the periodic informal inquiries described in the foregoing paragraph, Mark Anderson, the chairman of the Board, engaged in several informal discussions with representatives of Deutsche Bank Securities Inc. (“Deutsche Bank”) regarding outreach Management had received from potential financial sponsor and strategic buyers. Mr. Anderson contacted representatives of Deutsche Bank in order to facilitate discussions between potential bidders and Mr. Akeroyd and to evaluate any interest received from third parties.

From September through December 2018, Mr. Akeroyd attended several meetings facilitated, at the Board’s direction, by representatives of Deutsche Bank with potential financial sponsor acquirers. The purpose of these informal meetings was to solicit feedback from the participants with respect to their potential interest in participating in a strategic transaction process involving the Company.

On December 11, 2018, certain members of the Board, including Mr. Anderson, at the request of certain members of the Board, received a presentation from representatives of Deutsche Bank regarding the possibility and prospects of the Company engaging in a strategic transaction process. Deutsche Bank’s presentation, at the direction of the Board, included an overall market assessment, analysis of potential participants in any potential strategic transaction process and viewpoints on the likelihood and benefits of a strategic transaction. The members of the Board and Management who were present at the meeting engaged in extensive discussion regarding Deutsche Bank’s presentation. Ultimately, Mr. Anderson and the other Board members were of the view that the Board should not engage in a formal strategic transaction process at that time, but that representatives of Deutsche Bank should continue its informal outreach so that the Board could continue to evaluate whether a formal strategic transaction process would be in the best interest of the Company.

At a meeting of the Board on December 17, 2018, Mr. Anderson informed members of the Board not present at the December 11th meeting of its contents. The Board unanimously determined to direct representatives of Deutsche Bank to continue its informal outreach to third parties who might be interested in engaging in a strategic transaction process.

During January and February 2019, Management prepared presentation materials which would be used in connection with the outreach to third parties.

Between February 19, 2019 and February 28, 2019, at the Board’s direction, representatives of Deutsche Bank contacted 14 financial sponsors and three strategic parties to gauge their interest in a potential strategic transaction to acquire Cision. The financial sponsors selected were perceived as possessing adequate financial capacity to consummate a strategic transaction without the need for co-bidders and were all familiar with the industries in which the Company operates. The strategic parties contacted all had existing commercial relationships with the Company, were familiar with its business and had potential synergy opportunities. Deutsche Bank’s initial outreach resulted in the execution of confidentiality agreements with eight financial sponsors, including four financial sponsors referred to herein as Parties A, B, C and E. The form confidentiality agreements provided to all interested parties throughout the informal (and later formal) strategic transaction process contained customary standstill obligations and prohibited the counterparties from (i) requesting a waiver of the standstill provisions, but expressly permitted such counterparty to submit confidential proposals for consideration by the Board, (ii) having discussions with any potential co-bidder in connection with a potential acquisition of the Company, (iii) contacting any potential sources of debt financing for a potential acquisition of the Company, or (iv) entering into any exclusive financing arrangements, in each case, without the prior consent of the Company. Between March 5, 2019 and March 22, 2019, Management participated in presentations with the eight financial sponsors that signed a confidentiality agreement with the Company, including a presentation with Party A on March 5, 2019 and with Party B on March 6, 2019. These presentations involved a discussion of the Company’s business, an overview of the industries in which the Company operates, an introduction to Management and selected historical financial information. Representatives of Deutsche Bank also attended these presentations at the request of the Board. Presentation materials were provided to parties in advance. During that same time, Management prepared responses to preliminary diligence inquiries from various parties who had executed confidentiality agreements with Cision. At the direction of the Board, neither at these presentations nor at any other time prior to signing the Merger Agreement were there any discussions by Management with any interested party participating in the sale process regarding the terms of any post-closing employment or post-closing equity participation for Management in the surviving company in connection with a potential strategic transaction.

On March 4, 2019, a news story was published, citing unnamed sources, reporting that Cision was discussing a possible sale with financial sponsors. Over the next several weeks, representatives of Deutsche Bank received inbound inquiries from three financial sponsor parties, including the financial sponsor party referred to herein as Party D and a financial sponsor referred to herein as Party G, which were communicated to the Board. The Board and Management determined not to pursue discussions with Party D at that time due to concerns that a strategic transaction with Party D could present significant regulatory challenges as a result of various of its portfolio holdings.

On March 20, 2019, Party A and Party B, each separately submitted written indications of interest to acquire Cision at a purchase price of $16.00 per ordinary share. On that same date, representatives of Deutsche Bank also received a verbal indication of interest from Party C with respect to an acquisition of Cision at a purchase price of $14.00 per ordinary share. Around the same date, 13 of the 14 other parties contacted at the direction of the Board by representatives of Deutsche Bank (i.e., other than Party A, Party B and Party C) indicated that they were not interested in pursuing a potential transaction with Cision at the time, citing, among other reasons, concerns over the Company’s ability to accelerate organic growth, the decreasing likelihood that the Company would be able to source accretive M&A transactions going forward and the potential for disruption from established and emerging competitors. The only other remaining interested party, a financial sponsor, indicated that it needed to perform additional due diligence on the Company before submitting a bid.

In late March 2019, in connection with assessing whether to conduct a formal strategic transaction process, the Board discussed a desire to interview selected financial advisors in addition to Deutsche Bank. Based on, among other things, their reputation, experience and familiarity with Cision’s business and industry, each of Centerview Partners LLC (“Centerview”) and Rothschild & Co US Inc. (“Rothschild & Co”) and a third additional potential financial advisor were invited to discuss with the Board their respective qualifications and views on a strategic alternatives review process.

On March 27, 2019, the Board held a meeting attended by certain members of Management and Cision’s outside legal advisors, Kirkland & Ellis LLP (“Kirkland”) and Walkers (“Walkers”). At the meeting, Management provided the Board with an update on the informal outreach conducted at the direction of the Board by Deutsche Bank. Management noted that, of the 17 parties initially contacted (consisting of 14 financial sponsors and three strategic parties), eight participated in management meetings, resulting in the three written and/or oral indications of interest received from Party A, Party B and Party C. Subsequently, Kirkland and Walkers gave presentations to, and answered questions from, the Board relating to general legal considerations in connection with a potential strategic process undertaken by Cision, including applicable standards of review and guidance for decision-making when considering the exploration of a possible sale transaction, the Board’s fiduciary duties under applicable Cayman Islands Law attendant to addressing inbound inquiries and/or managing a strategic transaction process, should one be formalized, and the individual Board members’ responsibilities to disclose any potential conflicts to the Board so that the Board could address any such conflicts as necessary. The Board, together with Management and certain of its advisors, considered whether to proceed with a strategic transaction process that may culminate in a sale of the Company. The Board considered various approaches to strategic alternatives, as well as its fiduciary duties in connection with such activities. In particular, the Board focused on the potential distraction that a strategic transaction process could cause to Cision’s employees and management team, the benefit of a strategic transaction process to Cision’s shareholders and the Board’s desire to carefully manage, oversee and control any strategic transaction process in light of the meaningful interest conveyed by Party A, Party B and Party C. The Board was also concerned with balancing market rumors or other disruptions to Cision’s business given the Board’s then-current commitment to Cision’s standalone long-term plan. Following discussion, the Board concluded that it was in the best interest of Cision to move forward with a formal market check of interested parties in a strategic transaction process.

Following such presentations and discussions, in separate meetings, representatives of Centerview, Deutsche Bank, Rothschild & Co and a fourth potential financial advisor each gave presentations to the Board regarding their qualifications to serve as the Company’s financial advisor. The Board asked questions and considered the relative qualifications of the potential financial advisors with respect to each potential financial advisor’s reputation in the marketplace, experience with strategic transactions involving software and technology-based companies and overall familiarity with the media and public relations industries. In light of these considerations, the Board determined to engage Rothschild & Co as the lead financial advisor and Centerview and Deutsche Bank as co-advisors, in each case, subject to reviewing such advisors’ relationship disclosures and negotiation of mutually acceptable engagement and indemnification terms. The Board determined that Rothschild & Co would serve as the main point of contact for all bidders and that Deutsche Bank would transition all discussions with any potential bidders to Rothschild & Co and would no longer participate in outreach or discussions with potential parties regarding a potential transaction. The Board also requested that Rothschild & Co and Centerview be engaged to deliver fairness opinions to the Board, in the event that the terms of a transaction were finalized in the future. The Board then authorized certain of its financial advisors, together with Management, to continue their outreach to new and previously contacted interested parties.

Following the March 27th meeting, representatives of Rothschild & Co and Centerview, at the direction of the Board, contacted an additional 11 strategic parties and three financial sponsors selected on the basis that they had the sufficient financial capacity to consummate a transaction without the need for co-bidders. All of the parties contacted, other than a strategic party referred to herein as Party J, either declined to participate in a strategic transaction process or declined to engage in a strategic transaction process following the execution of a confidentiality agreement with the Company citing, among other reasons, the significant integration that needed to be done among the Company’s various business units, the Company’s decelerating growth rate and concerns over management’s ability to execute on the Company’s long-term financial plan. On April 3, 2019, Cision entered into a confidentiality agreement with Party J and on that same day Management participated in a meeting with Party J with respect to the Company’s business, an overview of the industries in which the Company operates, an introduction to Management and the presentation selected historical financial information. Representatives of Rothschild & Co also attended the meeting. During this time, the Board also instructed

Management to begin preparing financial projections with respect to the Company, to be presented to the Board at the next meeting.

On April 8, 2019, Party A and Party B were granted access to confidential information of Cision, including through Cision’s virtual data room, so that such parties could begin conducting preliminary due diligence on the Company. On April 10, 2019, representatives of Rothschild & Co contacted Party G, a financial sponsor which had previously registered inbound interest with representatives of Deutsche Bank following the release of the March 4th news article. Party G informed the representatives of Rothschild & Co that it would be interested in co-bidding with a financial sponsor referred to herein as Party H. On April 10 and 11, 2019, the Company entered into confidentiality agreements with each of Party G and Party H.

Between April 11, 2019 and April 15, 2019, Management held meetings with Party A, Party B, Party G and Party H. At these meetings, the parties were provided with presentation materials regarding the Company’s business, the industries in which it operates, the background and experience of Management and certain selected historical financial information.

On April 16, 2019, the Board held a meeting at which representatives of Kirkland, Rothschild & Co and Centerview were present to discuss the status of the strategic discussions. As an initial matter, a representative of Rothschild & Co, at the request of the Board, provided the Board with a general market update with respect to the trading price performance of the Company’s ordinary shares. A representative of Rothschild & Co then provided an overview of the outreach process to date, including that the Company had been informed by Party E and another financial sponsor contacted at the direction of the Board during Deutsche Bank’s initial outreach that, although both parties were potentially interested in a strategic transaction process, neither party would be interested in participating in a strategic transaction process at a premium to the Company’s then-current trading price, citing, among other concerns, that the Company’s ordinary shares were already fully-valued. Following Rothschild & Co’s update on the outreach process, Management presented its financial projections (the “April 2019 Projections”). The April 2019 Projections are further described in this proxy statement in the section captioned “Certain Unaudited Financial Projections.” Management provided a summary of the methodology and key assumptions used in order to generate the April 2019 Projections. The Board asked Management numerous pertinent questions with respect to Management’s presentation of the April 2019 Projections. After extensive discussion, the Board directed representatives of Rothschild & Co and Centerview to use the April 2019 Projections in their respective preliminary financial analyses. During an executive session at the conclusion of the April 16th meeting, Kirkland reiterated for the Board its fiduciary obligations in the context of continuing discussions with potential parties in a strategic transaction process as well as the importance of Management adhering to the guidelines prepared by Kirkland with respect to communications and discussions with potential bidders. Kirkland further summarized the engagement letter negotiations to date with each of the financial advisors and provided the Board with a written summary presentation of the key terms in the engagement letters. Kirkland also discussed the relationship disclosures provided by each of the financial advisors to the Board. The Board provided feedback to Kirkland on the terms of the engagement letters and directed Kirkland to finalize negotiations with the financial advisors with respect to their engagement letters. As a final matter of business, Kirkland discussed certain management guidelines circulated to Management with respect to communications and discussions with potential bidders. In particular, these guidelines instructed Management to refrain from discussions with potential bidders relating to compensation or employment matters with any potential bidders.

On April 26, 2019, the Board held a meeting at which representatives of Kirkland, Rothschild & Co and Centerview were present to discuss the status of the strategic discussions. At the request of the Board, a representative of Rothschild & Co provided an overview of discussions with Party A and Party B and informed the Board that both parties continued to demonstrate the most interest to date in the process, and Party A had inquired whether Rothschild & Co could identify any value-added partners that might be willing to team with Party A in order to enhance Party A’s final bid. The representative of Rothschild & Co also informed the Board that Party C had declined to pursue a potential strategic transaction with Cision at that time, citing, in their view, that the Company’s shares were already fully-valued and that Party C did not believe that the Company’s historical growth was indicative of its potential future growth. Kirkland then informed the Board that the engagement letter with Rothschild & Co had been finalized and executed by the Company. The Board and its advisors present at the meeting then discussed an illustrative timeline for a strategic transaction process and whether potential bidders should be instructed to comply with specific bid deadlines. After extensive discussion, the Board concluded not to adopt a fixed timeline for the process at that time in order to engage additional bidders and avoid undue pressure on the bidders already participating in the process, which could cause such bidders to withdraw.

On May 2, 2019, the Company entered into a confidentiality agreement with a financial sponsor referred to herein as Party I, which was first contacted, at the direction of the Board, by representatives of Rothschild & Co on April 25, 2019.

Throughout late April and early May, representatives of Cision and certain of Cision’s tax, financial and accounting advisors participated in due diligence meetings with Party A and its representatives, at the request of Party A. Management also held meetings with Party B, Party I and Party J. Representatives of Rothschild & Co also attended these meetings.

On May 3, 2019, the Board held a meeting at which representatives of Kirkland, Rothschild & Co and Centerview were present. At the request of the Board, a representative of Rothschild & Co provided the Board with an update on the strategic transaction process, and noted that Party I and Party J had become increasingly engaged in due diligence and discussions, but that neither party had indicated a potential purchase price or put forth a bid. Party I indicated an interest in serving as a source of equity financing to an eventual winning bidder but that it would not serve as the lead bidder for a strategic transaction with the Company. At the request of the Board, Rothschild & Co discussed the details of a proposed strategic transaction process letter, the form of which was presented to the Board. After extensive discussion among the Board and its advisors present at the meeting, the Board approved the form of the strategic transaction process letter but elected not to distribute the process letter to bidders at that time. At the request of the Board, representatives of Rothschild & Co and Centerview also presented their respective preliminary financial analyses with respect to the Company based on the April 2019 Projections. Kirkland also advised the Board that the engagement letter with Deutsche Bank had been finalized and executed by the Company on April 29th.

Following the May 3rd Board meeting, Mr. Anderson (in his capacity as chairman of the Board and with the approval of the other Board members), Management, and representatives of Kirkland, Rothschild & Co and Centerview finalized the strategic transaction process letter. Consistent with the timeline communicated to the Board, the process letter established a May 30, 2019 final bid deadline. On May 8, 2019, at the direction of the Board, representatives of Rothschild & Co distributed process letters to Party A, Party B, Party I and Party J, the only potential bidders who remained engaged in the strategic transaction process.

In early May, Party G and Party H informed representatives of Rothschild & Co that they were no longer interested in pursuing a strategic transaction with the Company citing, among other reasons, concerns over the Company’s ability to generate organic growth and the Company’s ability to integrate certain recently acquired businesses.

On May 10, 2019, the Board held a meeting at which representatives of Kirkland, Rothschild & Co and Centerview were present. At the request of the Board, a representative of Rothschild & Co provided the Board with an update on the status of discussions with potential bidders, noting that Party A and Party B continued to engage in due diligence. The representative of Rothschild & Co further noted that Party I and Party J continued to demonstrate interest in a strategic transaction although they had not indicated whether or not they would put forth a bid for the Company and that Party I continued to reiterate its desire to only serve as a source of equity financing to another bidder. The representative of Rothschild & Co then discussed a potential transaction process timeline and the speed at which potential bidders might be able to execute a transaction agreement. The representative of Rothschild & Co noted to the Board that while Party A was likely to meet the May 30th final bid deadline, Party B and Party J would likely require additional time. A representative of Kirkland then provided a detailed overview of the material terms of a proposed draft merger agreement to be provided to interested parties. After discussing these terms, the Board directed representatives of Rothschild & Co to distribute the bid draft merger agreement to potential bidders who had indicated that their diligence review was substantially complete and to instruct the bidders to deliver a mark-up of the merger agreement no later than May 23, 2019. The Board and its advisors present at the meeting then discussed whether to share the April 2019 Projections prepared by Management. After extensive discussion among the Board and its advisors, the Board determined that it was not in the best interests of the strategic transaction process to share the April 2019 Projections at that time.

On May 11, 2019, at the direction of the Board, a representative of Rothschild & Co distributed a draft of the merger agreement to Party A. At the direction of the Board, representatives of Rothschild & Co did not distribute a draft of the merger agreement to Party B or Party J due to the Board’s concerns that pressing either party on timing could result in their withdrawal from the strategic transaction process. At the direction of the Board, representatives of Rothschild & Co also did not distribute a draft of the merger agreement to Party I given its indication that it would only serve as a source of equity financing to the eventual winning bidder.

On May 14, 2019, Party B informed representatives of Rothschild & Co that it did not intend to continue pursuing a strategic transaction with Cision, citing concerns over the Company’s ability to integrate its various businesses and recent acquisitions, the Company’s recent underperformance from a financial perspective and the Company’s inability to generate significant organic growth in the future.

Also on May 14, 2019, Cision executed an engagement letter confirming the engagement of Centerview as a financial advisor to the Board.

On May 16, 2019, Party J informed representatives of Rothschild & Co that it no longer was pursuing a transaction with Cision, citing concerns regarding the Company’s organic growth.

On May 23, 2019, Party A’s counsel submitted to representatives of Rothschild & Co a comment memorandum with respect to the draft merger agreement in lieu of a comprehensive markup of the merger agreement. On May 24, 2019, Kirkland provided the Board with a copy of the comment memorandum received from Party A’s counsel along with its viewpoint on each of the key issues raised in the comment memorandum. Kirkland noted that it would discuss the comment memorandum at the next meeting of the Board.

On May 30, 2019, the final bid deadline as set forth in the May 8th process letter, Party A, the sole party still pursuing a potential strategic transaction with the Company, requested an extension through June 3, 2019 in order to submit its final bid, which was granted by the Board.

On June 3, 2019, the Board held a meeting at which representatives of Kirkland, Rothschild & Co and Centerview were present. Prior to the meeting, representatives of Centerview sent to the Board a presentation covering observations on the April 2019 Projections, perspectives on Cision’s standalone outlook and potential value-enhancing alternatives. At the request of the Board, representatives of Rothschild & Co informed the Board that Party A had indicated to representatives of Rothschild & Co that it would not be submitting a bid or pursuing a strategic transaction with the Company, citing concerns that the Company’s historical growth would not continue into the future, a lack of organic growth opportunities and the significant time the Company would require in order to integrate its recent acquisitions. Representatives of Rothschild & Co further informed the Board that during the course of the prior weeks, all other potential bidders for the Company had elected not to pursue a strategic transaction with the Company. Representatives of Rothschild & Co informed the Board that Party A had indicated its determination was final and that it would not offer any price at which it would be willing to consummate a strategic transaction with the Company. Due to the lack of interest by any of the potential bidders in the strategic transaction process conducted through such date, the Board decided to suspend the formal strategic transaction process and focus on the Company’s standalone strategic plan.

Between March 20, 2019 (when the Company received indications of interest from Party A, Party B and Party C) and July 1, 2019, the Company’s stock price declined from $14.12 to $11.40 per ordinary share.

On July 1, 2019, Platinum contacted representatives of Deutsche Bank to discuss its interest in a potential strategic transaction. Representatives of Deutsche Bank directed Platinum to Mr. Anderson who then directed Platinum to contact representatives of Rothschild & Co. At the direction of the Board, representatives of Rothschild & Co informed Platinum on July 8, 2019, that the Board had not determined to re-engage in a formal strategic transaction process but that it would listen to Platinum’s potential interest.

Following the discussion with Platinum, representatives of Rothschild & Co contacted Mr. Anderson to determine whether the Board would be interested in receiving additional feedback from potential participants in a restarted strategic transaction process. Mr. Anderson, with the approval of the Board, directed representatives of Rothschild & Co to begin conducting informal outreach to determine whether sufficient interest existed in order to re-engage the transaction process, but that no confidential information should be shared at this time. Over the course of July, at the direction of the Board, representatives of Rothschild & Co contacted 13 financial sponsors (seven of which had been previously contacted during the initial strategic transaction process, including Party E and a financial sponsor referred to herein as Party F, which had previously been contacted by representatives of Deutsche Bank at the direction of the Board during the initial strategic transaction process), in addition to Platinum, and six strategic parties (none of which had been previously contacted). At the direction of the Board, representatives of Rothschild & Co informed the third parties that the Board was considering a potential strategic transaction process and that interested parties should submit indications of interest (based only on publicly available information) during the final week of July. Of the parties contacted, representatives of Rothschild & Co received feedback from one financial sponsor, referred to herein as Party K (who was not previously contacted during the initial strategic transaction process), and a financial sponsor, referred to herein as Party L that previously declined to participate in the strategic transaction process. Both parties cited the Company’s recent share price decline as motivation for their desire to potentially participate in a strategic transaction process.

On July 25, 2019 and July 26, 2019, Rothschild & Co received the following indications of interest:

•

From Platinum, to acquire Cision at a price of $12.50 per ordinary share. Platinum’s indication of interest was subject to completion of due diligence and obtaining debt financing. Platinum did not specify a timeline to signing a definitive merger agreement.

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From Party K, to acquire Cision for a price of $12.50 to $13.50 per ordinary share. Party K’s indication of interest was subject to completion of due diligence, obtaining debt financing and syndicating a portion of its equity commitment to its limited partners as co-investors. Party K noted it anticipated being prepared to sign a definitive merger agreement at the end of September.

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From Party L, to acquire Cision at a price of $13.00 to $14.00 per ordinary share. Party L’s indication of interest was subject to completion of due diligence and obtaining debt financing. Party L indicated it would be prepared to sign a definitive merger agreement in approximately six weeks.

On August 2, 2019, the Board held a meeting at which representatives of Rothschild & Co and Kirkland were present. A representative of Rothschild & Co informed the Board that, over the past several weeks, 19 parties, in addition to Platinum, were contacted at the direction of the Board with respect to participating in a potential strategic transaction process with the Company, 13 of which were financial sponsors and six of which were strategic parties. The representative of Rothschild & Co noted that Platinum, Party K and Party L had each submitted preliminary indications of interest and summarized each of the indications of interest, highlighting the financial consideration, timing and conditionality considerations noted above. The representative of Rothschild & Co also identified certain factors that had been raised by potential bidders as being particularly important to their willingness to engage in a renewed strategic transaction process, including timing of a potential transaction, management’s availability for diligence meetings and additional details regarding the Company’s data and integration. The representative of Rothschild & Co further informed the Board that (i) two financial sponsors, including a party referred to herein as Party M, had expressed an interest in serving as a source of equity financing to another bidder and (ii) four financial sponsors were continuing to evaluate a potential strategic transaction with Cision, including Party E and Party F. The representative of Rothschild & Co further noted that six financial sponsors (including five financial sponsors from the prior strategic transaction process that had been resurveyed) and five of the strategic parties that had been contacted elected not to participate in any potential strategic transaction process, citing continued concerns over the Company’s ability to generate organic growth and the ability to integrate prior acquisitions. Finally, at the request of the Board, the representative of Rothschild & Co provided the Board with an illustrative transaction timeline, including a proposed timeline for the preparation and presentation of updated financial projections from Management. The representative of Rothschild & Co noted that he did not believe that a formal transaction process timeline should be communicated to potential bidders at this time, given the concerns raised by the contacted parties that an expedited process timeline would dampen their interest. The Board asked questions throughout Rothschild & Co’s presentation and discussion, at the conclusion of which the Board authorized representatives of Rothschild & Co to formally re-commence the strategic transaction process by distributing confidentiality agreements to potential bidders, reopening the virtual data room and scheduling management meetings. The Board determined not to communicate a specific timeline for a strategic transaction process in order to permit representatives of Rothschild & Co to solicit as much interest from third parties as possible. The Board also directed Management to prepare updated financial projections.

On August 8, 2019, after market close, Cision announced its earnings for the three months ended June 30, 2019. The following day, the trading price of Cision Shares dropped approximately 32%, closing at $6.65 on August 9, 2019. Throughout August and September, at the request of the Board, representatives of Rothschild & Co continued to contact financial sponsors and strategic parties in order to assess their interest in participating in a potential strategic transaction process with the Company.

During the week of August 19, 2019, Management held meetings with Platinum, Party K, Party L and Party M. At these meetings, Management provided the parties with presentation materials and discussed an overview of the Company’s business, the Company’s current growth initiatives, the management team and its experience and selected financial highlights of the Company’s historical performance. On September 4, 2019, Management also held a meeting with Party F to review the materials. Representatives of Rothschild & Co also attended these meetings.

Between September 3, 2019 and September 4, 2019, Cision held in-person, financial diligence sessions with each of Platinum and Parties K, L and M, which were conducted at the request of each of the parties. Representatives of Rothschild & Co also attended these meetings. Also, on September 7, 2019, following entry into a confidentiality agreement with the Company, Platinum and Parties F, K, L and M were provided access to the virtual data room and received confidential information.

Between September 12, 2019 and September 19, 2019, Cision entered into confidentiality agreements and held meetings with a potential strategic acquirer, referred to herein as Party N, who was first contacted, at the direction of the Board, by representatives of Rothschild & Co on August 12, 2019, and two financial sponsors, referred to herein as Party O and Party P, respectively, who were first contacted, at the direction of the Board, by representatives of Rothschild & Co on September 3, 2019 and September 6, 2019, respectively. Representatives of Rothschild & Co attended these meetings. At these meetings, Management provided the parties with presentation materials and discussed an overview of the Company’s business, the Company’s current growth initiatives, the management team and its experience and selected financial highlights of the Company’s historical performance.

On September 19th, 2019, Party M notified representatives of Rothschild & Co that is was no longer pursuing a potential strategic transaction with Cision, citing concerns over the Company’s ability to generate organic growth and its ability to integrate its recently acquired businesses.

On September 23, 2019, the Board held a meeting at which certain members of Management and representatives of Rothschild & Co, Centerview and Kirkland were present. Prior to the meeting, Management prepared updated financial projections (for purposes of this section, “September 2019 Projections”). The September 2019 Projections are further described in this proxy statement in the section captioned “Certain Unaudited Financial Projections.” Management provided an overview of the key assumptions and updated financial information underlying the September 2019 Projections and how they differed from the April 2019 Projections, noting that the September 2019 Projections reflected, among other things, trade and economic headwinds experienced by the Company since April and a growth forecast that had been revised downward based on the Company’s recent performance. The Board engaged in a detailed discussion and asked questions on, among other items, the underlying inputs and assumptions in the September 2019 Projections. Following such discussion, the Board instructed representatives of Rothschild & Co to share the September 2019 Projections with potential bidders still engaged in the strategic transaction process who request to see financial projections and directed Rothschild & Co and Centerview to utilize the September 2019 Projections in their respective preliminary financial analyses. At the request of the Board, a representative of Rothschild & Co then presented an update with respect to the strategic transaction process to the Board, noting that since Rothschild’s initial outreach in July 2019, an additional 10 parties had been contacted (including Parties N, O and P and two financial sponsors that were previously contacted during the prior strategic process) and a total of 30 parties had been contacted since the Board determined to engage in the current strategic transaction process, 21 of which were not previously contacted during the prior strategic transaction process. Of the 30 parties contacted, seven were strategic parties, six of which had declined and one of which, Party N, had attended a meeting with Management. The representative of Rothschild & Co further informed the Board that Platinum, Party K and Party L had been the most engaged parties. The representative of Rothschild & Co then provided the Board with an update regarding Cision’s share price performance over the prior two months, noting in particular the steep drop in share price that occurred shortly after the Company’s earnings release for the second quarter on August 8th. The representative of Rothschild & Co provided the Board with an updated illustrative process timeline setting forth key milestones, including a potential signing/announcement date between October 19th and October 23rd and informed the Board that not fixing deadlines for participants in the strategic transaction process could maximize the number of potential bidders. After extensive discussion, the Board determined to continue the process along the timeline outlined by the representative of Rothschild & Co, without setting any fixed deadlines at that time, in order to solicit the maximum amount of interest from third parties and potential bids for the Company.

At the meeting, a representative of Rothschild & Co also informed the Board that Party D, a financial sponsor that had sent an inbound interest after the March 4th news article was published, had expressed renewed interest in a strategic transaction with Cision. In light of Party D’s portfolio company investments, the Board and its advisors present at the meeting discussed potentially significant regulatory considerations that would be implicated by a strategic transaction with Party D and, as a result of these potential issues, the Board instructed representatives of Rothschild & Co to inform Party D that deal certainty, including as it pertains to regulatory matters, would be very important to the Board in considering any potential transaction with Party D and that Party D would have to confirm its willingness to provide the Company with the requisite deal certainty before Party D would be permitted to participate in the strategic transaction process. The representative of Rothschild & Co also informed the Board that Platinum had requested to receive a proposed draft merger agreement and had indicated an interest in expediting the timeline for a potential transaction. A representative of Kirkland then advised the Board on various considerations the Board would need to take into account in the event Platinum attempted to pre-empt or accelerate the timeline of the strategic transaction process, including the use of a customary “go-shop” provision in the merger agreement to permit Cision to solicit a superior proposal from a third party after the signing of a definitive merger agreement with Platinum. The Board determined it would not share a draft merger agreement with Platinum at that time given the status of Platinum’s ongoing due diligence and in order to permit other potential bidders additional time to complete their due diligence.

On September 30, 2019, Party C, which had initially expressed interest in March 2019 but indicated it would not be willing to pay a premium over the then-market price and which had initially declined interest in a potential strategic transaction when re-contacted, indicated an interest in engaging in meetings with Management.

Between September 23, 2019 and October 15, 2019, Management held meetings to discuss the September 2019 Projections and Management’s growth initiatives with Party C, Party D, Party F, Party K and Platinum. Representatives of Rothschild & Co also attended these meetings. Financial projections related to such growth initiatives that were provided to such parties are further described in this proxy statement in the section captioned “Certain Unaudited Financial Projections.”

On September 30, 2019, the Board held a meeting at which certain members of Management and representatives of Rothschild & Co, Centerview and Kirkland were present. At the request of the Board, a representative of Rothschild & Co presented its updated preliminary financial analyses based on the September 2019 Projections. The Board and Management discussed the anticipated financial results for the third quarter, the September 2019 Projections, and certain execution risks and operational headwinds facing the Company related to, among other things, the Asia-Pacific region, the ability of the Company to integrate certain recently acquired businesses, a general slow-down of the business in August and challenges associated with the suitability of the Company’s products in certain non-English speaking markets, which were not accounted for in the September 2019 Projections. The Board directed that Management prepare an updated set of financial projections accounting for such risks and operational headwinds, to assist the Board with its evaluation of potential strategic alternatives, and Rothschild & Co’s and Centerview’s review and financial analyses of the Company and its business. At the request of the Board, a representative of Rothschild & Co provided the Board with an update on the strategic transaction process, noting that consistent with the Board’s directive at the September 23rd meeting, representatives of Rothschild & Co had confirmed that Party D was willing to provide deal certainty with respect to the regulatory concerns raised by the Board. Having received such confirmation, the Board directed representatives of Rothschild & Co to permit Party D to participate in the strategic transaction process.

Between October 1, 2019 and October 4, 2019, Management held numerous diligence meetings and telephone calls with Platinum and Parties C and O. Representatives of Rothschild & Co also attended these meetings. On October 4, 2019, at the request of the Board, representatives of Rothschild & Co informed the Board that Platinum had indicated it had substantially completed its due diligence and reiterated its request to receive a proposed draft merger agreement. On October 5, 2019, representatives of Kirkland refreshed its review of a proposed draft merger agreement that was originally reviewed with the Board on May 10, 2019. Later that day, Kirkland updated the proposed draft merger agreement to reflect feedback received from the Board and circulated the proposed draft merger agreement to Platinum’s legal counsel, Gibson Dunn & Crutcher LLP (“Gibson”).

On October 4, 2019, the Company entered into a confidentiality agreement and clean-team agreement restricting the sharing of competitively-sensitive information with Party D and on October 7, 2019, Management held a meeting with Party D. Representatives of Rothschild & Co also attended these meetings. At this meeting, Management provided Party D with presentation materials, which were redacted to remove any competitively sensitive information, and discussed an overview of the Company’s business, the Company’s current growth initiatives, the management team and its experience and selected financial highlights of the Company’s historical performance.

On October 7, 2019, Cision received a non-binding acquisition proposal from Platinum to acquire Cision for a price of $9.50 per ordinary share, which represented a premium of 26% over the October 4, 2019 closing price of $7.53 per ordinary share. The proposal, which included a mark-up to the merger agreement as well as a debt commitment letter to finance a portion of the purchase price, was conditioned on Platinum finalizing its remaining confirmatory due diligence during a two-week period of exclusivity.

On October 8, 2019, Party K indicated that it would not continue pursuing a strategic transaction with Cision, citing concerns over the Company’s ability to generate organic growth, the significant time and resources that would be required to integrate its recently acquired businesses and the Company’s declining financial performance. Also on October 8, 2019, Party L indicated that it would not continue pursuing a strategic transaction with Cision, citing similar concerns.

On October 8, 2019, the Board held a meeting at which certain members of Management and representatives of Rothschild & Co, Centerview and Kirkland were present. Prior to the meeting, at the direction of the Board, Management prepared updated financial projections (the “October 2019 Projections”), which account for certain execution risks and headwinds facing Cision including, among other matters, the Company’s declining revenue growth trend, accelerated costs associated with technology, product optimization and integration capital expenditures, trade tensions in the Asia Pacific region and customer retention issues in the U.K. Management presented the October 2019 Projections and further informed the Board that the October 2019 Projections reflected management’s best estimates of future performance of the Company at such time. After a discussion, the Board authorized representatives of Rothschild & Co and Centerview to utilize the October 2019 Projections in their respective financial analyses. Following Management’s presentation, a representative of Rothschild & Co reviewed Platinum’s October 7, 2019 proposal with the Board. After a discussion by the Board and its advisors present at the meeting, the Board instructed representatives of Rothschild & Co to inform Platinum that the Company would not engage in any price discussions or consider exclusivity until Platinum confirmed that it had materially completed its remaining confirmatory due diligence. As a final matter, a representative of Rothschild & Co updated the Board on the status of discussions with other potential bidders, noting that Parties C and F continued to perform diligence but still had not indicated a willingness to put forth a proposal, and Party O indicated an interest in only serving as an equity financing source in a transaction.

On October 9, 2019, at the request of the Board, a representative of Rothschild & Co provided Platinum with the Board’s feedback on the October 7th proposal.

On October 13, 2019 and October 14, 2019, each of Parties N and P informed representatives of Rothschild & Co that it was no longer interested in pursuing a potential strategic transaction with Cision, citing, among other reasons, concerns over the Company’s ability to generate organic growth, its low projected future growth and issues with integrating its recently acquired businesses.

On October 16, 2019, Platinum and its advisors indicated to representatives of Rothschild & Co that they had materially completed their remaining confirmatory due diligence.

Also on October 16, 2019, the Board held a meeting at which representatives of Rothschild & Co, Centerview, Kirkland and Cision’s legal counsel for antitrust matters, Latham & Watkins LLP (“Latham”) were present. Latham presented its analysis on the potential regulatory considerations that a transaction with Party D would raise. Following a discussion on Latham’s analysis, at the request of the Board, representatives of Rothschild & Co provided the Board with a general update on the strategic transaction process, noting that 50 parties had been contacted in total, 45 of which had either withdrawn or elected not to participate in the strategic transaction process, four of which (Platinum and Parties C, D and F), were still actively considering an acquisition of the Company and one of which (Party O) had indicated an interest in only serving as an equity financing source in such strategic transaction. Representatives of Rothschild & Co also presented a preliminary financial analysis based on the October 2019 Projections. Representatives of Kirkland then reviewed with the Board a summary of the material terms of Platinum’s proposed debt financing in the transaction, including Platinum’s desire to finance the transaction through the use of either a high-yield bond offering or a syndicated senior term loan credit facility. Kirkland also reviewed with the Board its assessment of the comments and material terms received in the draft merger agreement included in Platinum’s October 7th proposal, noting that the draft did not include a “go-shop” provision, and (i) proposed a termination fee of 5.0% of the Company’s equity value payable by the Company under certain circumstances following the expiration of the go-shop period (instead of 2.5% of the equity value as originally proposed by the Company), (ii) included an obligation by the Company to reimburse Platinum’s expenses (uncapped) if the merger agreement is terminated for a failure to obtain the required stockholder approval for the merger, (iii) a reverse termination fee of 5.0% of the Company’s equity value payable by Parent under certain circumstances (instead of 7.0% of equity value as originally proposed by the Company), and (iv) removed the limitation on the Company’s liability for any breaches under the merger agreement.

Following discussion, the Board instructed Kirkland to convey the Board’s position to Gibson reflecting the following counterproposal, among other terms, (i) reinserting the “go-shop” provision, (ii) a termination fee of 1.0% during the “go-shop” period, (iii) a termination fee of 3.0% following the expiration of the “go-shop” period, (iv) rejecting any obligation by the Company to reimburse Platinum’s expenses if the merger agreement is terminated for a failure to obtain the required stockholder approval, (v) a reverse termination fee of 7.0%, and (vi) proposing a limitation on the Company’s liability for any breaches under the merger agreement equal to the amount of the termination fee. The following day, Kirkland contacted Gibson and conveyed the Board’s counterproposal.

On October 18, 2019, a representative of Gibson sent Platinum’s counterproposal to Kirkland reflecting, among other things, the following terms: (i) the removal the “go-shop” concept entirely, (ii) a termination fee of 4.0%, (iii) an obligation by the Company to reimburse Platinum’s expenses (subject to a cap equal to 1.0%) if the merger agreement is terminated for a failure to obtain the required stockholder approval, (iv) a reverse termination fee of 4.0%, and (v) assuming the termination fee equals the reverse termination fee, reciprocal limitations on the Company’s and Platinum’s liability for any breaches under the merger agreement equal to the amount of such termination fees.

On October 18, 2019, Party C and Party F each notified representatives of Rothschild & Co that it was no longer interested in pursuing a strategic transaction with Cision, citing concerns over the Company’s ability to generate organic growth and the execution and integration issues associated with integrating recently acquired businesses.

Later that day, the Board held a meeting at which representatives of Rothschild & Co, Centerview and Kirkland were present. At the request of the Board, representatives of Rothschild & Co provided the Board with a general update on the strategic transaction process, noting that Party D was the only party other than Platinum that was still actively engaged in the transaction process. However, unlike Platinum, Party D had indicated that it would require an additional two to three weeks that it would require in order to substantially complete its due diligence review. Representatives of Kirkland reviewed a summary of the material terms of Platinum’s counterproposal on the draft merger agreement that was received earlier in the day. Following discussion, the Board instructed Kirkland to respond by, among other things, (i) reinserting the go-shop provision, (ii) offering a termination fee of 1.5% during the go-shop period, (iii) offering a termination fee of 3.5% following the expiration of the go-shop period, (iv) removing the obligation of the Company to reimburse Platinum’s expenses if the merger agreement is terminated for a failure to obtain the required stockholder approval and (v) offering a reverse termination fee of 7.0%. The Board discussed, among other matters, Platinum’s current offer of $9.50 per ordinary share, the preliminary financial analyses it had received from representatives of Rothschild & Co, and the October 2019 Projections, and considered various factors, including the operational and execution risks and headwinds facing Cision, the status of the economy and financing markets, the Company’s financial performance for the second and third quarters of 2019, the substantial and protracted price drop with respect to the Company’s share price since the August 8th earnings announcement, the robust strategic transaction process conducted by the Board over the past several months, and the Board’s ability to solicit a superior proposal after the public announcement of an acquisition by Platinum. The Board and its advisors present at the meeting also discussed how to best negotiate a higher offer from Platinum and the potential implications that various strategies might have on Platinum’s desire to continue participating in a strategic transaction process. Following the discussion, the Board instructed representatives of Rothschild & Co to provide Platinum with a counterproposal of $11.00 per ordinary share.

Following the meeting, at the request of the Board, a representative of Rothschild & Co presented the Board’s counterproposal. Kirkland also sent a revised draft of the merger agreement to Gibson reflecting the Board’s position on the material terms that were conveyed by the representative of Rothschild & Co earlier in the day. Later that evening, Platinum responded with a counterproposal of $9.75 per ordinary share and its counterproposal on the material terms of the merger agreement reflecting, among other things, (i) a 14-day post-signing go-shop period, (ii) a termination fee of 2.0% during the go-shop period, (iii) a termination fee of 3.5% following the expiration of the go-shop period, (iv) no obligation by the Company to reimburse Platinum’s expenses if the merger agreement is terminated for a failure to obtain the required stockholder approval and (v) a reverse termination fee of 6.0%.

On the morning of October 19, 2019, the Board held a telephonic meeting at which representatives of Rothschild & Co, Centerview and Kirkland were present. The Board and the advisors present at the meeting reviewed Platinum’s counterproposals on price and the material terms of the merger agreement. Following such discussion, at the request of the Board, a representative of Rothschild & Co reviewed its updated preliminary financial analyses based on the October 2019 Projections. Following such presentation and a discussion with its advisors present at the meeting, the Board instructed the representative of Rothschild & Co to present a counter offer of $10.50 per share and the following counterproposal on the material terms of the draft merger agreement: (i) a 30-day post-signing go-shop period, subject to a two week extension for any party that submits an acquisition proposal during the initial 30-day go-shop period that is a superior proposal or is reasonably likely to lead to a superior proposal, (ii) accepting the termination fee of 2.0% during the go-shop period and 3.5% termination fee following the expiration of the go-shop period and (iii) a reverse termination fee of 6.0%.

Later that day, at the request of the Board, a representative of Rothschild & Co communicated the Board’s positions to Platinum. Platinum responded that evening with a counteroffer of $10.00 per ordinary share, which Platinum indicated was its best and final offer, and the following counterproposal on the merger agreement: (i) a 21-day post-signing go-shop period, subject to a one week extension for any party that submits an acquisition proposal during the initial 21-day go-shop period that is a superior proposal or is reasonably likely to lead to a superior proposal and (ii) accepting the Board’s other positions as previously communicated by representatives of Rothschild & Co.

On the morning of October 20, 2019, the Board held a telephonic meeting at which certain members of Management and representatives of Rothschild & Co, Centerview and Kirkland were present. The Board, together with its advisors present at the meeting, discussed Platinum’s latest proposal and the status of negotiations of the merger agreement. Representatives of Kirkland provided the Board with a comprehensive review of the material terms of the transaction documents. The Board and its advisors present at the meeting also discussed the status of discussions with Party D, the sole remaining bidder in the strategic transaction process other than Platinum, and the extended timeline that Party D required in order to potentially submit a proposal. The Board considered, among other factors, the certainty of Platinum’s proposal, the perceived risk that delaying such a transaction with Platinum to allow Party D to submit its bid may jeopardize the transaction with Platinum, the regulatory considerations raised by a transaction with Party D, and the fact that Party D and other potential interested parties would have an opportunity to submit a superior proposal during the go-shop period under the proposed merger agreement with Platinum. Management then presented the October 2019 Projections to the Board, consistent with Management’s previous presentations to the Board. Representatives of Rothschild & Co then presented its preliminary financial analyses of the merger consideration proposed by Platinum based on the October 2019 Projections. At the request of the Board, representatives of Rothschild & Co also outlined a proposed go-shop framework which reflected an additional 16 financial sponsor parties and 20 strategic parties that would be contacted by representatives of Rothschild & Co immediately following the execution of the merger agreement, along with the re-solicitation of parties that were previously contacted during the strategic transaction process.

From October 20 through October 22, 2019, Kirkland and Gibson exchanged drafts of the merger agreement and the various ancillary transaction documents, including the equity commitment letter, limited guarantee, the voting agreement and debt commitment letter, in coordination, respectively with the Company and Platinum (and the GTCR Shareholders with respect to the voting agreement). The merger agreement was finalized to reflect a termination fee of $30,600,000 during the go-shop period (or approximately 2.0% of the Company’s equity value), a termination fee of $53,550,000 following the expiration of the go-shop period (or approximately 3.5% of the Company’s equity value), a reverse termination fee of $91,800,000 (or approximately 6.0% of the Company’s equity value) and a 21-day go-shop period (subject to a one week extension for any party that submits an acquisition proposal during the initial go-shop period that is a superior proposal or is reasonably likely to lead to a superior proposal).

On October 22, 2019, the Board held a meeting at which certain members of Management and, at the request of the Board, representatives of Rothschild & Co, Centerview and Kirkland were present. A representative of Kirkland provided an update on the status of the transaction documents noting that all such documents had been finalized and sent to the Board prior to the meeting. The representatives of Kirkland provided the Board with a comprehensive review of the proposed final terms of the merger agreement, a summary of which had been circulated to the Board prior to the meeting, along with a summary presentation with respect to the Board’s fiduciary duties and proposed resolutions of the Board for approving the transaction with Platinum. Representatives of Centerview then reviewed with the Board Centerview’s financial analysis of the merger consideration, and delivered to the Board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated October 22, 2019 that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview set forth in its opinion, the merger consideration proposed to be paid to the holders of Cision’s ordinary shares (other than Excluded Shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders. For a detailed discussion of Centerview’s opinion, please see below under the heading “—Opinion of Cision’s Financial Advisors—Opinion of Centerview Partners LLC”. Representatives of Rothschild & Co then reviewed with the Board Rothschild & Co’s financial analysis of the merger consideration, and delivered to the Board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated October 22, 2019, to the effect that, as of such date and on the basis of and subject to the qualifications, limitations and assumptions set forth in the written opinion, the merger consideration payable to the holders of Cision’s ordinary shares (other than Excluded Shares) in the merger contemplated by the merger agreement was fair, from a financial point of view, to such holders. For a detailed discussion of Rothschild & Co’s opinion, please see below under the heading “—Opinion of Cision’s Financial Advisors—Opinion of Rothschild & Co & Co US Inc.”

Among other things, the Board then, taking into account all of the foregoing and its previous meetings and presentations, and considering various factors that are described in the section of this proxy statement captioned “Reasons for the Merger”, the Board unanimously (i) determined that the merger is in the best interests of Cision; (ii) determined that it is in the best interests of Cision to enter into the merger agreement and the plan of merger; (iii) approved the execution and delivery of the merger agreement by Cision, the performance by Cision of its covenants and other obligations thereunder and the consummation of the transactions contemplated thereby upon the terms and subject to the conditions set forth therein; (iv) directed that the plan of merger be submitted to the Cision shareholders for authorization; (v) subject to the Cision shareholders authorizing the plan of merger, approved the execution and delivery of the plan of merger by Cision; and (vi) resolved to recommend that the Cision shareholders authorize the plan of merger and approve and/or authorize such other matters that are submitted for their authorization and/or approval in connection with the merger agreement, the plan of merger and the Transactions.

Subsequent to the meeting of the Board on the morning of October 22, 2019, the Company, Parent and Merger Sub executed and delivered the merger agreement and the related transaction documents and announced the signing of the merger agreement before the open of trading on the New York Stock Exchange later that day.

Promptly following the execution of the merger agreement, consistent with discussions with the Board and Management and in accordance with the go-shop provisions of the merger agreement, at the direction of the Board, representatives of Rothschild & Co contacted 84 potential bidders as part of the go-shop process, including 43 strategic acquirers and 41 financial sponsors (including Party D, Party L and Party O). Of the 84 potential bidders contacted by Rothschild & Co, 49 were parties that were also previously contacted during the strategic transaction process prior to signing the merger agreement. On October 23, 2019, at the request of the Board, representatives of Rothschild & Co provided the Board with an update with respect to its outreach efforts during the go-shop period. Representatives of Rothschild & Co also informed the Board that Party L and Party O contacted representatives of Rothschild & Co and expressed an interest to team together on a potential acquisition proposal and that they would like to work with a potential strategic acquirer, referred to herein as Party Q, as a third co-bidder. The Board noted that a transaction involving Party Q raised certain regulatory considerations and directed Kirkland to determine what additional protections related to deal certainty that the Company should require from Party Q in the event they make an acquisition proposal. Following the meeting, at the direction of the Board, representatives of Rothschild & Co presented Party Q with a form of confidentiality agreement and clean team agreement providing for restrictions on sharing competitively sensitive information, which Party Q executed the confidentiality agreement on October 31, 2019, but did not ultimately execute the clean team agreement prior to deciding not to pursue a transaction, and as a result no competitively sensitive information was shared with Party Q.

On October 25, 2019, Party D informed representatives of Rothschild & Co that it would no longer participate in the go-shop process, citing that it would be unable to propose a purchase price higher than $10.00 per share.

On October 29, 2019, Cision entered into a confidentiality agreement with a financial sponsor referred to herein as Party R. On November 7, 2019, Party R informed representatives of Rothschild & Co that it would be unable to propose a purchase price higher than $10.00 per share and would not be participating in the go-shop process.

On November 1, 2019, Management held a meeting with Party L, Party O and Party Q. The Company did not provide any competitively sensitive information to Party Q. Representatives of Rothschild & Co also attended this meeting. On November 9, 2019, representatives of Rothschild & Co informed the Board that Party L, Party O and Party Q had indicated that they would not be submitting an acquisition proposal to the Board. The parties cited concerns over the ability to recognize the synergies necessary to finance an acquisition proposal in excess of $10.00 per share.

On November 12, 2019, the go-shop period expired without the receipt of an acquisition proposal. Prior to or on November 12, 2019, at the direction of the Board, Rothschild & Co distributed confidential information destruction notices to all parties not previously provided with a destruction notice and terminated all access to the virtual data room.

Recommendation of the Cision Board of Directors

At a meeting of the Board on October 22, 2019, the Board unanimously (i) determined that the merger is in the best interests of Cision; (ii) determined that it is in the best interests of Cision to enter into the merger agreement and the plan of merger; (iii) approved the execution and delivery of the merger agreement by Cision, the performance by Cision of its covenants and other obligations thereunder and the consummation of the transactions contemplated thereby upon the terms and subject to the conditions set forth therein; (iv) directed that the plan of merger be submitted to the Cision shareholders for authorization; (v) subject to the Cision shareholders authorizing the plan of merger, approved the execution and delivery of the plan of merger by Cision; and (vi) resolved to recommend that the Cision shareholders authorize the plan of merger and approve and/or authorize such other matters that are submitted for their authorization and/or approval in connection with the merger agreement, the plan of merger and the Transactions.

Accordingly, the Board recommends that Cision shareholders vote “FOR” the merger proposal (Proposal 1)

See “—Reasons for the Merger” below for additional information related to the factors considered by the Board in authorizing the merger, the merger agreement, plan merger and the other transactions contemplated thereby and recommending that Cision shareholders vote “FOR” the merger proposal.

Reasons for the Merger

In evaluating the merger agreement, the plan of merger and the Transactions, including the merger, and recommending that the Cision shareholders authorize the plan of merger, the Board consulted with Cision’s senior management team, financial advisors and legal counsel and considered a number of factors, including the following factors:

•

Cash Merger Consideration; Certainty of Value. The Board considered that all of the outstanding Cision ordinary shares (other than Excluded Shares) would be cancelled and exchanged into the cash merger consideration in the merger. The Board considered that the all-cash merger consideration provides certainty of value, immediate value and liquidity to Cision shareholders while effectively eliminating the long-term business and execution risk of continuing to operate the Company on a standalone basis, including in respect of growth and cost savings opportunities, product development and integration, and the uncertainty of trading prices of the Cision ordinary shares for Cision shareholders.

•

Business, Financial Condition and Prospects of Cision. The Board considered its knowledge of and familiarity with the Company’s business, financial condition and results of operations, as well as its financial plan and prospects if it were to remain a standalone company, and other alternatives available to Cision. The Board considered the risks and uncertainties associated with achieving and executing upon the Company’s standalone plan. The Board considered that the holders of Cision ordinary shares would continue to be subject to the risks and uncertainties of the Company’s standalone plan and prospects unless the Cision ordinary shares were acquired for cash. These risks and uncertainties included risks and uncertainties relating to the technology and media relations industry, trade tensions in Asia, the Company’s ability to continue to identify, finance, integrate and complete acquisitions, continued negative trends and volume declines in the Company’s business, and the difficulty in forecasting future growth and operations, particularly in light of significant macroeconomic risks, as well as the other risks and uncertainties discussed in the Company’s filings with the SEC.

•

Available Alternatives; Results of Process Conducted; Best Alternative for Maximizing Shareholder Value. The Board considered possible alternatives to a sale of the Company and whether any of them were more attractive to Cision shareholders than the merger. Those matters considered included:

•

Results of Process Conducted. The Board considered the results of the process that it had conducted, with the assistance of the Cision senior management team and advisors, to evaluate opportunities for a potential sale of the Company and the fact that neither any of the other parties with whom Cision or its advisors had communications about a potential acquisition of the Company nor any other party that would have become aware of the evaluation of such opportunities following news stories published by Reuters and determined to make an offer to acquire the Company. The Board noted that the Company and its advisors had contacted or held formal or informal discussions with at least 50 potential acquirors, consisting of 22 strategic parties and 28 financial sponsors, who were believed to be the most likely parties to pursue a potential acquisition of the Company. 23 parties had signed confidentiality agreements, 3 had submitted preliminary proposals, and only Platinum had submitted a definitive proposal to acquire the Company. The only other party remaining in the strategic transaction process, Party D, stated that it would require an additional two to three weeks more before potentially submitting a proposal with (i) no indication that such proposal would be superior to Platinum’s offer, (ii) meaningfully greater regulatory complexity, and (iii) perceived risk that prolonging the process could result in Platinum reducing its offer or terminating its proposal.

•

Negotiations with Platinum; “Best and Final” Offer. The Board considered that it had held arm’s-length negotiations with Platinum and had been able to obtain two additional price increases since Platinum had made its initial definitive proposal to acquire the Company, and Platinum had indicated that its most recent proposal was its “best and final” offer.

•

Risk of Loss of Opportunity. The Board also considered the risk that prolonging the process for evaluating alternatives available to the Company in an effort to obtain additional proposals at higher prices prior to executing a definitive merger agreement could have resulted in the loss of the opportunity to successfully consummate the merger and was unlikely to yield a proposal that would be a material improvement to Platinum’s proposal.

•

Go-Shop Period and the Ability of the Cision Board of Directors to Respond to Alternative Acquisition Proposals. The Board also considered the ability of the Company to solicit additional acquisition proposals during the Go-Shop Period (as described under “The Merger Agreement—Go-Shop Period”) and the ability of other potential acquirors to make, and the likelihood that other potential acquirors would make, a proposal to acquire the Cision ordinary shares at a higher price per share than the merger consideration and the Board’s ability to hear and respond to alternative proposals.

•

Highest Price Per Share Reasonably Attainable. Based on the results of the process conducted and prior processes to evaluate a potential sale of the Company and its historical operating and financial performance and future prospects, the Board believed that the merger consideration represented the highest price per Cision ordinary share that was reasonably attainable.

•

Merger Consideration; Historical Trading Prices; Limited Liquidity in Trading. With assistance from Rothschild & Co and Centerview, the Board reviewed the historical market prices, volatility and trading information with respect to the Cision ordinary shares, including the fact that the merger consideration of $10.00 per Cision ordinary share represented a premium of 18.3% over the $8.45 closing price per Cision ordinary share on the NYSE on October 21, 2019, the trading day prior to the date of the execution of the merger agreement and a premium of 34% over the volume weighted average price per Cision ordinary share on the NYSE during the 60-day period ended on October 21, 2019.

•

Fairness Opinion of Rothschild & Co and Centerview. The Board considered the opinion of Rothschild & Co rendered to the Board on October 22, 2019, which was subsequently confirmed by delivery of a written opinion dated October 22, 2019 that, as of such date and on the basis of and subject to the qualifications, limitations and assumptions set forth in the written opinion, the merger consideration payable to the holders of Cision’s ordinary shares (other than Excluded Shares) in the merger pursuant to the merger agreement was fair, from a financial point of view, to such holders. The Board also considered the opinion of Centerview rendered to the Board on October 22, 2019, which was subsequently confirmed by delivery of a written opinion dated October 22, 2019 that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the merger consideration to be paid to the holders of Cision’s ordinary shares (other than Excluded Shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders. For additional information related to the opinion of Rothschild & Co and Centerview, see “—Opinions of the Company’s Financial Advisors” below.

•

Terms of the Merger Agreement. The Board reviewed and considered the terms and conditions of the merger agreement and the transactions contemplated thereby, including the merger, which included the respective representations, warranties, covenants, conditions and termination rights of the parties. Those matters considered included:

•

Nature of the Negotiations; Terms of the Merger Agreement as a Whole. The Board considered the fact that the merger agreement was negotiated in the context of a competitive process, at arm’s length between Cision and Platinum, with the assistance of their respective legal and financial advisors. The Board considered that, in its view, the material terms of the merger agreement, taken as a whole, were as favorable as those found in comparable acquisition transactions.

•	Conditions to the Consummation of the Merger; Likelihood of Closing. The Board considered the reasonable likelihood of the consummation of the merger in light of the conditions in the merger agreement to the obligations of Parent to close the merger and the likelihood that required antitrust and regulatory approvals would be received.

•

Absence of Any Financing Condition; Reverse Termination Fee. The Board considered that Parent’s obligations pursuant to the merger agreement, including with respect to the closing of the merger, are not subject to any financing condition and that Parent would make representations and warranties in the merger agreement about the financing commitments it had received to have funds available to consummate the merger and the other transactions contemplated by the merger agreement. As noted below, the Board also noted that in certain circumstances in which the merger is not consummated, including as a result of the failure of Parent to obtain its financing for the merger and the other transactions contemplated by the merger agreement, Parent would be required to pay Cision a reverse termination fee of $91,800,000.

•

Ability to Solicit Acquisition Proposals During Go-Shop Period. The Company negotiated for, and secured, the right to conduct a thorough process during the Go-Shop Period. During the Go-Shop Period, the Company, with the assistance of its advisors, contacted or responded to inbound interest from 84 potential bidders about pursuing a strategic transaction with the Company, including 43 strategic parties and 41 financial sponsors, with no participants submitting an alternative proposal to acquire the Company. The Board considered the provisions in the merger agreement that provide for the ability of the Board to solicit proposals during the Go-Shop Period, including that the Board will have the right to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist any Acquisition Proposal (as defined below), (ii) grant a waiver under or terminate any “standstill” or similar obligation of any person with respect to the Company or any of its subsidiaries solely to allow such person to submit an Acquisition Proposal and (iii) engage in discussions and negotiations with, and furnish non-public information relating to the Company and its subsidiaries and afford access to the books and records of the Company and its subsidiaries to any third party and its financing sources in connection with an Acquisition Proposal or any inquiry, discussion, offer or request that would reasonably be expected to lead to an Acquisition Proposal, subject to certain limitations.

•

Ability to Respond to Certain Unsolicited Takeover Proposals After Expiration of Go-Shop Period. The Board considered the provisions in the merger agreement that provide for the ability of the Board under certain limited circumstances to engage in discussions or negotiations with, furnish non-public information relating to, or afford access to the business, properties, assets, books, records or other non-public information or to any personnel, of the Company to any person that has made a bona fide written acquisition proposal that the Board has determined in good faith (after consultation with its financial advisors and outside legal counsel) constitutes or would reasonably be expected to lead to a superior proposal and the failure to do so would be inconsistent with its fiduciary duties under applicable law.

•

Ability to Change Board Recommendation. The Board considered the provisions in the merger agreement that provide for the ability of the Board under certain limited circumstances to (i) withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the Board’s recommendation to the Cision shareholders that they approve the merger proposal; or (ii) publicly adopt, approve or recommend an Acquisition Proposal, or take other related actions, if certain conditions are satisfied, including that the Board shall have determined in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable law.

•

Ability to Terminate Merger Agreement to Accept a Superior Proposal. The Board considered the provisions in the merger agreement that provide for the ability of the Board to terminate the merger agreement in order to enter into a definitive agreement with respect to a superior proposal, subject to certain conditions, including that Cision pays to Parent the termination fee described in the immediately following bullet substantially concurrently with such termination.

•

Termination Fee. The Board considered that, in its view, the $53,550,000 termination fee that could become payable pursuant to the merger agreement (reduced under certain circumstances to $30,600,000, which circumstances are no longer applicable) was comparable to termination fees in transactions of a similar size, was reasonable, and neither the termination fee nor the other provisions of the merger agreement regarding alternative proposals would likely deter any interested potential acquirors from making a competing alternative proposal. The Board considered that the termination fee would not likely be required to be paid unless the Board entered into or intended to enter into an agreement providing for a transaction that would be more favorable, from a financial point of view, to the Cision shareholders than the transactions contemplated by the merger agreement.

•

Voting Agreement. The Board considered that the GTCR Shareholders were willing to enter into the Voting Agreement, which evidenced that the Company’s largest shareholders supported the merger and increased the likelihood of the consummation of the merger. The Board also considered that the terms of the Voting Agreement would still permit the Board to change its recommendation to the Cision shareholders that they approve the merger proposal in certain circumstances or terminate the merger agreement to accept a Superior Proposal (as defined below) in accordance with the terms of the merger agreement, in each case without requiring the GTCR Shareholders to continue to support the merger thereafter.

•

Dissenter Rights. The Board considered the availability of dissenter rights with respect to the merger for Cision shareholders who properly exercise their rights under the applicable provisions of the CICL, which would give any such shareholders the right to be paid shares as ultimately determined by the Grand Court of the Cayman Islands, provided they comply with the provisions of Section 238 of the CICL.

The Board also considered a number of uncertainties and risks in their deliberations concerning the transactions contemplated by the merger agreement, including the merger, including the following:

•

Cash Consideration; Loss of Future Value Creation. The Board considered the fact that, subsequent to closing of the merger, Cision will no longer exist as an independent public company and that the nature of the transaction as a cash transaction would prevent the Cision shareholders from being able to participate in any value creation that Cision could generate going forward.

•

Termination Fee; Limitation of Soliciting Alternative Proposals. The Board considered the restrictions that the merger agreement imposes on actively soliciting alternative proposals following the expiration of the Go-Shop Period, and the obligation of Cision to pay a termination fee of $53,550,000 under certain circumstances (reduced under certain circumstances to $30,600,000, which circumstances are no longer applicable), and the potential effect of such termination fee in deterring other potential acquirors from proposing alternative transactions.

•

Failure to Close; Closing Conditions. The Board considered that the conditions to Parent’s obligation to close the merger would be subject to conditions, including receipt of shareholder approval and other regulatory approval, the absence of a material adverse effect, compliance by Cision with covenants in the merger agreement in all material respects and the absence of inaccuracies in its representations and warranties in the merger agreement beyond negotiated standards of materiality, and the possibility that such conditions may not be satisfied, including as a result of events outside of the Company’s control. The Board considered the fact that, if the merger is not consummated, the Company’s directors, officers and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the transaction, and Cision will have incurred significant transaction costs, attempting to consummate the transaction. The Board also considered the fact that, if the merger is not completed, the Company’s continuing business could potentially have been harmed by the pendency of the merger, the market’s perception of the Company could result in a loss of employees and the trading price of Cision ordinary shares could be adversely affected. The Board considered that, in that event, it would be unlikely that any of the other active bidders who indicated an interest in acquiring the Company would continue to be willing to acquire the Cision ordinary shares on terms as favorable as the terms on which Platinum was prepared to acquire the Company or at all.

•

Financing Failure. The Board considered the risk that the proposed merger might not be completed due to failure of Parent to obtain the required financing for the transaction. In that case, even if Parent pays the $91,800,000 reverse termination fee and certain collection costs payable under certain circumstances, Cision may be damaged by more than the amount it is entitled to receive from Parent.

•

Nature of Parent and Merger Sub. The Board considered the fact that Parent and Merger Sub are newly formed corporations formed by Cision solely for the merger, with no assets other than the merger agreement, the equity commitment letter, the guarantee and the debt commitment letter, and that under certain circumstances the Company’s monetary remedy in the event of breach of the merger agreement by Parent or Merger Sub may be limited to receipt of the reverse termination fee from Parent of $91,800,000 and certain collection costs, or the Company may not be entitled to any reverse termination fee or monetary remedy at all.

•

Pre-Closing Covenants. The Board considered that, under the terms of the merger agreement, Cision agreed that it will seek to carry on its business in the ordinary course of business consistent with past practice and, subject to specified exceptions, that Cision will not take a number of actions related to the conduct of its business without the prior consent of Parent. The Board further considered that these terms of the merger agreement may limit the ability of the Company to pursue business opportunities that it would otherwise pursue.

•

Public Announcement of the Merger. The Board considered the effect of a public announcement of the execution of the merger agreement and the merger, including effects on the Company’s operations, share price and employees and the Company’s ability to attract and retain key management and personnel. The Board also considered the effect of these matters on Cision and the risks that any adverse reaction to the transactions contemplated by the merger agreement could adversely affect Platinum’s willingness to consummate the transactions contemplated by the merger agreement.

•	Tax Treatment. The Board considered the fact that gains from this transaction would be taxable to the Cision shareholders for U.S. federal income tax purposes.

The Board believed that, overall, the potential benefits of the merger to the Cision shareholders outweighed the uncertainties and risks of the merger.

The foregoing discussion of information and factors considered by the Board is not intended to be exhaustive but includes the material factors considered by the Board. In light of the variety of factors considered in connection with its evaluation of the merger agreement, the plan of merger and the merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the Board applied his or her own personal business judgment to the process and may have given different weight to different factors. The Board based its recommendation on the totality of the information presented.

In considering the recommendation of the Board that the Cision shareholders vote their Cision ordinary shares to approve the merger proposal, you should be aware that Cision’s directors and executive officers may have interests in the merger that are different from, or in addition to, yours. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and in recommending that the Cision shareholders vote their Cision ordinary shares to authorize the plan of merger. For more information on these interests, see “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 71.

Opinions of the Company’s Financial Advisors

Opinion of Rothschild & Co US Inc.

As of April 17, 2019, the Company retained Rothschild & Co as its financial advisor in connection with its evaluation of the potential sale, merger or other business/strategic combination involving the Company, including, without limitation with respect to the merger contemplated by the merger agreement. The Company selected Rothschild & Co based on its qualifications, expertise and familiarity with the Company’s business and industry. As part of its investment banking business, Rothschild & Co regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings and other transactions.

On October 22, 2019, at a meeting of the Board held to evaluate the proposed transaction contemplated by the merger agreement, Rothschild & Co delivered to the Board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated October 22, 2019, to the effect that, as of such date and on the basis of and subject to the qualifications, limitations and assumptions set forth in the written opinion, the merger consideration payable to the holders of Cision’s ordinary shares (other than Excluded Shares) in the merger contemplated by the merger agreement pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Rothschild & Co’s written opinion, dated October 22, 2019, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this proxy statement and is incorporated herein by reference. The Company’s shareholders are urged to read the opinion carefully and in its entirety. The summary of Rothschild & Co’s opinion contained in Annex D is qualified in its entirety by reference to the full text of such opinion.

Rothschild & Co’s opinion was provided for the benefit of the Board in connection with and for the purpose of its evaluation of the merger contemplated by the merger agreement. Rothschild & Co’s opinion should not be construed as creating any fiduciary duty on Rothschild & Co’s part to any party. Rothschild & Co’s opinion was limited to the fairness, from a financial point of view, to the holders of Cision’s ordinary shares (other than Excluded Shares) of the merger consideration payable to such holders in the merger contemplated by the merger agreement pursuant to the merger agreement, and Rothschild & Co was not asked to, nor did it, offer any opinion as to the terms, other than the merger consideration to the extent expressly set forth in its opinion, of the merger contemplated by the merger agreement, the merger agreement or any other agreement entered into in connection with the merger contemplated by the merger agreement, including, but not limited to, the Voting Agreement. Rothschild & Co expressed no opinion as to the price at which Cision’s ordinary shares would trade at any future time. In addition, Rothschild & Co did not express any opinion as to the Company’s underlying business decision to engage in the merger contemplated by the merger agreement or the relative merits of the merger contemplated by the merger agreement as compared to any alternative transaction. Rothschild & Co’s opinion did not constitute a recommendation to the Board as to whether to approve the merger contemplated by the merger agreement or a recommendation as to how any holder of Cision’s ordinary shares should vote or otherwise act with respect to the merger contemplated by the merger agreement or any other matter. In addition, Rothschild & Co was not asked by the Board to address, nor did Rothschild & Co’s opinion address, (i) the fairness to, or any other consideration of, the holders of any class of securities (other than holders of Cision’s ordinary shares and then only to the extent expressly set forth in Rothschild & Co’s opinion) or creditors or other constituencies of the Company or (ii) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Parent, the Company, or any class of such persons, whether relative to the merger consideration pursuant to the merger agreement or otherwise.

In connection with its opinion, Rothschild & Co, among other things:

•	reviewed an execution copy of the merger agreement dated October 22, 2019;

•

reviewed certain publicly available business and financial information that Rothschild & Co deemed to be generally relevant concerning the Company and the industry in which it operates, including certain publicly available research analyst reports and the reported price and historical trading activity for Cision’s ordinary shares;

•

compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies Rothschild & Co deemed generally relevant and the consideration received in such transactions;

•

compared the financial and operating performance of the Company with publicly available information concerning certain other public companies Rothschild & Co deemed generally relevant, including data relating to public market trading levels and implied trading multiples;

•

reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company, including the October 2019 Projections set forth under the heading “—Certain Unaudited Prospective Information” (the “Forecasts”) and certain internal analyses relating to the net operating losses of the Company and excess business interest expense limitation under Section 163(j) of the Internal Revenue Code of 1986, as amended (the “Code”), for the Company prepared by the management of the Company (collectively, the “Tax Analyses”); and

•	performed such other financial studies and analyses and considered such other information as Rothschild & Co deemed appropriate for the purposes of its opinion.

In addition, Rothschild & Co held discussions with certain members of the management of the Company regarding the merger contemplated by the merger agreement, the past and current business operations and financial condition and prospects of the Company, the Forecasts, the Tax Analyses and certain other matters Rothschild & Co believed necessary or appropriate to its inquiry.

In arriving at its opinion, with the Company’s consent, Rothschild & Co relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished or made available to Rothschild & Co by or on behalf of the Company and its associates, affiliates and advisors, or otherwise reviewed by or for it, and Rothschild & Co did not assume any responsibility or liability therefor. Rothschild & Co did not conduct any valuation or appraisal of any assets or liabilities of the Company (including, without limitation, real property owned by the Company or to which the Company holds a leasehold interest), nor were any such valuations or appraisals provided to Rothschild & Co, and Rothschild & Co did not express any opinion as to the value of such assets or liabilities. Rothschild & Co did not evaluate the solvency or fair value of the Company or Parent under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. In addition, Rothschild & Co did not assume any obligation to conduct any physical inspection of the properties or the facilities of the Company or Parent. At the direction of the management of the Company, Rothschild & Co used and relied upon the Forecasts and the Tax Analyses for purposes of its opinion. In relying on the Forecasts and Tax Analyses, Rothschild & Co assumed, at the direction of the Company, that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by the Company’s management as to the expected future results of operations and financial condition of the Company and that the financial results reflected in such Forecasts and Tax Analyses will be achieved at the times and in the amounts projected. Rothschild & Co did not express any view as to the reasonableness of the Forecasts and the Tax Analyses and the assumptions on which they are based.

For purposes of rendering its opinion, Rothschild & Co assumed that the merger contemplated by the merger agreement would be consummated as contemplated in the merger agreement without any waiver or amendment of any terms or conditions, including, among other things, that the parties would comply with all material terms of the merger agreement and that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the merger contemplated by the merger agreement, no material delays, limitations, conditions or restrictions would be imposed. For purposes of rendering its opinion, Rothschild & Co assumed that there had not occurred any material change in the assets, financial condition, results of operations, business or prospects of the Company since the date of the most recent financial statements and other information, financial or otherwise, relating to the Company made available to Rothschild & Co, and that there was no information or any facts that would make any of the information reviewed by Rothschild & Co incomplete or misleading. Rothschild & Co did not express any opinion as to any tax or other consequences that may result from the merger contemplated by the merger agreement, nor did its opinion address any legal, tax, regulatory or accounting matters. Rothschild & Co relied as to all legal, tax and regulatory matters relevant to rendering its opinion upon the assessments made by the Company and its other advisors with respect to such issues. In arriving at its opinion, Rothschild & Co did not take into account any litigation, regulatory or other proceeding that was pending or may be brought against the Company or any of its affiliates. In addition, Rothschild & Co relied upon and assumed, without independent verification, that the final form of the merger agreement would not differ in any material respect from the execution copy of the merger agreement reviewed by it. Rothschild & Co’s opinion was necessarily based on securities markets, economic, monetary, financial and other general business and financial conditions as they existed and could be evaluated on, and the information made available to Rothschild & Co as of, the date of the opinion and the conditions and prospects, financial and otherwise, of the Company as they were reflected in the information provided to Rothschild & Co and as they were represented to Rothschild & Co in discussions with the management of the Company. Although subsequent developments may affect Rothschild & Co’s opinion and the assumptions used in preparing it, Rothschild & Co does not have any obligation to update, revise, or reaffirm its opinion.

The following represents a summary of the material financial analyses performed by Rothschild & Co, each of which is a standard valuation methodology customarily undertaken in transactions of this type, in connection with providing its opinion, dated October 22, 2019, to the Board. The summary of these analyses is not a comprehensive description of all analyses and factors considered by Rothschild & Co. The preparation of a fairness opinion is a complex analytical process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. No one method of analysis should be regarded as critical to the overall conclusion reached by Rothschild & Co. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusion reached by Rothschild & Co was based on all analyses and factors taken as a whole and also on application of Rothschild & Co’s experience and judgment, which conclusion may involve significant elements of subjective judgment and qualitative analysis. Some of the summaries of financial analyses performed by Rothschild & Co include information presented in tabular format. In order to fully understand the financial analyses performed by Rothschild & Co, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Rothschild & Co. The order of analyses described below does not represent the relative importance or weight given to the analysis by Rothschild & Co.

As used in this section, (a) all references to “fully diluted” shares and phrases of similar import, when used in relation to the Company, mean the number of fully diluted outstanding ordinary shares (including all restricted stock units, cash restricted stock units, stock retention payments, and stock options, calculated on a treasury stock method basis) based on the most recently available information as of October 21, 2019 as provided by the management of the Company to Rothschild & Co, (b) the “EV” of a company as of any given time refers to the enterprise value of such company at such time, (c) the “EBITDA” of a company for any given period means the earnings before interest, taxes, depreciation and amortization of such company during such period and (d) as it relates solely to the Company, the “adjusted EBITDA” refers to the EBITDA of the Company during the relevant period adjusted for acquisition related costs and expenses, stock-based compensation, deferred revenue reduction from purchase accounting, gains or losses related to divested businesses or assets groups, sponsor fees and expenses, unrealized (gain) or loss on foreign currency translation and other accounting adjustments as provided by the management of the Company to Rothschild & Co.

Selected Public Company Analysis

Rothschild & Co performed a selected public companies analysis in order to derive an implied per share equity value reference range for the Company from the market value and trading multiples of other publicly traded companies and then compared this implied per share equity value reference range with the merger consideration provided for in the merger agreement. Rothschild & Co selected the publicly traded companies that Rothschild & Co deemed most relevant to consider in relation to the Company, based on its professional judgment and experience, because they are public companies with operations in the software industry and data/information services industry that for purposes of this analysis Rothschild & Co considered similar to the operations of one or more of the business lines of the Company. However, because of inherent differences in businesses, operations and prospects, none of the publicly traded companies listed below are directly comparable to the Company. The publicly traded companies selected by Rothschild & Co for purposes of this analysis included the following companies, which Rothschild & Co refers to, collectively, as the selected public companies:

Software Companies:

•	SS&C Technologies Holdings, Inc. (“SS&C”)

•	Open Text Corporation (“Open Text”)

•	NICE Ltd. (“Nice”)

•	CDK Global, Inc. (“CDK”)

•	Nuance Communications, Inc. (“Nuance”)

•	j2 Global, Inc. (“j2”)

•	LogMeIn, Inc. (“LogMeIn”)

•	Verint Systems Inc. (“Verint”)

•	Inovalon Holdings, Inc. (“Inovalon”)

•	Progress Software Corporation (“Progress Software”)

Data/Information Services Companies:

•	Wolters Kluwer N.V. (“Wolters Kluwer”)

•	Equifax Inc. (“Equifax”)

•	CoreLogic, Inc. (“CoreLogic”)

For purposes of its analysis of the selected public companies, Rothschild & Co (i) reviewed, among other things, for each of the selected public companies, the per share stock price of such selected public companies as of October 21, 2019, public filings made by such selected public companies for certain historical financial information and data for such selected public companies that Rothschild & Co obtained from broker research and where applicable, adjusted to account for certain events such as acquisitions and divestitures and (ii) calculated the EV of each of the selected public companies as a multiple of the estimated EBITDA for calendarized fiscal years ending December 31, 2019 and December 31, 2020, which multiple Rothschild & Co refers to as “EV/EBITDA.”

EV was calculated as fully diluted market value based on per share stock prices plus, with respect to each of the selected public companies, such company’s most recently disclosed net debt and other adjustments.

The results of Rothschild & Co’s review of the EV/EBITDA is summarized in the chart below:

EV/EBITDA
	2019E	2020E
Software
Mean	11.8x	11.1x
Median	11.1x	10.7x
Data/Information Services
Mean	14.3x	13.4x
Median	14.6x	13.9x
Overall
High	16.7x	15.9x
Mean	12.3x	11.7x
Median	11.5x	10.8x
Low	8.7x	8.8x

Based on the 2019E EV/EBITDA and 2020E EV/EBITDA multiples calculated above and on Rothschild & Co’s professional judgment, Rothschild & Co applied an illustrative range of EV/EBITDA of 9.0x to 12.5x and 9.0x to 12.0x to the estimated adjusted EBITDA of the Company for fiscal years 2019 and 2020, respectively, each as provided in the Forecasts, to reach a range of implied EVs for the Company for fiscal years 2019 and 2020. To calculate implied equity values, Rothschild & Co then subtracted from such implied EVs the estimated amount of net debt of the Company as of September 30, 2019, as provided by the management of the Company and approved for Rothschild & Co’s use. Rothschild & Co then divided such implied equity values by the number of fully diluted outstanding Cision ordinary shares, as provided by the management of the Company and approved for Rothschild & Co’s use, to reach the following implied per share equity value reference ranges for the Company, rounded to the nearest $0.25, as compared to the merger consideration :

Implied Per Share Equity Value Reference Range for Cision	Merger Consideration
2019E Adjusted EBITDA $7.75 - $13.75	$10.00
2020E Adjusted EBITDA $9.25 - $15.00

Selected Precedent Transactions Analysis

Rothschild & Co performed a selected precedent transactions analysis in order to derive an implied per share equity value reference range for the Company from enterprise value multiples in merger or acquisition transactions involving other companies that occurred since 2013 and then compared this implied per share equity value reference range with the merger consideration provided for in the merger agreement. Using publicly available information, Rothschild & Co analyzed the enterprise value multiples in the 19 selected transactions listed in the table below involving target companies with business operations in the software industry and the data/information services industry that generally reflected similar characteristics to the Company’s business operations.

Announcement Date	Target	Acquirer	EV/LTM Adj. EBITDA[1]
Software
September 2018	Intralinks Holdings, Inc. (“Intralinks”)	SS&C	11.4x
August 2018	Web.com Group, Inc.	Siris Capital Group, LLC (“Siris Capital”)	11.1x
July 2018	Eze Software Group LLC	SS&C	13.8x

Announcement Date	Target	Acquirer	EV/LTM Adj. EBITDA[1]
December 2016	NeuStar, Inc.	Golden Gate Capital	11.2x2
December 2016	Intralinks	Synchronoss Technologies, Inc.	17.6x
November 2015	Constant Contact, Inc.	Endurance International Group Holdings, Inc.	13.2x
September 2015	Solera Holdings, Inc.	Vista Equity Partners Mangement, LLC (“Vista Equity”)	14.2x
November 2014	Advanced Computer Software Group plc	Vista Equity	15.8x
October 2014	Digital River, Inc.	Siris Capital	11.6x
June 2014	MICROS Systems, Inc.	Oracle Corporation	15.7x
Mean			13.5x
Median			13.5x

Data/Information Services
April 2019	Epsilon Data Management, LLC	Publicis Groupe S.A.	9.3x
August 2018	The Dun & Bradstreet Corporation	Investor Group: CC Capital Partners, LLC, Cannae Holdings, Inc., Bilcar, LLC, Black Knight, Inc. and Thomas H. Lee Partners, L.P.	12.6x
July 2018	Marketing Solutions Unit of Acxiom Corporation	The Interpublic Group of Companies, Inc.	13.9x
October 2015	Interactive Data Holdings Corporation	Intercontinental Exchange, Inc.	13.8x
March 2015	Wood Mackenzie Ltd.	Verisk Analytics, Inc.	17.3x
November 2014	Dealogic Limited	The Carlyle Group L.P.	12.6x
September 2014	Conversant, Inc.	Alliance Data Systems Corporation	10.4x
November 2013	Mergermarket Limited	BC Partners	13.2x
June 2013	R.L. Polk & Co.	IHS Inc.	14.0x
Mean			13.0x
Median			13.2x
Overall
High			17.6x
Mean			13.3x
Median			13.2x
Low			9.3x

[1]	Adj. EBITDA excludes stock-based compensation and non-recurring items
[2]

EV shown reflects total purchase price for NeuStar; EV/LTM Adj. EBITDA multiple excludes impact of NPAC business segment; assumes approximately $500 million total consideration and approximately $325 million EBITDA (approximately 65% of approximately $500 million revenue) as per broker research.

Based on its professional judgment and experience, Rothschild & Co deemed these transactions relevant to consider in relation to the Company and the merger. No company, business or transaction used in this analysis is identical or directly comparable to the Company or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which the Company or the merger was compared.

For purposes of this analysis, Rothschild & Co calculated the enterprise value of each of the target companies in the selected precedent transactions based on the market and financial data of the target companies as well as the following metric:

•

the implied EV of the target company of the selected transaction as a multiple of the LTM Adj. EBITDA of the target company publicly disclosed at the time each such selected transaction was announced or where available, the LTM Adj. EBITDA of the target company during the 12-month period ending closest to the date of announcement of the merger or acquisition for which such information was publicly available, which multiple Rothschild & Co refers to as EV/LTM Adj. EBITDA.

Based on the EV/LTM Adj. EBITDA multiple calculated for the selected transactions and on Rothschild & Co’s professional judgment, Rothschild & Co applied an illustrative range of EV/LTM Adj. EBITDA of 9.5x to 13.5x to the estimated LTM Adj. EBITDA of the Company for the period ended September 30, 2019, as provided in the Forecasts and adjusted for acquisitions and related synergies, divestitures, and other accounting adjustments, to reach a range of implied EVs for the Company. To calculate implied equity values, Rothschild & Co then subtracted from such implied EVs the estimated amount of net debt of the Company as of September 30, 2019, as provided by the management of the Company and approved for Rothschild & Co’s use. Rothschild & Co then divided such implied equity values by the number of fully diluted outstanding Cision ordinary shares, as provided by the management of the Company and approved for Rothschild & Co’s use, to reach the following implied per share equity value reference ranges for the Company, rounded to the nearest $0.25, as compared to the merger consideration:

Implied Per Share Equity Value Reference Range for Cision	Merger Consideration
LTM Adj. EBITDA
$8.25 - $15.00	$10.00

Discounted Cash Flow Analysis

Rothschild & Co performed a discounted cash flow analysis for the Company in order to derive an implied per share equity value reference range for the entire Company if it were to remain an independent public company, and then compared this implied per share equity value reference range with the merger consideration provided for in the merger agreement. In this analysis, Rothschild & Co calculated a range of implied EVs by adding (i) the estimated unlevered, after-tax free cash flows that the Company was forecasted to generate from the three months ended December 31, 2019 through the end of fiscal year 2026 based on the Forecasts provided by the management of the Company, after the application of a range of illustrative discount rates, which were based on the estimated weighted average cost of capital (“WACC”) for the Company to (ii) the terminal value of the Company, after the application of a range of illustrative discount rates based on the estimated WACC for the Company. Rothschild & Co estimated the terminal value of the Company by applying an illustrative range of growth rates in perpetuity of 1.5% to 2.5%, which Rothschild & Co selected using its experience and professional judgment, to the estimated unlevered after-tax free cash flows for the terminal period.

Unlevered, after-tax free cash flows for the terminal period were calculated as net operating profit after taxes (“NOPAT”) after application of the illustrative range of growth rates described above, less increases in net working capital, plus depreciation and amortization, plus increases in deferred revenue, less capital expenditures, less capitalized software. Rothschild & Co used the mid-year discounting convention and applied a range of illustrative discount rates of 8.0% to 9.0%, based on an estimated WACC of 8.50%, which Rothschild & Co calculated using the traditional CAPM (capital asset pricing model).

Rothschild & Co calculated a range of implied equity values for the Company by subtracting from the range of combined implied EVs by the amount of the Company’s net debt as estimated as of September 30, 2019 by the management of the Company in the Forecasts. Rothschild & Co also calculated a range of implied equity values for the Company by additionally adding the net present value of the tax benefits as reflected in the Tax Analyses. Rothschild & Co then divided the ranges of implied equity values for the Company by the number of fully diluted outstanding ordinary shares, as provided by the management of the Company and approved for Rothschild & Co’s use. These analyses indicated the following implied per share equity value reference ranges for the Company, rounded to the nearest $0.25, as compared to the merger consideration:

Implied Per Share Equity Value Reference Range for Cision	Merger Consideration
$8.00 - $12.75	$10.00
$8.25 - $13.00 (including the net present value of tax benefits)

Other Factors

In rendering its opinion, for illustrative purposes only and not relied upon in reaching its conclusion, Rothschild & Co also reviewed and considered other factors, including:

•

the approximate per Cision ordinary share reference range of $7.75 to $14.00, rounded to the nearest $0.25, based on applying a range of EV/EBITDA of 9.0x to 12.5x to the adjusted EBITDA of the Company for fiscal year 2019 obtained from Wall Street research analyst estimates and using the methodology described above in “Selected Public Company Analysis;”

•

the approximate per Cision ordinary share reference range of $9.00 to $14.75, rounded to the nearest $0.25, based on applying a range of EV/EBITDA of 9.0x to 12.0x to the adjusted EBITDA of the Company for fiscal year 2020 obtained from Wall Street research analyst estimates and using the methodology described above in “Selected Public Company Analysis;”

•

the approximate per Cision ordinary share reference range of $8.50 to $15.50, rounded to the nearest $0.25, based on applying a range of EV/EBITDA of 9.5x to 13.5x to the LTM Adj. EBITDA of the Company for the twelve months period ended September 30, 2019 (including any adjustments for acquisitions and related synergies, divestitures, and other accounting adjustments) as provided in the Forecasts and using the methodology described above in “Selected Precedent Transactions Analysis;”

•

historic closing prices of Cision’s ordinary shares, noting, as a reference point that the closing price of Cision’s ordinary shares, ranged from $6.25 to $15.25, rounded to the nearest $0.25, in the 52-week period preceding October 21, 2019 the last trading day prior to public announcement of the transaction;

•

based on information Rothschild & Co obtained from Bloomberg, Thomson ONE, FactSet and broker research, selected equity analyst per share target prices for Cision’s ordinary shares as of October 21, 2019, noting that the range of these target prices was from $9.00 to $20.00 and the median of these target prices was $13.50; and

•

the premiums paid in selected precedent transactions, involving U.S. listed targets announced over the last five years with implied enterprise values between $1 billion and $5 billion (excluding energy and power, financial institutions, government and agencies and real estate transactions), noting that the first (1st) and third (3rd) quartile of premiums paid in these selected transactions relative to the target company’s unaffected closing stock price, ranged from 22.4% to 53.2% and when applied to the closing price of $8.45 per ordinary share of Cision on October 21, 2019, the resulting range of implied prices was $10.25 to $13.00 per Cision ordinary share.

The valuation and financial analyses set out above are not a comprehensive description of all analyses and examinations actually conducted by Rothschild & Co in connection with its opinion and are qualified in their entirety by reference to the full text of the written opinion of Rothschild & Co attached herein as Annex D.

Miscellaneous

The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant valuation and financial analyses and the application of those methods to the particular circumstances involved, and therefore a fairness opinion necessarily is not susceptible to partial analysis or summary description. Rothschild & Co believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all of the described analyses and factors, would create an incomplete view of the process underlying Rothschild & Co’s analyses and opinion. In arriving at its fairness determination, Rothschild & Co considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered. Rather, Rothschild & Co made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the analyses described above as a comparison is directly comparable to the Company or the merger.

In performing its analyses, Rothschild & Co made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Rothschild & Co’s analyses were based in part on the Forecasts and other third party research analyst estimates, which are not necessarily indicative of actual values or actual future results and which may be significantly more or less favorable than those suggested by Rothschild & Co’s analyses. These analyses were prepared solely as part of the analysis performed by Rothschild & Co with respect to the fairness, from a financial point of view, to the holders of Cision’s ordinary shares (other than Excluded Shares) of the merger consideration payable to such holders in the merger pursuant to the merger agreement, and were provided to the Board in connection with the delivery of Rothschild & Co’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future.

As described above, Rothschild & Co’s opinion, together with the financial analyses performed by Rothschild & Co in connection with its opinion and reviewed by the Board, were among the many factors that the Board took into consideration in making the recommendation of the Board described in “—Reasons for the Merger”. Rothschild & Co was not requested to, and did not, recommend any specific amount of consideration to the Board or that any specific amount of consideration constituted the only appropriate consideration in the merger. The amount and type of consideration payable in the merger was determined through arms-length negotiations between the Company and Parent. Consequently, Rothschild & Co’s opinion should not be viewed as determinative of the views of the Board or the management of the Company with respect to the merger consideration or the merger, including whether the Board would have been willing to determine that a different merger consideration was fair.

Rothschild & Co is acting as financial advisor to the Company with respect to the merger contemplated by the merger agreement and will receive an aggregate fee of approximately $15,000,000 from the Company for its services, $2,000,000 of which became payable upon delivery of Rothschild & Co’s opinion and $13,000,000 of which is contingent upon the consummation of the merger. The Company has also agreed to reimburse Rothschild & Co for certain expenses and to indemnify Rothschild & Co against certain liabilities arising out of its engagement.

During the two-year period ending on October 22, 2019, Rothschild & Co did not provide financial services to Parent or the Company other than, in the case of the Company, with respect to Rothschild & Co’s engagement in connection with the merger contemplated by the merger agreement. Rothschild & Co and its affiliates are engaged in a wide range of financial advisory and investment banking activities. Rothschild & Co or its affiliates may in the future provide financial services to the Company, Parent and/or any of their respective affiliates, including GTCR LLC, an affiliate of which is a significant shareholder of the Company, and Platinum Equity, LLC (“Platinum Equity”), an affiliate of Parent, and their respective affiliates and portfolio companies, in the ordinary course of Rothschild & Co’s businesses from time to time and may receive fees for the rendering of such services. In addition, in the ordinary course of Rothschild & Co’s asset management, merchant banking and other business activities, its affiliates may trade in the securities of the Company, Parent, any of their respective affiliates and third parties, including GTCR LLC and Platinum Equity. Rothschild & Co and its affiliates also have provided and/or are currently providing certain financial advisory services to GTCR LLC and/or its affiliates and portfolio companies from time to time for which Rothschild & Co and its affiliates have received and/or may receive customary fees for its services, including representing GTCR LLC and/or its affiliates and portfolio companies in connection with mergers and acquisition transactions and representing GTCR LLC and/or its affiliates and portfolio companies in connection with equity or debt advisory matters. During the two-year period ending on October 22, 2019, Rothschild & Co and its affiliates have recognized compensation for financial advisory services provided directly to GTCR LLC and/or to its affiliates and portfolio companies that are known to Rothschild & Co of approximately $18,000,000. Rothschild & Co and its affiliates also have provided and/or are currently providing certain financial advisory services to Platinum Equity and/or its affiliates and portfolio companies from time to time for which Rothschild & Co and its affiliates have received and/or may receive customary fees for its services, including representing Platinum Equity and/or its affiliates and portfolio companies in connection with mergers and acquisition transactions and representing Platinum Equity and/or its affiliates and portfolio companies in connection with equity or debt advisory matters. During the two-year period ending on October 22, 2019, Rothschild & Co and its affiliates have recognized compensation for financial advisory services provided directly to Platinum Equity and/or to its affiliates and portfolio companies that are known to Rothschild & Co of approximately $4,500,000.

Rothschild & Co’s opinion was given and speaks only as of its date. Subsequent developments may affect Rothschild & Co’s opinion and the assumptions used in preparing it, and Rothschild & Co does not have any obligation to update, revise, or reaffirm its opinion. Rothschild & Co’s opinion was approved by the Global Advisory Commitment Committee of Rothschild & Co.

Opinion of Centerview Partners LLC

On October 22, 2019, Centerview rendered to the Board its oral opinion, subsequently confirmed in a written opinion dated October 22, 2019, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the merger consideration to be paid to the holders of Cision’s ordinary shares (other than Excluded Shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Centerview’s written opinion, dated October 22, 2019, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex E to this proxy statement and is incorporated herein by reference. The summary of the written opinion of Centerview set forth below is qualified in its entirety to the full text of Centerview’s written opinion attached as Annex E. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the transaction and Centerview’s opinion only addressed the fairness, from a financial point of view, as of the date thereof, to the holders of Cision’s ordinary shares (other than Excluded Shares) of the merger consideration to be paid to such holders pursuant to the merger agreement. Centerview’s opinion did not address any other term or aspect of the merger agreement or the transaction and does not constitute a recommendation to any shareholder of the Company or any other person as to how such shareholder or other person should vote with respect to the transaction or otherwise act with respect to the merger or any other matter.

The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.

In connection with rendering the opinion described above and performing its related financial analyses, Centerview reviewed, among other things:

•	an execution copy of the merger agreement dated October 22, 2019, referred to in this summary of Centerview’s opinion as the “Execution Draft Merger Agreement;”

•	Annual Reports on Form 10-K of the Company for the years ended December 31, 2018 and December 31, 2017;

•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company;

•	certain publicly available research analyst reports for the Company;

•	certain other communications from the Company to its shareholders; and

•

certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company and furnished to Centerview by the Company for purposes of Centerview’s analysis (including the October 2019 Projections set forth under the heading “— Certain Unaudited Prospective Information”, which are referred to in this summary of Centerview’s opinion as the “Forecasts,” and which are collectively referred to in this summary of Centerview’s opinion as the “Internal Data.”)

Centerview also participated in discussions with members of the senior management and representatives of the Company regarding their assessment of the Internal Data. In addition, Centerview reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that Centerview deemed relevant. Centerview also compared certain of the proposed financial terms of the transaction with the financial terms, to the extent publicly available, of certain other transactions that Centerview deemed relevant, and conducted such other financial studies and analyses and took into account such other information as Centerview deemed appropriate.

Centerview assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Centerview for purposes of its opinion and, with the Company’s consent, Centerview relied upon such information as being complete and accurate. In that regard, Centerview assumed, at the Company’s direction, that the Internal Data (including, without limitation, the Forecasts) were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and Centerview relied, at the Company’s direction, on the Internal Data for purposes of Centerview’s analysis and opinion. Centerview expressed no view or opinion as to the Internal Data or the assumptions on which it was based. In addition, at the Company’s direction, Centerview did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor was Centerview furnished with any such evaluation or appraisal, and was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company. Centerview assumed, at the Company’s direction, that the final executed merger agreement would not differ in any respect material to Centerview’s analysis or opinion from the Execution Draft Merger Agreement reviewed by Centerview. Centerview also assumed, at the Company’s direction, that the transaction will be consummated on the terms set forth in the merger agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to Centerview’s analysis or Centerview’s opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the transaction, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to Centerview’s analysis or Centerview’s opinion. Centerview did not evaluate and did not express any opinion as to the solvency or fair value of the Company, or the ability of the Company to pay its obligations when they come due, or as to the impact of the transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Centerview is not a legal, regulatory, tax or accounting advisor, and Centerview expressed no opinion as to any legal, regulatory, tax or accounting matters.

Centerview’s opinion expressed no view as to, and did not address, the Company’s underlying business decision to proceed with or effect the transaction, or the relative merits of the transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. Centerview’s opinion was limited to and addressed only the fairness, from a financial point of view, as of the date of Centerview’s written opinion, to the holders of the Cision’s ordinary shares (other than Excluded Shares) of the merger consideration to be paid to such holders pursuant to the merger agreement. For purposes of its opinion, Centerview was not asked to, and Centerview did not, express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the transaction, including, without limitation, the structure or form of the transaction, or any other agreements or arrangements contemplated by the merger agreement or entered into in connection with or otherwise contemplated by the transaction, including, without limitation, the fairness of the transaction or any other term or aspect of the transaction to, or any consideration to be received in connection therewith by, or the impact of the transaction on, the holders of any other class of securities, creditors or other constituencies of the Company or any other party. In addition, Centerview expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the transaction, whether relative to the merger consideration to be paid to the holders of Cision’s ordinary shares (other than Excluded Shares) pursuant to the merger agreement or otherwise. Centerview’s opinion was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Centerview as of, the date of Centerview’s written opinion, and Centerview does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of Centerview’ written opinion. Centerview’s opinion does not constitute a recommendation to any shareholder of the Company or any other person as to how such shareholder or other person should vote with respect to the transaction or otherwise act with respect to the transaction or any other matter. Centerview’s financial advisory services and its written opinion were provided for the information and assistance of the Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the transaction. The issuance of Centerview’s opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Summary of Centerview Financial Analysis

The following is a summary of the material financial analyses prepared and reviewed with the Board in connection with Centerview’s opinion, dated October 22, 2019. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Centerview, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Centerview. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be Centerview’s view of the actual value of the Company. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Centerview. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Centerview’s financial analyses and its opinion. In performing its analyses, Centerview made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company or any other parties to the transaction. None of the Company, Parent, Merger Sub, Platinum V or Centerview or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the Company do not purport to be appraisals or reflect the prices at which the Company may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 21, 2019 (the last trading day before the public announcement of the transaction) and is not necessarily indicative of current market conditions.

Selected Public Company Analysis

Centerview reviewed certain financial information of Cision and compared it to corresponding financial information of certain software and data information companies that Centerview selected based on its experience and professional judgment (which are referred to as the “selected companies” in this summary of Centerview’s opinion). Although none of the selected companies is directly comparable to Cision, the companies listed below were chosen by Centerview, among other reasons, because they are publicly traded, software and/or data information companies with certain operational, business and/or financial characteristics that, for purposes of Centerview’s analysis, may be considered similar to those of Cision.

However, because none of the selected companies is exactly the same as Cision, Centerview believed it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected public company analysis. Accordingly, Centerview also made qualitative judgments, based on its experience and professional judgment, concerning differences between the operational, business and/or financial characteristics of Cision and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis.

Using publicly available information obtained from SEC filings and other data sources as of October 21, 2019, Centerview calculated, for each of the selected companies, the company’s enterprise value (calculated as the equity value (determined using the treasury stock method and taking into account outstanding in-the-money options, warrants, restricted stock units and other convertible securities) plus the face value of debt and certain liabilities less cash and cash equivalents and certain other investments), as a multiple of Wall Street research analyst consensus estimated adjusted EBITDA for the calendar year 2020. Adjusted EBITDA is a non-GAAP measure, which reflects earnings from continuing operations (before deducting stock-based compensation expense) before interest, taxes, depreciation and amortization, excluding certain costs and other transactions which the management of the Company deemed non-recurring in nature. Where applicable, the multiples were adjusted to account for certain events such as pending acquisitions and divestitures.

The selected companies and the results of this analysis are summarized as follows:

Selected Companies
CDK Global, Inc. (“CDK”)
Cision (based on Internal Data)
Cision (based on Wall Street research analyst consensus estimates)
CoreLogic, Inc. (“CoreLogic”)
Equifax Inc. (“Equifax”)
Inovalon Holdings, Inc. (“Inovalon”)
j2 Global, Inc. (“j2”)
LogMeIn, Inc. (“LogMeIn”)
NICE Ltd. (“Nice”)
Nuance Communications, Inc. (“Nuance”)
Open Text Corporation (“Open Text”)
Progress Software Corporation (“Progress Software”)
SS&C Technologies Holdings, Inc. (“SS&C”)
Verint Systems Inc. (“Verint”)
Wolters Kluwer N.V. (“Wolters Kluwer”)
25th Percentile[1]	9.7x
Median[1]	10.8x
75th Percentile[1]	13.7x

[1]	Excludes Cision.

Based on its experience and professional judgment, for purposes of its analysis Centerview selected an enterprise value to estimated calendar year 2020 Adjusted EBITDA multiple reference range of 9.0x to 12.0x. In selecting this reference range, Centerview made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operating characteristics and prospects of Cision and the selected Cision comparable companies that could affect their public trading values in order to provide a context in which to consider the results of the quantitative analysis.

Centerview applied the adjusted EBITDA multiple reference range to Cision’s calendar year 2020 estimated adjusted EBITDA (excluding non-recurring items and stock-based compensation expense) as set forth in the Forecasts to derive a range of implied enterprise values for Cision. Centerview subtracted from each of these ranges of implied enterprise values the face value of Cision’s net debt as of September 30, 2019 as set forth in the Internal Data to derive a range of implied equity values for Cision. Centerview then divided these implied equity values by the number of fully-diluted outstanding shares of Cision ordinary shares as set forth in the Internal Data to derive a range of implied values per Cision ordinary share of $9.25 to $15.00, rounded to the nearest $0.25. Centerview compared this range to the $10.00 per Cision ordinary share in cash, without interest, proposed to be paid to the holders of Cision’s ordinary shares (other than Excluded Shares) pursuant to the merger agreement.

Selected Precedent Transaction Analysis

Centerview reviewed and compared certain information relating to the following selected transactions involving publicly traded, software and/or data information companies that Centerview, based on its professional judgment and experience, deemed relevant to consider in relation to Cision and the transaction.

However, because no company or transaction used in this analysis is identical or directly comparable to Cision or the transaction. Centerview believed it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected precedent transaction analysis. Accordingly, Centerview also made qualitative judgments, based on its experience and professional judgment, concerning differences between the operational, business or financial characteristics of Cision and each target company as well as the transaction and the selected transactions that could affect the transaction values of each in order to provide a context in which to consider the results of the quantitative analysis. Although none of the selected transactions is directly comparable to the transaction, the transactions listed below were chosen by Centerview because, among other reasons, their participants, size or other factors, for purposes of Centerview’s analysis, may be considered similar to the transaction. Centerview used its experience, expertise and knowledge of these industries to select transactions that involved companies with certain operational, business and/or financial characteristics that, for purposes of this analysis, may be considered similar to certain characteristics of Cision. The reasons for and the circumstances surrounding each of the selected transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Cision and the companies included in the selected transactions analysis.

Using publicly available information obtained from SEC filings and other data sources as of October 21, 2019, Centerview calculated, for each selected transaction, among other things, the enterprise value implied for the applicable target company based on the consideration payable in the applicable selected transactions, as a multiple of the target company’s Adjusted EBITDA for the last 12-month period, which we refer to as LTM, for which financial information had been made public at the time of the announcement of such transactions (excluding non-recurring items and stock-based compensation expense where that information was available).

The selected precedent transactions considered in this analysis are summarized as follows:

Date Announced	Target	Acquiror	EV/LTM Adj. EBITDA[1]
Data Information
April 2019	Epsilon Data Management, LLC	Publicis Groupe S.A.	9.3x
August 2018	The Dun & Bradstreet Corporation	Investor Group: CC Capital Partners, LLC, Cannae Holdings, Inc., Bilcar, LLC, Black Knight, Inc. and Thomas H. Lee Partners L.P.	12.6x
July 2018	Marketing Solutions Unit of Acxiom Corporation	The Interpublic Group of Companies, Inc.	13.9x
July 2016	Thomson Reuters Corporation Intellectual Property & Science business	Onex Corp.	12.4x	[2]
October 2015	Interactive Data Holdings Corporation	Intercontinental Exchange, Inc.	13.8x
March 2015	Wood Mackenzie Ltd.	Verisk Analytics, Inc.	17.3x
November 2014	Dealogic Limited	The Carlyle Group L.P.	12.6x
September 2014	Conversant, Inc.	Alliance Data Systems Corporation	10.4x
November 2013	Mergermarket Limited	BC Partners	13.2x
June 2013	R.L. Polk & Co.	IHS Inc.	14.0x
Software
September 2018	Intralinks Holdings, Inc. (“Intralinks”)	SS&C	11.4x
August 2018	Web.com Group, Inc.	Siris Capital Group, LLC (“Siris Capital”)	11.1x
July 2018	Eze Software Group LLC	SS&C	13.8x
December 2016	NeuStar, Inc. (“NeuStar”)	Golden Gate Capital	11.2x	[3]

Date Announced	Target	Acquiror	EV/LTM Adj. EBITDA[1]
December 2016	Intralinks	Synchronoss Technologies, Inc.	17.6x
November 2015	Constant Contact, Inc.	Endurance International Group Holdings, Inc.	13.2x
September 2015	Solera Holdings, Inc.	Vista Equity Partners Management, LLC (“Vista Equity”)	14.2x
November 2014	Advanced Computer Software Group plc	Vista Equity	15.8x
October 2014	Digital River, Inc.	Siris Capital	11.6x
June 2014	MICROS Systems, Inc.	Oracle Corporation	15.7x
25th Percentile			11.6x
Median			13.2x
75th Percentile			14.0x

[1]	Represents LTM Adjusted EBITDA when sufficient information was disclosed to determine Adjusted EBITDA; otherwise represents EBITDA figure disclosed publicly.
[2]	EBITDA is based on segment-level reporting and is before allocation of corporate overhead. Fully-burdened EBITDA figure was not disclosed.
[3]

Excludes from implied enterprise value the value of the Number Portability Administration Center (which we refer to as “NPAC”) business, for which NeuStar’s contract had not been renewed and which was expected to roll off in 2018. Assumes annual NPAC revenue of $500 million and EBITDA margin of approximately 65%, based on Wall Street research. Assumes estimated residual value of NPAC business to NeuStar of $500 million (annual free-cash flow generation of $250 to $300 million), based on Wall Street research.

Based on its analysis of the relevant metrics for each of the selected companies and other considerations that Centerview deemed relevant based on its professional judgment and experience, Centerview selected a reference range of enterprise value to estimated LTM Adjusted EBITDA multiples of 10.0x to 13.5x. In selecting this reference range, Centerview made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operating characteristics and prospects of Cision and the companies included in the selected transactions and other factors that could affect the public trading, acquisition or other values of such companies or Cision. Centerview applied this reference range to Cision’s pro forma LTM Adjusted EBITDA as of September 30, 2019 (excluding non-recurring items and stock-based compensation expense, pro forma as if the acquisitions and divestitures that Cision had completed during the prior twelve month period had been completed at the beginning of the period) including the impact of realized synergies as if they were completed at the beginning of the period, reflected in the Internal Data, to calculate an illustrative range of implied enterprise values of Cision. Centerview subtracted from this range of implied enterprise values the face value of Cision’s net debt as of September 30, 2019 as set forth in the Internal Data to derive a range of equity values for Cision. Centerview then divided this range of equity values by the number of fully-diluted outstanding Cision ordinary shares as set forth in the Internal Data to derive a range of implied values per Cision ordinary share, of $9.00 to $15.00, rounded to the nearest $0.25. Centerview compared this range to the $10.00 per Cision ordinary share in cash, without interest, proposed to be paid to the holders of Cision’s ordinary shares (other than Excluded Shares) pursuant to the merger agreement.

Discounted Cash Flow Analysis

Centerview performed a discounted cash flow analysis of Cision based on the Forecasts and the calculations of after-tax unlevered free cash flows set forth under the heading “— Certain Unaudited Prospective Information.” A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset or set of assets by calculating the “present value” of estimated future cash flows of the asset or set of assets.

“Present value” refers to the current value of future cash flows and is obtained by discounting those future cash flows by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

In performing this analysis, Centerview calculated an implied per share equity range for the shares of Cision common stock by discounting to present value as of October 21, 2019 using discount rates ranging from 8.0% to 9.0% (reflecting Centerview’s analysis of Cision’s weighted average cost of capital) and the mid-year convention, the forecasted unlevered free cash flows of Cision based on the Forecasts during the period beginning the fourth quarter of 2019, and ending on December 31, 2026. The implied terminal value of Cision at the end of the forecast period was estimated by using perpetuity growth rates ranging from 2.0% to 2.5%.

Based on its analysis, Centerview calculated a range of implied enterprise values of Cision. Centerview added to this range of implied enterprise values the estimated net present value of Cision’s future tax benefits and subtracted from this range the face value of Cision’s net debt as of September 30, 2019 as set forth in the Internal Data to derive a range of implied equity values of Cision. Centerview then divided this range of implied equity values by the number of fully-diluted outstanding shares of Cision ordinary shares as set forth in the Internal Data to derive a range of implied values of Cision ordinary shares of $8.75 to $12.75, excluding the net present value of Cision’s future tax benefits, and up to $13.00 including the net present value of Cision’s future tax benefits, rounded to the nearest $0.25. Centerview compared the results of the above analysis to the $10.00 per Cision ordinary share in cash, without interest, to be paid to the holders of Cision ordinary shares (other than Excluded Shares) pursuant to the merger agreement.

Other Factors

Centerview noted for the Board certain additional factors solely for informational purposes, including, among other things, the following:

•

Historical Stock Price Trading Analysis. Centerview reviewed historical closing trading prices of Cision ordinary shares during the 52-week period ended October 21, 2019, which reflected low and high closing prices for Cision ordinary shares during this 52-week period of $6.21 and $15.14 per Cision ordinary share.

•

Analyst Price Target Analysis. Centerview reviewed stock price targets for the Cision ordinary shares in Wall Street research analyst reports publicly available as of October 21, 2019, which indicated low and high stock price targets for Cision ordinary shares ranging from $9.00 per Cision ordinary share to $20.00 per Cision ordinary share.

•

Premiums Paid Analysis. Centerview performed an analysis of premiums paid in selected all-cash acquisitions over the past three years in which a public U.S.-based target was acquired in a transaction valued from $2 billion to $4 billion, excluding transactions where the target was in the financials, insurance, real estate or energy industries. For each such transaction, Centerview calculated the premiums in this analysis by comparing the per share acquisition price in each transaction to the closing price of the target company’s common stock for the date one day, one week and one month prior to the date on which the trading price of the target’s common stock was perceived to be affected by a potential transaction. Based on the analysis above and other considerations that Centerview deemed relevant in its professional judgment, Centerview applied a range of 20% to 45% to Cision’s closing stock price on October 21, 2019 (the last trading day before the public announcement of the transaction) of $8.45, which resulted in an implied price range of approximately $10.25 to $12.25 per Cision ordinary share, rounded to the nearest $0.25.

General

The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its opinion, Centerview did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Centerview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

Centerview’s financial analyses and opinion were only one of many factors taken into consideration by the Board in its evaluation of the transaction. Consequently, the analyses described above should not be viewed as determinative of the views of the Board or management of the Company with respect to the merger consideration or as to whether the Board would have been willing to determine that a different consideration was fair. The consideration for the transaction was determined through arm’s-length negotiations between the Company and Parent and was approved by the Board. Centerview provided advice to the Company during these negotiations. Centerview did not, however recommend any specific amount of consideration to the Company or the Board or that any specific amount of consideration constituted the only appropriate consideration for the transaction.

Centerview is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the two years prior to the date of its written opinion Centerview has not been engaged to provide financial advisory or other services to the Company, and has not received any compensation from the Company during such period. In the two years prior to the date of its written opinion, Centerview has not been engaged to provide financial advisory or other services to GTCR LLC (affiliates of which own approximately 34% of the Cision’s ordinary shares) and Centerview has not received any compensation from GTCR LLC during such period. In the two years prior to the date of its written opinion, Centerview has not been engaged to provide financial advisory or other services to Parent, Merger Sub or Platinum V and Centerview has not received any compensation from Parent, Merger Sub or Platinum V during such period. Centerview may provide financial advisory and other services to or with respect to the Company, GTCR LLC, Parent, Platinum V or their respective affiliates and portfolio companies of such affiliates in the future, for which Centerview may receive compensation. Certain (i) of Centerview and its affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of Centerview’s affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, GTCR LLC, Parent, Platinum V or any of their respective affiliates and portfolio companies, or any other party that may be involved in the transaction.

The Board selected Centerview as its financial advisor in connection with the merger based on Centerview’s reputation and experience. Centerview is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger.

In connection with Centerview’s services as the financial advisor to the Board, the Company has agreed to pay Centerview an aggregate fee that, based on information available as of the date of the announcement of the merger is estimated to be approximately $3,800,000, of which $2,000,000 was payable upon the rendering of Centerview’s opinion and the remainder of which is payable contingent upon consummation of the transaction. In addition, the Company has agreed to reimburse certain of Centerview’s expenses arising, and to indemnify Centerview against certain liabilities that may arise, out of Centerview’s engagement.

Certain Information regarding Cision’s Financial Advisor, Deutsche Bank Securities Inc.

Cision also engaged Deutsche Bank as a financial advisor to the Company in connection with the merger. The Company has agreed to pay Deutsche Bank for its services an aggregate fee currently estimated to be approximately $6,400,000, payable contingent upon consummation of merger. The Company also has agreed to reimburse Deutsche Bank for its expenses, including fees and expenses of counsel, and to indemnify Deutsche Bank and related parties against certain liabilities, including liabilities under federal securities laws, arising from Deutsche Bank’s engagement. Deutsche Bank was not requested to, and it did not, provide an opinion to the Board in connection with the merger.

Certain Unaudited Prospective Information

The Company does not, as a matter of course, generally publish detailed business plans and strategies or make external disclosures of its anticipated financial position or results of operations. During April 2019, the Company prepared certain non-public unaudited financial forecasts regarding the Company’s projected future operations for fiscal years ending December 31, 2019 through December 31, 2026 (the “April 2019 Projections”) (which were not provided to potential bidders) for (i) the Board to consider in its evaluation of opportunities for a potential sale of the Company and (ii) Rothschild & Co and Centerview to use in developing their respective preliminary financial analyses of the Company. The Company subsequently updated such projections to account for, among other things, the completion of the Company’s second fiscal quarter of 2019, trade and economic headwinds experienced by the Company since April 2019, and updated growth forecasts for the Company that were revised downward (the “September 2019 Projections”). On September 23, 2019, the September 2019 Projections were provided for the Board to further consider in its evaluation of a potential sale of the Company, and also for Rothschild & Co and Centerview to use in their respective preliminary financial analyses of the Company. The September 2019 Projections (excluding the projections for the fiscal years ended December 31, 2024, 2025 and 2026) were also provided to prospective bidders who participated in the sale process in connection with their due diligence review of a possible transaction with the Company. In early October 2019, the Company further revised the September 2019 Projections for the three months ended December 31, 2019 and the fiscal years ended December 31, 2020 through 2026 to reflect, among other things, the anticipated financial results for the third fiscal quarter of 2019, and certain execution risks and operational headwinds facing the Company related to the Asia-Pacific region and the ability of the Company to integrate certain recently acquired businesses, which were not accounted for in the September 2019 Projections (the “October 2019 Projections”). The updated October 2019 Projections were provided to (i) the Board for its evaluation of a potential sale of the Company and (ii) Rothschild & Co and Centerview for their use in their respective financial analyses, including their analyses underlying their opinions described under the heading “Opinions of the Company’s Financial Advisors.” The October 2019 Projections were not provided to any prospective bidders, including Platinum. We refer to all of the foregoing financial projections as the “Financial Projections”, which are each summarized below.

While the Financial Projections were prepared in good faith, no assurance can be made regarding future events. The estimates and assumptions underlying the Financial Projections involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which the Company operates, and the risk and uncertainties described under “Cautionary Factors Regarding Forward-Looking Statements,” all of which are difficult to predict and many of which are outside the control of the Company and, upon consummation of the merger, will be beyond the control of Parent and the Surviving Company. As such the Financial Projections constitute forward-looking statements. The Company’s shareholders are urged to review the Company’s SEC filings for a description of risk factors with respect to the Company’s business. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the Financial Projections, whether or not the merger is completed. The Financial Projections, while presented with numerical specificity, necessarily were based on numerous variables and assumptions that are inherently uncertain. Since the Financial Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. The inclusion in this proxy statement of the summary of the Financial Projections below should not be regarded as an indication that the Company, the Board, Platinum or any of their respective financial advisors considered, or now considers, these forecasts to be a reliable predictor of future results.

The Financial Projections are based upon certain assumptions made by Management. Among other assumptions made, including those noted below, the Financial Projections assume that the Company would continue to operate as a standalone company and do not reflect any impact of the merger or the failure of the merger to occur.

The Financial Projections summarized below reflected the estimates and judgments of the Company’s management at the time they were prepared. The Financial Projections do not take into account any updates for circumstances or events occurring after the date the Financial Projections were prepared. None of the Company, Platinum V, Parent or Merger Sub or, after completion of the merger, the Surviving Company, undertakes any obligation, except as required by law, to update or otherwise revise the Financial Projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

By including the summary of the Financial Projections below, neither the Company nor any of its affiliates or representatives has made or makes any representation to any person regarding the actual performance of the Company compared to the information contained in the Financial Projections.

The Company has made no representation to Platinum V, Parent or Merger Sub in the merger agreement or otherwise, concerning the Financial Projections. The Financial Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in this proxy statement and its public filings with the SEC. Cision shareholders are cautioned not to place undue, if any, reliance on the Financial Projections.

All of the Financial Projections summarized below were prepared by and are the responsibility of the Company’s management. The Company’s auditor has neither examined, compiled nor performed any procedures with respect to the accompanying prospective financial information and, accordingly, the Company’s auditor does not express an opinion or any other form of assurance with respect thereto.

The Financial Projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles in the United States (“GAAP”).

The Financial Projections include certain non-GAAP financial measures, including Adjusted EBITDA and any measures therefrom. The Company’s management included forecasts of Adjusted EBITDA in the Financial Projections because the Company’s management believes such metrics provide useful information because they are commonly used by investors to assess financial performance and operating results of ongoing business operations, and because the Company’s management also believes that Adjusted EBITDA could be useful in evaluating the business, potential operating performance and cash flow of the Company. Management believes that Adjusted EBITDA is important because it provides a more transparent view of the Company’s underlying performance and operating trends. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as presented in this proxy statement may not be comparable to similarly titled amounts used by the Company or other companies. The footnotes to the tables below provide certain supplemental information with respect to the calculation of non-GAAP financial measures.

The summary of the Financial Projections below is not included in this proxy statement to induce any shareholder to vote in favor of the merger proposal, including whether or not to seek dissenters’ rights with respect to Cision ordinary shares held by any shareholder, or any other proposals to be voted on at the special meeting, but rather the summary of the Financial Projections below is included only to provide Cision shareholders with access to certain prospective financial information concerning the Company that was made available to the Board, certain bidders, and Rothschild & Co. and Centerview, as described herein.

April 2019 Projections

The following table sets forth a summary of the April 2019 Projections:

(dollars in millions)	Twelve months ended December 31,
	2019	2020	2021	2022	2023	2024	2025	2026
Income statement data
Revenue	$793	$844	$902	$966	$1,036	$1,093	$1,138	$1,173
Adjusted EBITDA(1)	276	306	331	356	385	406	423	436
Adjusted EBITDA less capital expenditures and capitalized software	236	262	283	304	329	348	363	375
Statement of Cash Flow data
Depreciation & amortization	29	34	39	42	47	52	55	57
Management plan(2)	(8)	(9)	(9)	(10)	(10)	(11)	(11)	(11)
Capital expenditures	(18)	(20)	(22)	(24)	(26)	(26)	(27)	(27)
Capitalized software	(22)	(24)	(26)	(28)	(30)	(32)	(33)	(34)
Increase/(decrease) in deferred revenue	21	10	12	13	14	12	9	7
Increase/(decrease) in net working capital	(30)	(46)	(18)	(7)	(8)	(6)	(5)	(4)

(1)

“Adjusted EBITDA” refers to the EBITDA of the Company during the relevant period adjusted for acquisition related costs and expenses, stock-based compensation, deferred revenue reduction from purchase accounting, gains or losses related to divested businesses or assets groups, sponsor fees and expenses, unrealized (gain) or loss on foreign currency translation and other accounting adjustments as provided by the management of the Company.

(2)	Management plan refers to stock-based compensation.

September 2019 Projections

	Six months ended December 31,	Twelve months ended December 31,
	2019	2020	2021	2022	2023	2024	2025	2026
Income statement data
Revenue	$396	$814	$854	$899	$948	$1,002	$1,038	$1,061
Adjusted EBITDA(1)	142	294	310	327	347	370	384	392
Adjusted EBITDA less capital expenditures and capitalized software	120	244	258	271	287	306	318	326
Statement of cash flow data
Depreciation & amortization	$15	$33	$39	$44	$49	$55	$59	$62
Management plan(2)	(5)	(11)	(12)	(13)	(14)	(16)	(16)	(17)
Acquisition related costs & expenses	(13)	(14)	—	—	—	—	—	—
Capital expenditures	(8)	(18)	(21)	(23)	(26)	(28)	(28)	(29)
Capitalized software	(14)	(31)	(32)	(33)	(35)	(36)	(37)	(38)
Increase/(decrease) in deferred revenue	4	2	9	10	11	12	8	5
Increase/(decrease) in net working capital	(1)	(16)	(21)	(3)	(6)	(7)	(4)	(3)

(1)	For a description of non-GAAP financial measures, see the footnote to the table of projections set forth under “—April 2019 Projections.”
(2)	Management plan refers to stock-based compensation.

October 2019 Projections

	Three months ended December 31, 2019	Twelve months ended December 31,
		2020	2021	2022	2023	2024	2025	2026
Income statement data
Revenue	$202	$803	$835	$868	$902	$937	$962	$979
Adjusted EBITDA(1)	72	292	305	319	331	344	354	360
Adjusted EBITDA less capital expenditures and capitalized software	61	237	247	255	262	269	277	282
Statement of cash flow data
Depreciation & amortization	$8	$33	$41	$47	$54	$61	$67	$71
Management plan(2)	(2)	(11)	(12)	(13)	(14)	(16)	(16)	(16)
Acquisition related costs & expenses	(7)	(14)	—	—	—	—	—	—
Capital expenditures	(4)	(24)	(27)	(31)	(36)	(41)	(41)	(41)
Capitalized software	(7)	(31)	(32)	(33)	(34)	(35)	(36)	(36)
Increase/(decrease) in deferred revenue	12	0	7	7	7	8	5	4
Increase/(decrease) in net working capital	(5)	(16)	(20)	(2)	(4)	(4)	(3)	(2)

(1)	For a description of non-GAAP financial measures, see the footnote to the table of projections set forth under “—April 2019 Projections.”
(2)	Management plan refers to stock-based compensation.

Growth Initiatives

In addition to the September 2019 Projections, management also prepared a summary of potential various growth initiatives which it shared with prospective bidders. The growth initiatives were based on various opportunities that management believed existed for increasing revenue. The growth initiatives were based on management’s estimates of revenue growth that may be achievable given significant focus and investment on an initiative. The estimates were provided to bidders for illustrative purposes only, and do not reflect the costs of implementing such proposals, either as a standalone public company or in combination with any potential bidder.

Cross Sell Opportunities

Management provided estimates of new sales growth that it believed could be achieved by selling new products and solutions to existing customers, as summarized below. The following table sets forth revenue potential due to cross sell.

	Twelve months ended December 31,
(dollars in millions)	2020	2021	2022	2023	2024
Additional revenue	$11	$16	$26	$49	$75

Upsell Opportunities

Management prepared estimates of potential upsell revenue opportunities by estimating the total number of customers who could be targeted each year for upsell opportunities and estimating the average incremental revenue per customer. These upsell estimates are summarized below.

(dollars in millions)	Twelve months ended December 31,
	2020	2021	2022	2023	2024
Additional revenue	$3	$12	$19	$27	$36

Opportunity to Grow Cision Impact

Management prepared the following summary of projections to estimate the additional revenue increases it believed could be achieved by focusing on selling Cision Impact to new and existing customers. Cision Impact allows clients to show the validated reach, engagement, audience data and actual sales conversion data from customers exposed to a client’s earned media.

	Twelve months ended December 31,
(dollars in millions)	2020	2021	2022	2023	2024
Additional Revenue	$2	$6	$12	$17	$22

Opportunity to Grow Cision Audiences

Management prepared the following summary of projections to estimate the additional revenue increases it believed could be achieved by focusing on selling Cision Audiences to new and existing customers. Cision Audiences provides contextual retargeting of interested earned media audiences with specialized content for such audiences.

	Twelve months ended December 31,
(dollars in millions)	2020	2021	2022	2023	2024
Additional Revenue	$1	$1	$4	$11	$24

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the Board with respect to the merger agreement, the plan of merger and the Transactions, you should be aware that the Company’s executive officers and directors have economic interests in the merger that are different from, or in addition to, those of Cision shareholders generally. These interests may create potential conflicts of interest. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger and in reaching its decision to determine that the merger and the other Transactions are in the best interests of the Company, approve the execution, delivery and performance of the merger agreement and consummation of the merger upon the terms and subject to the conditions contained in the merger agreement and recommend that the shareholders of the Company vote for the merger proposal, for an advisory and non-binding proposal by ordinary resolution to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger and for a proposal by ordinary resolution to approve one or more adjournments of the special meeting of shareholders to solicit additional proxies, if necessary and to the extent permitted by the merger agreement and the amended and restated memorandum and articles of association of the Company. These material interests are summarized below:

•

the receipt of payments and benefits by executive officers under individual employment arrangements that were in place prior to the execution of the merger agreement upon certain types of terminations of employment that may occur in connection with the merger;

•

the accelerated vesting of certain Cision equity awards, and the conversion of certain Cision equity awards into deferred cash awards upon the effective time consistent with the terms of the merger agreement; and

•	continued indemnification rights in favor of directors and officers of the Company.

Treatment of Cision Ordinary Shares and Outstanding Equity Awards

With respect to Cision ordinary shares that the Company’s directors and executive officers beneficially own, the Company’s directors and executive officers will receive the same cash consideration per Cision ordinary share on the same terms and conditions as the other Cision shareholders.

Cision equity awards outstanding immediately prior to the effective time will generally be subject to the following treatment in accordance with the merger agreement, unless otherwise agreed to by the parties:

•

Each vested option will be cancelled and exchanged into and will become a right to receive an amount in cash, without interest, equal to (1) the per ordinary share merger consideration of $10.00 (less the exercise price per share attributable to such vested option); multiplied by (2) the total number of ordinary shares issuable upon exercise in full of such vested option.

•

Each unvested option, other than performance vesting options, will be cancelled and exchanged for a right to receive an amount in cash, without interest, equal to (1) the aggregate number of ordinary shares subject to such unvested option; multiplied by (2) the excess, if any, of the per ordinary share merger consideration of $10.00 over the applicable per share exercise price under such unvested option, which consideration will vest and become payable at the same time as the unvested option for which such consideration was exchanged would have become vested pursuant to its terms.

•

Each performance vesting option will vest to the extent such conditions have been satisfied based on achievement of the applicable Company performance goals as of the date of the closing of the merger. Each performance vesting option that so vests will become entitled to payment in the same manner as vested options and each performance vesting option that does not vest will be cancelled as of the closing of the merger.

•

All options (whether vested or unvested) for which the applicable per share exercise price is equal to or exceeds $10.00 will be cancelled and extinguished for no payment of any kind. As a result, all vested and unvested options and performance vesting options currently outstanding will be cancelled and extinguished for no payment of any kind.

•

Each vested RSU will be cancelled and exchanged into and will become a right to receive an amount in cash, without interest, equal to (1) the amount of the per ordinary share merger consideration of $10.00; multiplied by (2) the total number of ordinary shares subject to such vested RSU.

•

Each unvested RSU will be cancelled and exchanged for a right to receive an amount in cash, without interest, equal to (1) the amount of the per ordinary share merger consideration of $10.00; multiplied by (2) the total number of ordinary shares subject to such unvested RSU, which consideration will vest and become payable at the same time as the unvested RSU for which such consideration amounts were exchanged would have vested pursuant to its terms.

•

In August 2019, as part of its routine annual compensation review cycle, the Board, at the recommendation of the compensation committee, made customary equity awards to employees and directors of options, performance vesting options and RSUs. The RSUs granted to our executive officers contained a provision that such RSUs would automatically become vested upon a change of control event such as the merger. The RSUs granted to our directors did not have such a change of control provision, however, the Board, in exercising its discretion under our company equity plan will cause such RSU’s to become vested as of the effective time of the merger. Such RSUs will become entitled to payment in the same manner as vested RSUs discussed above. The RSUs granted to both officers and directors are referred to as the “August 2019 RSUs.”

•

Certain ordinary shares, otherwise referred to as specified restricted shares, were issued, or are underlying retention agreements entered into, by the Company in connection with prior acquisitions and remain subject to transfer restrictions and/or forfeiture in accordance with the terms of the applicable acquisition agreement or retention agreement. At the effective time, each specified restricted share will be cancelled and exchanged into the right to receive an amount in cash, without interest, equal to the per ordinary share of merger consideration; which consideration will continue to be subject to the same vesting terms and/or restrictions (including with respect to forfeiture thereof) as the specified restricted share for which such consideration was exchanged. Such consideration will become payable at the same time as the restrictions or vesting terms with respect to the specified restricted share for which such consideration was exchanged would have lapsed or been satisfied, as applicable.

Holders of Cision equity awards at the effective time will cease to have any rights with respect to such awards other than the rights to receive the payments described above.

Summary of Estimated Equity Award Payments

The table below sets forth, for each of the Company’s executive officers identified as “named executive officers” in our definitive proxy statement on Schedule 14A filed with the SEC on August 9, 2019, and our other executive officers and directors, (i) the number of unvested RSUs outstanding, other than the August 2019 RSUs, (ii) the number of August 2019 RSUs and (iii) the number of unvested specified restricted shares outstanding, in each case, that were held by such executive officer and director as of November 6, 2019, the latest practicable date to determine such amounts before the filing of this proxy statement. The table below does not attempt to forecast any grants, additional issuances, dividends or forfeitures of equity-based awards following the date of this proxy statement. Depending on when the closing date occurs, certain equity-based awards shown in the table may vest in accordance with their terms.

The table below also sets forth the total amount, based on the number of equity-based awards determined as described above, per individual, payable in respect of such equity-based awards on the closing date, which we assume to be November 6, 2019 for these purposes, with such amounts calculated by multiplying the number of ordinary shares underlying such RSUs and the number of specified restricted shares by the per share merger consideration of $10.00 per ordinary share.

The number and value of vested RSUs and Company ordinary shares held by Company executive officers or directors is not included in the table below. The number of vested and unvested Company options (including performance vesting options) is not included in this table as such options will be cancelled and extinguished for no payment of any kind on the effective date as a result of their exercise price being in excess of the per ordinary share merger consideration.

Name	Number of Unvested RSUs (other than August 2019 RSUs)	Number of August 2019 RSUs	Number of Specified Restricted Shares	Total($)
Named Executive Officers
Kevin Akeroyd	27,187	178,000	—	2,051,870
Jack Pearlstein	28,594	178,000	—	2,065,940
Dr. Rainer Mathes(1)	—	—	—	—
Jason Edelboim(2)	—	—	—	—
Abe Smith(3)	—	—	—	—

Other Executive Officers
Susan Steele	30,000	—	—	300,000
Yujie Chen(4)	—	133,000	—	1,330,000
Robert Coppola	4,687	10,000	—	146,870
Erik Huddleston	750,000	178,000	17,182	9,451,820
Peter Low	—	178,000	—	1,780,000
Greg Spratto	—	178,000	—	1,780,000
Steve Solomon	12,187	42,500	—	546,870

Directors
Susan Vobejda	—	20,260	—	202,600
Stuart J. Yarbough	8,959	20,260	—	292,190
L. Dyson Dryden	—	20,260	—	202,600
Stephen P. Master	—	20,260	—	202,600
Mark D. Ein	—	20,260	—	202,600
Mark M. Anderson	—	20,260	—	202,600
Philip A. Canfield	—	20,260	—	202,600
David J. Krantz	—	20,260	—	202,600

(1)

Dr. Mathes separated from Cision US Inc. on October 25, 2019. He is expected to terminate employment from our German subsidiary in April 2020. As of November 6, 2019, he did not hold any unvested RSUs. Dr. Mathes holds 999,630 ordinary shares which currently constitute specified restricted shares; however such shares will vest, if at all, prior to the earliest date on which the merger may be consummated. As such, these shares, to the extent held by Dr. Mathes at the effective time, will be accorded the same treatment as all other ordinary shares outstanding at such time.

(2)	Mr. Edelboim resigned his position with Cision on January 16, 2019. No payments are being made to Mr. Edelboim based on or otherwise related to the merger other than as an ordinary shareholder.
(3)	Mr. Smith departed Cision on January 15, 2019. No payments are being made to Mr. Smith based on or otherwise related to the merger other than as an ordinary shareholder.
(4)	Mr. Chen holds 133,000 cash settled RSUs, which each represent a contingent right to receive cash payment equal to the fair market value of one Cision ordinary share.

Individual Employment Arrangements—Named Executive Officers

Each of the Company’s continuing named executive officers is a party to an employment agreement with us or one of our subsidiaries. Mr. Akeroyd’s employment agreement is between himself and Cision US Inc. (“Cision US”). Mr. Pearlstein’s employment agreement is between himself and Cision US. The following summary sets forth the material terms of the Company’s continuing named executive officer’s existing employment agreements, as well as the contractual arrangements which govern our relationships with Messrs. Edelboim and Smith and Dr. Mathes following their respective departures from Cision in 2019.

Kevin Akeroyd

The employment agreement with Kevin Akeroyd provides that Mr. Akeroyd will serve as the chief executive officer of Cision US. The term of Mr. Akeroyd’s employment commenced on August 1, 2016 and will continue until (i) Mr. Akeroyd’s resignation, death or disability or (ii) Cision terminates his employment with or without cause. On June 29, 2017, in connection with the consummation of the prior business combination, Cision US entered into an amended employment agreement with Mr. Akeroyd in order to remove Canyon Holdings as a party to Mr. Akeroyd’s employment agreement. The terms of Mr. Akeroyd’s employment were not substantially modified by such amendment. Mr. Akeroyd’s base salary was raised to $625,000 in August 2018 and is subject to annual increase as approved by the Board.

Subject to continued employment, Mr. Akeroyd will be eligible to receive an annual bonus in an amount up to 100% of his base salary, as determined by the Board based upon Mr. Akeroyd’s performance and the performance of Cision, Cision US and the other subsidiaries of Cision relative to financial, operating and other objectives mutually agreed upon by the Board and Mr. Akeroyd. In addition, Mr. Akeroyd is entitled to such other benefits as are approved by the Board and made generally available to all senior management of Cision and Cision US.

If Mr. Akeroyd’s employment is terminated by resignation with good reason or by the Board without cause, then, during the 12-month period commencing on the date of termination (the “Akeroyd severance period”), (x) Cision US shall pay to Mr. Akeroyd an aggregate amount equal to 100% of his annual base salary, and (y) Cision US shall pay the premiums for Mr. Akeroyd’s continued coverage under Cision US’s health benefit plan during the Akeroyd severance period (subject to certain limitations).

In the event of Mr. Akeroyd’s resignation, if at the time of such resignation Cision US had the right to terminate Mr. Akeroyd’s employment with Cause, then Cision US may elect to treat such resignation as a termination of Mr. Akeroyd’s employment by Cision US with cause.

Mr. Akeroyd’s employment agreement also contains provisions relating to obligations to maintain confidentiality, ownership of property developed during employment, third-party information and use of information of prior employers, as well as non-solicitation of Cision employees for a period of 12 months following termination of employment.

For purposes of Mr. Akeroyd’s employment agreement:

“Cause” means (i) (a) the conviction or plea of no contest for or indictment on a felony or a crime involving moral turpitude or (b) the commission of any other act or omission involving (x) dishonesty that is reasonably likely to materially and adversely affect Cision or any of its subsidiaries or (y) fraud, in either case, with respect to Cision, Cision US or any of their respective subsidiaries or any of their customers, vendors or employees, (ii) substantial and repeated failure to perform duties of the office held by Mr. Akeroyd as reasonably and expressly directed by the Board, provided that Mr. Akeroyd shall have the opportunity to address the Board before a termination pursuant to this clause (ii) becomes effective, (iii) gross negligence or willful misconduct with respect to the Cision, Cision US or any of their respective subsidiaries or any of their customers, vendors or employees, (iv) conduct which could reasonably be expected to bring Cision, Cision US or any of their respective subsidiaries into substantial public disgrace or disrepute, (v) any breach by Mr. Akeroyd of the confidentiality or non-solicitation provisions of his agreement and/or (vi) a failure to observe Cision’s, Cision US’s or any of their respective subsidiaries’ policies or standards regarding employment practices (including, without limitation, nondiscrimination and sexual harassment policies) as approved by the Board of Directors from time to time.

“Good reason” means (i) a material reduction in Mr. Akeroyd’s then effective annual base salary, (ii) a material diminution in Mr. Akeroyd’s title, (iii) the assignment of duties to Mr. Akeroyd materially inconsistent with his position or (iv) the relocation by Cision US of Mr. Akeroyd’s principal office to a location which is more than 50 miles outside of the San Jose metropolitan area, in each case, without the prior written consent of Mr. Akeroyd.

Jack Pearlstein

The employment agreement with Jack Pearlstein provides that Mr. Pearlstein will serve as the chief financial officer of Cision US. The term of Mr. Pearlstein’s employment commenced on May 30, 2014 and will continue until (i) Mr. Pearlstein’s resignation, death or disability or (ii) Cision US terminates his employment with or without cause. On June 29, 2017, in connection with the consummation of the prior business combination, Cision US entered into an amended employment agreement with Mr. Pearlstein in order to remove Canyon Holdings as a party to Mr. Pearlstein’s employment agreement. The terms of Mr. Pearlstein’s employment were not substantially modified by such amendment. Mr. Pearlstein’s base salary is currently fixed at $400,000 per year and is subject to annual increase as approved by Cision US’s board of directors.

Subject to continued employment, Mr. Pearlstein will be eligible to receive an annual bonus in an amount up to 50% of his base salary, as determined by Cision US’s board of directors based upon Mr. Pearlstein’s performance and the performance of Cision, Cision US and the other subsidiaries of Cision relative to financial, operating and other objectives mutually agreed upon by the Board of Directors and Mr. Pearlstein. In addition, Mr. Pearlstein is entitled to such other benefits as are approved by the Board of Directors and made generally available to all senior management of Cision and Cision US.

If Mr. Pearlstein’s employment is terminated by resignation with good reason or by the board of directors without cause, then, during the 18-month period commencing on the date of termination (the “Pearlstein severance period”), (x) Cision US shall pay to Mr. Pearlstein an aggregate amount equal to 150% of his annual base salary, and (y) Cision US shall pay the premiums for Mr. Pearlstein’s continued coverage under Cision US’s health benefit plan during the Pearlstein Severance Period (subject to certain limitations).

Mr. Pearlstein’s employment agreement also contains provisions relating to obligations to maintain confidentiality, ownership of property developed during employment, third-party information, use of information of prior employers, non-competition with Cision Ltd.’s and its respective subsidiaries’ business and non-solicitation of Cision’s and its respective subsidiaries’ employees for a period of 18 months following termination of employment.

For purposes of Mr. Pearlstein’s employment agreement:

“Cause” means (i) (a) the conviction or plea of no contest for or indictment on a felony or a crime involving moral turpitude or (b) the commission of any other act or omission involving (x) dishonesty that is reasonably likely to materially and adversely affect Cision or any of its subsidiaries or (y) fraud, in either case, with respect to Cision, Cision US or any of their respective subsidiaries or any of their customers, vendors or employees, (ii) substantial and repeated failure to perform duties of the office held by Mr. Pearlstein as reasonably and expressly directed by the Board, provided that Mr. Pearlstein shall have the opportunity to address the Board before a termination pursuant to this clause (ii) becomes effective, (iii) gross negligence or willful misconduct with respect to the Cision, Cision US or any of their respective subsidiaries or any of their customers, vendors or employees, (iv) conduct which could reasonably be expected to bring Cision, Cision US or any of their respective subsidiaries into substantial public disgrace or disrepute, (v) any breach by Mr. Pearlstein of the confidentiality or non-solicitation provisions of his agreement and/or (vi) a failure to observe Cision’s, Cision US’s or any of their respective subsidiaries’ policies or standards regarding employment practices (including, without limitation, nondiscrimination and sexual harassment policies) as approved by the Board from time to time.

“Good reason” means (i) a material reduction in Mr. Pearlstein’s then effective annual base salary, (ii) a material diminution in Mr. Pearlstein’s title, (iii) the assignment of duties to Mr. Pearlstein materially inconsistent with his position or (iv) the relocation of Mr. Pearlstein’s principal office to a location which is more than 50 miles outside of the Washington, D.C. metropolitan area, in each case, without the prior written consent of Mr. Pearlstein.

Dr. Rainer Mathes

The Company entered into employment arrangements with Dr. Mathes in both the United States and Germany. Dr. Mathes had two separate employment agreements because he spent roughly equal amounts of time working in the United States and in Germany throughout the year. Dr. Mathes’ departed from Cision US effective October 25, 2019. It is expected that Dr. Mathes will remain an employee of Cision Germany GmbH (“Cision Germany”), a wholly owned subsidiary of the Company, through April 2020.

Pursuant to the terms of his employment agreement with Cision US, Dr. Mathes will be entitled to six months continued base salary from October 25, 2019. A total of 9,844 options for ordinary shares have vested and will be exercisable by Dr. Mathes for 90 days from October 25, 2019. Dr. Mathes’ unvested RSUs have been cancelled for no consideration. Dr. Mathes will remain subject to the customary non-competition and non-solicitation provisions that are contained in his employment agreement with Cision US for a period of approximately twelve months following his departure.

Dr. Mathes is party to a managing director service contract with Cision Germany. The service contract provides that Dr. Mathes will serve as a managing director of Cision Germany and is entitled to an annual salary of €157,500 (which amount is in addition to amounts payable under his U.S. employment arrangements). The service contract contains customary non-competition and non-solicitation provisions which remain in effect during the term of the service contract and for 12 months following termination. Dr. Mathes’ service contract is subject to six month’s notice of termination before Dr. Mathes may be released from his work obligations. Such notice has been given under the service contract and we expect Dr. Mathes to terminate his employment with Cision Germany in April 2020.

Individual Employment Arrangements—Other Executive Officers

Set forth below is a brief description of Cision’s employments arrangements with its executive officers, other than the persons described under the heading “—Individual Employment Arrangements—Named Executive Officers.”

Erik Huddleston, Susan Steele, Gregg Spratto and Steve Solomon

Each of Erik Huddleston, Susan Steele, Gregg Spratto and Steve Solomon are party to an employment agreement between themselves and Cision US. In the event any of these executive officers are terminated, such officer would be entitled to receive: (a) any earned but unpaid amounts of his/her annual base salary through the date of such termination, subject to withholding and other appropriate deductions, (b) reimbursement for reasonable and documented expenses accrued during employment, (c) except in the case of Mr. Spratto, any earned but unpaid annual bonus relating to any prior fiscal year and (d) any vested benefits (including vacation, but, except in the case of Mr. Solomon, excluding severance-type benefits) accrued through the date of such termination. In addition, if such officer is terminated without “cause,” such officer will be entitled to receive severance payments equal to 50% of such officer’s annual base salary (the “Severance Payments”), payable in equal installments on regular salary payment dates, during the 6-month period following the date of termination (the “Severance Period”). Except in the case of Mr. Solomon, each of these listed executive officers is also entitled to the option, by delivering written notice to Cision US, to extend the Severance Period for up to one additional six-month period, during which such executive officer will continue to receive Severance Payments. In order to receive any Severance Payments, such officer must deliver a general release in a form satisfactory to Cision US and must not have breached any provisions in the general release or certain provisions of such officer’s employment agreement. Each of their respective employment agreements provides that each will remain subject to the customary non-competition and non-solicitation provisions for twelve months following their separation from Cision, apart from Steve Solomon, who is bound by non-competition and non-solicitation provisions for the six months following his separation from Cision.

For the purposes of each of the foregoing officers’ employment agreements, “cause” generally means (i) the commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to Cision or its subsidiaries or any of their customers, vendors or employees, (ii) substantial and repeated failure to perform duties of the office held by such officer as reasonably directed by an executive to whom such officer directly or indirectly reports or by Cision, (iii) gross negligence or willful misconduct with respect to Cision or its subsidiaries or any of their customers, vendors or employees, (iv) conduct which could reasonably be expected to bring Cision or subsidiaries into substantial public disgrace or disrepute, (v) any breach by such officer of the confidentiality, non-solicitation or non-competition provisions contained in such officer’s employment agreement or (vi) a failure to observe policies or standards regarding employment practices (including, without limitation, nondiscrimination and sexual harassment policies) as approved by Cision US from time to time.

Yujie Chen

The terms of Yujie Chen’s employment are governed by an employment agreement between himself and PRN Business Consulting (Shanghai) Co., Ltd., Beijing Branch, a wholly-owned subsidiary of the Company. Under Mr. Chen’s employment agreement, he is subject to customary non-solicitation provisions for two years following the expiration or termination of his employment.

Peter Low

The terms of Peter Low’s employment are governed by an employment agreement between himself and Gorkana Group, Ltd., a wholly-owned subsidiary of the Company. Under his employment agreement, Mr. Low is entitled to (a) any earned but unpaid amounts of their respective annual base salary through the date of such termination, subject to withholding and other appropriate deductions, (b) reimbursement for reasonable and documented expenses accrued during employment and (c) any vested benefits (including vacation, but excluding severance-type benefits) accrued through the date of such termination. In addition, if Mr. Low’s employment ends not for cause and by Gorkana Group Ltd., Mr. Low is entitled to six months’ notice of termination, or pay in lieu of such notice.

Jason Edelboim

Jason Edelboim resigned from his position with Cision on January 16, 2019. The terms of Mr. Edelboim’s separation are governed by his existing employment agreement, which is between himself and PR Newswire Association, LLC. The employment agreement provides that Mr. Edelboim will remain subject to the customary non-competition and non-solicitation provisions contained therein for a period of nine months following his departure.

Abe Smith

On January 15, 2019, Mr. Smith departed Cision and entered into a separation agreement with Cision US. The separation agreement provides that Mr. Smith will receive six month’s salary continuation, in addition to a one-time lump sum repatriation payment of  $105,000 (Mr. Smith relocated from the United States to the United Kingdom in 2017 in connection with his appointment as President—EMEA). The separation agreement also provides that Mr. Smith will remain subject to the customary non-competition and non-solicitation provisions contained in his original employment agreement with Cision US for a period of six months following his departure.

New Management Arrangements

Prior to the effective date of the merger, some or all of the Company’s executive officers may discuss or enter into agreements, arrangements or understandings with Parent or its affiliates regarding the executive officers’ continuing employment or compensation and benefits, including equity incentive arrangements, on a going-forward basis following closing of the merger. No such new agreements, arrangements and understandings have been entered into as of the date of this proxy statement.

Golden Parachute Compensation

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of the Company’s named executive officers that is based on or otherwise relates to the merger, which is referred to as “golden parachute” compensation by the applicable SEC disclosure rules. The individuals disclosed within this section and referred to as the “named executive officers” are the Company’s current principal executive officer, current principal financial officer, and three most highly compensated executive officers other than the principal executive officer and principal financial officer for the Company’s most recently completed fiscal year.

The amounts set forth in the table are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement and in the footnotes to the table. As a result, the actual amounts, if any, that a named executive officer will receive may materially differ from the amounts set forth in the table. The calculations in the table below do not include amounts the Company’s named executive officers were already entitled to receive or vested in as of the date hereof or amounts under contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of executive officers and that are available generally to all the salaried employees of the Company.

The table below assumes that (1) the effective time will occur on November 6, 2019, (2) the employment of the named executive officer will be terminated on such date in a manner entitling the named executive officer to receive severance payments and benefits under the terms of the named executive officer’s employment arrangement, (3) the named executive officer’s base salary remains unchanged from those in place as of November 6, 2019, (4) no named executive officer receives any additional equity grants or exercises any options to acquire Cision shares on or prior to the effective time and (5) no named executive officer enters into new agreements or is otherwise legally entitled to, prior to the effective time, additional compensation or benefits. For a narrative description of the terms and conditions applicable to the payments quantified in the table below, see

“—Treatment of Cision Ordinary Shares and Outstanding Equity Awards” and “—Individual Employment Arrangements” above.

Potential Change in Control Payments to Named Executive Officers

Name	Cash ($)(4)	Equity ($)(5)	Pension/ Non-Qualified Deferred Compensation ($)	Perquisites/ Benefits ($)(4)	Tax Reimbursements ($)	Other ($)	Total ($)
Kevin Akeroyd	625,000	1,780,000	—	21,759	—	—	2,426,759
Jack Pearlstein	600,000	1,780,000	—	18,940	—	—	2,398,940
Dr. Rainer Mathes(1)	—	—	—	—	—	—	—
Jason Edelboim(2)	—	—	—	—	—	—	—
Abe Smith(3)	—	—	—	—	—	—	—

(1)

Dr. Mathes separated from Cision US on October 25, 2019 and is expected to terminate his service contract with Cision Germany in April 2020 following a required six-month notice period. No payments are being made to Dr. Mathes based on or otherwise related to the merger other than as an ordinary shareholder.

(2)	Mr. Edelboim resigned his position with Cision on January 16, 2019. No payments are being made to Mr. Edelboim based on or otherwise related to the merger other than as an ordinary shareholder.
(3)	Mr. Smith departed Cision on January 15, 2019. No payments are being made to Mr. Smith based on or otherwise related to the merger other than as an ordinary shareholder.
(4)

As described above in the section entitled “—Individual Employment Arrangements,” the amounts in the table include the following cash severance payments to which the named executive officers are entitled under their respective employment agreements: (i) continuing base salary in an amount equal to twelve months of base salary for Mr. Akeroyd and eighteen months for Mr. Pearlstein and (ii) benefit continuation for twelve months for Mr. Akeroyd and eighteen months for Mr. Pearlstein. The above payments are payable in the event of a termination of employment without “cause” or for “good reason” under the employment agreements of Messrs. Akeroyd and Pearlstein and such termination need not be in connection with or related to the merger. The amounts shown in this column are based on the compensation and benefit levels in effect on November 6, 2019, the latest practicable date to determine such amounts before the filing of this proxy statement; therefore, if compensation and benefit levels are changed after such date, actual payments to an executive officer may be different than those provided for above.

(5)

As further described in the “Treatment of Cision Ordinary Shares and Outstanding Equity Awards” section above, vesting of the August 2019 RSU awards will be accelerated as of the effective time, at which time such equity awards will be cancelled and exchanged into the right to receive an amount in cash payable upon the closing of the merger based on the per ordinary share merger consideration (the “Cash-Out Awards”) and certain unvested equity awards will be exchanged into the right to receive an amount in cash, which will be subject to continued vesting on the same terms as the equity award exchanged for following the closing of the merger (the “Deferred Cash Awards”). The amounts shown in the table above do not include the value of the Deferred Cash Awards, as such awards would be forfeited for no consideration upon the termination of employment of the named executive officer for any reason, but are shown for illustrative purposes in the table below in this note (5), assuming the continued employment of the named executive officer.

The amounts shown are based on the number of the respective equity-based awards held by each named executive officer as of November 6, 2019, the latest practicable date to determine such amounts before the filing of this proxy statement. The amounts shown do not attempt to forecast any grants, additional issuances, dividends or forfeitures of equity-based awards following the date of this proxy statement. Depending on when the closing date occurs, certain equity-based awards will vest in accordance with their terms prior to the closing date. Each of the Cash-Out Awards described in this note (5) are subject to single-trigger arrangements, triggered solely by the terms of the merger and not otherwise requiring the termination of the respective named executive officer with cause or for good reason, as applicable under their respective employment arrangements.

Set forth below are the values attributable to the Cash-Out Awards and the values attributable to the Deferred Cash Awards.

Cash-Out Awards

Name	Number of Unvested August 2019 RSUs (#)	Value of Unvested August 2019 RSUs ($)(A)
Kevin Akeroyd	178,000	1,780,000
Jack Pearlstein	178,000	1,780,000

(A)

Represents the consideration to be received for outstanding unvested August 2019 RSUs, which consideration will be based upon the per ordinary share merger consideration and the number of ordinary shares underlying such August 2019 RSU.

Deferred Cash Awards

Name	Number of Unvested RSUs other than August 2019 RSUs(#)	Value of Unvested RSUs other than August 2019 RSUs($)(A)
Kevin Akeroyd	27,187	271,870
Jack Pearlstein	28,594	285,940

(A)

Represents the consideration to be received for outstanding unvested RSUs other than the August 2019 RSUs. Such consideration will, subject to the executive’s continued service through the applicable vesting dates, vest and be payable in accordance with the terms of the RSU for which the consideration was exchanged.

Any amounts shown in the tables above that are subject to the golden parachute excise tax under Section 4999 of the Code may be subject to reduction to the extent such reduction would result in the named executive officer retaining a greater after-tax amount of such payment.

Director and Officer Indemnification and Insurance

Pursuant to the merger agreement, the Surviving Company and its subsidiaries will, and Parent will cause the Surviving Company and its subsidiaries to, honor and fulfill the obligations of the Company and any of its subsidiaries pursuant to any written indemnification agreements that have been made available to Parent between the Company and any of its subsidiaries, on the one hand, and any of their respective current or former directors, officers or employees (and any person who becomes a director, officer or employee of the Company or any of its subsidiaries prior to the effective time), on the other hand (collectively, the “indemnified persons”). In addition, during six year period following the effective time, the Surviving Company and its subsidiaries must maintain in effect indemnification, exculpation and advance of expenses provisions in their respective organizational documents which are at least as favorable as the provisions contained in such organizational documents as of the date of the merger agreement.

The merger agreement further provides that the Surviving Company will (and Parent will cause the Surviving Company to) indemnify and hold harmless each indemnified person from and against any reasonable costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, penalties, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any legal proceeding arising out directly or indirectly, out of or pertains, directly or indirectly to (i) the fact that an indemnified person is or was a director, officer, employee or agent of the Company or such subsidiary or affiliate, (ii) any action or omission, or alleged action or omission, in such indemnified person’s capacity as a director, officer, employee or agent of the Company or any of its subsidiaries or other affiliates, or taken at the request of the Company or such subsidiary or affiliate, regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the effective time and (iii) the merger, as well as any actions taken by the Company, Parent or Merger Sub with respect thereto. In connection with any such proceeding, the Surviving Company will advance all fees and expenses (including fees and expenses of any counsel) as incurred by any indemnified person in defense of such proceeding.

Parent will, or will cause the Surviving Company, during the period commencing at the effective time and ending on the sixth anniversary of the effective time to, maintain, in effect of the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the effective time on terms (including with respect to coverage conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance; provided, that Parent may (i) substitute therefor policies of an insurance company the terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the Company’s existing policies as of the date hereof or (ii) request that the Company obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the effective time). The Surviving Company will not be obligated to pay any amounts which would exceed 300% of the amount paid by the Company for its last full policy period under its existing D&O policy.

Financing of the Merger

On October 22, 2019, Parent entered into an equity commitment letter with Platinum V, pursuant to which Platinum V has committed to, directly or indirectly, capitalize Parent immediately prior to the effective time of the merger with the equity financing. The equity financing is in exchange, directly or indirectly, for equity securities of Parent and its affiliates, solely for the purpose of funding the amounts required to be paid by Parent pursuant to certain sections of the merger agreement at the closing of the merger, together with related fees, costs and expenses required to be paid by Parent, Merger Sub or the Surviving Company in connection with the Transactions. The obligation of Platinum V to make the equity financing is subject to the satisfaction or waiver, prior to or contemporaneously with the closing of the merger, of the following conditions:

•

the satisfaction or waiver by Parent or Merger Sub of all conditions precedent set forth in Section 7.1 and 7.2 of the merger agreement to Parent or Merger Sub’s obligations to consummate at the effective time of the merger (other than those conditions that are by their terms to be satisfied at the closing of the merger, but subject to such conditions being capable of being satisfied);

•

either (a) prior to or substantially simultaneous with the closing of the contemplated debt financing discussed below or (b) written confirmation having been provided to Parent that the debt financing will be funded at the closing of the merger if the equity commitment is funded at the effective time of the merger; and

•	the concurrent consummation of the merger.

The equity commitment letter provides, among other things, that the Company is an express third party beneficiary thereof in connection with Cision’s exercise of its rights related to specific performance under the merger agreement. The equity commitment letter provides that it may be amended in writing by Platinum V, Parent and the Company, or waived in writing by the party against which the waiver is to be effective, provided that any waiver by Parent also requires the consent of the Company.

Platinum V’s obligations under the equity commitment letter expire and terminate automatically and immediately upon the earliest to occur of:

•	the funding of the equity commitment;

•	the valid termination of the merger agreement in accordance with its terms; or

•

the Company or any of its controlled affiliates or agents commencing, directly or indirectly, any lawsuit or legal proceeding asserting a claim under, or action against, Sponsor Related Parties (as defined in the equity commitment letter) (other than a Permitted Claim, as defined in the equity commitment letter).

Bank of America, N.A. together with other lenders that become party to the debt commitment letter have agreed to provide Parent, directly or indirectly, with debt financing in an aggregate principal amount which Parent has represented is sufficient, together with the equity financing, to make the payments and pay the expenses in order to consummate the merger. The obligations of the lenders to provide the debt financing contemplated under the debt commitment letter is subject to customary terms and conditions for a transaction of this type.

Limited Guarantee

In connection with the entry into the merger agreement, on October 22, 2019, Platinum V executed and delivered to the Company a limited guarantee, pursuant to which Platinum V has agreed to guarantee the observance, performance and discharge of the payment obligations of Parent and Merger Sub with respect to (i) the Parent’s termination fee of $91,800,000, (ii) the reimbursement obligations outlined in the merger agreement, and (iii) any interest on the Parent’s termination fee and any out-of-pocket costs and expenses (including attorney’s fees), in each case, required to be paid under certain terms of the merger agreement and (iv) any amounts required to satisfy the obligations of Parent and/or Merger Sub prior to the termination thereof or any breaches of the confidentiality agreement, subject to certain limitations. The maximum liability under the limited guarantee cannot exceed the amount of the obligations set forth above, and will be reduced by any payments of cash actually made to Cision in respect of such obligations.

Voting Agreement

Concurrently with the execution and delivery of the merger agreement, Canyon Holdings, along with its general partner, GTCR, who collectively held approximately 34% of the outstanding Cision ordinary shares as of November 6, 2019, delivered to Parent the Voting Agreement. The form of the Voting Agreement is attached as Annex C to this proxy statement. The GTCR Shareholders held approximately [●]% of the outstanding Cision ordinary shares as of the record date.

Pursuant to the terms of the Voting Agreement, the GTCR Shareholders agreed, among other things, to vote the GTCR Shareholder Securities: (i) in favor of the merger, the authorization of plan of merger and any other matters necessary for consummation of the merger and the other Transactions; (ii) against (A) any Acquisition Proposal (as described under “The Merger Agreement—Non-Solicitation”) or (B) any other action that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the merger or any of the transactions contemplated by the merger agreement or the Voting Agreement, or any transaction that would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Company or any of its Subsidiaries under the merger agreement.

Subject to certain exceptions, the Voting Agreement prohibits transfers by the GTCR Shareholders of any of the GTCR Shareholder Securities prior to the termination of the Voting Agreement and certain other actions that would impair the ability of the GTCR Shareholders to fulfill their obligations under the Voting Agreement.

The Voting Agreement will terminate upon the earliest to occur of (i) the effective time, (ii) the termination of the merger agreement in accordance with its terms, (iii) a change of recommendation by the Board pursuant to the merger agreement (as described under “The Merger Agreement—Cision Board Recommendation”) or (iv) written notice of termination of the Voting Agreement by Parent to the GTCR Shareholders.

Delisting and Deregistration of Cision Ordinary Shares

If the merger is completed, Cision ordinary shares will be removed from listing on the NYSE and deregistered under the Exchange Act and the Company will no longer file periodic reports with the SEC.

Regulatory Approvals

Antitrust Approvals

Under the HSR Act and the rules promulgated under that Act by the FTC, the transaction may not be completed until notifications have been given to the United States Department of Justice (the “Antitrust Division”) and the FTC and until the specified waiting period has been terminated or has expired. The initial waiting period is 30 days, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened if the parties “pull and refile” the notifications and/or the reviewing agency determines that further investigation is required and issues a formal request, or “second request,” for additional information and documentary material pursuant to 15 U.S.C. § 18a(e). The Company and Parent each filed a Premerger Notification and Report Form with the U.S. antitrust authorities pursuant to the HSR Act on November 5, 2019 and requested “early termination” of the waiting period. The applicable waiting period is scheduled to expire on December 5, 2019 at 11:59 p.m. New York City time unless otherwise terminated or extended by antitrust authorities.

Foreign Antitrust Approvals

Under the Competition Act, the transaction may not be completed until (i) notifications have been given by each party to the Commissioner of Competition (the “Commissioner”) and (ii) the specified waiting period has been waived or has expired. The initial waiting period is 30 days, but this period may be shortened if the Commissioner determines that he does not, at that time, intend to make an application challenging the transaction under the Competition Act and notifies the parties to this effect. The initial period may, alternatively, be lengthened by the parties under certain circumstances or by the Commissioner if the Commissioner determines that further investigation is required and issues a formal request, or a “supplemental information request,” for additional information and documentary material pursuant to the Competition Act. Alternatively, either or both of parties to the merger may request that the Commissioner issue an advance ruling certificate (“ARC”) in respect of the transaction under section 102 of the Competition Act that confirms that the Commissioner would not have sufficient grounds to apply to the Canadian federal Competition Tribunal to challenge the transaction under section 92 of the Competition Act. If the Commissioner is unwilling to issue an ARC, the Commissioner may instead notify the parties that the he does not, at that time, intend to make an application challenging the transaction under the Competition Act. The issue of such a notification to the parties results in the waiver or non-application of the applicable waiting period under the Competition Act such that the transaction may be completed before the expiry of the initial 30 day waiting period or the second 30 day waiting period that follows the parties’ complete responses to their respective supplementary information requests.

On November 19, 2019, Parent submitted a request to the Commissioner for an ARC, or, in the alternative, the Commissioner’s confirmation that he does not, at the time of his notification to the parties to this effect, intend to make an application challenging the transaction under section 92 of the Competition Act and for a waiver of the notification obligation under section 113(c) of the Competition Act.

Under the EC Merger Regulation, the transaction may not be completed until notifications have been given to the European Commission (the “EC”) and approval from the EC has been obtained. It is standard procedure for parties to engage in pre-notification discussions with the EC, before a formal notification is made.

Pre-notification discussions for non-complex cases usually last one to three weeks. Once the pre-notification process is concluded, parties file the formal notification to the EC. The EC’s standard period for assessing transactions that do not involve an in-depth review (“Phase I investigations”) is 25 working days, counted from the working day following receipt by the EC of the complete formal notification. This period may exceptionally be suspended or may be extended to 35 working days if the EC receives a request for referral from an EU Member State, or if the notifying parties offer undertakings. The EC may issue clearance decisions before the 25 working days period has elapsed, notably in Phase I transactions that qualify for simplified treatment. The Company and investment funds advised by Platinum, and their affiliates filed a draft notification with the EC on November 19, 2019 and requested that the transaction be reviewed under the simplified procedure; they expect that, once the formal notification is made, the EC will assess the transaction within the standard 25 working day period.

U.S. Federal Income Tax Consequences of the Merger

The following summarizes the material U.S. federal income tax consequences of the merger that are generally applicable to shareholders of Cision. The following discussion is based upon the Code, the Treasury regulations promulgated under the Code, and existing administrative rulings and court decisions, each as in effect as of the date of this proxy statement. These authorities are subject to change, possibly with retroactive effect, and to differing interpretations. Any change could affect the validity of the following discussion. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax considerations described herein. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

This discussion is general in nature and does not address all aspects of U.S. federal income taxation that may be relevant to shareholders in light of their particular circumstances nor does it address any aspects of U.S. state, local or non-U.S. taxes, the alternative minimum tax or any aspects of the tax on “net investment income” imposed under Section 1411 of the Code. This discussion also does not address any special tax rules applicable to particular shareholders such as shareholders that are financial institutions, tax-exempt organizations, S corporations or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes (or an investor in such entities or arrangements), insurance companies, dealers in securities or traders in securities that elect to use a mark-to-market method of accounting, regulated investment companies, real estate investment trusts, shareholders who acquired their Cision ordinary shares pursuant to the exercise of compensatory share options or otherwise in connection with the performance of services, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, U.S. expatriates, certain former citizens or long-term residents of the United States, any person who receives consideration other than cash in the merger (or any transaction related thereto), retirement plans or other tax-deferred accounts, entities subject to the U.S. anti-inversion rules, shareholders that own or have owned (directly, indirectly or constructive) 5% of more of our common shares, tax consequences to shareholders who own an equity interest, actually or constructively in Parent or the Surviving Company following the merger, shareholders subject to special tax accounting rules as a result of any item of gross income with respect to the Cision ordinary shares being taken into account in an “applicable financial statement” (as defined in the Code) and shareholders who hold their Cision ordinary shares as part of a hedge, straddle or other risk reduction, constructive sale or conversion transaction. The following discussion does not address tax consequences to the persons subject to the base erosion and anti-abuse tax. This discussion is limited to U.S. Holders (as defined below) who hold their Cision ordinary shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) and does not address the U.S. federal income tax consequences to holders who demand dissenter rights under Section 238 of CICL. In addition, the following discussion does not address non-income tax consequences or the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger (whether or not any such transactions are undertaken in connection with the merger).

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of Cision ordinary shares that is (i) an individual who is a citizen or resident of the United States, (ii) a corporation or an entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise treated as such for U.S. federal income tax purposes, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust (a) that is subject to the primary supervision of a court within the United States and all of the substantial decisions of which one or more United States persons, as defined in Section 7701(a)(30) of the Code, have the authority to control, or (b) that has a valid election in effect under the applicable Treasury Regulations to be treated as a “United States person” under the Code.

If a partnership or another entity or arrangement treated as a partnership for U.S. federal income tax purposes is the owner of Cision ordinary shares, the tax treatment of the partner or owner in such partnership or other entity or arrangement will depend upon the status of the partner or owner and the activities of the partnership or other entity or arrangement. Accordingly, partnerships and other pass-through entities that hold Cision ordinary shares and partners or owners of such partnerships or other entities, as applicable, should consult their own tax advisors regarding the tax consequences of the merger.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND ARE BASED UPON CURRENT LAW AS OF THE DATE HEREOF. HOLDERS OF CISION ORDINARY SHARES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS.

In General

The merger will be a taxable transaction for U.S. Holders. Subject to the discussion in the following paragraph regarding the “passive foreign investment company” (or “PFIC”) rules, in general, a U.S. Holder will recognize gain or loss equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the surrendered Cision ordinary shares. A U.S. Holder’s adjusted tax basis in the Cision ordinary shares is generally the amount paid for such Cision ordinary shares (less the amount of any distribution received by such holder treated as a tax-free return of capital). If a U.S. Holder acquired different blocks of Cision ordinary shares at different times or at different price, such U.S. Holder must determine gain or loss separately for each block of Cision ordinary shares exchanged for cash pursuant to the merger. Such gain or loss generally will be capital gain or loss, and any such gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Cision ordinary shares is greater than one year as of the closing. A reduced rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder. The deductibility of capital losses is subject to limitations.

If we are a PFIC for the current taxable year or have been a PFIC during any prior taxable year in which a U.S. Holder held Cision ordinary shares, special rules would apply to such U.S. Holder’s disposition of Cision ordinary shares in the merger. A foreign corporation will be considered a PFIC for any taxable year in which (i) at least 75% of its gross income is passive income, or (ii) at least 50% of the value (based on an average of the quarterly value of the assets) of its assets are considered “passive assets” (generally, assets that generate passive income). Based on the current and anticipated value of our assets and the composition of our income and assets, we do not believe that we were a PFIC for our taxable year ended in December 31, 2018 or any prior taxable year, nor do we expect to be a PFIC for the current taxable year. However, this conclusion is a factual determination that is made annually and thus will not be determinable until the close of our current taxable year. The application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you that the IRS will not take a contrary position. If Cision were to be treated as a PFIC for any applicable taxable year, gain realized on the sale or other disposition of a U.S. Holder’s Cision ordinary shares would in general not be treated as capital gain. Instead, unless a U.S. Holder has validly elected to be taxed annually on a mark-to-market basis with respect to such U.S. Holder’s Cision ordinary shares, such U.S. Holder would be generally (a) treated as if it had realized such gain ratably over its holding period for its Cision ordinary shares, (b) taxed at the highest tax rate in effect for each such year to which the gain was allocated, and (c) subject to an interest charge in respect of the tax attributable to each such year. U.S. Holders are urged to consult their own tax advisors regarding the application of the PFIC rules to the disposition of Cision ordinary shares in the merger.

Backup Withholding and Information Reporting

Cash consideration received by a U.S. Holder pursuant to the merger may be subject to backup withholding and information reporting. Backup withholding generally will apply only if the U.S. Holder fails to furnish a correct taxpayer identification number (“TIN”) or otherwise fails to comply with applicable backup withholding rules and certification requirements. Corporations are generally exempt from backup withholding. Each U.S. Holder should complete and sign the IRS Form W-9 (or substitute or successor form) included with the letter of transmittal and certify under penalties of perjury that such number is correct and that such U.S. Holder is not subject to backup withholding. If a U.S. Holder fails to provide the correct TIN or certification, payments received may be subject to backup withholding, currently at a 24% rate. Backup withholding is not an additional tax. Amounts so withheld can be credited against such U.S. Holder’s federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

THE FOREGOING DISCUSSION IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IN ADDITION, THE DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT ON, A SHAREHOLDER’S INDIVIDUAL CIRCUMSTANCES OR TO CERTAIN TYPES OF SHAREHOLDERS MENTIONED ABOVE. MOREOVER, THE DISCUSSION DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY NON-U.S., STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. ACCORDINGLY, EACH SHAREHOLDER IS STRONGLY URGED TO CONSULT WITH SUCH SHAREHOLDER’S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER.

THE MERGER AGREEMENT

The summary of the material provisions of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement and which the Company incorporates by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. The merger agreement has been included for your convenience to provide you with information regarding its terms, and we recommend that you read it in its entirety. The merger agreement is a contractual document that establishes and governs the legal relations between the Company, Parent and Merger Sub, and allocates risks between the parties, with respect to the merger.

The Merger

The merger agreement provides that, subject to the terms and conditions set forth in the merger agreement, in accordance with the CICL, at the effective time, Merger Sub will be merged with and into the Company and, as a result of the merger, the separate company existence of Merger Sub will cease and the Company will continue as the Surviving Company.

The closing date of the merger (the “closing date”) will be on the third business day following the satisfaction or (to the extent permitted by the merger agreement) waiver of the conditions set forth in the merger agreement and described under “—Conditions to the Merger” below (other than those conditions that by their nature are to be satisfied on the closing date, but subject to the satisfaction or waiver of such conditions on the closing date); provided that, unless otherwise waived by Parent, the closing date will occur no earlier than the later of (1) January 31, 2020 and (2) 15 business days after the mailing of this proxy statement to the shareholders of the Company.

Merger Sub and the Company shall file an executed plan of merger substantially in the form set out as an exhibit, and as set attached to this proxy statement as Annex B to the merger agreement and any other documents required under the CICL to effect the merger with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the CICL. The merger will become effective on the date specified in the plan of merger. A copy of the plan of merger is attached as Annex B to this proxy statement.

The Merger Consideration and the Conversion of Ordinary Shares

At the effective time, by virtue of the merger and without any further action required on the part of Parent, Merger Sub, the Company or the holders of any of the outstanding Cision ordinary shares, each Cision ordinary share that is issued and outstanding immediately prior to the effective time will automatically be surrendered and exchanged into the right to receive $10.00 in cash, without interest and subject to any applicable withholding taxes, other than:

•

each Cision ordinary share that is owned by the Company, Parent or Merger Sub or owned by a wholly-owned subsidiary of Parent or Merger Sub immediately prior to the effective time (which ordinary shares will be automatically cancelled and will cease to exist for consideration); and

•

Cision ordinary shares that are held by shareholders who validly exercised and perfected and have not effectively withdrawn or lost their rights to dissent from the merger in accordance with Section 238 of the CICL.

Company options, performance vesting options, Company restricted share units (“Company RSUs”) and certain specified restricted shares will be treated as described under “—Cision Options, Performance Vesting Options, RSUs and Specified Restricted Shares” beginning on page 100 of this proxy statement.

Each ordinary share of Merger Sub that is issued and outstanding immediately prior to the effective time will automatically be surrendered and exchanged into one fully paid and nonassessable ordinary share, par value

$0.0001 per share, of the Surviving Company and will thereafter represent ownership of ordinary shares of the Surviving Company.

Payment Procedures

At or prior to the effective time, Parent will select a nationally recognized bank or trust company reasonably acceptable to the Company to act as paying agent for the payment of the merger consideration to former holders of Cision ordinary shares. At or prior to the consummation of the merger, Parent will deposit (or cause to be deposited) with the paying agent the cash funds necessary to pay for the Cision ordinary shares exchanged into the right to receive the merger consideration.

Promptly following the effective time (but in no event later than three business days after the effective time), Parent and the Surviving Company will cause the paying agent to mail to each holder of record of a certificate that immediately prior to the effective time represented outstanding Cision ordinary shares that were exchanged into the right to receive the merger consideration (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the certificates will pass, only upon delivery of the certificates to the paying agent) and (ii) instructions for effecting the surrender of the certificates in exchange for the merger consideration. Upon surrender of a certificate to the paying agent for cancellation, together with such letter of transmittal, duly completed and executed, the holder of such certificate will be entitled to receive in exchange therefor the amount of cash into which the Cision ordinary shares theretofore represented by such certificate are cancelled and exchanged pursuant to the merger agreement and the certificate so surrendered will be cancelled.

A holder of Cision ordinary shares in book-entry form will, upon receipt by the paying agent of an “agent’s message” (or such other evidence, if any, of transfer as the paying agent may reasonably request), be entitled to receive in exchange therefor the amount of cash into which the Cision ordinary shares theretofore represented in book-entry form are cancelled and exchanged pursuant to the merger agreement and such Cision ordinary shares will be cancelled.

If any cash deposited with the paying agent remains undistributed one year after the closing date, such cash will be delivered to Parent (or the Surviving Company as directed by Parent) and any former holder of Cision ordinary shares entitled to payment of the merger consideration who had not theretofore surrendered or transferred their certificates or Cision ordinary shares in book-entry form (as the case may be) will thereafter look only to Parent for payment of its claim for the merger consideration (subject to applicable abandoned property, escheat and other similar laws) as a general creditor therefor. Any amounts remaining unclaimed by holders of any such certificates or Cision ordinary shares in book-entry form for five years after the closing date, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any governmental authority, will, to the extent permitted by law, become the property of the Surviving Company free and clear of any claims of interest of any such holders.

If any certificate for Cision ordinary shares is lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, and in the reasonable discretion of Parent or the paying agent, delivery of a bond in such reasonable amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Company or the paying agent with respect to such certificate, the paying agent will pay, in exchange for such lost, stolen or destroyed certificate, the applicable merger consideration to be paid in respect of the Cision ordinary shares formerly represented by such lost, stolen or destroyed certificate.

Representations and Warranties

The merger agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the merger agreement, including information contained in a confidential disclosure letter provided by the Company to Parent and Merger Sub on the date of the signing of the merger agreement (the “Company disclosure letter”). The Company disclosure letter contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Furthermore, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality different from that generally applicable to public disclosures to shareholders. Moreover, certain representations and warranties in the merger agreement were used for the purpose of allocating risk between the Company, Merger Sub and Parent rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about the Company, Merger Sub or Parent. This description of the representations and warranties is included to provide Cision shareholders with additional information regarding the terms of the merger agreement. It is not intended to provide any other factual information about the Company, Parent or Merger Sub.

Cision Representations and Warranties. In the merger agreement, the Company has made representations and warranties to Parent and Merger Sub with respect to, among other things:

•	the due incorporation, valid existence, and good standing of the Company;

•

its capitalization, including in particular the number of outstanding Cision ordinary shares, the number of outstanding Cision ordinary shares subject to Company RSUs, Specified Restricted Shares (as defined in the merger agreement), the number of Cision ordinary shares issuable upon the exercise of Company options (including performance vesting options);

•	the vote of the Cision shareholders required to approve the merger proposal;

•	the requisite company power and authority to execute and deliver the merger agreement and consummate the other Transactions;

•	the absence of conflicts with laws, the Company’s or its subsidiaries’ organizational documents and contracts;

•

the required consents and approvals of governmental authorities in connection with (a) the Company’s execution of the merger agreement; (b) the Company’s performance of its obligations under the merger agreement and (c) the consummation of the merger, subject to certain exceptions;

•	its SEC filings, including the financial statements contained in such filings, and internal controls;

•	the capitalization, organization, company power and standing of the Company’s subsidiaries;

•	the absence of certain undisclosed liabilities;

•

the conduct of its business and the absence of certain changes, except as contemplated by the merger agreement, including that since June 30, 2019, there has not occurred any change, event, effect, development or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Company;

•	tax matters;

•	labor and employment matters;

•	matters related to the Company’s benefit plans;

•	title to properties and the absence of liens;

•	matters with respect to certain of the Company’s material contracts;

•	the absence of certain legal proceedings;

•	the Company’s and its subsidiaries’ compliance with applicable laws;

•	matters related to the Company’s customers and suppliers;

•	compliance with certain environmental laws and regulations;

•	intellectual property and information technology;

•	matters related to the Company’s insurance policies;

•	the absence of undisclosed brokers’ fees and expenses;

•	the inapplicability of state takeover statutes to the merger (subject to certain limitations); and

•	the receipt by the Board of a fairness opinion from Rothschild & Co and Centerview.

Materiality Standards. Many of the representations and warranties in the merger agreement made by the Company are qualified by a “materiality” or “Company material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect on the Company). For purposes of the merger agreement, a “Company material adverse effect” generally refers to any change, event, development, effect or circumstance that, individually or in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or (y) prevents or materially impairs or delays, or would reasonably be expected to prevent or materially impair or delay, the ability of the Company to perform its material obligations under the merger agreement or the consummation of the merger.

However, the standard of “material adverse effect” on the Company generally excludes any adverse effect to the extent resulting from or arising out of:

•	changes in general economic conditions, or changes in conditions in the global, international or regional economy generally;

•

changes in conditions in the financial markets, credit markets or capital markets, including (1) changes in interest rates or credit ratings; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

•	changes in conditions in the industries in which the Company and its subsidiaries conduct business, including changes in conditions in the software or data services industry generally;

•	changes in regulatory, legislative or political conditions, including any trade wars or tariffs, in each case, after the date of the merger agreement;

•

any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism acts not directed at the Company or any of its subsidiaries (including by means of cyber-attack by or sponsored by a governmental authority), terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions);

•	earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, pandemics and other force majeure events;

•

any change, event, development, effect or circumstance resulting from the announcement of the merger agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company and its subsidiaries with employees, suppliers, lessors, customers, partners, vendors, regulators, governmental authorities, or any other third person (provided, that the exceptions in this bullet will not apply to any representation or warranty contained in the merger agreement to the extent such representation or warranty expressly relates to such change, event, development, effect or circumstance);

•	any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing following the execution of the merger agreement;

•

changes or proposed changes in GAAP or other accounting standards or in any applicable laws (or the enforcement or interpretation of any of the foregoing), in each case, after the date of the merger agreement;

•

changes in the price or trading volume of Cision ordinary shares, in and of itself (but the underlying cause of such change may be taken into consideration when determining whether a Company material adverse effect has occurred);

•

any failure, in and of itself, by the Company and its subsidiaries to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (but the underlying cause of any such failure may be taken into consideration when determining whether a Company material adverse effect has occurred);

•

any litigation relating to the Transactions or other legal proceeding threatened, made or brought by any of the current or former Cision shareholders (on their own behalf or on behalf of the Company) against the Company, any of its executive officers or other employees or any member of the Board arising out of the merger or the Transactions; and

•

the identity of, or any facts or circumstances relating to Parent, Merger Sub, Platinum V or the respective affiliates of any of the foregoing, the respective financing sources of or investors in any of the foregoing, or the respective plan or intentions of any of the foregoing, with respect to the Company or its business; and

•	any breach of the merger agreement by Parent or Merger Sub.

In the case of the exclusions listed in the first, second, third, fourth, fifth, sixth and ninth bullets above, the merger agreement provides that if such effect has had a disproportionate adverse effect on the Company relative to other companies of a similar size operating in the industries in which the Company and its subsidiaries conduct business, then such effect may be taken into account in determining whether a Company material adverse effect has occurred, but only to the extent of the incremental disproportionate adverse impact or impacts on the Company.

Representations and Warranties of Parent and Merger Sub. In the merger agreement, Parent and Merger Sub made customary representations and warranties to the Company with respect to, among other things:

•	the due organization, valid existence, good standing, power and authority of Parent and Merger Sub;

•	the capitalization and interim operations of Merger Sub;

•	the absence of conflicts with laws, Parent’s or Merger Sub’s organizational documents and contracts to which Parent or Merger Sub is a party;

•

the required consents and approvals of governmental authorities in connection with the Parent or Merger Sub’s (a) execution of the merger agreement; (b) performance of their respective obligations under the merger agreement or (c) consummation of the merger, subject to certain exceptions;

•	the absence of undisclosed brokers’ fees and expenses;

•	the absence of certain legal proceedings;

•	the lack of ownership by Parent and Merger Sub of any Cision ordinary shares;

•	the absence of any vote or consent of the holders of any share capital of Parent necessary to approve the merger agreement, plan of merger or the merger;

•

the absence of certain types of contracts, between Parent, Merger Sub or to the knowledge of Parent, any of their affiliates, on the one hand, and any shareholder, director, officer, employee or affiliate of the Company or any of its subsidiaries, on the other hand;

•	the absence of any agreements with respect to the acquisition of any business that would be prohibited under applicable antitrust laws;

•	matters with respect to Parent’s financing (as more fully described under “The Merger—Financing of the Merger” beginning on page 81 of this proxy statement) and sufficiency of funds;

•	solvency of the Surviving Company following the consummation of the Transactions; and

•	the validity and enforceability of the limited guarantee.

Materiality Standards. Many of the representations and warranties in the merger agreement made by Parent and Merger Sub are qualified by a “materiality” or “Parent material adverse effect” (as defined below) standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect on Parent).

The representations and warranties contained in the merger agreement and in any certificate or other writing delivered pursuant to the merger agreement will not survive the effective time; however, the foregoing limitation does not apply to any covenant or agreement of the parties which by its terms survives the effective time.

Conduct of the Company’s Business During the Pendency of the Merger

Except as expressly contemplated by the merger agreement, as set forth in the Company disclosure letter, as required by applicable law or as approved in writing in advance by Parent, from the date of the merger agreement until the earlier of the effective time or the termination of the merger agreement, the Company will, and will cause each of its subsidiaries to:

•	maintain its existence in good standing pursuant to the laws applicable to it;

•	subject to certain restrictions and exceptions set forth in the merger agreement, conduct its and their respective businesses in the ordinary course consistent with past practice;

•

use commercially reasonable efforts to preserve intact, in all material respects, its and their respective business organization and existing relationships with customers, suppliers, and others having material business relationships with it and them; and

•

use commercially reasonable efforts to file each of the Company’s Forms 10-K and 10-Q when required to be filed with the SEC including any annual and quarterly financial statements provided on Form 10-K and 10-Q.

In addition, except as expressly contemplated by the merger agreement, as set forth in the Company disclosure letter, as required by applicable law or as approved in writing in advance by Parent, from the date of the merger agreement until the earlier of the effective time or the termination of the merger agreement, the Company will not, nor will it permit any of its subsidiaries to:

•	take any action to amend any organizational documents of the Company or any of its subsidiaries;

•	propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•

issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any securities of the Company or securities or other equity interests of any of its subsidiaries, except (i) in connection with agreements in effect on the date of the merger agreement and set forth in the Company disclosure letter or (ii) issuances of Cision ordinary shares or other equity interests of the Company’s subsidiaries upon exercise of Company equity awards outstanding as of the date of the merger agreement;

•

directly or indirectly acquire, repurchase or redeem any securities of the Company, except for (i) repurchases pursuant to the terms and conditions of company equity awards, or (ii) transactions between the Company and any of its direct or indirect subsidiaries;

•

(i) adjust, split, combine or reclassify any share capital, or issue or authorize or propose the issuance of any other Company securities or any securities or equity interests of any subsidiary of the Company in respect of, in lieu of or in substitution for, share capital or other equity or voting interest; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any share capital or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of the share capital or other equity or voting interest, except for cash dividends made by any direct or indirect wholly-owned subsidiary to the Company or one of its other wholly-owned Subsidiaries; or (iii) pledge or encumber any share capital or other equity or voting interest;

•

(i) incur, assume or suffer any Indebtedness (as defined in the merger agreement) (other than accrued and unpaid interest or related expenses) or issue any debt securities, except (a) for trade payables incurred in the ordinary course of business; (b) for loans or advances to subsidiaries of the Company; (c) pursuant to the Company’s existing credit agreement in an amount not to exceed $50,000,000 in the aggregate and (d) up to $1,000,000 of additional Indebtedness; (ii) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person, except with respect to obligations of direct or indirect wholly-owned subsidiaries of the Company; (iii) make any loans, advances or capital contributions to, or investments in, any other person, except for extensions of credit to customers or advances to directors, officers and other employees, in each case in the ordinary course of business consistent with past practice; (iv) mortgage or pledge any assets, tangible or intangible, or create or suffer to exist any lien thereupon (other than liens otherwise permitted by the merger agreement); or (v) cancel any material Indebtedness owed to the Company or any of its Subsidiaries;

•

(i) enter into, adopt, amend or modify in any respect any employee benefit or compensation plan or accelerate compensation benefits provided under any such plan except any amendments in the ordinary course of business consistent with past practice that are in connection with a customary annual renewal or enrollment process of any such plan that is a group health or welfare plan or do not, individually or in the aggregate, materially increase the cost to the Company, in the aggregate, of maintaining such plan; (ii) increase the compensation of any director, officer, employee or other service provider of the Company or its subsidiaries, pay any special bonus or special remuneration to any director, officer, employee or other service provider of the Company or its subsidiaries or pay any benefit not required by any employee benefit or compensation plan as in effect as of the date of the merger agreement, except for increases in compensation and/or benefits for employees (based on promotion or merit) made in the ordinary course of business and consistent with past practice; provided that such increases in compensation, in the aggregate, do not exceed three percent (3%) of the aggregate annual base salaries or base wages of all directors, officers, employees or other service providers of the Company or any of its subsidiaries; (iii) enter into any employment, termination, severance or retention agreement (excluding arrangements that provide for (x) no severance or change in control benefits or (y) agreements entered into in the ordinary course of business that provide for severance that is consistent with the Company’s severance policies and practices made available to Parent and set forth in the Company disclosure letter) with any directors, officers, employees or other service providers of the Company or any of its subsidiaries other than the entry into employment agreements in the ordinary course of business consistent with past practice with new employees permitted to be hired under the merger agreement, provided that each such employment agreement is in all material respects consistent with the standard form made available to Parent prior to the date of the merger agreement where the severance period or required notice of termination provided is not in excess of ninety (90) days or such longer period as is required under local law; (iv) terminate (other than for cause), hire or engage the services of any individual with a title of Senior Vice President or above or whose annual base salary is $200,000 or more, other than any individual replacing a former employee at the same level; (v) grant any equity or equity-based awards; (vi) other than in connection with the entry into employment agreements as permitted under the foregoing clause (iii), grant any rights to severance or termination pay or other termination benefit; (vii) enter into any change-in-control, transaction bonus, tax gross-up, or retention agreements with any directors, officers, employees or other service providers;

•

recognize or certify any labor organization as the bargaining representative for any employees of the Company or any of its subsidiaries except as required by law, or enter into (or commit to enter into) any collective bargaining agreement or any other material agreement with any labor organization;

•

pay, discharge, settle, or satisfy any pending or threatened legal proceeding, except for the payment, discharge, settlement or satisfaction of any legal proceeding that is (i) reflected or reserved against in the audited balance sheet of the Company for solely monetary payments up to the amounts reserved; or (ii) for solely monetary payments of no more than $1,000,000 individually and $5,000,000 in the aggregate, in each case, in addition to any applicable amount set forth in clause (i);

•

except as required by applicable law or GAAP, (i) revalue any of its properties or assets, including writing-off notes or accounts receivable, other than in the ordinary course of business consistent with past practice or (ii) make any material change in any of its accounting principles or practices;

•

(i) make any tax election (except in the ordinary course of business of preparing tax returns) or make, rescind or change any material tax election; (ii) settle or compromise any tax claim or assessment involving a material amount of taxes; (iii) consent to any extension or waiver of any limitation period with respect to any material tax claim or assessment; (iv) adopt or change any material tax accounting policies; (v) enter into any material closing, voluntary disclosure or similar agreement with a tax authority or (vi) file any material tax return inconsistent with past practice or amend any material tax return;

•

fail to renew, enter into, modify in any material respect, amend in any material respect or terminate any (i) contract that if so failed to renew, entered into, modified, amended or terminated would have a material adverse effect on the Company or (ii) material contract other than in the ordinary course of business consistent with past practices;

•	fail to use commercially reasonable efforts to keep in force insurance policies or maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice;

•

renew or enter into any non-compete, exclusivity, non-solicitation or similar arrangement that would restrict or limit, in any material respect, the operations of the Company or any of its subsidiaries, other than customary employee non-solicits entered into in the ordinary course of business consistent with past practices;

•

other than with respect to the matters set forth in the seventh bullet above, engage in any transaction with, or enter into any agreement, arrangement or understanding with, any affiliate of the Company that would be required to be disclosed in the Company’s securities filings;

•	effectuate or continue a “plant closing” or “mass layoff” (as defined in the United States Worker Adjustment and Retraining Notification Act or within the meaning of any similar law);

•

make any acquisition or disposition of, or lease, license, pledge or transfer, a material asset or business (including by merger, consolidation or acquisition of stock or assets), except for (i) any acquisition or disposition for consideration that is individually not in excess $1,000,000 and in the aggregate not in excess of $5,000,000, or (ii) any disposition of obsolete or worn out equipment or intellectual property that is not material to the business of the Company and its subsidiaries;

•	incur or commit to incur any material capital expenditure or authorization or commitment with respect thereto not provided for in the capital expenditure budget previously provided to Parent;

•	enter into any new line of business outside of the Company’s and its subsidiaries existing businesses as of the date of the merger agreement; or

•	enter into a contract to take any of the foregoing actions.

The Special Meeting

Pursuant to the terms of the merger agreement and in accordance with applicable law and the Company’s governing documents, the Company, acting through the Board, will take all action necessary to duly call, give notice of, convene and hold a special meeting of the Company’s shareholders as promptly as reasonably practicable following the mailing of the proxy statement for the purpose of obtaining approval of the merger proposal. Notwithstanding anything in the merger agreement, the Company will not be required to convene and hold the Company special meeting at any time prior to the 25th business day following the mailing of this proxy statement to the shareholders of Cision ordinary shares. The vote of the Company shareholders sufficient to approve the merger proposal is referred to as the “requisite shareholder approval.” The merger agreement requires the Company to use its reasonable best efforts to solicit proxies to obtain the requisite shareholder approval.

Go-Shop Period

During the Go-Shop Period, the Company and its affiliates, directors, officers, employees, consultants, agents, representatives and advisors (collectively, “Representatives”) will have the right to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist any Acquisition Proposal (as defined below), (ii) grant a waiver under or terminate any “standstill” or similar obligation of any person with respect to the Company or any of its subsidiaries solely to allow such person to submit an Acquisition Proposal and (iii) engage in discussions and negotiations with, and furnish non-public information relating to the Company and its subsidiaries and afford access to the books and records of the Company and its subsidiaries to any third party and its financing sources in connection with an Acquisition Proposal or any inquiry, discussion, offer or request that would reasonably be expected to lead to an Acquisition Proposal; provided, that, (A) prior to furnishing such information or affording such access, the Company has entered into a confidentiality agreement with such person and has previously provided or made available (or promptly provides or makes available) all such information, and has afforded such access, to Parent and (B) the Company and its subsidiaries will not provide (and will not permit any of their respective Representatives to provide) any competitively sensitive non-public information in connection with the actions permitted in this paragraph, except in accordance with “clean room” or other similar procedures designed to limit any adverse effect of the sharing of such information on the Company or its subsidiaries.

For the purposes of the merger agreement, “Acquisition Proposal” means any offer or proposal to engage in an Acquisition Transaction, and “Acquisition Transaction” means any transaction involving:

•

any direct or indirect purchase, sale or other acquisition by any person or group of Cision ordinary shares, whether from the Company or any other person, representing more than 20% of the Cision ordinary shares outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any person or group that, if consummated in accordance with its terms, would result in such person or group beneficially owning more than 20% of the Cision ordinary shares outstanding after giving effect to the consummation of such tender or exchange offer;

•

any direct or indirect purchase or other acquisition by any person or group, or equityholders of any such person or group, of assets constituting or accounting for more than 20% of the consolidated assets, net income or consolidated revenue of the Company and its subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or

•

any merger, consolidation, business combination, joint venture, repurchase, redemption, share exchange, extraordinary dividend or distribution, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company or any of its subsidiaries pursuant to which any person or group, or shareholders of any such person or group, would hold Cision ordinary shares representing more than 20% of the Cision ordinary shares outstanding after giving effect to the consummation of such transaction, in each case other than the merger.

“Excluded Party” means any party from whom the Company or any of its Representatives has received a written bona fide Acquisition Proposal during the Initial Go-Shop Period, which the Board has determined in good faith during the Initial Go-Shop Period (after consultation with its financial advisors and outside legal counsel) either constitutes a Superior Proposal (as defined below) or could reasonably be expected to lead to a Superior Proposal and that the failure to engage in negotiations with such Person regarding such Acquisition Proposal would be inconsistent with the Board’s fiduciary duties under applicable law; provided, however, that a party shall immediately cease to be an Excluded Party if the Acquisition Proposal made by such party is withdrawn by written notice to the Company or, in the good faith determination of the Board (after consultation with its outside counsel and its financial advisors), such Acquisition Proposal no longer is or would no longer be reasonably expected to lead to a Superior Proposal.

“Superior Proposal” means any bona fide written Acquisition Proposal on terms that the Board (or a committee thereof) has determined in good faith (after consultation with its financial advisors and outside legal counsel) would be more favorable, from a financial point of view, to the shareholders of Cision (in their capacity as such) than the merger with Parent (taking into account all legal, regulatory, financial (including any termination fee), timing, financing and other aspects of such proposal that the Board (or a committee thereof) considers relevant and any revisions to the merger agreement and related documentation made or offered in writing by Parent prior to the time of such determination), which Acquisition Proposal is not subject to a due diligence condition. For purposes of this definition, the ownership threshold referred to in the definition of “Acquisition Transaction” will be 75% instead of 20%.

Non-Solicitation

The merger agreement provides that following the expiration of the Go-Shop Period, and continuing until the earlier of the termination of the merger agreement and the effective time, the Company will, and will cause its subsidiaries, officers and directors, and direct the Company’s and its subsidiaries’ respective other Representatives to:

•	cease and cause to be terminated any discussions or negotiations with any person and its Representatives that would be prohibited by the merger agreement;

•

promptly following the expiration of the Go-Shop Period deliver written notice to each such person with whom such discussions or negotiations are ongoing that the Company is ending all such discussions or negotiations with such person pursuant to the merger agreement, which written notice will also request that such person promptly return or destroy all confidential information concerning the Company and its subsidiaries; and

•	terminate any electronic data room access (or other diligence access) of any such person.

Subject to the merger agreement, from the date of the merger agreement until the earlier to occur of the termination of the merger agreement and the effective time, the Company and its Subsidiaries will not, and will cause its officers and directors not to, and will not instruct, authorize or knowingly permit any of their other respective Representatives to, directly or indirectly:

•

solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to, an Acquisition Proposal;

•

furnish to any person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its subsidiaries or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case with the intent to induce the making, submission or announcement of, or knowingly encourage, facilitate or assist an Acquisition Proposal or any inquiries or the making of any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

•

participate or engage in discussions or negotiations with any person with respect to an Acquisition Proposal (or inquiries, proposals or any other effort or attempt that would reasonably be expected to lead to an Acquisition Proposal), in each case other than directing such persons to the provisions of the merger agreement described under this heading;

•

approve, endorse, recommend or knowingly take any action to make the provision of any “control share acquisition,” “business combination” or other similar anti-takeover law inapplicable to an Acquisition Proposal; or

•

enter into any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an Acquisition Transaction other than a confidentiality agreement permitted by the merger agreement (any such letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”).

From the expiration of the Go-Shop Period until the earlier to occur of the termination of the merger agreement and the effective time, the Company will be required to enforce, and will not be permitted to waive, terminate or modify, any provision of any standstill or confidentiality agreement that prohibits or purports to prohibit a proposal being made to the Board (or any committee thereof), unless the Board has determined in good faith (after consultation with its outside legal counsel), that failure to take such action (1) would prohibit the counterparty from making an unsolicited Acquisition Proposal to the Board and (2) would be inconsistent with the Board’s fiduciary duties under applicable law.

Superior Proposals

Notwithstanding anything to the contrary contained in the merger agreement, from the expiration of the Go-Shop Period until obtaining the requisite shareholder approval, the Company and the Board may participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company or any of its subsidiaries to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its subsidiaries pursuant to an acceptable confidentiality agreement to any person or its Representatives that has made, renewed or delivered to the Company an unsolicited bona fide written Acquisition Proposal after the date of the agreement, provided that:

•	such Acquisition Proposal was not the result of a breach in any material respect of the obligations described under “—Go-Shop Period” or “—Non-Solicitation”; and

•

the Board has determined in good faith (after consultation with its financial advisors and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal and that the failure to take such actions would be inconsistent with the Board’s fiduciary duties under applicable law.

In the event that the Company engages in such actions, it will provide to Parent and Merger Sub any non-public information or data that is provided to any person given such access that was not previously made available to Parent or Merger Sub prior to or substantially concurrently to the time it is provided to such person.

Cision Board Recommendation

Subject to the provisions described below, the Board has unanimously recommended that Cision shareholders vote in favor of the merger proposal at the special meeting (the “board recommendation”). The Board also agreed to include the board recommendation in this proxy statement. Subject to the provisions described below, the merger agreement provides that neither the Board nor any committee of the Board will:

•	withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the board recommendation;

•	fail to include the board recommendation in this proxy statement;

•

fail to publicly reaffirm the board recommendation within five business days following the written request of Parent (provided, however, that Parent may make such request no more than twice plus one time more each time an Acquisition Proposal or inquiry or material modification thereto shall have become publicly known);

•	publicly adopt, approve or recommend (or publicly propose to adopt, approve or recommend) an Acquisition Proposal; or

•	make any recommendation in support of or, within ten (10) business days following its commencement, fail to recommend against, a tender or exchange offer that constitutes an Acquisition Proposal.

Each of the foregoing actions is referred to as a “board recommendation change”. In addition, the Board may not cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.

Notwithstanding the provisions described above, the merger agreement does not prohibit the Company from (i) making a “stop, look and listen” communication to shareholders of the Company pursuant to Rule 14d-9 promulgated under the Exchange Act, or (ii) making any disclosure to its shareholders if the Board determines, in good faith, after consultation with outside counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law.

Intervening Event

Notwithstanding the provisions described under “—Cision Board Recommendation,” the Board may effect a board recommendation change in response to an Intervening Event if the Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable law. For the purposes of the merger agreement, “Intervening Event” means a material event, change, effect, development, condition or occurrence that has affected, affects or would be reasonably likely to affect the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, in each case that (i) is not known by the Board as of the date of the merger agreement or that was not reasonably foreseeable to the Board as of such date and (ii) does not relate to any Acquisition Proposal or any transaction contemplated thereby; provided, that in no event will any of the following constitute, or be taken into account in determining the existence of, an Intervening Event: (A) the fact alone that the Company meets or exceeds any internal or published forecasts or projections for any period (however, the underlying reasons for such events may constitute an Intervening Event), (B) any changes in the market price or trading volume of Cision ordinary shares, in and of itself, after the date of the merger agreement (however, the underlying reasons for such events may constitute an Intervening Event), or (C) changes in conditions in the industries in which the Company and its subsidiaries conduct business, including changes in conditions in the software or data services industries generally, except to the extent such changes have had a materially disproportionate effect on the Company relative to other companies of a similar size operating in industries in which the Company and its subsidiaries conduct business.

The merger agreement provides that the Board may not effect such a board recommendation change unless:

•

the Company has provided prior written notice to Parent at least five business days in advance to the effect that the Board intends to effect a board recommendation change, which notice shall specify the basis for such board recommendation change, including a reasonably detailed description of the facts and circumstances relating to such Intervening Event;

•

prior to effecting such board recommendation change, during such five business day period, the Company has negotiated with Parent and its representatives in good faith to allow Parent to offer such adjustments to the terms and conditions of the merger agreement and related documentation in such a manner that would obviate the need to effect a board recommendation change in response to such Intervening Event and following such five (5) business day period, the Board (after consultation with its financial advisors and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of the merger agreement and the financing documents) shall have determined that the failure of the Board to make such a board recommendation change would be inconsistent with its fiduciary duties under applicable law; and

•

following such five business day time period, the Board (after consultation with its financial advisors and outside legal counsel, and taking into account Parent’s proposed revisions to the terms and conditions of any modifications to the merger agreement and related documentation proposed and any other information provided by Parent) shall have determined that the failure of the Board (or a committee thereof) to make such a board recommendation change to terminate the merger agreement would be inconsistent with its fiduciary duties under applicable law; provided, that each time material modifications to the intervening event occur, the Company shall notify Parent of such modification and the time period described in the preceding bullet will recommence, provided that such time period will be three business days from the day of such notification (instead of five business days).

Acquisition Proposal

Notwithstanding the restrictions set forth in the merger agreement, if the Company has received a written bona fide Acquisition Proposal during the Go-Shop Period or an unsolicited written bona fide Acquisition Proposal after the expiration of the Go-Shop Period, that was not the result of a breach of the obligations described under “—Non-Solicitation” that the Board has determined in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a Superior Proposal, then the Board may (A) effect a board recommendation change with respect to such Superior Proposal; and/or (B) cause the Company to terminate the merger agreement and or (C) cause the Company to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal substantially concurrently; provided, however, that the Board may not take any of the foregoing actions unless:

•

the Board (or a committee thereof) determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable law;

•	the Company has complied in all material respects with its obligations relating to non-solicitation and the Board recommendation with respect to such Superior Proposal;

•

the Company has provided prior written notice to Parent five business days in advance (the “Notice Period”) to the effect that the Board (A) has received an Acquisition Proposal that has not been withdrawn; (B) has concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (C) has resolved to effect a board recommendation change or to terminate the merger agreement for the purposes of entering into an Alternative Acquisition Agreement, absent any revision to the terms and conditions of the merger agreement, which notice will identify the person or group making such Superior Proposal and include the material terms thereof and copies of all relevant agreements relating to such Superior Proposal;

•

during the Notice Period, the Company has negotiated with Parent and its representatives in good faith to allow Parent to offer such adjustments to the terms and conditions of the merger agreement and the related documentation in such a manner that would obviate the need to effect a board recommendation change; and

•

following the Notice Period, the Board (after consultation with its financial advisors and outside legal counsel, and taking into account Parent’s proposed revisions to the terms and conditions of the merger agreement and related documentation proposed and other information provided by Parent) will have determined the failure of the Board (or a committee thereof) to make such board recommendation change to terminate the merger agreement would be inconsistent with its fiduciary duties under applicable law, provided, that each time material modifications to the terms of an Acquisition Proposal determined to be a Superior Proposal are made (it being understood that any change to the financial terms of such proposal shall be deemed a material modification), the Company shall notify Parent of such modification and the time period described in the preceding bullet will recommence, provided that such time period will be three business days from the day of such notification (instead of five business days).

Cision Options, Performance Vesting Options, RSUs and Specified Restricted Shares

Cision equity awards outstanding immediately prior to the effective time will be subject to the following treatment;

•

Each vested option will be cancelled and exchanged into and will become a right to receive an amount in cash, without interest, equal to $10.00 (less the exercise price per share attributable to such vested option) multiplied by the total number of Cision ordinary shares issuable upon exercise of such vested option, subject to any required withholding (the “vested option consideration”).

•

Each unvested option which is not a performance vesting option will be cancelled and exchanged for a right to receive an amount in cash, without interest, equal to the product of (A) the aggregate number of Cision ordinary shares subject to such unvested option multiplied by (B) the excess, if any, of $10.00 over the applicable per share exercise price under such unvested option, subject to any required withholding of taxes (the “unvested option consideration”), which unvested option consideration will, subject to the holder’s continued service with Parent and its affiliates (including the Surviving Company and its Subsidiaries) through the applicable vesting dates, not to be paid at the effective time but instead will vest and be payable at the same time as the unvested option for which such unvested option consideration amounts were exchanged would have vested pursuant to its terms. The unvested option consideration will have the same vesting schedule as applied to the award of unvested option for which it was exchanged, except for terms rendered inoperative by reason of the Transactions, any provision providing for vesting solely as a result of the consummation of the transactions contemplated in the merger agreement (either alone or in combination with any termination of employment) or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the unvested option consideration.

•

At the Effective Time, the level at which the vesting conditions of the performance vesting options have been satisfied with respect to each performance vesting option that is outstanding immediately prior to the effective time shall be determined in good faith by the Board or any appropriate committee thereof based on the Company’s achievement of the applicable performance goals as of the closing date (which achievement will in no event be determined to be greater than the target level of performance), and each performance vesting option that so vests shall become a vested option, entitled to the vested option consideration. For the avoidance of doubt, any performance vesting option that does not become a vested option pursuant to the provisions described by this bullet shall be cancelled and terminated as of the effective time, and no payment shall be made with respect thereto.

•

All options to purchase Cision ordinary shares (a “Company option”) for which the exercise price per share attributable to such Company option is equal to or exceeds $10.00 will be cancelled without any cash payment being made in respect thereof. As a result, all outstanding Vested Company Options, Unvested Company Options, and Performance Vesting Options will be cancelled and no cash payments will be made in respect thereof.

•

At the effective time each vested RSU outstanding immediately prior to the effective time, will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and exchanged into and will become a right to receive an amount in cash, without interest, equal to (i) the amount of $10.00; multiplied by (ii) the total number of Cision ordinary shares subject to such Company RSU, subject to any required withholding of taxes (the “Vested RSU Consideration”).

•

Each unvested RSU will be cancelled and exchanged for a right to receive an amount in cash, without interest, equal to the product of (i) the amount of $10.00 multiplied by (ii) the total number of Cision ordinary shares subject to such unvested RSU, subject to any required withholding of taxes (the “Unvested RSU Consideration”), which Unvested RSU Consideration amounts will, subject to the holder’s continued service with Parent and its affiliates (including the Surviving Company and its Subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the unvested RSU for which such Unvested RSU Consideration amounts were exchanged would have vested pursuant to its terms. All Unvested RSU Consideration will have the same vesting schedule as applied to the award of unvested RSUs for which they were exchanged, except for terms rendered inoperative by reason of the Transactions, any provision providing for vesting solely as a result of the consummation of the Transactions (either alone or in combination with any termination of employment) or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Unvested RSU Consideration.

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At the effective time, each specified restricted share outstanding immediately prior to the effective time, will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and exchanged into the right to receive an amount in cash, without interest, equal to (x) the amount of $10.00; multiplied by (y) the total number of Cision ordinary shares subject to such specified restricted shares (the “Restricted Share Consideration”); provided that such Restricted Share Consideration will continue to be subject to the same vesting terms and/or restrictions (including with respect to forfeiture thereof) as the specified restricted share for which such Restricted Share Consideration was exchanged and will be subject to any required withholding of taxes. The Restricted Share Consideration will be payable at the same time as the restrictions or vesting terms with respect to the specified restricted share for which such Restricted Share Consideration was exchanged would have lapsed or been satisfied, as applicable, as further specified in Company disclosure letter.

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Effective as of no later than immediately preceding the effective time, the Company will terminate the Company’s 2018 Equity Stock Purchase Plan (the “ESPP”) and will provide such notice of termination as may be required by the terms of the ESPP. Prior to the effective time and the termination date of the ESPP, (i) the Company shall determine the date on which the then-current “option period” (as defined in the ESPP), if any, shall terminate; and (ii) accumulated payroll deductions on such date shall be used to purchase the applicable number of Cision ordinary shares in accordance with the terms of the ESPP. Promptly following the date of the merger agreement, the Company will amend the ESPP and the current option period under the ESPP such that (A) no further option periods shall commence following the termination of the current option period and (B) no employee may commence participation in the ESPP or increase their level of participation in the current option period following the date of the merger agreement.

Holders of Cision equity awards at the effective time will cease to have any rights with respect to such awards other than the rights to receive the payments described above.

Financing Arrangements

Although the availability of financing is not a condition precedent to the obligations of Parent or Merger Sub to consummate the merger (provided, that the availability of debt financing is a condition precedent to the Company’s right to obtain specific performance under the merger agreement to compel Parent and Merger Sub to consummate the merger), each of Parent, Merger Sub and the Company have agreed to take certain actions in connection with the arrangement of the debt and equity financing for the merger.

Obligations of Parent. Subject to certain exceptions, the merger agreement prohibits Parent from amending, terminating or modifying the debt commitment letter in any manner that would reasonably be expected to reduce the aggregate amount of debt financing available at closing (unless replaced by an equivalent increase in equity financing or the aggregate amount of the financing would still be sufficient to permit Parent to fund all of the amounts required to be provided by it for the consummation for the transactions contemplated under the merger agreement), impose new or additional conditions to the receipt of the financing or otherwise expand, amend or modify any of the existing conditions to the receipt of the debt financing, prevent, impede or materially delay the timely consummation of the debt financing or make the funding of the debt financing less likely to occur. Parent and Merger Sub will use their respective reasonable best efforts to take all actions necessary, proper and advisable to arrange and obtain the debt and equity financing on the terms and conditions described in the debt and equity commitment letters, respectively, and to keep the Company reasonably informed about the status of the debt financing arrangements. In the event the debt financing becomes unavailable, Parent will use its reasonable best efforts to obtain alternative financing with terms and conditions not materially less favorable to Parent or Merger Sub than those contained in the original debt commitment letter and otherwise on terms as are reasonably available for financings of the type contemplated by the debt financing commitment letter in the debt markets at the time of such replacement.

Financing Cooperation by the Company. The Company has agreed to use its reasonable best efforts to provide, and to cause its subsidiaries and their respective representatives to use their reasonable best efforts to provide, Parent with all cooperation reasonably requested by Parent to assist it in causing the conditions in the debt commitment letters to be satisfied or as is otherwise reasonably requested by Parent in connection with the debt financing, including, among other things, causing senior management of the Company and its subsidiaries to participate in ratings agency meetings and other meetings with respect to the marketing of the financing as contemplated by the debt financing letters and to assist Parent and its debt financing sources with the preparation of definitive financing documents, rating agency presentations, bank information memoranda and other customary marketing materials.

Directors’ and Officers’ Indemnification and Insurance

Pursuant to the merger agreement, the Surviving Company and its subsidiaries will, and Parent will cause the Surviving Company and its subsidiaries to, honor and fulfill the obligations of the Company and any of its subsidiaries pursuant to any written indemnification agreements that have been set forth in the Company disclosure letter between the Company and any of its subsidiaries, on the one hand, and any of their respective current or former directors or officers, on the other hand (collectively, the “indemnified persons”). In addition, during the six year period following the effective time, the Surviving Company and its subsidiaries must maintain in effect indemnification, exculpation and advance of expenses provisions in their respective organizational documents which are at least as favorable as the provisions contained in such organizational documents as of the date of the merger agreement.

The merger agreement further provides that the Surviving Company will (and Parent will cause the Surviving Company to) indemnify and hold harmless each indemnified person from and against any reasonable costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, penalties, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any legal proceeding arising out of (i) the fact that an indemnified person is or was a director or officer of the Company or such subsidiary or affiliate, or (ii) any action or omission, or alleged action or omission, in such indemnified person’s capacity as a director or officer of the Company or any of its subsidiaries or other affiliates, including in connection with the merger or taken at the request of the Company or such subsidiary or affiliate, regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the effective time. In connection with any such proceeding, the Surviving Company will advance all reasonable fees and expenses (including reasonable fees and expenses of any counsel) as incurred by any indemnified person in defense of such proceeding upon receipt of an undertaking from such indemnified person to repay such amount if it shall ultimately be determined that such indemnified person is not entitled to be indemnified.

The Surviving Company will maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the effective time covering each such person currently covered by the Company’s D&O policy on terms with respect to coverage and amount that are equivalent to those of such policy in effect on the date of the merger agreement; provided that, Parent may (i) substitute therefor policies of an insurance company the terms of which, including coverage and amount, are no less favorable in any material respect to such persons than the Company’s existing policies as of the date of the merger agreement or (ii) request that the Company obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the effective time). In connection with the foregoing obligations, the Surviving Company will not be obligated to pay annual premiums in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year.

Other Covenants and Agreements

Access to Information; Confidentiality. The Company will afford Parent and its representatives (including financing sources) reasonable access during normal business hours (upon reasonable advance request provided in writing) to the properties, books and records and personnel of the Company and its subsidiaries.

Notwithstanding the foregoing, the Company may restrict or prohibit access to documents or information to the extent that (i) any applicable law or contract requires the Company to restrict or otherwise prohibit access to such documents or information; (ii) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (iii) such disclosure relates to interactions with other prospective buyers of the Company or the negotiation of the merger agreement and the transactions contemplated thereby, or information relating to the analysis, valuation or consideration of the merger or the transactions contemplated thereby; (iv) access to a contract to which the Company or any of its subsidiaries is a party or otherwise bound would violate or cause a default pursuant to, or give a third person the right to terminate or accelerate the rights pursuant to, such contract; (v) access would result in the disclosure of any trade secrets of third parties; or (vi) such documents or information are reasonably pertinent to any adverse legal proceeding between the Company and its affiliates, on the one hand, and Parent and its affiliates, on the other hand; provided that the Company will give notice to Parent of the fact that it is withholding such information or documents and use its reasonable best efforts to allow disclosure in a manner that would not violate any of the foregoing clauses. The merger agreement requires Parent and Merger Sub to keep confidential all information provided by the Company or its representatives in accordance with the confidentiality agreement entered into by the parties in connection the merger negotiations, except that Parent may share such information with prospective financing sources, financial institutions and investors in connection with the debt financing, in each case so long as they are subject to such confidentiality agreement or other confidentiality undertakings reasonably satisfactory to the Company.

Proxy Statement; The Special Meeting. The merger agreement required the Company (with the assistance and cooperation of Parent and Merger Sub as reasonably requested by the Company) to prepare and file the preliminary proxy statement relating to the special meeting with the SEC as promptly as practical following the date of the merger agreement. The Company will use its reasonable best efforts to cause this proxy statement and any other filing required by the SEC to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NYSE. The Company may not make any such filing with the SEC unless it has provided Parent and its counsel with a reasonable opportunity to review and comment on such filing and has considered all reasonable additions, deletions, or changes suggested thereto in good faith. The Company is required to call the special meeting as described under “—The Special Meeting.”

Public Announcements. Each party to the merger agreement is required to receive the consent of both the Company and Parent prior to issuing any press release or other public statements with respect to the merger and the other Transactions, except as may be required by applicable law, court process or the applicable rules of the NYSE and subject to certain limited exceptions set forth in the merger agreement.

Shareholder Litigation. Until the effective time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, must: (i) provide the other parties with prompt notice of, and keep such parties reasonably informed about, any litigation relating to the Transactions; (ii) give such parties the opportunity to participate in (but not control) the defense, settlement or prosecution of such litigation; and (iii) consult with such parties with respect to the defense, settlement and prosecution of such litigation. In no event may any party compromise or settle, or agree to compromise or settle, any such litigation unless the other parties have consented in writing (which consent will not be unreasonably withheld, conditioned or delayed).

Antitrust Approvals. The merger agreement required each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, (i) to file the applicable Premerger Notification and Report Form with the U.S. antitrust authorities within 10 business days of the execution of the merger agreement and (ii) as soon as reasonably practicable, which will be no more than twenty (20) business days for Parent, the Company or Merger Sub if such party receives all the information required to make such filings from the other party in a timely fashion, file comparable pre-merger or post-merger notification filings, forms and submissions with any governmental authority that are required by other applicable antitrust laws in connection with the Merger. Such filings were made on November 19, 2019. See “The Merger—Regulatory Approvals—Antitrust Approvals.” Each party is required to cooperate and coordinate with the other parties and to provide any additional information that may be required or requested by the U.S. antitrust authorities or any other applicable governmental authority as promptly as reasonably practicable. Each of Parent, Merger Sub and the Company will take all action necessary, proper or advisable to (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other antitrust law applicable to the merger agreement and the merger; and (2) obtain any required approvals or consents pursuant to any antitrust law applicable to the merger agreement or the merger, in each case as promptly as practicable and in any event prior to the outside date.

Anti-Takeover Laws. The Company and the Board have agreed to (a) take all actions within their power to ensure that no “anti-takeover” statute or similar statute or regulation is or becomes applicable to the merger or the Voting Agreement, and (b) if any “anti-takeover” statute or similar statute or regulation becomes applicable to the merger or the Voting Agreement, take all action within their power to ensure that the merger and the other Transactions may be consummated as promptly as reasonably practicable on the terms contemplated by the merger agreement and otherwise to minimize the effect of such statute or regulation on the merger.

Reasonable Best Efforts

Each of the parties to the merger agreement must use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the merger and the other Transactions, including: (i) causing the conditions described under “—Conditions to the Merger” to be satisfied; (ii) obtaining all necessary or advisable consents, waivers, approvals, orders and authorizations from governmental authorities for the purposes of consummating the merger, and making all necessary or advisable registrations, declarations and filings with governmental authorities for the purposes of consummating the merger; (iii) obtaining in consultation with Parent all consents, waivers and approvals and delivering all notifications pursuant to any material contracts to which the Company or any of its subsidiaries is a party in connection with the merger agreement and the consummation of the Transactions; and (iv) executing and delivering any contracts or instruments that are reasonably necessary to consummate the merger or the Transactions. In addition, each of the parties has agreed that it will not take any action, or fail to take any action, that is intended to or has the effect of preventing, impairing, delaying or otherwise adversely affecting the consummation of the merger or the ability of such party to perform its obligations pursuant to the merger agreement. The Company will give prompt notice to Parent (and will subsequently keep Parent informed on a reasonably current basis of any material developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, change, event, development or circumstance that (x) has had, or would reasonably be expected to have, a Company material adverse effect or (y) is reasonably likely to result in any of the conditions set forth in the merger agreement not being able to be satisfied by the outside date or, to the knowledge of the Company, the receipt of any notice or other communication from any person (other than any governmental authority) alleging that the consent, waiver or approval of such person is or may reasonably be required in connection with the merger or the Transactions.

Conditions to the Merger

The respective obligation of each party to effect the merger is subject to the satisfaction or waiver on or prior to the effective time of certain conditions, including, among other conditions, the following:

•	the Company’s receipt of requisite shareholder approval;

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(i) the applicable waiting periods (and any extensions thereof) under the HSR Act have expired or been terminated and (ii) any applicable waiting periods, and any extensions thereof, and consents required from, or notices provided to, any governmental authority as set forth in the Company disclosure letter have expired, been terminated, obtained or provided;

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no law, temporary restraining order, preliminary or permanent injunction issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the merger will be in effect, and no statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the merger, that in each case prohibits, makes illegal, or enjoins the consummation of the merger.

The obligation of Parent and Merger Sub to effect the merger is subject to the satisfaction or waiver on or prior to the effective time of certain conditions, including, among other conditions, the following:

•	the absence of a Company material adverse effect (as described under “—Representations and Warranties”);

•	with respect to the representations and warranties of the Company:

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certain fundamental representations and warranties of the Company relating to (i) organization and good standing; (ii) authority of the Company and enforceability of the merger agreement; (iii) board approval; (iv) absence of undisclosed brokers’ fees; (v) obtaining the requisite shareholder approval; (vi) conflict or violation of the Company’s organizational documents; (vii) company capitalization; and (viii) capitalization and equity matters relating to the Company’s significant subsidiaries, if such representations and warranties are not qualified by Company Material Adverse Effect or other materiality qualifiers, being true and correct in all material respects, or if such representations and warranties are qualified by Company Material Adverse Effect or other materiality qualifiers, being true and correct without disregarding such qualifiers, in each case as of the date of the merger agreement and as of the closing date as if made at and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects or true and correct, as applicable, as of such earlier date).

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certain fundamental representations and warranties of the Company relating to its capitalization and the occurrence of a Company material adverse effect being true and correct as of the date of the merger agreement and as of the closing date as if made at and as of such date (in each case except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), except where the failure to be so true and correct in all respects has not resulted in, and would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their affiliates, individually or in the aggregate, that is more than de minimis; and

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all other representations and warranties of the Company being true and correct on the date of the merger agreement and as of the closing date as if made at and as of such date (in each case except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) without giving effect to any “materiality” or “Company material adverse effect” qualifications, except for such failures to be true and correct that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company material adverse effect.

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the Company having performed and complied with, in all material respects, its covenants, obligations and conditions required to be performed at or prior to the closing under the merger agreement, subject to certain limitations; and

•	the receipt by Parent and Merger Sub of a certificate executed by an executive officer of the Company certifying that certain conditions described in the merger agreement have been satisfied.

The obligation of the Company to effect the merger is subject to the satisfaction or waiver on or prior to the effective time of certain conditions, including, among other conditions, the following:

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the representations and warranties of Parent and Merger Sub being true and correct as of the date of the merger agreement and as of the closing date as if made at and as of such date (in each case except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), without giving effect to any materiality or Parent material adverse effect qualifications set forth therein, except for such failures to be true and correct that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent material adverse effect (as defined below).

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Parent and Merger Sub having performed and complied with, in all material respects, their respective covenants, obligations and conditions required to be performed at or prior to the closing under the merger agreement; and

•	the receipt of certificates executed by an executive officer of Parent and Merger Sub certifying that certain conditions described in the merger agreement have been satisfied.

For the purposes of the merger agreement, “Parent material adverse effect” means any effect that, individually or in the aggregate, prevents or materially impairs or delays, or would reasonably be expected to prevent or materially impair or delay, the ability of Parent or Merger Sub to perform its obligations under the merger agreement or to consummate the merger and the other Transactions.

Termination of the Merger Agreement

The Company and Parent may terminate the merger agreement by mutual written agreement at any time before the effective time of the merger. In addition, either Parent or the Company may terminate the merger agreement at any time before the effective time:

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if any legal restraint preventing the consummation of the merger is in effect and becomes final and non-appealable, provided that the party seeking to terminate the merger agreement has used its reasonable best efforts to resolve such restraint, to the extent required by the merger agreement;

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if the merger has not been consummated by 11:59 p.m. New York City time on April 19, 2020 (the “outside date”), provided that a party may not seek to terminate the merger agreement if such party’s action or failure to act (which action or failure to act constitutes a breach of the merger agreement by such party) has been the primary cause of, or primarily resulted in, either (A) the failure to satisfy the conditions to such party’s obligation to consummate the merger or (B) the outside date occurring before the effective time;

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if the Company fails to obtain the shareholder requisite approval, provided that the party seeking to terminate the merger has not breached the merger agreement in a manner which was the cause of the failure to obtain such approval;

Parent may also terminate the merger agreement if:

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the Board has effected a board recommendation change, has failed to publicly recommend against a tender or exchange offer within 10 business days of such offer being commenced when the Board is obliged to do so under the merger agreement, has failed to reaffirm the board recommendation within

10 business days after an acquisition proposal, or the Company or any of its subsidiaries have materially breached or failed to perform any of their obligations described under the headings “—Go-Shop Period,” “—Non-Solicitation,” “—Superior Proposals,” “—Cision Board Recommendation,” “—Intervening Event” and “—Acquisition Proposal” above (any of the foregoing are referred to as an “acquisition-related termination event”); and

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the Company breaches or fails to perform any of its representations, warranties or covenants contained in the merger agreement, which breach or failure to perform would give rise to the failure of a condition to Parent’s obligation to consummate the merger to be satisfied, except that if such breach or failure is capable of being cured by the outside date, Parent must first provide the Company with written notice of such breach, delivered at least 45 days prior to such termination, stating Parent’s intention to terminate the merger agreement and the basis for such termination; provided that Parent will not be permitted to terminate the merger agreement if (i) such breach has been cured before the termination or (ii) Parent is then in breach of any representations, warranties, agreements or covenants which would cause the conditions to the Company’s obligation to consummate the merger to not be satisfied.

The Company may also terminate the merger agreement if:

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either Parent or Merger Sub breaches or fails to perform any of its representations, warranties or covenants contained in the merger agreement, which breach or failure to perform would give rise to the failure of a condition to the Company’s obligation to consummate the merger to be satisfied, except that if such breach or failure is capable of being cured by the outside date, the Company must first provide Parent with written notice of such breach, delivered at least 45 days prior to such termination, stating the Company’s intention to terminate the merger agreement and the basis for such termination; provided that the Company will not be permitted to terminate the merger agreement if (i) such breach has been cured before the termination or (ii) the Company is then in breach of any representations, warranties, agreements or covenants which would cause the conditions to Parent’s obligation to consummate the merger to not be satisfied;

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prior to receiving the requisite shareholder approval, the Board has received a Superior Proposal and has complied in all material respects with its obligations described under the headings “—Superior Proposal” and “—Acquisition Proposal” with respect to such Superior Proposal, and the Company enters into an Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal substantially concurrently with its termination of the merger agreement; or

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(i) all of the conditions to Parent and Merger Sub’s respective obligation to consummate the merger have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the closing); (ii) Parent and Merger Sub fail to complete the closing of the merger on the date required by the merger agreement; (iii) the Company has notified Parent in writing that it is ready, willing and able to consummate the merger, that it has satisfied all conditions precedent to its obligation to consummate the merger (other than those conditions that by their terms are to be satisfied by actions taken at the closing) and that it intends to terminate the merger agreement if Parent and Merger Sub fail to consummate the merger; and (iv) Parent and Merger Sub fail to consummate the merger within five business days of the date of such notice (a “financial failure termination event”).

Termination Fees and Expenses

Except as expressly set forth in the merger agreement, all fees and expenses incurred in connection with the merger agreement, the merger and the other Transactions will be paid by the party incurring such fees or expenses, whether or not the merger is consummated.

Company Termination Fee. The Company will pay to Parent (or its designee) a fee of $53,550,000 in connection with the termination of the merger agreement (the “Company termination fee”) under the following circumstances:

•	if Parent terminates the merger agreement due to an acquisition-related termination event (as described above);

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if the Company terminates the merger agreement because it has entered into a definitive Alternative Acquisition Agreement in respect of a Superior Proposal, provided, that if such Alternative Acquisition Agreement had been entered into with an Excluded Party and termination occurred prior to 11:59 p.m. New York City time on November 19, 2019, then the Company would only be required to pay a termination fee of $30,600,000 (but because the Go-Shop Period has expired, under no circumstances will the fee be reduced to $30,600,000);

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if (i) (x) either party terminates the merger agreement due to the failure to obtain the requisite shareholder approval or (y) Parent terminates the merger agreement because the Company has breached or failed to perform any of its representations, warranties or covenants contained in the merger agreement and such failure(s) have not been cured (in each case subject to the applicable conditions described under “—Termination of the Merger Agreement”); (ii) following the date of the merger agreement and prior to the termination of the merger agreement an Acquisition Proposal or inquiry has been publicly announced, disclosed or otherwise known and not withdrawn or otherwise abandoned; and (iii) within 12 months of such termination, the Company consummates an Acquisition Transaction or enters into a definitive agreement providing for an Acquisition Transaction and such Acquisition Transaction is subsequently consummated; provided that for the purposes of the payment described under this bullet, the ownership threshold referred to in the definition of “Acquisition Transaction” will be 50% instead of 20%.

Parent Termination Fee. Parent will pay to the Company (or its designee) a fee of $91,800,000 in connection with the termination of the merger agreement (the “Parent termination fee”) under the following circumstances:

•

if the Company terminates the merger agreement because Parent or Merger Sub has breached or failed to perform any of its representations, warranties or covenants contained in the merger agreement and such failure(s) have not been cured (in each case subject to the applicable conditions described under “—Termination of the Merger Agreement”); or

•	the Company terminates the merger agreement because of a financial failure termination event.

The Company and Parent respectively acknowledged in the merger agreement that in no event will the Company termination fee or the Parent termination fee be payable by the Company or Parent, as applicable, on more than one occasion.

Effect of Termination

Any valid termination of the merger agreement will become effective immediately upon delivery of written notice by the terminating party to the other parties. Following such termination, the merger agreement will be of no further force and effect, except that (i) any obligation to pay the Company termination fee or the Parent termination fee, as applicable, (ii) certain additional obligations set forth in the merger agreement and (iii) subject to certain limitations, liabilities with respect to a willful and material breach of the merger agreement prior to its termination, will survive the termination of the merger agreement.

Employee Compensation and Benefits

Until the earlier of one year following the effective time and December 31, 2020 (the “continuation period”), the Surviving Company and its subsidiaries will (and Parent will cause the Surviving Company and its subsidiaries

to) cause each individual who is a continuing employee to be provided with: (i) base salary or wages that are no less favorable than such employee’s base salary or wages immediately prior to the effective time, (ii) annual target cash incentive opportunities that, in the aggregate, are no less favorable than the employee’s annual target cash incentive opportunities in effect immediately prior to the closing, (iii) severance benefits in accordance with a formula set forth on the Company disclosure letter to the merger agreement (with respect to U.S. employees) or in accordance with applicable laws (with respect to non-U.S. employees) and (iv) certain other benefits that are substantially comparable in the aggregate to the employee benefits provided to such employee immediately prior to the closing.

Solely for purposes of determining (i) eligibility to participate and vesting under any benefit plan maintained by Parent or any of its Subsidiaries, including the Surviving Company (such plans, including any vacation, paid time-off and severance plans, “New Plans”), and (ii) benefit accruals and level of benefits under any vacation, paid time-off and severance plans that are New Plans, the Surviving Company will credit such continuing employee for all service with the Company and its subsidiaries prior to the effective time to the same extent that such service was recognized under a similar plan, program, policy or arrangement of the Company or any of its subsidiaries as of the effective time. The merger agreement provides that each continuing employee will be immediately eligible to participate, without any waiting period, in the New Plans to the extent that coverage pursuant to any such new plan replaces coverage pursuant to a comparable existing employee plan in which such continuing employee participates immediately before the effective time. With respect to any continuing employee’s participation in a new plan providing life insurance, medical, dental pharmaceutical, vision or disability benefits to any continuing employee, the Surviving Company will use commercially reasonable efforts to cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such new plan to be waived to the same extent such requirements were waived or satisfied under the comparable existing employee plan, and the Surviving Company will use commercially reasonable efforts to cause any eligible expenses incurred during the portion of the plan year ending on the date that such continuing employee’s participation in the corresponding new plans begins to be given full credit pursuant to such new plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such continuing employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such new plan. Any vacation or paid time off accrued but unused by a continuing employee as of immediately prior to the effective time will be credited to such continuing employee following the effective time, and will not be subject to accrual limits or other forfeiture and shall not limit future accruals.

Specific Performance

The merger agreement provides that the parties will be entitled to an injunction, specific performance or other equitable relief to prevent breaches (or threatened breaches) of the merger agreement or to enforce specifically the terms and provisions thereof, and provides for the parties’ waiver of any requirement for the securing or posting of any bond or other security in connection with any such remedy. The merger agreement provides that (subject in all cases to the conditions described in the following paragraph) none of Parent, Merger Sub or the Company may raise any objections to the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of the merger agreement, including on the basis that such injunction, specific performance or other equitable relief is not an appropriate remedy or that an adequate remedy exists at law.

The merger agreement further provides that the Company will not be entitled to the remedy of specific performance to enforce Parent’s obligation to cause the equity financing committed by Platinum V to be funded and to consummate the merger unless (A) all of the conditions described under the heading “—Conditions to the Merger” have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the closing); (B) the debt financing has been funded or will be funded at the closing on the terms set forth in the debt commitment letter if the equity financing is funded at the closing; (C) Parent and Merger Sub fail to consummate the merger in the manner contemplated by the merger agreement; and (D) the Company has irrevocably confirmed in a written notice to Parent that if specific performance is granted and the equity financing and debt financing are funded, then it would take such actions that are required of it by the merger agreement to cause the closing to occur.

Governing Law

The merger agreement is governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof; provided that the merger, the vesting of the rights, property, choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities of Merger Sub in the Company, the cancellation of the shares of the Company, the rights provided in Section 238 of the CICL, the fiduciary or other duties of the Board and the boards of directors of Parent and Merger Sub and the internal corporate affairs of the Company and Merger Sub are each construed, performed and enforced in accordance with the laws of the Cayman Islands.

DISSENTING SHAREHOLDER RIGHTS UNDER THE COMPANIES LAW (2018 REVISION) OF THE CAYMAN ISLANDS

The following is a summary of the rights of the holders of record of ordinary shares of the Company to dissent from the merger and receive payment of the fair value of their ordinary shares (the “dissenters’ rights”). This summary is not a complete statement of the law, and is qualified in its entirety by the full text of Section 238 of the Companies Law (2018 Revision) of the Cayman Islands (the “CICL”), a copy of which is attached as Annex F to this proxy statement. If you are contemplating the possibility of dissenting from the merger and exercising your dissenters’ rights, you should carefully review the text of Annex F, particularly the procedural steps required to exercise dissenters’ rights. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy and perfect the procedural requirements of the CICL, you will lose your dissenters’ rights.

A shareholder of the Company is entitled to payment of the fair value of his, her or its ordinary shares upon dissenting from the merger, provided that such shareholder follows the procedures summarized below:

i.

you must give a written notice of objection (a “Written Objection”) to the Company prior to a vote to authorize the merger agreement, the plan of merger and the Transactions. The Written Objection must include a statement that you propose to demand payment for your ordinary shares if the merger is authorized by the resolution at the extraordinary general meeting;

ii.

within 20 days immediately following the date on which the vote authorizing the merger is made, the Company must give written notice of the authorization (the “Approval Notice”) to all shareholders who have served a Written Objection;

iii.

within 20 days immediately following the date on which the Approval Notice is given (the “Dissent Period”), the dissenting shareholder must give a written notice of his, her or its decision to dissent (a “Notice of Dissent”) to the Company stating his, her or its name and address, the number and classes of ordinary shares with respect to which he, she or it dissents and a demand for payment of the fair value of such ordinary shares. The shareholder will cease to have any rights of a shareholder upon the giving of such Notice of Dissent except the right to be paid the fair value of his, her or its ordinary shares (and the right to participate in court proceedings to determine the fair value of his, her or its ordinary shares or the right to institute proceedings on the grounds that the merger is void or unlawful). A dissenting shareholder must dissent in respect of all the ordinary shares which he or she holds;

iv.

within seven (7) days immediately following (i) the date of expiry of the Dissent Period or (ii) the date on which the plan of merger is filed with the Registrar of Companies of the Cayman Islands, whichever is later, the Company, as the Surviving Company, must make a written offer (a “Fair Value Offer”) to each dissenting shareholder to purchase his, her or its ordinary shares at a price determined by the Company to be the fair value of such ordinary shares;

v.

if, within 30 days immediately following the date of the Fair Value Offer, the Company and the dissenting shareholder agree upon the price to be paid for his, her or its ordinary shares, the Company shall pay the shareholder the amount in money;

vi.

if, within 30 days immediately following the date of the Fair Value Offer, the Company and the dissenting shareholder fail to agree on a price at which the Company will purchase the dissenting shareholder’s ordinary shares, then, within 20 days immediately following the date of the expiry of such 30 day period, the Company must, and the dissenting shareholder may, file a petition with the Grand Court of the Cayman Islands (the “Grand Court”) for a determination of the fair value of the ordinary shares held by all dissenting shareholders who have served a Notice of Dissent and who have not agreed with the Company as to fair value, and the petition by the Company must be accompanied by a verified list containing the names and address of all shareholders who filed a Notice of Dissent and who have not agreed with the Company as to the fair value of their ordinary shares (the “Verified

List”). A copy of the petition must be served on the other party. If the petition is filed by a dissenting shareholder, the Company must file the Verified List with the Grand Court within 10 days after the service of the petition; and

vii.

if a petition is timely filed and served, the Grand Court will determine the fair value of the ordinary shares held by the dissenting shareholders as it finds are involved (together with a fair rate of interest, if any) and the costs of the proceeding and the allocation of such costs upon the parties. Any dissenting shareholder whose name appears on the Verified List and who the Grand Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

You must be a registered holder of ordinary shares in order to exercise your dissenters’ rights. All notices and petitions must be executed by or for the shareholder of record, fully and correctly, as such shareholder’s name appears on the register of shareholders of the Company. As noted above, a dissenting shareholder must dissent in respect of all the ordinary shares which he or she holds. If the ordinary shares are registered in the name of a person who holds them in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If the ordinary shares are registered in the names of more than one person, such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the notice, he is acting as agent for the record owner. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES WHICH ARE REGISTERED IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER, BANK OR OTHER NOMINEE, AND WHO WISHES TO EXERCISE DISSENTERS’ RIGHTS DIRECTLY IN RESPECT OF SUCH SHARES, MUST ACT PROMPTLY TO CONTACT SUCH PERSON IN ORDER TO BECOME THE REGISTERED HOLDER OF SUCH SHARES, IN ORDER TO BE ABLE TO EXERCISE SUCH DISSENTERS’ RIGHTS IN RESPECT OF SUCH SHARES.

If you do not satisfy each of these requirements, you cannot exercise dissenters’ rights and will receive the per ordinary share merger consideration of $10.00 in cash, without interest and less any applicable withholding taxes, for each Share you hold. You must send all notices to Cision Ltd., 130 E. Randolph Street, 7th Floor, Chicago, IL 60601.

If you are considering dissenting, you should be aware that the fair value of your ordinary shares determined under Section 238 of the CICL could be more than, the same as, or less than the $10.00 in cash, without interest and less any applicable withholding taxes, for each ordinary share that you would otherwise receive as consideration in the merger. In addition, in any proceedings for determination of the fair value of ordinary shares covered by a Notice of Dissent, the Company intends to assert that the per ordinary share merger consideration of $10.00 is equal to the fair value of each of your ordinary shares.

The provisions of Section 238 of the CICL are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238 of the CICL, you will lose your dissenters’ rights. You should consult your Cayman Islands legal counsel if you wish to exercise dissenters’ rights.

CURRENT MARKET PRICE OF CISION ORDINARY SHARES

Cision ordinary shares have been listed on the NYSE under the trading symbol “CISN” since June 29, 2017. The following table sets forth the closing sale prices per Cision ordinary share, as reported on the NYSE on October 21, 2019, the last trading day prior to the announcement of the Transactions, and on [●], 20[●], the latest practicable date before the printing of this proxy statement:

October 21, 2019		$8.45
[●], 20[●]	$	[●]

If the merger is consummated, each Cision ordinary share (other than (i) Cision ordinary shares owned by the Company (excluding any Cision ordinary shares owned by any subsidiary of the Company, which will convert into shares of the Surviving Company), Parent or Merger Sub and (ii) Cision ordinary shares as to which dissenter rights have been properly demanded and perfected and not withdrawn in accordance with the CICL) will be cancelled and exchanged into the right to receive $10.00 in cash without interest and subject to any applicable withholding taxes, and Cision ordinary shares will be removed from listing on the NYSE and there will be no further public market for Cision ordinary shares.

We have never declared or paid any dividends on Cision ordinary shares. Under the terms of the merger agreement, from the date of the merger agreement until the earlier of the effective date or the termination of the merger agreement, the Company may not declare or pay dividends on Cision ordinary shares without Parent’s consent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company regarding the beneficial ownership of Cision ordinary shares as of November 6, 2019 for:

•	each of the Company’s directors;

•	each of the Company’s named executive officers;

•	each person known by the Company to beneficially own 5% or more of its outstanding ordinary shares; and

•	all of the Company’s directors and executive officers as a group.

The following table lists the number of Cision ordinary shares and percentage of Cision ordinary shares beneficially owned based on 148,484,875 Cision ordinary shares outstanding as of November 6, 2019. Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Cision ordinary shares subject to options currently exercisable or exercisable within 60 days of November 6, 2019 are deemed outstanding and beneficially owned by the person holding such options for purposes of computing the number of Cision ordinary shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all Cision ordinary shares shown as beneficially owned by them. Except as otherwise set forth below, the street address of each beneficial owner is c/o Cision Ltd., 130 E. Randolph Street, 7th Floor, Chicago, IL 60601.

Name of Beneficial Owner	Shares Beneficially Owned
	Number of Shares of Cision ordinary shares	Percent of Class (%)
5% Shareholders:
Baron Capital Group(1)	7,234,146	4.9%
Canyon Holdings (Cayman), L.P.(2)	50,490,472	34.0%
T. Rowe Associates, Inc.(3)	10,328,394	7.0%
Directors and Named Executive Officers:
Kevin Akeroyd(4)	62,343	*
Jack Pearlstein(5)	168,411	*
Rainer Mathes	1,598,549	1.1%
Mark D. Ein(6)	3,595,199	2.4%
L. Dyson Dryden(7)	1,202,805	*
Stephen P. Master(2)	9,623	*
Stuart J. Yarbrough	14,092	*
Mark M. Anderson(2)	23,548	*
Philip A. Canfield(2)	61,179	*
David J. Krantz	—	*
Susan Vobejda	6,340	*
All directors and executive officers as a group (18 persons)	7,223,833	4.9%

*	Represents beneficial ownership of less than 1% of the Cision ordinary shares.
(1)	The business address of Baron Capital Group, Inc. is 767 Fifth Avenue, 49th Floor, New York, NY 10153. Information derived from a Schedule 13G/A filed on February 14, 2019.

(2)

Voting and dispositive power with respect to the Ordinary Shares held by Canyon Holdings is exercised by its general partner, Canyon Partners, Ltd., which is controlled by a majority vote of its ten-member board of directors (“Canyon Board of Directors”). GTCR Investment X AIV Ltd. (“GTCR AIV”) as the sole shareholder of Canyon Partners, Ltd. may be deemed to share voting and dispositive power over the Ordinary Shares held by Canyon Holdings. GTCR AIV is managed by a ten-member board of Directors (the “AIV Board of Directors”) comprised of Mark M. Anderson, Craig A. Bondy, Philip A. Canfield, Aaron D. Cohen, Sean L. Cunningham, David A. Donnini, Constantine A. Mihas, Collin E. Roche, Lawrence C. Fey IV and Benjamin J. Daverman. Each of the foregoing entities and the individual members of each of the Canyon Board of Directors and the AIV Board of Directors disclaim beneficial ownership of the shares held of record by Canyon Holdings except to the extent of his, her or its pecuniary interest. The address for Canyon Holdings, Canyon Partners, Ltd. and GTCR AIV is c/o GTCR Golder Rauner II, LLC, 300 North LaSalle Street, Suite 5600, Chicago, Illinois 60654. Messrs. Canfield and Anderson are Managing Directors of GTCR LLC, and Mr. Master is a Vice President of GTCR LLC. Each of Messrs. Canfield, Anderson and Master disclaims beneficial ownership of any units of Canyon Holdings beneficially owned by Canyon Partners, Ltd. and GTCR AIV, except to the extent of his indirect pecuniary interest.

The GTCR Shareholders are party to a Voting Agreement with Parent and Merger Sub whereby they have agreed to vote their Cision ordinary shares in favor of the merger proposal. See “The Special Meeting—Voting Agreement.”

(3)	The business address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202. Information derived from a Schedule 13G/A filed on February 14, 2019.

(4)	Includes 35,155 options which are currently exercisable.

(5)

Consists of 28,594 options which are currently exercisable, 119,199 ordinary shares held directly by Mr. Pearlstein, 10,309 ordinary shares held indirectly in the Ian Z. Pearlstein Trust, of which Mr. Pearlstein is trustee and 10,309 ordinary shares held indirectly in the Ivanna Pearlstein Trust, of which Mr. Pearlstein is trustee.

(6)

Consists of 3,575,214 shares held by Capitol Acquisition Management 3 LLC and 11,865 shares held by Leland Investments, Inc., and 8,120 shared held directly by Mr. Ein. Both entities are controlled by Mr. Ein.

(7)	Consists of 1,194,685 ordinary shares held by Capitol Acquisition Founder 3 LLC, an entity controlled by Mr. Dryden, and 8,120 ordinary shares held directly by Mr. Dryden.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, Cision will have no public shareholders and there will be no public participation in any future meetings of shareholders of Cision. However, if the merger is not completed, shareholders will continue to be entitled to attend and participate in shareholder meetings.

Cision does not intend to hold an annual general meeting in 2020 unless the merger is not completed.

In order to be considered for inclusion in Cision’s proxy statement for its 2020 annual general meeting, if held, shareholder proposals must comply with Rule 14a-8(e) of the Exchange Act. The deadline to receive shareholder proposals under Rule 14a-8(e) of the Exchange Act to be considered for inclusion in Cision’s 2020 proxy statement for the 2020 annual general meeting was April 11, 2020 (which is 120 calendar days before the date Cision’s proxy statement was released to shareholders in connection with the 2019 annual general meeting). If the date of the 2020 annual general meeting is changed by more than 30 days from the anniversary date of the 2019 annual general meeting (which was held on August 28, 2019), then the deadline will be a reasonable time before Cision begins to print and mail proxy materials.

In addition, Cision’s amended and restated memorandum and articles of association include advance notice provisions relating to shareholder nominations for directors or other business not submitted for inclusion in Cision’s proxy statement. Shareholders may only present a matter for consideration at the 2020 annual general meeting, if held, if certain procedures are followed. Any shareholders who intended to present an item of business, including nominees for candidates for election as directors, at the 2020 annual general meeting must have provided notice of such business to the Secretary of Cision between April 30, 2020 and May 30, 2020. However, if the date of the 2020 annual general meeting is more than 30 days before or after the anniversary date of the 2019 annual general meeting (which was held on August 28, 2019), notice must be deliver within a reasonable time period fixed by Cision’s directors, which will be announced at least 10 days prior to the expiration of such period. The notice must comply with all requirements of Cision’s amended and restated memorandum and articles of association.

Proponents must submit notices of proposals and nominations in writing to the Secretary of Cision Ltd. at 130 E. Randolph Street, 7th Floor, Chicago, IL 60601.

HOUSEHOLDING

As permitted under the Exchange Act, in those instances where we are mailing a printed copy of this proxy statement, only one copy of this proxy statement is being delivered to shareholders that reside at the same address and share the same last name, unless such shareholders have notified the Company of their desire to receive multiple copies of this proxy statement. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

We will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to (312) 992-2400 or by mail to Cision Ltd., 130 E. Randolph Street, 7th Floor, Chicago, IL 60601. Shareholders residing at the same address and currently receiving multiple copies of this proxy statement may contact Investor Relations at the address and telephone number above to request that only a single copy of a proxy statement be mailed in the future.

WHERE YOU CAN FIND MORE INFORMATION

Cision files annual, quarterly, and current reports, proxy statements and other information with the SEC. These SEC filings are available to the public from commercial document retrieval services and at www.sec.gov. In addition, shareholders may obtain free copies of the documents filed with the SEC by the Company in the “Investor Relations” section of the Company’s website at http://investors.cision.com. The information contained on, or accessible through, the Company’s website is not incorporated in, and does not form a part of, the proxy statement or any other report or document filed by or furnished to the SEC by the Company.

You may also obtain any of the documents the Company files with the SEC, without charge, by requesting them in writing from the Company at the below address:

Cision Ltd.

130 E. Randolph Street, 7th Floor

Chicago, IL 60601

(312) 922-2400

Attention: Secretary

If you would like to request documents from the Company, please do so by [●], 20[●] in order to receive them before the special meeting. If you request any documents from the Company, the Company will mail them to you by first class mail, or another equally prompt method, within one business day after receiving your request.

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from Cision shareholders in favor of the proposed merger. You can find information about the Company’s executive officers and directors in its Amendment No. 1 on Form 10-K/A filed with the SEC on April 5, 2019 and the Company’s proxy statement on Schedule 14A filed with the SEC on August 9, 2019.

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with voting procedures, you should contact the Company’s proxy solicitor at:

48 Wall Street

New York, New York 10005

Shareholders Call Toll Free: (866) 342-2676

All Others Call Collect: (212) 269-5550

E-mail: CISN@dfking.com

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

MJ23 UK ACQUISITION LIMITED,

CASTLE MERGER LIMITED

and

CISION LTD.

Dated as of October 22, 2019

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 22, 2019, by and among MJ23 UK ACQUISITION LIMITED, a private company limited by shares incorporated in England and Wales (“Parent”), CASTLE MERGER LIMITED, a Cayman Islands exempted company with limited liability and a wholly-owned Subsidiary of Parent (“Merger Sub”), and CISION LTD., a Cayman Islands exempted company (the “Company”). Each of Parent, Merger Sub and the Company are sometimes referred to herein as a “Party.” All capitalized terms that are used in this Agreement have the respective meanings given to them in Article I or elsewhere in this Agreement.

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Companies Law (2018 Revision) of the Cayman Islands (the “CICL”), Parent and the Company desire to enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly-owned Subsidiary of Parent as a result of the Merger.

WHEREAS, the Company Board has unanimously (i) determined that it is in the best interests of the Company and declared it advisable to enter into this Agreement providing for the Merger, upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein; and (iii) resolved to recommend that the Company Shareholders authorize this Agreement.

WHEREAS, each of the board of directors of Parent and the board of directors of Merger Sub have (i) declared it advisable to enter into this Agreement; and (ii) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein.

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered a guarantee (the “Guarantee”) from Platinum Equity Capital Partners V, L.P., a Delaware limited partnership (“Guarantor”), in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, Guarantor is guaranteeing certain payment obligations of Parent and Merger Sub under this Agreement.

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to Parent’s willingness to enter into this Agreement, certain shareholders of the Company have entered into a voting support agreement in favor of Parent, whereby such shareholders have agreed to vote in favor of, and support the consummation of, the transactions contemplated hereby (“Voting Agreement”), on the terms and conditions set forth therein.

WHEREAS, Parent, Merger Sub and the Company desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger; and (ii) prescribe certain conditions with respect to the consummation of the Merger.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1    Certain Definitions. For all purposes of, and pursuant, to this Agreement, the following capitalized terms have the following respective meanings:

(a)    “Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the execution and delivery of this Agreement, or (ii) executed, delivered and effective after the execution and delivery of this Agreement, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and Representatives named therein) that receive material non-public information of, or with respect to, the Company to keep such information confidential; provided, however, that, in the case of clause (ii), the provisions contained therein are no less restrictive in any material respect to such counterparty (and any of its Affiliates and Representatives as provided therein) than the terms of the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal).

(b)    “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent, Merger Sub or any of their respective Subsidiaries) to engage in an Acquisition Transaction.

(c)    “Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

(i)    any direct or indirect purchase, sale or other acquisition by any Person or Group, whether from the Company or any other Person(s), of Company Shares representing more than 20% of the Company Shares outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or Group that, if consummated in accordance with its terms, would result in such Person or Group beneficially owning more than 20% of the Company Shares outstanding after giving effect to the consummation of such tender or exchange offer;

(ii)    any direct or indirect purchase or other acquisition by any Person or Group, or equityholder of any such Person or Group, of assets constituting or accounting for more than 20% of the consolidated assets, net income or consolidated revenue of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or

(iii)    any merger, consolidation, business combination, joint venture, repurchase, redemption, share exchange, extraordinary dividend or distribution, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company or any of its Subsidiaries pursuant to which any Person or Group, or equityholder of any such Person or Group, would hold Company Shares representing more than 20% of the Company Shares outstanding after giving effect to the consummation of such transaction, in each case other than the Merger.

(d)    “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities or partnership or other ownership interests, by Contract or otherwise. For the avoidance of doubt, Canyon Holdings (Cayman), L.P. (“Canyon Holdings”) shall not be considered an Affiliate of the Company.

(e)    “Anti-Corruption Laws” means any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, or any other applicable anti-bribery or anti-corruption laws.

(f)    “Anti-Money Laundering Laws” means (i) the USA Patriot Act, (ii) the U.S. Money Laundering Control Act of 1986, as amended, or (iii) any other applicable Law of any relevant jurisdiction relating to anti-money laundering.

(g)    “Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.

(h)    “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company and its consolidated Subsidiaries as of December 31, 2018 set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 31, 2018.

(i)    “Bond Compliant” means with respect to the Financing Information, that:

(i)    such Financing Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Financing Information not misleading in light of the circumstances which made;

(ii)    such information complies with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of non-convertible debt securities on Form S-1 (excluding the Excluded Information and other than such provisions for which compliance is not customary in a Rule 144A offering of debt securities);

(iii)    the auditors of any financial information contained therein have not withdrawn their audit opinion with respect to such information; and

(iv)    the financial statements and other financial information included in such Financing Information are of a date and are otherwise sufficient, in each case, to permit the Company’s independent accountants to issue customary “comfort” letters with respect to such financial statements and financial information to the Debt Financing Sources (including customary “negative assurance” comfort) in order to consummate any offering of non-convertible debt securities under Rule 144A).

(j)    “Business Day” means any day other than Saturday or Sunday or a day on which commercial banks are authorized or required by Law to be closed in New York, New York.

(k)    “Code” means the Internal Revenue Code of 1986, as amended.

(l)    “Company Board” means the board of directors of the Company.

(m)    “Company Equity Awards” means Company Options, Performance Vesting Options, Specified Restricted Shares and Company RSUs.

(n)    “Company Intellectual Property” means any Intellectual Property that is owned by the Company or any of its Subsidiaries.

(o)    “Company Material Adverse Effect” means any change, event, effect, development or circumstance (each, an “Effect”) that, individually or in the aggregate, (x) has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (y) prevents or materially impairs or delays or would reasonably be expected to prevent or materially impair or delay the ability of the Company to perform its material obligations under this Agreement or the consummation of the Merger; provided, however, that none of the following, and no Effects to the extent arising out of or resulting from the following (in each case, by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur pursuant to clause (x) (subject to the limitations set forth below):

(i)    changes in general economic conditions, or changes in conditions in the global, international or regional economy generally;

(ii)    changes in conditions in the financial markets, credit markets or capital markets, including (A) changes in interest rates or credit ratings; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

(iii)    changes in conditions in the industries in which the Company and its Subsidiaries conduct business, including changes in conditions in the software or data services industries generally;

(iv)    changes in regulatory, legislative or political conditions, including any trade wars or tariffs, in each case after the date hereof;

(v)    any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism not directed at the Company or its Subsidiaries (including by means of cyber-attack by or sponsored by a Governmental Authority), terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions);

(vi)    earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, pandemics and other force majeure events;

(vii)    any Effect resulting from the announcement of this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with employees, suppliers, lessors, customers, partners, vendors, regulators, Governmental Authorities, or any other third Person; provided, however, that this clause (vii) shall not apply to any representation or warranty contained in this Agreement to the extent that such representation and warranty expressly relates to such Effect;

(viii)    any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing following the date of this Agreement;

(ix)    changes or proposed changes in GAAP or other accounting standards or in any applicable Laws (or the enforcement or interpretation of any of the foregoing), in each case after the date hereof;

(x)    changes in the price or trading volume of the Company Shares, in and of itself (it being understood that the underlying cause of such change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(xi)    any failure, in and of itself, by the Company and its Subsidiaries to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of any such failure may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(xii)    any Transaction Litigation or other Legal Proceeding threatened, made or brought by any of the current or former Company Shareholders (on their own behalf or on behalf of the Company) against the Company, any of its executive officers or other employees or any member of the Company Board arising out of the Merger or the other transactions contemplated by this Agreement;

(xiii)    the identity of, or any facts or circumstances relating to, Guarantor, Parent, Merger Sub, or the respective Affiliates of any of the foregoing, the respective financing sources of or investors in any of the foregoing, or the respective plan or intentions of any of the foregoing, with respect to the Company or its business; and

(xiv)    any breach by Parent or Merger Sub of this Agreement.

except, in each case of clauses (i), (ii), (iii), (iv), (v), (vi) and (ix), to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other companies of a similar size operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.

(p)    “Company Options” means any options to purchase Company Shares, whether granted pursuant to any of the Company Share Plans or otherwise.

(q)    “Company Preferred Shares” means the preferred shares, par value $0.0001 per share, of the Company.

(r)    “Company Registered Intellectual Property” means all United States, international and foreign (i) Patent applications and registrations; (ii) Trademark registrations and applications (including intent-to-use applications); (iii) Copyright registrations and applications; and (iv) material domain names, in each case, owned by the Company or any of its Subsidiaries.

(s)    “Company RSUs” means all Company restricted share units, whether granted pursuant to the Company Share Plans or otherwise.

(t)    “Company Share Plans” means the Company’s 2017 Omnibus Incentive Plan (as amended and restated effective July 24, 2019) and each other Employee Plan that provides for the award of rights of any kind to receive Company Shares or benefits measured in whole or in part by reference to Company Shares.

(u)    “Company Shareholders” means the holders of Company Shares.

(v)    “Company Shares” means the ordinary shares, par value $0.0001 per share, of the Company.

(w)    “Company Termination Fee” means a fee equal to $53,550,000.

(i)    “Compliant” means with respect to the Financing Information, that the auditors of any financial information contained therein have not withdrawn their audit opinion with respect to such information.

(x)    “Computer Systems” means all computer hardware and peripherals, telecommunications and network equipment, and all computer programs (in both source code and object code), including all documentation and associated proprietary materials and services associated with or necessary to any of the foregoing, used, leased or licensed in by or to the Company or any of its Subsidiaries in the operation of the businesses of the Company and its Subsidiaries.

(y)    “Continuing Employees” means each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Company) immediately following the Effective Time.

(z)    “Contract” means any contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other binding agreement.

(aa)    “Credit Agreement” means the First Lien Credit Agreement, dated as of June 16, 2016, among Canyon Companies S.à r.l., Deutsche Bank AG New York Branch, as administrative agent and collateral agent, and the other parties party thereto from time to time, as amended by (i) that certain Incremental Facility Amendment dated as of March 17, 2017, (ii) that certain Refinancing Amendment and Incremental Facility Amendment dated as of August 4, 2017, (iii) that certain Incremental Facility Amendment dated as of December 14, 2017, (iv) that certain Repricing Amendment dated as of February 8, 2018, (v) that certain Repricing Amendment dated as of October 22, 2018, (vi) that certain Incremental Facility Amendment dated as of December 28, 2018 and (vii) that certain Incremental Facility Amendment dated as of January 11, 2019, as further amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof.

(bb)    “Cut-Off Date” means 11:59 p.m. (New York City time) on November 19, 2019.

(cc)    “Debt Financing” means the debt financing to be incurred pursuant to the Debt Commitment Letter or otherwise made available to Parent and its Subsidiaries pursuant to the terms hereof.

(dd)    “Debt Financing Documents” means the agreements, documents and certificates contemplated by the Debt Financing, including: (i) all credit agreements, loan documents, debentures, intercreditor agreements and security documents pursuant to which the Debt Financing will be governed or otherwise contemplated by the Debt Commitment Letter; (ii) officer, secretary, perfection certificates; and (iii) agreements and documents that facilitate the creation, perfection or enforcement of liens securing the Debt Financing, as are reasonably requested by Parent or its Debt Financing Sources and, in each case, to the extent required to be delivered as a condition to the obligations of the Debt Financing Sources pursuant to the terms of the Debt Commitment Letter.

(ee)    “Debt Financing Sources” means the Persons that are party to the Debt Commitment Letter that have committed to provide or arrange or have otherwise entered into agreements in connection with all or any part of the Debt Financing or other financings (other than the Equity Financing) in connection with the Merger and any joinder agreements or financing agreements entered into pursuant thereto or relating thereto, together with their Affiliates involved in the Debt Financing and their respective successors and permitted assigns.

(ff)    “Debt Financing Sources Related Parties” means the respective Debt Financing Sources’ Affiliates and their and their Affiliates’ respective officers, directors, employees, attorneys, partner (general or limited), controlling parties, advisors, members, managers, accountants, consultant, agents, representatives and funding sources involved in the Debt Financing and their respective successors and permitted assigns.

(gg)    “DOJ” means the United States Department of Justice or any successor thereto.

(hh)    “Environmental Law” means any Law (i) relating to pollution or protection of the environment, natural resources (including wildlife, ambient air, surface water, groundwater or land, or to the extent relating to exposure to Hazardous Substances, protection of human health or safety), including all those relating to the generation, storage, treatment, transportation, recycling, disposal, discharge, release, handling, control or cleanup of any Hazardous Substances, or (ii) enacted or promulgated which requires or relates to matters related to health and safety of employees, temporary employees, independent contractors or employees of independent contractors, including the Occupational Safety and Health Act of 1970, all regulations promulgated pursuant to it, in the case of this clause (ii) solely to the extent relating to exposure to Hazardous Substances, and similar state, local and foreign Laws, as such of the foregoing are promulgated and in effect on or prior to the Closing Date.

(ii)    “ERISA” means the Employee Retirement Income Security Act of 1974.

(jj)    “ESPP” means the Company’s 2018 Employee Stock Purchase Plan.

(kk)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(ll)    “Excluded Information” means any (i) pro forma financial statements or information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing, (ii) description of all or any portion of the Debt Financing, including any “description of notes”, and other information customarily provided by financing sources or their counsel, (iii) risk factors relating to all or any component of the Debt Financing, (iv) other information required by Rules 3-05, 3-09, 3-10 or 3-16 of Regulation S-X under the Securities Act, any Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K under the Securities Act or the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield debt securities under Rule 144A promulgated under the Securities Act or (v) any financial information (other than the financial statements and other information set forth in the definition of Financing Information) that is not reasonably available to the Company under its current reporting systems, unless any such information would be required to ensure that the Financing Information would not contain any untrue statement of a material fact or omit a material fact required to be stated therein or necessary to make the statements therein, in light of circumstances under which they were made, not misleading.

(mm)    “Excluded Party” means any Person from whom the Company or any of its Representatives has received a written bona fide Acquisition Proposal after the execution of this Agreement and prior to 11:59 p.m. (New York City time) on November 12, 2019, which written Acquisition Proposal the Company Board has determined in good faith during the Initial Go-Shop Period (after consultation with its financial advisors and outside legal counsel) either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal and that the failure to engage in negotiations with such Person regarding such Acquisition Proposal would be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, however, that a Person shall immediately cease to be an Excluded Party (and the provisions of this Agreement applicable to Excluded Parties shall cease to apply with respect to such Person) if such Acquisition Proposal made by such Person is withdrawn by written notice to the Company or, in the good faith determination of the Company Board (after consultation with its outside counsel and its financial advisor), such Acquisition Proposal no longer is or would no longer be reasonably expected to lead to a Superior Proposal.

(nn)    “Financing Information” means information required by clauses (i) and (ii) of paragraph 10 of Annex III to the Debt Commitment Letter as in effect on the date hereof; provided that the furnishing of such information on EDGAR or the website of the Company shall constitute delivery thereof. Notwithstanding anything to the contrary, (i) following an Offering Determination, Financing Information shall also include all financial statements, financial data, audit reports and other information regarding the Company and its Subsidiaries requested in writing by Parent of the type that would be required by Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of non-convertible debt securities on a registration statement on Form S-1 under the Securities Act and customarily included in an offering memorandum for private placements of non-convertible high-yield debt securities pursuant to Rule 144A promulgated under the Securities Act; provided that the furnishing of such information on EDGAR or the website of the Company shall constitute delivery thereof (to the extent that the Company alerts Parent where such information is furnished in reasonable detail), and (ii) nothing in this Agreement will require the Company or any of its Subsidiaries to provide any Excluded Information.

(oo)    “Financing Sources” means the Debt Financing Sources and the Guarantor and any other Persons, if any, committed to provide the Equity Financing under the Equity Commitment Letter.

(pp)    “FTC” means the United States Federal Trade Commission or any successor thereto.

(qq)    “GAAP” means generally accepted accounting principles, consistently applied, in the United States.

(rr)    “Governmental Authority” means any government, governmental, administrative, self-regulatory or regulatory entity or body, department, commission, board, agency or instrumentality, or other legislative, executive or judicial governmental entity, and any court, tribunal or judicial body, in each case whether federal, state, county or provincial, and whether local or foreign.

(ss)    “Governmental Authorization” means any authorizations, approvals, licenses, franchises, clearances, permits, certificates, waivers, consents, exemptions, variances, expirations and terminations of any waiting period requirements (including, pursuant to Antitrust Laws) issued by or obtained from, and notices, filings, registrations, qualifications, declarations and designations with, a Governmental Authority.

(tt)    “Group” has the meaning as used in Section 13 of the Exchange Act.

(uu)    “Hazardous Substance” means any substance, material, waste or pesticide that is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil or words of similar meaning or effect under any Environmental Law relating to pollution, waste, occupational safety and health, or the environment, including but limited to petroleum or petroleum products, polychlorinated biphenyls, asbestos or asbestos-containing materials, and per- and polyfluoroalkyl substances.

(vv)    “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(ww)    “Indebtedness” means any of the following obligations: (i) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith); (ii) obligations evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) obligations pursuant to or in connection with letters of credit, surety bonds, performance bonds or banker’s acceptances (in each case whether or not drawn, contingent or otherwise); (iv) obligations pursuant to capitalized leases; (v) obligations arising out of interest rate and currency swap, hedging, cap, collar or futures Contracts or other derivative instruments, agreements or arrangements; (vi) liabilities related to the deferred purchase price of property or services; (vii) deferred purchase price obligations related to past acquisitions and other liabilities in connection with earnouts or other contingent payment obligations, (viii) liabilities under sale-and-leaseback transactions, agreements to repurchase securities sold and other similar financing transactions; and (ix) indebtedness of others of the kind described in clauses (i) through (viii) guaranteed by the Company or any of its Subsidiaries or secured by any lien or security interest on the assets of the Company or any of its Subsidiaries.

(xx)    “Inquiry” means an inquiry, request for discussions or negotiations or request to review non-public information that would reasonably be expected to indicate an interest in making or effecting of an Acquisition Proposal or an Acquisition Transaction.

(yy)    “Intellectual Property” means the intellectual property and all rights associated with the following: (i) all United States and foreign issued patents and patent applications therefor, utility models and applications for utility models, inventor’s certificates and applications for inventor’s certificates, and invention disclosure statements, together with all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions, and reexaminations thereof (“Patents”); (ii) all original works of authorship, rights in copyrightable subject matter in published and unpublished works of authorship, copyrights, copyright registrations and applications therefor, moral rights and all other rights corresponding thereto throughout the world, and waivers and consents not to enforce such moral rights (“Copyrights”); (iii) registered and unregistered trademarks, service marks, trade dress rights, logos and design marks, trade names, slogans, product and service names, product descriptions, fictitious and other business names and brand names and similar designations of origin, intent-to-use registrations, and registrations and applications for registration and renewals thereof and goodwill associated therewith (“Trademarks”); (iv) domain names; and (v) Software, know-how, trade secrets and other confidential information; and (vi) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world (created or arising under the laws of any jurisdiction anywhere in the world, whether statutory, common law, or otherwise) now existing and related to clauses (i) through (vi) only if and to the extent protectable under applicable law.

(zz)    “International Trade Laws” means all applicable United States and foreign laws, regulations, and orders pertaining to trade and economic sanctions, export controls, and customs, including, such laws and regulations administered and enforced by the U.S. Department of the Treasury, the U.S. Department of Commerce, the U.S. Department of State and the U.S. Customs and Border Protection agency, including but not limited to the sanctions administered and enforced by the Office of Foreign Assets Control, the United States Export Administration Act of 1979, as amended, and the Export Control Reform Act of 2018, and implementing Export Administration Regulations; the Arms Export Control Act and implementing International Traffic in Arms Regulations.

(aaa)    “Intervening Event” means a material event, change, effect, development, condition or occurrence that has affected, affects or would be reasonably likely to affect (i) the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, in each case that (x) is not known by the Company Board as of the date of this Agreement or that was not reasonably foreseeable to the Company Board as of the date of this Agreement and (y) does not relate to any Acquisition Proposal or any transaction contemplated thereby; provided, that in no event shall the following constitute, or be taken into account in determining the existence of an Intervening Event: (A) the fact alone that the Company meets or exceeds any internal or published forecasts or projections for any period (however, the underlying reasons for such events may constitute an Intervening Event), (B) changes in the market price or trading volume of Company Shares, in and of itself, after the date hereof (however, the underlying reasons for such events may constitute an Intervening Event), or (C) changes in conditions in the industries in which the Company and its Subsidiaries conduct business, including changes in conditions in the software or data services industries generally except to the extent such changes had a materially disproportionally effect on the Company relative to other companies of a similar size operating in industries in which the Company and its Subsidiaries conduct business.

(bbb)    “IRS” means the United States Internal Revenue Service or any successor thereto.

(ccc)    “Knowledge of the Company,” with respect to any matter in question, means the actual knowledge of the individuals listed in Section 1.1 of the Company Disclosure Letter.

(ddd)    “Knowledge of Parent,” with respect to any matter in question, means the actual knowledge of Jacob Kotzubei or Luke Myers.

(eee)    “Labor Organization” means any trade union, labor organization or works council (or representatives thereof) that has been certified or recognized as or is a representative of any employee of the Company or any Subsidiary of the Company.

(fff)    “Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any award, order or decision of an arbitrator or arbitration panel with jurisdiction over the parties and subject matter of the dispute.

(ggg)    “Legal Proceeding” means any civil or criminal action, lawsuit, litigation, audit, investigation, dispute, complaint, administrative proceeding, arbitration or other similarly formal legal proceeding brought by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.

(hhh)    “Material Contract” means any of the following Contracts:

(i)    any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company and its Subsidiaries, taken as whole;

(ii)    any employment Contract by the Company or one of its Subsidiaries pursuant to which the Company or one of its Subsidiaries has continuing obligations as of the date of this Agreement with (A) any executive officer, (B) any member of the Company Board or (C) any other employee which, in the case of clause (C), provides for an annual base compensation in excess of $300,000;

(iii)    any labor agreement, collective bargaining agreement or other labor-related agreement or arrangement with any Labor Organization or otherwise applicable to the Company or any Subsidiary of the Company, pertaining to or which determines the terms or conditions of employment of any employee of the Company or any Subsidiary of the Company;

(iv)    any Contract that is material to the Company and its Subsidiaries taken as a whole which contains any covenant (A) prohibiting the Company or any of its Subsidiaries from engaging in any material line of business or competing with any Person in any line of business or geographic area, (B) prohibiting the Company or any of its Subsidiaries from engaging in any material line of business with any Person or levying a fine, charge or other payment for doing so, or (C) containing and limiting the right of the Company or any of its Subsidiaries pursuant to any “most favored nation” or “exclusivity” provisions;

(v)    any Contract (A) entered into within the two year period prior to the date hereof relating to the disposition or acquisition of assets by the Company or any of its Subsidiaries with a fair market value in excess of $5,000,000 after the date of this Agreement other than in the ordinary course of business, or (B) entered into within the two year period prior to the date hereof pursuant to which the Company or any of its Subsidiaries acquired any material ownership interest in any other Person or other business enterprise other than any Subsidiary of the Company with such ownership interest having a fair market value of more than $5,000,000;

(vi)    any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $1,000,000 other than (A) accounts receivables and payables in the ordinary course of business, (B) pursuant to or arising in connection with the Credit Agreement and (C) loans to Subsidiaries of the Company in the ordinary course of business;

(vii)    any Contract providing for the payment, increase or vesting of any material benefits or compensation in connection with the Merger (other than Contracts evidencing or with respect to the vesting of Company RSUs, Performance Vesting Options or Company Options);

(viii)    any Contract disclosed under Section 3.17(c);

(ix)    any Contract that involves a material joint venture, partnership or similar arrangement;

(x)    any Contract or agreement with any Governmental Authority under which the Company or any of its Subsidiaries received payments in excess of $2,000,000 during the 12-month period ending September 30, 2019;

(xi)    any Contract that prohibits (A) the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, (B) the pledging of the capital stock of the Company or any of its Subsidiaries, or (C) the issuance of guarantees or similar obligations by the Company or any of its Subsidiaries;

(xii)    (A) the top three Contracts generating the highest revenue for the twelve month period ending June 30, 2019 for the social business unit and (B) any Contract under which the Company or any of its Subsidiaries or any business unit thereof made or received aggregated payments from or to an entity (other than payments among the Company and its Subsidiaries) in excess of $2,000,000 in the fiscal year ending in 2018; or

(xiii)    any Lease or Sublease required to be set forth on Section 3.15(b) of the Company Disclosure Letter.

(iii)    “NYSE” means the New York Stock Exchange and any successor stock exchange or inter-dealer quotation system operated by the New York Stock Exchange or any successor thereto.

(jjj)    “Offering Determination” means that Parent has provided written notice to the Company that it (or one of its Affiliates) intends to pursue an offering of non-convertible debt securities under Rule 144A promulgated under the Securities Act which shall be consummated in connection with the Merger; provided that the date that the Offering Determination shall occur shall be no later than January 8, 2020.

(kkk)    “Open Source Software” means Software that is licensed pursuant to (i) any license that is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses (which licenses shall include all versions of GNU GPL, GNU LGPL, GNU Affero GPL, MIT license, Eclipse Public License, Common Public License, CDDL, Mozilla Public License, BSD license and Apache license) and any “copyleft” license or any other license under which such Software or other materials are distributed or licensed as “free software,” “open source software” or under similar terms, and/or (ii) any Reciprocal License.

(lll)    “Organizational Documents” means the articles of association, articles of incorporation, certificate of incorporation, memorandum of association, charter, bylaws, articles of formation, certificate of formation, operating agreement, certificate of limited partnership, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

(mmm)    “Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, prevents or materially impairs or delays, or would reasonably be expected to prevent or materially impair or delay, the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Merger and other transactions contemplated hereby.

(nnn)    “Parent Termination Fee” means a fee equal to $91,800,000.

(ooo)    “Performance Vesting Options” means all unvested options to purchase Company Shares which are subject to performance-based vesting conditions, whether granted pursuant to any of the Company Share Plans or otherwise.

(ppp)    “Permitted Liens” means any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith, by appropriate proceedings and for which reserves have been established in accordance with GAAP on the consolidated financial statements of the Company and its Subsidiaries included in the Company SEC Reports; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other liens or security interests arising in the ordinary course of business that are not yet due or that are being contested in good faith and by appropriate proceedings, and for which reserves have been established; (iii) leases, subleases, licenses and sublicenses (other than capital leases and leases underlying sale and leaseback transactions) granted to third parties in the ordinary course of business; (iv) pledges or deposits to secure obligations pursuant to workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar liens (or other encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use, operation or occupancy of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (vii) liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Reports filed as of the date of this Agreement; (viii) liens pursuant to the Credit Agreement; (x) any other liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business, and that would not, individually or in the aggregate, have a material effect on the Company and its Subsidiaries, taken as a whole; (xi) statutory, common Law or contractual liens (or other encumbrances of any type) of landlords or liens against the interests of the landlord or owner of any Leased Real Property unless caused by the Company or any of its Subsidiaries; (xii) non-exclusive licenses to Company Intellectual Property in the ordinary course of business or (xiii) liens (or other encumbrances of any type) that do not materially and adversely affect the use, operation or, if applicable, occupancy of the asset subject thereto or materially impair the value thereof.

(qqq)    “Person” means any individual, corporation (including any non-profit corporation), exempted company, limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(rrr)    “Personal Information” means any information defined as “personal data”, “personally identifiable information” or “personal information” under any Privacy and Data Security Requirements.

(sss)    “Privacy and Data Security Requirements” means, to the extent applicable to the Company or its Subsidiaries, (i) any Laws relating to privacy, data security, data protection, sending solicited or unsolicited electronic mail and text messages, and collection, storing, use, security, processing and transferring of Personal Information, as applicable in all relevant jurisdictions, including (a) the European General Data Protection Regulation of April 27, 2016 (Regulation (EU) 2016/679) and/or any implementing or equivalent national laws in countries located within or outside the European Union, (b) U.S. federal and state laws, in particular the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Children’s Online Privacy Protection Act, the California Consumer Privacy Act of 2018, Payment Card Industry Data Security Standards, U.S. state social security number protection laws, U.S. state data breach notification laws, and/or U.S. state consumer protection laws, Payment Card Industry Data Security Standards, U.S. state social security number protection laws, U.S. state data breach notification laws, and/or U.S. state consumer protection laws, (c) the Data protection Law, 2017 of the Cayman Islands and (d) e-privacy laws, rules and regulations relating to the respect for private life and the protection of Personal Information in electronic communications and any anti-spam laws, rules or regulations, including the Directive 2002/58/EC or the Regulation concerning the respect for private life and the protection of Personal Data in electronic communications No. 2017/0003, once applicable, and/or any implementing or equivalent national laws, as well as (ii) all reputable industry practices, standards, self-governing rules, guidelines from Governmental Authorities, as applicable in all relevant jurisdictions, and the Company’s and its Subsidiaries’ own policies and agreements, all related to privacy, data protection, data security, spyware and adware, procurement or placement of advertising from or with reputable persons and websites, use of internet searches associated with or using particular words or terms, sending of solicited or unsolicited electronic mail messages, and collection, storing, use, security, processing and transferring of Personal Information.

(ttt)    “Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon: (i) the disclosure, distribution or licensing of any other Software (other than such item of software in its unmodified form); (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge; and (iii) a requirement that any other licensee of the Software be permitted to modify, make derivative works of, or reverse-engineer any such other Software.

(uuu)    “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(vvv)    “SEC” means the United States Securities and Exchange Commission or any successor thereto.

(www)    “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(xxx)    “Software” means computer programs and other software (including statements in human readable form such as comments and definitions, which are generally formed and organized according to the syntax of a computer or programmable logic programming language, and such statements in batch or scripting languages, together with any and all text, diagrams, graphs, charts, flow-charts, and other information that describe the foregoing), whether embodied in software, firmware, microcode, or otherwise, including software compilations, algorithms, software implementations of algorithms, software tool sets, compilers, and software models and methodologies, and implementations (whether in Source Code or object code form), and translation, ported versions, and modifications of any of the foregoing.

(yyy)    “Source Code” means one or more statements in human readable form, including comments and definitions, which are generally formed and organized according to the syntax of a computer or programmable logic programming language (including such statements in batch or scripting languages), together with any and all text, diagrams, graphs, charts, flow-charts, presentations, manuals and other information that describe the foregoing.

(zzz)    “Specified Auditor Assistance” means (a) providing customary “comfort letters” (including customary “negative assurances” and change period comfort) with respect to the financial statements included in the Financing Information and (b) attending accounting due diligence sessions in connection with the Debt Financing.

(aaaa)    “Specified Restricted Shares” means those certain Company Shares or retention awards which are settled with Company Shares and which are subject to vesting or certain specified restrictions on transfer, other than general restrictions pursuant to the Securities Act or similar applicable Law, as further described on Section 1.1(aaaa) of the Company Disclosure Letter.

(bbbb)    “Subsidiary” means, with respect to any Person, any other Person (other than a natural Person) of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) representing more than 50% such securities or ownership interests, in each case, are at the time directly or indirectly owned by such first Person.

(cccc)    “Superior Proposal” means any bona fide written Acquisition Proposal on terms that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisors and outside legal counsel) would be more favorable, from a financial point of view, to the Company Shareholders (in their capacity as such) than the Merger (taking into account all legal, regulatory, financial (including any termination fee), timing, financing and other aspects of such proposal that the Company Board (or a committee thereof) considers relevant and any revisions to this Agreement made or offered in writing by Parent prior to the time of such determination), which Acquisition Proposal is not subject to a due diligence condition. For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “75%”.

(dddd)    “Tax” means any and all United States federal, state, local and non-United States taxes, assessments, fees, levies, imposts, duties, customs and similar charges and impositions of any kind whatsoever, imposed by any Governmental Authority (whether imposed directly or through withholding and whether or not disputed), including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, employment, severance, stamp, registration, recording, disability, unemployment, capital stock, estimated, transactional, license, social security, service, excise, escheat, environmental, and real or personal property taxes, together with all interest, penalties and additions imposed with respect to such amounts, and any liability for payment of the foregoing whether as a result of transferee or successor liability, of being a member of an affiliated, consolidated, combined, unitary or similar group for any period or otherwise through operation of Law, as a result of any Contract or otherwise.

(eeee)    “Tax Return” means any return, estimate, declaration, information return and statement, and report filed or required to be filed with any Governmental Authority or any other person, with respect to Taxes (including amendments thereof, any schedules or attachments thereto, any claims for refund, or declaration of estimated Tax).

(ffff)    “Transaction Litigation” means any Legal Proceeding commenced or threatened against a Party or any of its Subsidiaries or Affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other transaction contemplated by this Agreement, other than any Legal Proceedings among the Parties related to this Agreement, the Guarantee or the Financing Letters.

(gggg)    “Unvested Company Option” means a Company Option that is unexpired, unexercised and outstanding as of immediately prior to the Effective Time that is not a Vested Company Option.

(hhhh)    “Unvested Company RSU” means a Company RSU that is unexpired, unexercised and outstanding as of immediately prior to the Effective Time that is not a Vested Company RSU.

(iiii)    “Vested Company Option” means a Company Option that is unexpired, unexercised, outstanding, and vested as of immediately prior to the Effective Time or that vests solely as a result of the consummation of the transactions contemplated hereby (and without any additional action by the Company, the Company Board or a committee thereof, including to the extent that any other conditions for vesting have been satisfied on, prior to or in connection with the Effective Time).

(jjjj)    “Vested Company RSU” means a Company RSU award that is unexpired, unexercised, outstanding, and vested as of immediately prior to the Effective Time or that vests solely as a result of the consummation of the transactions contemplated hereby (and without any additional action by the Company, the Company Board or a committee thereof, including to the extent that any other conditions for vesting have been satisfied on, prior to or in connection with the Effective Time).

(kkkk)    “WARN” means the United States Worker Adjustment and Retraining Notification Act.

(llll)    “Willful and Material Breach” shall mean a material breach of any representation, warranty, covenant or agreement set forth in this Agreement that is a consequence of an act or failure to act by a Party with the actual knowledge that the taking of such act or failure to act would cause, or would reasonably be expected to result in, such material breach.

1.2    Index of Defined Terms. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
“Agreement”	Preamble
“Alternate Debt Financing”	6.5(d)
“Alternative Acquisition Agreement”	5.3(a)
“Capitalization Date”	3.8(a)
“Certificates”	2.9(c)

Term	Section Reference
“Chosen Courts”	9.10(a)
“CICL”	Recitals
“Closing”	2.3
“Closing Date”	2.3
“Collective Bargaining Agreement”	3.20
“Company”	Preamble
“Company Board Recommendation”	3.3(a)
“Company Board Recommendation Change”	5.3(d)(i)
“Company Disclosure Letter”	Article III
“Company Related Parties”	8.3(f)(ii)
“Company SEC Reports”	3.10
“Company Securities”	3.8(c)
“Company Shareholder Meeting”	6.4(a)
“Company Source Code”	3.17(j)
“Company Termination Fee”	8.3(b)(i)
“Confidentiality Agreement”	9.4
“Continuation Period”	6.11(c)
“D&O Insurance”	6.10(c)
“Debt Commitment Letters”	4.11(a)
“Debt Financing”	4.11(a)
“DTC”	2.9(d)
“Effective Time”	2.2
“Electronic Delivery”	9.14
“Employee Plans”	3.19(a)
“Equity Commitment Letter”	4.11(a)
“Equity Financing”	4.11(a)
“ERISA Affiliate”	3.19(a)
“Fee Letter”	4.11(a)
“Financing”	4.11(a)
“Financing Letters”	4.11(a)
“Guarantee”	Recitals
“Guarantor”	Recitals
“Indemnified Persons”	6.10(a)
“Lease”	3.15(b)
“Leased Real Property”	3.15(b)
“Maximum Annual Premium”	6.10(c)
“Merger”	Recitals
“Merger Sub”	Preamble
“New Debt Commitment Letters”	6.5(d)
“New Plans”	6.11(d)
“Notice Period”	5.3(e)(ii)(3)
“Old Plans”	6.11(d)
“Other Required Company Filing”	6.3(b)
“Owned Company Shares”	2.7(a)(iii)
“Owned Real Property”	3.15(a)
“Parent”	Preamble
“Parent Related Parties”	8.3(f)(i)
“Parent Termination Fee”	8.3(c)
“Party”	Preamble
“Payment Agent”	2.9(a)
“Payment Fund”	2.9(b)

Term	Section Reference
“Per Share Price”	2.7(a)(ii)
“Plan of Merger”	2.2
“Proxy Statement”	6.3(a)
“Recent SEC Reports”	Article III
“Reimbursement Obligations”	6.6(g)
“Representatives”	5.3(a)
“Requisite Shareholder Approval”	3.5
“Sublease”	3.15(b)
“Surviving Company”	2.1
“Tax Action”	3.18(d)
“Tax Returns”	3.18(a)
“Termination Date”	8.1(c)
“Uncertificated Shares”	2.9(c)
“Unvested Option Consideration”	2.8(b)
“Unvested RSU Consideration”	2.8(e)
“Vested Option Consideration”	2.8(a)
“Vested RSU Consideration”	2.8(d)

1.3    Certain Interpretations.

(a)    When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b)    When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c)    Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d)    The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e)    When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(f)    The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(g)    When reference is made to any party to this Agreement or any other agreement or document, such reference includes such Party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(h)    Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person.

(i)    A reference to any specific Law or to any provision of any Law includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific Law will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date.

(j)    References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented (including by waiver or consent) from time to time and all schedules and exhibits thereto.

(k)    All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP.

(l)    The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(m)    The measure of a period of one (1) month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one (1) month following February 18 is March 18 and one (1) month following March 31 is May 1).

(n)    The Parties agree that they have been represented by legal counsel during the negotiation, execution and delivery of this Agreement and therefore waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(o)    No summary of this Agreement or any Exhibit or Schedule delivered herewith prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.

(p)    The information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of Law or breach of Contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement.

(q)    The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(r)    Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been posted to a virtual data room managed by the Company at https://service.intralinks.com prior to 11:59 p.m. Pacific time on the day immediately prior to the execution and delivery of this Agreement.

(s)    All references to time shall refer to New York City time unless otherwise specified.

ARTICLE II

THE MERGER

2.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the CICL, at the Effective Time, Merger Sub will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving company of the Merger (the “Surviving Company”) under the Laws of the Cayman Islands as a wholly-owned Subsidiary of Parent.

2.2    The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Merger Sub and the Company shall deliver an executed plan of merger (the “Plan of Merger”) substantially in the form set out on Exhibit A and the Parties shall file the Plan of Merger and other documents required under the CICL to effect the Merger with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the CICL. The Merger will become effective on the date specified in the Plan of Merger (the “Effective Time”).

2.3    The Closing. The consummation of the Merger will take place at a closing (the “Closing”) to occur at (a) 9:00 a.m., New York City time, via the electronic exchange of documents and signature pages, on the third Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions); or (b) such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing; provided that, unless otherwise waived by Parent, the Closing shall occur no earlier than the later of (x) January 31, 2020 and (y) 15 Business Days after the mailing of the definitive Proxy Statement to the Company Shareholders (such later date, the “Inside Date”). The date on which the Closing actually occurs is referred to as the “Closing Date”; provided that, to the extent that the Closing Date would fall on a date that is a public holiday in the Cayman Islands, the Closing Date shall be the next Business Day following such day.

2.4    Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the CICL.

2.5    Memorandum and Articles of Association of Surviving Company. At the Effective Time, the memorandum and articles of association of the Surviving Company shall be amended to read in its entirety the same as the memorandum and articles of association of Merger Sub in the form set forth in Exhibit B as in effect immediately prior to the Effective Time, until thereafter amended as provided by the CICL and such memorandum and articles of association.

2.6    Directors and Officers.

(a)    Directors. At the Effective Time, the directors of the Surviving Company will be the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the provisions of the CICL and the memorandum and articles of association of the Surviving Company until their respective successors are duly elected or appointed and qualified.

(b)    Officers. At the Effective Time, the officers of the Surviving Company will be the officers of the Company as of immediately prior to the Effective Time, each to hold office in accordance with the provisions of the CICL and the memorandum and articles of association of the Surviving Company until their respective successors are duly appointed.

2.7    Effect of Merger on Shares.

(a)    Share Capital. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the securities described in this Section 2.7, the following will occur:

(i)    each ordinary share, par value $0.0001 per share, of Merger Sub that is issued and outstanding as of immediately prior to the Effective Time will automatically be surrendered and exchanged into one validly issued, fully paid and nonassessable ordinary share of the Surviving Company;

(ii)    each Company Share that is issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares or Dissenting Shares) will be automatically surrendered and exchanged into the right to receive cash in an amount equal to $10.00, without interest thereon (the “Per Share Price”), in accordance with the provisions of Section 2.9 (or, where relevant, in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.11); and

(iii)    each Company Share that is (A) held by the Company as a treasury share; (B) owned by Parent or Merger Sub; or (C) owned by any direct or indirect wholly-owned Subsidiary of Parent or Merger Sub as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will automatically be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(b)    Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately to reflect the effect of any share split, reverse share split, share dividend (including any dividend or other distribution of securities convertible into Company Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Shares occurring on or after the date of this Agreement and prior to the Effective Time.

(c)    Dissenting Shares.

(i)    Notwithstanding any provision of this Agreement to the contrary and to the extent available under the CICL, Company Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders who shall have validly exercised and perfected and not effectively withdrawn or lost their rights to dissent from the Merger in accordance with Section 238 of the CICL (collectively, the “Dissenting Shares”; holders of Dissenting Shares being referred to as “Dissenting Shareholders”) shall at the Effective Time be cancelled and cease to exist, and each such Dissenting Shareholder shall be entitled to receive only the payment of the fair value of such Dissenting Shares held by them in accordance with the provisions of Section 238 of the CICL, except that all Company Shares held by a Dissenting Shareholder which shall have failed to perfect or who effectively shall have withdrawn or lost its dissenter rights in respect of such Company Shares under Section 238 of the CICL shall thereupon (i) not be deemed to be Dissenting Shares and (ii) be deemed to have been cancelled and cease to exist, as of the Effective Time, in consideration for the right of the holder thereof to receive the Per Share Price, without any interest thereon, in the manner provided in Section 2.9.

(ii)    The Company shall give Parent (i) prompt notice of any actual or, if in writing, threatened demands received by the Company for appraisal of Company Shares and (ii) the right to direct, in consultation with the Company, all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any written demands for appraisal or settle or offer to settle any such demands.

(iii)    In the event that any written notices of objection to the Merger are served by any Company Shareholder pursuant to Section 238(2) and in accordance with Section 238(3) of the CICL, the Company shall serve written notice of the authorization of the Merger on such Company Shareholders pursuant to Section 238(4) of the CICL within twenty (20) days of the approval of the Merger by Company Shareholders of the Company at the Company Shareholder Meeting.

2.8    Equity Awards; Restricted Shares.

(a)    Vested Company Options. At the Effective Time each Vested Company Option outstanding immediately prior to the Effective Time, will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to (i) the amount of the Per Share Price (less the exercise price per share attributable to such Vested Company Option); multiplied by (ii) the total number of Company Shares issuable upon exercise in full of such Vested Company Option, subject to any required withholding of Taxes (the “Vested Option Consideration”). Notwithstanding anything to the contrary in this Agreement, with respect to Company Options for which the exercise price per share attributable to such Company Options is equal to or greater than the Per Share Price, such Company Options will be cancelled without any cash payment being made in respect thereof.

(b)    Unvested Company Options. Each Unvested Company Option which is not a Performance Vesting Option shall be cancelled and replaced with a right to receive an amount in cash, without interest, equal to the product of (A) the aggregate number of Company Shares subject to such Unvested Company Option multiplied by (B) the excess, if any, of the Per Share Price over the applicable per share exercise price under such Unvested Company Option, subject to any required withholding of Taxes (the “Unvested Option Consideration”), which Unvested Option Consideration will, subject to the holder’s continued service with Parent and its Affiliates (including the Surviving Company and its Subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the Unvested Company Option for which such Unvested Option Consideration amounts were exchanged would have vested pursuant to its terms. The Unvested Option Consideration will have the same vesting schedule as applied to the award of Unvested Company Option for which it was exchanged, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement, any provision providing for vesting solely as a result of the consummation of the transactions contemplated hereby (either alone or in combination with any termination of employment) or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Unvested Option Consideration.

(c)    Performance Vesting Options. At the Effective Time, the level at which the vesting conditions of the Performance Vesting Options have been satisfied with respect to each Performance Vesting Option that is outstanding immediately prior to the Effective Time shall be determined in good faith by the Board of Directors or any appropriate committee thereof based on the Company’s achievement of the applicable performance goals as of the Closing Date (which achievement shall in no event be determined to be greater than the target level of performance), and each Performance Vesting Option that so vests shall become a Vested Company Option, entitled to the Vested Option Consideration pursuant to Section 2.8(a) hereof. For the avoidance of doubt, any Performance Vesting Option that does not become a Vested Company Option pursuant to this Section 2.8(c) shall be canceled and terminated as of the Effective Time, and no payment shall be made with respect thereto.

(d)    Vested Company RSUs. At the Effective Time each Vested Company RSU outstanding immediately prior to the Effective Time, will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to (i) the amount of the Per Share Price; multiplied by (ii) the total number of Company Shares subject to such Company RSU, subject to any required withholding of Taxes (the “Vested RSU Consideration”).

(e)    Unvested Company RSUs. Each Unvested Company RSU shall be cancelled and replaced with a right to receive an amount in cash, without interest, equal to the product of (i) the amount of the Per Share Price multiplied by (ii) the total number of Company Shares subject to such Unvested Company RSU, subject to any required withholding of Taxes (the “Unvested RSU Consideration”), which Unvested RSU Consideration amounts will, subject to the holder’s continued service with Parent and its Affiliates (including the Surviving Company and its Subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the Unvested Company RSU for which such Unvested RSU Consideration amounts were exchanged would have vested pursuant to its terms. All Unvested RSU Consideration will have the same vesting schedule as applied to the award of Unvested Company RSUs for which they were exchanged, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement, any provision providing for vesting solely as a result of the consummation of the transactions contemplated hereby (either alone or in combination with any termination of employment) or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Unvested RSU Consideration.

(f)    Specified Restricted Shares. At the Effective Time, each Specified Restricted Share outstanding immediately prior to the Effective Time, will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest, equal to (x) the amount of the Per Share Price; multiplied by (y) the total number of Company Shares subject to such Specified Restricted Shares (the “Restricted Share Consideration”); provided that such Restricted Share Consideration will continue to be subject to the same vesting terms and/or restrictions (including with respect to forfeiture thereof) as the Specified Restricted Share for which such Restricted Share Consideration was exchanged and will be subject to any required withholding of Taxes. The Restricted Share Consideration will be payable at the same time as the restrictions or vesting terms with respect to the Specified Restricted Share for which such Restricted Share Consideration was exchanged would have lapsed or been satisfied, as applicable, as further specified on Section 1.1(c)(iii) of the Company Disclosure Letters.

(g)    ESPP. Effective as of no later than immediately preceding the Effective Time, the Company shall terminate the ESPP and shall provide such notice of termination as may be required by the terms of the ESPP. Prior to the Effective Time and the Termination Date of the ESPP, (i) the Company shall determine the date on which the then-current “option period” (as defined in the ESPP), if any, shall terminate; and (ii) accumulated payroll deductions on such date shall be used to purchase the applicable number of Company Shares in accordance with the terms of the ESPP. Promptly following the date of this Agreement, the Company shall amend the ESPP and the current option period under the ESPP such that (A) no further option periods shall commence following the termination of the current option period and (B) no employee may commence participation in the ESPP or increase their level of participation in the current option period following the date of this Agreement.

(h)    Payment Procedures. At or prior to the Closing, Parent will deposit (or cause to be deposited or maintained) with the Company, by wire transfer of immediately available funds (if applicable), the aggregate (i) Vested Option Consideration owed to all holders of Vested Company Options and (ii) Vested RSU Consideration owed to all holders of Vested Company RSUs. As soon as practicable after the Closing Date but in any event no later than three (3) Business Days following the Closing Date, the applicable holders of vested Company Equity Awards will receive a payment from the Company or the Surviving Company, through its payroll system or payroll provider, of all amounts required to be paid to such holders in respect of vested Company Equity Awards that are cancelled and converted pursuant to Section 2.8(a), Section 2.8(c), Section 2.8(d), or Section 2.8(f) as applicable; provided, that if any payment owed to a holder of vested Company Equity Awards pursuant to Section 2.8(a), Section 2.8(c), Section 2.8(d), or Section 2.8(f) as applicable, cannot be made through the Company’s or the Surviving Company’s payroll system or payroll provider, then the Surviving Company will (A) by wire transfer or direct deposit, or (B) by a check sent by overnight courier to such holder promptly following the Closing Date (but in no event more than five (5) Business Days thereafter) provide such payment owed to such holder, net of any required withholding of Taxes. Notwithstanding the foregoing, to the extent any such amounts relate to a Company RSU, Performance Vesting Option, Company Option, Specified Restricted Shares or any cash based awards after giving effect to the consummation of the transactions contemplated hereby that is nonqualified deferred compensation subject to Section 409A of the Code, the Surviving Company shall pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Company RSU, Performance Vesting Option, Company Option, Specified Restricted Shares or any cash based awards after giving effect to the consummation of the transactions contemplated hereby, that will not trigger a Tax or penalty under Section 409A of the Code.

(i)    Further Actions. The Company will take all action necessary to effect the cancellation and exchange (as applicable) of the Company Equity Awards and all Company Equity Plans, in each case effective upon the Effective Time and to give effect to the transactions set forth in this Section 2.8 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act). In addition, the Company shall take all actions necessary to ensure that, as of the Effective Time, the Company Share Plans shall terminate and no holder of a Company Equity Award or any participant in any Company Share Plan or any other employee incentive or benefit plan, program or arrangement or any non-employee director plan maintained by the Company shall have any rights to acquire, or other rights in respect of, the capital stock of the Company, the Surviving Company or any Subsidiary of the Company, except the right to receive the payment contemplated by this Section  2.8 in settlement thereof.

2.9    Exchange of Certificates.

(a)    Payment Agent. Prior to the Closing, Parent shall (i) select a nationally recognized bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”); and (ii) enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.

(b)    Payment Fund. At or prior to the Closing, Parent shall deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of Company Shares pursuant to Section 2.7, an amount of cash equal to the aggregate consideration to which such holders of Company Shares (other than Dissenting Shares) become entitled pursuant to Section 2.7. Until disbursed in accordance with the terms and conditions of this Agreement, such cash shall be invested by the Payment Agent, as directed by Parent or the Surviving Company, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) (such cash and any proceeds thereon, the “Payment Fund”). To the extent that (A) there are any losses with respect to any investments of the Payment Fund; (B) the Payment Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.7; or (C) all or any portion of the Payment Fund is unavailable for Parent (or the Payment Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 2.7 for any reason, Parent shall, or shall cause the Surviving Company to, promptly replace or restore the amount of cash in the Payment Fund so as to ensure that the Payment Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.7. Any income from investment of the Payment Fund will be payable to Parent or the Surviving Company, as Parent directs. The Payment Fund shall not be used for any purpose other than the payment to holders of Company Shares as contemplated by Section 2.7.

(c)    Payment Procedures. Promptly following the Effective Time (and in any event within three (3) Business Days), Parent and the Surviving Company shall cause the Payment Agent to mail to each holder of record as of immediately prior to the Effective Time (other than Owned Company Shares) of one or more certificates that immediately prior to the Effective Time represented issued and outstanding Company Shares (other than Owned Company Shares) (the “Certificates” (if any)) (i) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent (or affidavit and indemnity of loss in lieu of such certificate as provided for in Section 2.11)), and (ii) instructions for effecting the surrender of the Certificates (or such affidavit of loss) in exchange for the Per Share Price payable with respect to the Company Shares formerly represented thereby pursuant to Section 2.7. Upon surrender of Certificates (or such affidavit of loss) for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Company Shares represented by such Certificates by (y) the Per Share Price, and the Certificates so surrendered (or the subject of an affidavit of loss so provided) will forthwith be cancelled. Notwithstanding anything to the contrary in this Agreement, no record holder of uncertificated Company Shares (other than Owned Company Shares) (the “Uncertificated Shares”) will be required to deliver a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.7 with respect of such Uncertificated Shares. In lieu thereof, such record holder, upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request), will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (1) the aggregate number of Company Shares represented by such holder’s transferred Uncertificated Shares by (2) the Per Share Price, and the transferred Uncertificated Shares will be cancelled. No interest will be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Price payable upon the surrender of such Certificates and transfer of Uncertificated Shares pursuant to this Section 2.9(c). Until so surrendered or transferred, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price payable in respect thereof pursuant to Section 2.7.

(d)    DTC Payment. Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Payment Agent and the Depository Trust Company (“DTC”) with the objective that the Payment Agent shall transmit to DTC or its nominee on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (i) the number of Company Shares (other than Owned Company Shares and Dissenting Shares) held of record by DTC or such nominee immediately prior to the Effective Time multiplied by (ii) the Per Share Price.

(e)    Transfers of Ownership. If payment of the Per Share Price is to be made to a Person other than the Person in whose name the surrendered Certificate or transferred Uncertificated Share in exchange therefor is registered, it shall be a condition of payment that (i) the Person requesting such exchange present proper evidence of transfer or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate or Uncertificated Share surrendered and shall have established to the reasonable satisfaction of Parent and the Surviving Company that such Tax either has been paid or is not applicable.

(f)    No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Company or any other Party will be liable to a holder of Company Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)    Distribution of Payment Fund to Parent. Any portion of the Payment Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one (1) year after the Effective Time will be delivered to Parent (or the Surviving Company as directed by Parent) upon demand, and any holders of Company Shares that were issued and outstanding as of immediately prior to the Merger who have not theretofore surrendered or transferred their Certificates representing such Company Shares or Uncertificated Shares for exchange pursuant to this Section 2.9 shall thereafter look for payment of the Per Share Price payable in respect of the Company Shares represented by such Certificates or Uncertificated Shares solely to Parent (subject to abandoned property, escheat or similar Laws), as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to Section 2.7. Any amounts remaining unclaimed by holders of any such Certificates or Uncertificated Shares five (5) years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable Law, become the property of the Surviving Company free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

2.10    No Further Ownership Rights in Company Shares. From and after the Effective Time, (a) all Company Shares will no longer be outstanding and will automatically be cancelled and will cease to exist; and (b) each holder of a Certificate theretofore representing any Company Shares or Uncertificated Shares will cease to have any rights with respect thereto, except the right to receive the Per Share Price payable therefor in accordance with Section 2.7, or in the case of Dissenting Shares, the rights pursuant to Section 2.7(c). The Per Share Price paid in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Company of Company Shares that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Company for any reason, they will (subject to compliance with the exchange procedures of Section 2.9(c)) be cancelled and exchanged as provided in this Article II.

2.11    Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7. Parent or the Payment Agent may, in its reasonable discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such reasonable amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Company or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.12    Required Withholding. Each of the Payment Agent, Parent, Merger Sub, the Company and the Surviving Company will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement, including from any payment to any holder or former holder of Company Shares or Company Equity Awards, such amounts as are required to be deducted or withheld therefrom pursuant to the Code or any other Tax Laws. To the extent that any amounts are deducted or withheld pursuant to this Section 2.12 and paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made.

2.13    Agreement of Fair Value. Parent, Merger Sub and the Company respectively agree that the Per Share Price represents not less than the fair value of the Company Shares for the purposes of Section 238(8) of the CICL.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article III, except (a) as and to the extent disclosed and publicly available in the reports, statements and other documents filed by the Company with the SEC, in each case pursuant to the Exchange Act on or after June 30, 2017 and prior to the date of this Agreement (other than any predictive or cautionary disclosures contained or referenced therein under the captions “Risk Factors” and “Quantitative and Qualitative Disclosures About Market Risk” or in any “forward-looking statements” disclaimer) (the “Recent SEC Reports”); or (b) subject to the terms of Section 9.14, as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1    Organization; Good Standing. The Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. The Company has the requisite company power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to have such company power or authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The

Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of its Organizational Documents, each as amended to the date hereof.

3.2    Power; Enforceability. The Company has the requisite company power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) subject to authorization of the Plan of Merger by the Requisite Shareholder Approval, consummate the Merger. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Merger have been duly authorized by all necessary company action on the part of the Company and no additional company actions on the part of the Company are necessary to authorize (i) the execution and delivery of this Agreement by the Company; (ii) the performance by the Company of its covenants and obligations hereunder; or (iii) subject to the receipt of the Requisite Shareholder Approval, the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity.

3.3    Company Board Approval; Fairness Opinion; Anti-Takeover Laws.

(a)    Company Board Approval. At a meeting duly called and held prior to the execution and delivery of this Agreement, the Company Board unanimously and duly adopted resolutions (i) determining that it is in the best interests of the Company, and declaring it advisable, to enter into this Agreement and consummate the Merger upon the terms and subject to the conditions set forth herein; (ii) approving the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and conditions set forth herein; (iii) directing that this Agreement and the Plan of Merger be submitted to the Company Shareholders for approval; and (iv) resolving to recommend that the Company Shareholders authorize the Plan of Merger in accordance with the Company’s Organizational Documents (collectively, the “Company Board Recommendation”).

(b)    Fairness Opinions. The Company Board has received the written opinion (or oral opinion to be confirmed in writing) of its financial advisors, Rothschild & Co US Inc. and Centerview Partners LLC, to the effect that, as of the date of such opinions and based upon and subject to the various qualifications and assumptions set forth therein, the consideration to be offered to the holders of Company Shares (other than Owned Company Shares and Dissenting Shares) in the Merger is fair from a financial point of view to such holders. Following receipt by the Company Board of such opinions in writing, signed true and complete copies of which opinions will promptly be provided to Parent (it being understood and agreed that such written opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub).

(c)    Anti-Takeover Laws. Assuming Parent, Merger Sub and their Affiliates do not own more than 5%, individually or in the aggregate, of the Company Shares, no “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any anti-takeover Law or any similar anti-takeover provision in the Company’s or any of its Subsidiaries’ Organizational Documents is, or at the Effective Time will be, applicable to this Agreement, the Merger or any of the other transactions contemplated hereby. There is no shareholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

3.4    Brokers. Except as set forth on Section 3.4 of the Company Disclosure Letter, there is no financial advisor, investment banker, broker, finder, agent or other similar Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Merger.

3.5    Requisite Shareholder Approval. The authorization of the Plan of Merger by the affirmative vote of the holders of Company Shares representing at least two-thirds of the Company Shares present and voting in person or by proxy as a single class at the shareholders’ meeting (the “Requisite Shareholder Approval”) in accordance with Section 233(6) of the CICL and the Company’s Organizational Documents is the only vote of the holders of Company Shares that is necessary pursuant to applicable Law and the Company’s Organizational Documents to consummate the Merger.

3.6    Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Merger do not (a) violate or conflict with any provision of the Company’s Organizational Documents; (b) violate or conflict with any provision of any of its Subsidiaries’ Organizational Documents; (c) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or give rise to or result in a right of termination or acceleration pursuant to any Contract; (d) assuming compliance with the matters referred to in Section 3.7 and, in the case of the consummation of the Merger, subject to obtaining the Requisite Shareholder Approval, violate or conflict with any Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound; or (e) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c), (d) and (e) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.7    Requisite Governmental Approvals. No Governmental Authorization is required on the part of the Company or any of its Subsidiaries (a) in connection with the execution and delivery of this Agreement by the Company; (b) the performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Merger, except for (i) the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands pursuant to the CICL; (ii) such filings and approvals as may be required by any applicable federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act and “blue sky” laws; (iii) compliance with any applicable requirements of the HSR Act and any other applicable Antitrust Laws; and (iv) such other Governmental Authorizations the failure of which to obtain has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.8    Company Capitalization.

(a)    Capital Stock. The authorized share capital of the Company consists of $50,000 divided into (i) 480,000,000 Company Shares and (ii) 20,000,000 Company Preferred Shares. As of 5:00 p.m., New York City time, on October 18, 2019 (such time and date, the “Capitalization Date”), (A) 148,478,535 Company Shares were issued and outstanding (which excludes the Company Shares relating to Company Options, Performance Vesting Options and Company RSUs referred to in clause (i) of Section 3.8(b), but includes 1,457,072 Specified Restricted Shares); (B) no Company Preferred Shares were issued and outstanding; (C) no Company Shares were held by the Company as treasury shares; and (D) no Company Shares were held by any Subsidiary of the Company. All outstanding Company Shares are validly issued, fully paid, nonassessable and free of any preemptive rights. From the close of business on the Capitalization Date to the date of this Agreement, the Company has not issued or granted any Company Securities other than pursuant to the exercise of Company Options or the vesting of Company RSUs granted prior to the date of this Agreement.

(b)    Stock Reservation. As of the Capitalization Date, the Company has reserved 9,100,000 Company Shares for issuance pursuant to the Company Share Plans and 4,000,000 Company Shares for issuance pursuant to the ESPP. As of the Capitalization Date, there were outstanding (i) Company Options to acquire 1,938,500 Company Shares, (ii) Performance Vesting Options to acquire 250,000 Company Shares, (iii) Company RSUs that may be settled into 4,215,588 Company Shares and (iv) 152,849 Company Shares underlying the stock-settled retention awards described on Section 1.1(aaa) of the Company Disclosure Letter which are considered Specified Restricted Shares hereunder. Prior to the date hereof, the Company has provided Parent with a complete and correct list of (i) each outstanding Company Option including the date of grant, exercise price, vesting schedule and number of Company Shares subject thereto (assuming, for Performance Vesting Options, achievement of the target level of performance), (ii) each Company RSU, including the date of grant, vesting schedule and number of Company Shares thereof and (iii) the maximum number of Company Shares that could be purchased during the current option period under the ESPP based upon current participant elections.

(c)    Company Securities. Except as set forth in this Section 3.8, as of the Capitalization Date, there were (i) other than the Company Shares, no issued and outstanding share capital of, or other equity or voting interest in, the Company; (ii) no outstanding securities of the Company convertible into or exchangeable for share capital of, or other equity or voting interest in, the Company; (iii) no outstanding options, warrants, calls, subscriptions or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue, any share capital of, or other equity or voting interest in, or any securities convertible into or exchangeable for share capital of, or other equity or voting interest in, the Company; (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any share capital of, or other equity or voting interest (including any voting debt) in, the Company; (v) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Company Shares and Company Preferred Shares, the “Company Securities”); (vi) voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any share capital of, or other equity or voting interest in, the Company; (vii) obligations or binding commitments of any character restricting the transfer of any shares capital of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound; and (viii) no other obligations by the Company to make any payments based on the price or value of any Company Securities. The Company is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding Company Shares. The Company does not have a shareholder rights plan in effect or outstanding bonds, debentures, notes or other obligations which have the right to vote with the Company Shareholders on any matter.

(d)    Other Rights. Other than the Voting Agreement, the Company is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities.

3.9    Subsidiaries.

(a)    Subsidiaries. Section 3.9(a) of the Company Disclosure Letter contains a true, correct and complete list of the name, jurisdiction of organization and schedule of shareholders (other than the Company and its Subsidiaries) of each Subsidiary of the Company. Each Subsidiary of the Company (i) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States); and (ii) has the requisite corporate or company power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets, except where the failure to be in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Subsidiary of the Company is in violation in any material respect of its Organizational Documents. No Subsidiary is or has been subject in the last five (5) years to any bankruptcy or insolvency.

(b)    Capital Stock of Subsidiaries. All of the outstanding share capital of, or other equity or voting interest in, each Subsidiary of the Company (i) has been duly authorized, validly issued and is fully paid and nonassessable; and (ii) except for director’s qualifying or similar shares, is owned, directly or indirectly, by the Company, free and clear of all liens (other than Permitted Liens) and any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such share capital or other equity or voting interest), except for such liens and restrictions of general applicability as may be provided under the Securities Act or other applicable securities Laws.

(c)    Other Securities of Subsidiaries. There are no outstanding (i) securities convertible into or exchangeable for share capital of, or other equity or voting interest in, any Subsidiary of the Company; (ii) options, warrants, calls, subscriptions or other rights or arrangements obligating the Company or any of its Subsidiaries to acquire from any Subsidiary of the Company, or that obligate any Subsidiary of the Company to issue, any share capital of, or other equity or voting interest in, or any securities convertible into or exchangeable for, share capital of, or other equity or voting interest in, any Subsidiary of the Company; or (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any share capital of, or other equity or voting interest (including any voting debt) in the Company or any Subsidiary to any Person other than the Company or one of its Subsidiaries; or (iv) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, any Subsidiary of the Company. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, neither the Company nor any Subsidiary owns, directly or indirectly, any material equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is either under any obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

3.10    Company SEC Reports.

(a)    Since June 30, 2017 and through the date of this Agreement, the Company has filed all forms, reports and documents with the SEC that have been required to be filed by it pursuant to applicable Laws prior to the date of this Agreement (the “Company SEC Reports”).

(b)    Each Company SEC Report complied, as of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, each as in effect on the date that such Company SEC Report was filed. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c)    No Subsidiary of the Company is required to file any forms, reports or documents with the SEC.

(d)    As of the date of this Agreement, there are no outstanding or unresolved SEC comments. To the Knowledge of the Company, as of the date of this Agreement, none of the Company SEC Reports is the subject of ongoing SEC review.

3.11    Company Financial Statements; Internal Controls.

(a)    Company Financial Statements. The consolidated financial statements (including any related notes and schedules) of the Company filed with the Company SEC Reports (i) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q); (ii) were prepared in a manner consistent with the books and records of the Company and its Subsidiaries; (iii) comply as to form in all material respects with applicable requirements under the Exchange Act; and (iv) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments that were not, or are not expected to be, material in amount, and to any other adjustment described therein). There are no unconsolidated Subsidiaries of the Company within the meaning of GAAP.

(b)    Disclosure Controls and Procedures. The Company has established and maintains, and has at all times since June 30, 2017 maintained, “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the Company’s periodic and current reports under the Exchange Act, is made known to the Company’s management by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2018, and such assessment concluded that such system was effective. Since June 30, 2017, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(c)    Internal Controls. Since June 30, 2017, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal control over financial reporting used by the Company and its Subsidiaries that has not been subsequently remediated; or (B) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.

3.12    No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities of a nature required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, other than liabilities (a) to the extent reflected or otherwise reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries (including the notes thereto) included in the Company SEC Reports filed prior to the date of this Agreement; (b) arising pursuant to this Agreement or incurred in connection with the Merger; (c) incurred in the ordinary course of business since the date of the Audited Company Balance Sheet; or (d) that are not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act.

3.13    Absence of Certain Changes. Since June 30, 2019, (i) the business of the Company and its Subsidiaries has been conducted in the ordinary course of business consistent with past practice in all material respects and (ii) the Company and its Subsidiaries have not taken any action that, if taken after the date of this Agreement, would constitute a breach of, or require Parent’s consent pursuant to, any of the covenants set forth in Section 5.2(a), (b), (e), (f), (h), (i), (j), (k), (n), (o), (p), (q) and (s). Since June 30, 2019, there has not occurred a Company Material Adverse Effect.

3.14    Material Contracts.

(a)    List of Material Contracts. Section 3.14(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Contracts, as in effect as of the date of this Agreement, to which the Company or any of its Subsidiaries is a party or is bound (other than any Material Contracts contemplated by clause (i) of the definition of Material Contract which have been made publicly available pursuant to the Company SEC Reports, and any Material Contracts listed in Section 3.19(a) of the Company Disclosure Letter). A true and complete copy of each Material Contract, including material amendments thereto, has been made available to Parent prior to the date hereof.

(b)    Validity. Each Material Contract (other than any Material Contract that has expired in accordance with its terms) is valid and binding on the Company or each such Subsidiary of the Company party thereto and is in full force and effect, and none of the Company, any of its Subsidiaries party thereto or, to the Knowledge of the Company, any other party thereto is in breach of or default pursuant to any such Material Contract, except for such failures to be in full force and effect that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries, and, to the Knowledge of the Company, each other party thereto, has performed all obligations required to be performed by it under each Material Contract in accordance with its terms, except where any noncompliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, nor has the Company or any of its Subsidiaries received any written, or to the Knowledge of the Company, oral notice of any such breach or default, except for such breaches and defaults that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.15    Real Property.

(a)    Owned Real Property. Section 3.15(a) of the Company Disclosure Letter contains a true, correct and complete list, as of the date of this Agreement, of all of the real property owned by the Company as of the date of this Agreement (the “Owned Real Property”). Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries has not leased, licensed or otherwise granted any Person the right to use or occupy the Owned Real Property; and (ii) the Company or one of its Subsidiaries has good, marketable and valid fee simple title to all of the Owned Real Property, free and clear of all liens (other than Permitted Liens).

(b)    Leased Real Property. Section 3.15(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the date of this Agreement, of all of the existing leases, subleases, licenses or other agreements pursuant to which the Company or any of its Subsidiaries uses or occupies, or has the right to use or occupy, any real property for which annual base rent exceeds $1,000,000 (such property, the “Leased Real Property,” and each such lease, sublease, license or other agreement, a “Lease”). With respect to each Lease and except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other security interest in such Lease or any interest therein; and (ii) there are no liens (other than Permitted Liens) on the estate or interest created by such Lease. The Company or one of its Subsidiaries has valid leasehold estates in the Leased Real Property, free and clear of all liens (other than Permitted Liens). To the Knowledge of the Company, (i) neither the Company nor any of its Subsidiaries is in material breach of or default pursuant to any Lease, (ii) there is not under any Lease any condition or event that, with notice or lapse of time, or both, would constitute a default under the provisions of such Lease, and (iii) except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no disputes (e.g., with respect to pass through expenses and reconciliations thereof) with respect to any Lease. Except as set forth on Section 3.15(b) of the Company Disclosure Letter, there are no subleases, licenses or similar agreements (each, a “Sublease”) granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy the Owned Real Property or the Leased Real Property for which annual base rent exceeds $1,000,000.

3.16    Environmental Matters. The Company and each of its Subsidiaries is and since June 30, 2017 has been in compliance with all Environmental Laws applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries, except for any such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since June 30, 2017 to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority alleging that the Company or any Subsidiary has violated any Environmental Law (the substance of which has not been resolved), except for any such violation that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other Person has released or disposed or arranged for the release or disposal of any Hazardous Substances in any manner that would reasonably be expected to result in liability of the Company or any of its Subsidiaries under any Environmental Law, except for any such liability that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries (i) alleging the noncompliance by or liability of the Company or any of its Subsidiaries with any Environmental Law; or (ii) seeking to impose any financial responsibility for any investigation, cleanup, removal or remediation pursuant to any Environmental Law, except for any such Legal Proceeding that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, the Company has made available a copy of all material environmental assessment reports (including Phase I and/or Phase II reports) in the possession of the Company or any its Subsidiaries in relation to any properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries.

3.17    Intellectual Property.

(a)    Section 3.17(a)(i) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered, except for such omissions that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has maintained all Company Registered Intellectual Property in the ordinary course consistent with reasonable business practices. Section 3.17(a)(ii) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all material common law Trademarks and proprietary Software. To the Knowledge of the Company, all Intellectual Property as of the date hereof (x) is, and as of and immediately following the Closing will be, fully transferable, alienable and licensable without restriction and without payment of any kind to any Person, and (y) will be valid and enforceable, and to the Knowledge of the Company, there is no event or condition that would reasonably be expected to render any Company Intellectual Property invalid or unenforceable.

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries (i) is the sole and exclusive owner of all right, title and interest in and to all Company Registered Intellectual Property; and (ii) as of and immediately following the Closing, possesses legally sufficient and enforceable rights to use all other Intellectual Property licensed, used or held for use by the Company or any of its Subsidiaries in connection with the conduct of the Company’s and its Subsidiaries’ businesses as currently conducted, in each case, free and clear of all liens other than Permitted Liens.

(c)    Section 3.17(c) of the Company Disclosure Letter sets forth all license agreements with respect to Intellectual Property that is material to the business and involves annual payments to or from the Company or any of its Subsidiaries in excess of $100,000, or involves a transfer fee in excess of $25,000 (other than licenses granted by the Company or any of its Subsidiaries in the ordinary course of business).

(d)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or any of its Subsidiaries, as applicable, owns, or is licensed or otherwise possesses adequate rights to use, all Company Intellectual Property used in their respective businesses as currently conducted; provided, however, that the representation and warranty in this Section 3.17(d) shall not constitute or be deemed or construed as any representation or warranty of non-infringement or other non-violation of any Intellectual Property or other rights of any Person, which is addressed in Section 3.17(g).

(e)    No former or current employee, worker or independent contractor of the Company or any of its Subsidiaries, or any other Person, owns any Intellectual Property material to the business of the Company and its Subsidiaries that is purported to be included in the Company Intellectual Property, and except as set forth in Section 3.17(e) of the Company Disclosure Letter, no Intellectual Property owned by the Company or any of its Subsidiaries and used or necessary for the conduct of their businesses was authored, created, written, developed, customized or otherwise modified by any Person other than Persons that have executed a valid and binding assignment of intellectual property rights, and waiver in favor of, to the Company or any of its Subsidiaries, or assigned and waived all of such Person’s right, title and interest therein to the Company or any of its Subsidiaries, except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)    No Governmental Authority, consortium, university or educational institution has sponsored research and development in connection with the business of the Company or any of its Subsidiaries, as currently conducted, under an agreement or arrangement that would provide such Governmental Authority, consortium, university or educational institution with any claim of ownership or of exclusivity in any use to any Intellectual Property that is necessary for or material to the conduct of the business of the Company or any of its Subsidiaries.

(g)    As of the date of this Agreement, there are no pending (or since June 30, 2017, to the Knowledge of the Company, threatened) claims in writing by any Person (i) alleging infringement, misappropriation or other violation by the Company or any of its Subsidiaries of any Intellectual Property of such Person or (ii) challenging the ownership, validity or enforceability of any material Company Intellectual Property.

(h)    Since June 30, 2017 to the date of this Agreement, neither the Company nor its Subsidiaries has threatened or asserted a claim against any Person (i) alleging infringement, misappropriation or other violation of any Intellectual Property that is not immaterial to the Company and its Subsidiaries, or (ii) challenging the ownership, validity or enforceability of any third party Intellectual Property.

(i)    To the Knowledge of the Company, (i) the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property of any Person and (ii) as of the date of this Agreement, no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property.

(j)    To the Knowledge of the Company, (i) the Company and its Subsidiaries are in compliance with all applicable licenses under which the Company uses Open Source Software, and (ii) no Software that is a third party component is governed by a Reciprocal License, and neither the Company nor any of its Subsidiaries have used Open Source Software in a manner that would require the disclosure, provision, distribution, or making available to any third party of Source Code that is owned by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any requests from any Person for disclosure of Source Code owned by the Company or any of its Subsidiaries (“Company Source Code”).

(k)    As of the date hereof, no Company Source Code has been released from escrow to any third party due to obligations of the Company or its Subsidiaries under any source code escrow agreement to which the Company or its Subsidiary is party.

(l)    Except as would not result in a liability of the Company and its Subsidiaries in excess of $2,000,000 in the aggregate, the Company and its Subsidiaries possess the sufficient number of licenses necessary for the Company or any of its Subsidiaries to use the third party Intellectual Property licensed to the Company or its Subsidiaries without violating or breaching any provision of such license agreement, including the number of licensed seats or users.

(m)    The Company and its Subsidiaries take, in its reasonable discretion, appropriate measures necessary to protect the security of the Computer Systems and the Personal Information stored thereon or processed thereby, as well as the confidentiality of the material trade secrets owned by the Company or any of its Subsidiaries.

(n)    Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries, as well as their respective officers, employees and processors acting on their behalf, comply (as of the date of this Agreement) and have complied (since June 30, 2017) with all applicable Privacy and Data Security Requirements. All Personal Information has been collected, used, processed, disclosed, shared, transferred and retained by the Company and its Subsidiaries in accordance with the Privacy and Data Security Requirements.

(o)    Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Personal Information was purchased by the Company or its Subsidiaries from third parties. No special categories of data within the meaning of the European General Data Protection Regulation of April 17, 2016 (Regulation (EU) 2016/679) is being collected, processed or shared by the Company and its Subsidiaries, except those of the Company’s and its Subsidiaries’ employees.

(p)    Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have in place policies and procedures for the proper collection, use, processing, transfer, disclosure, sharing, access and protection of Personal Information that comply with Privacy and Data Security Requirements.

(q)    Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries have implemented disaster recovery plans and back-up procedures, consistent with those taken by businesses comparable in nature and size to the Company and its Subsidiaries, in order to ensure that the Personal Information stored on its IT systems can be replaced or substituted in the event of a failure of any part of the IT systems (whether due to natural disaster, power failure or otherwise). The Company and each of its Subsidiaries, in its reasonable business judgment, conduct regular testing of its security protections, disaster recovery plans and back-up procedures and have implemented policies to address deficiencies to the extent identified by such testing.

(r)    To the Knowledge of the Company, all natural and legal persons authorized to collect, store or process Personal Information on behalf of the Company and its Subsidiaries have not (a) breached any agreements or (b) violated any applicable Privacy and Data Security Requirements.

(s)    The Company and each of its Subsidiaries have in particular, in accordance with applicable Privacy and Data Security Requirements, (i) provided natural persons with relevant information and obtained, where required, their valid consent in relation to the collection, use and processing of their Personal Information; (ii) satisfied all requirements allowing them to rely on legitimate interests where applicable, notably by providing natural persons with relevant information and granting them an effective right to opt-out; (iii) fully respected the rights of the natural persons, including the right to obtain the deletion of Personal Information and the right to object and opt-out; (iv) where the Company and each of its Subsidiaries act as a processor, entered into data processing agreements and complied with all contractual obligations; and (v) stored Personal Information for no longer than is necessary for the purposes for which Personal Information is processed pursuant to a data retention policy implemented in accordance with the Privacy and Data Security Requirements except, in each case, as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(t)    Since June 30, 2017, to the Knowledge of the Company, the Company and each of its Subsidiaries have not experienced any cybersecurity intrusions into Personal Information or its Computer Systems or incidents in which Personal Information was or may have been stolen, lost, destroyed, altered or improperly accessed, disclosed or used without authorization and the Company is not aware of any facts suggesting the likelihood of the foregoing, including any breach of security. No circumstance has arisen in which Privacy and Data Security Requirements would require the Company or any of its Subsidiaries to notify a Person or Governmental Authority of a data security breach or security incident, except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(u)    The Company and its Subsidiaries have not been and are not currently: (a) under audit, inquiry or investigation by any Governmental Authority, including regarding protection, storage, collection, use, disclosure, processing, handling and transfer of Personal Information, or (b) subject to any third party notification, claim, demand, audit or action in relation to Personal Information, including a notification, a claim, a demand, or an action alleging that the Company or any of its Subsidiaries have failed to protect, store, collect, use, disclose, process, handle or transfer Personal Information, in violation of applicable Privacy and Data Security Requirements.

(v)    The performance of this Agreement will not violate (a) any Privacy and Data Security Requirements, (b) any privacy or data security policies of the Company and its Subsidiaries, or (c) any other privacy or data security requirements or obligations imposed under any contracts on the Company and its Subsidiaries, except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Upon the execution of this Agreement, the Company and each of its Subsidiaries shall continue to have the right to use and process any Personal Information collected, processed or used by them before the date of this Agreement in order to be able to conduct the ordinary course of their businesses.

3.18    Tax Matters. Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)    The Company and each of its Subsidiaries have timely (i) filed all Tax Returns required to be filed by any of them and all Tax Returns filed by, or on behalf of, the Company and its Subsidiaries are true, accurate and complete in all respects; and (ii) paid in full (or caused to be timely paid in full) all Taxes that are required to be paid by or with respect to them, whether or not such Taxes were shown as due on such Tax Returns.

(b)    All Taxes not yet due and payable by the Company and its Subsidiaries as of the date of the latest Company SEC Reports have been, in all respects, properly accrued in accordance with GAAP on the most recent financial statements contained in the Company SEC Reports, and such financial statements reflect an adequate reserve (in accordance with GAAP) for all Taxes accrued but unpaid by the Company and its Subsidiaries through the date of such financial statements. Since the date of such financial statements, the Company and each of its Subsidiaries have not incurred, individually or in the aggregate, any liability for Taxes outside the ordinary course of business consistent with past practice.

(c)    Neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any amount of Tax, in each case that has not since expired.

(d)    No audits or other investigations, proceedings, claims, assessments or examinations by any Governmental Authority (each, a “Tax Action”) with respect to Taxes or any Tax Return of the Company or any of its Subsidiaries are presently in progress or have been asserted, threatened or proposed in writing and to the Knowledge of the Company, no such Tax Action is being contemplated. No deficiencies or claims for Taxes have been claimed, proposed, assessed or asserted in writing against the Company or any of its Subsidiaries by a Governmental Authority, other than any such claim, proposal, assessment or assertion that has been satisfied by payment in full, settled or withdrawn.

(e)    The Company and each of its Subsidiaries have timely withheld all Taxes required to have been withheld from payments made (or deemed made) to its employees, independent contractors, creditors, shareholders and other third parties and, to the extent required, such Taxes have been timely paid to the relevant Governmental Authority.

(f)    Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2).

(g)    Neither the Company nor any of its Subsidiaries (i) is a party to or bound by, or currently has any liability pursuant to, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; (ii) is or has been a member of a group (other than a group the common parent of which is the Company or one of the Company’s Subsidiaries) filing a consolidated, combined, affiliated, unitary or similar income Tax Return; (iii) has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-United States Law) as a transferee or successor, or otherwise by operation of Law; or (iv) is, or has been in the last three (3) years treated as a resident for any income Tax purpose, or as subject to Tax by virtue of having a permanent establishment, an office or fixed place of business, in any country other than the country in which it was or is organized.

(h)    No private letter rulings, technical advice memoranda, or similar agreements or rulings have been requested, entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries which rulings remain in effect.

(i)    Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in, or use of improper, method of accounting requested or initiated on or prior to the Closing Date, (ii) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of Law) executed on or prior to the Closing Date, (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date, (v) an election under Section 108(i) of the Code (or any similar provision of Law), (vi) an intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (vii) any investment in “United States property” within the meaning of Section 956 of the Code made on or prior to the Closing, or (viii) Section 965 of the Code or as a result of any “subpart F income” under Section 951(a) of the Code with respect to transactions made prior to the Closing.

(j)    There are no liens for Taxes upon any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(k)    In the last five (5) years, none of the Company or any of its Subsidiaries has distributed stock of another Person or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(l)    The Company and each of its Subsidiaries have conducted all intercompany transactions, and maintained all related documentation, in compliance with Section 482 of the Code (or any similar provision of applicable Law).

(m)    No claim has been made in writing by any Governmental Authority in a jurisdiction where neither the Company nor any of its Subsidiaries currently files, or has filed in the prior three (3) years, a Tax Return that the Company or any of its Subsidiaries is or may be subject to taxation by such jurisdiction.

(n)    Neither the Company nor any Subsidiary of the Company that is incorporated in a jurisdiction outside of the United States (i) is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, and/or (iii) has received written notice from the IRS claiming that it may be subject to U.S. federal income Tax as a result of being engaged in a trade or business within the United States within the meaning of Section 864(b) of the Code or having a permanent establishment in the United States, which notice or claim has not since been withdrawn.

(o)    There are no circumstances which exist and would result in, or which have existed and resulted in, any of section 78, sections 80 to and including section 80.04, subsection 15(2), subsection 90(6) or subsection 90(12) of the Income Tax Act (Canada) applying to the Company or any of its Subsidiaries.

(p)    The Company and each of its Subsidiaries have collected from any of its past and present customers (or other Persons paying amounts to the Company and each of its Subsidiaries) the amount of all Taxes required by applicable Law to be collected and has paid and remitted such Taxes when due to the applicable Governmental Authorities.

(q)    The sale of the Company or any of its Subsidiaries will not result in any liability for Taxes for, or any income, profit or gain being deemed to accrue to any of the Company or any of its Subsidiaries for Tax purposes or any clawback or disallowance of any group relief or allowance previously given.

3.19    Employee Plans.

(a)    Employee Plans. Section 3.19(a) of the Company Disclosure Letter contains a list, as of the date of this Agreement, of all material Employee Plans. An “Employee Plan” is: (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA); and (ii) all other written material employment, bonus, stock option, stock purchase, stock unit, phantom stock, stock appreciation right, or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, jubilee payment, 13th and 14th month bonus, disability, health, medical, retiree medical, hospitalization, life or other welfare benefit insurance, vacation, holiday pay, paid time off, incentive or deferred compensation, profit-sharing, severance, termination protection, termination indemnification, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreement, Contracts, policies or binding arrangements maintained or contributed to for the benefit of any current employee or director of the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) that would be treated as a single employer with the Company or any of its Subsidiaries pursuant to Section 414 of the Code (an “ERISA Affiliate”) or with respect to which the Company or any of its Subsidiaries has any liability, contingent or otherwise. With respect to each material Employee Plan, to the extent applicable, the Company has made available to Parent a copy of (A) the current plan documents (including any amendments) and the most recent summary plan descriptions; (B) any related trust agreements, insurance Contracts, insurance policies or other documents of any funding arrangements; (C) any notices to or from the IRS or any office or representative of the United States Department of Labor or any similar Governmental Authority relating to any material compliance issues in respect of any such Employee Plan for which a liability remains outstanding; (D) the most recent determination or opinion or advisory letter received from the IRS; and (E) the most recent annual reports on Form 5500 and all schedules and attachments thereto.

(b)    Absence of Certain Plans. Except as set forth on Section 3.19(b) of the Company Disclosure Letter, neither the Company nor any of its ERISA Affiliates maintains, sponsors or participates in, or contributes to, or is required to contribute to or has any liability (contingent or otherwise) with respect to (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a benefit plan maintained outside of the United States that is similar to a “multiemployer plan”; (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA); (iii) an employee benefit plan subject to Section 302 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA; or (iv) any other defined benefit pension plan, whether or not subject to ERISA.

(c)    Compliance. Each Employee Plan has been maintained, funded, operated and administered in all respects in accordance with its terms and with all applicable Law, including the applicable provisions of ERISA and the Code, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No material lien, Tax or other penalty has been imposed under the Code, ERISA or other applicable Law with respect to any Employee Plan. Each Employee Plan intended to be qualified under Section 401(a) of the Code is the subject of an unrevoked favorable determination or opinion letter from the IRS, and, to the Knowledge of the Company, nothing has occurred since the date of the most recent such determination that would reasonably be expected to adversely affect such qualification.

(d)    Employee Plan Legal Proceedings. As of the date of this Agreement, the Company has not received notice that there are Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust pursuant to any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)    No Prohibited Transactions. None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)    No Welfare Benefit Plan. No Employee Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA) provides material post-termination or retiree life insurance, health or other welfare benefits to any Person, except as may be required by Section 4980B of the Code or any similar Law.

(g)    Section 280G. Except as set forth on Section 3.19(g) of the Company Disclosure Letter, no payment or benefit that will be made by the Company or any ERISA Affiliate in connection with the transactions contemplated by this Agreement (whether alone or in combination with any other event) will be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code. For purposes of determining whether any such agreement, contract, arrangement or plan would result in an “excess parachute payment” pursuant to this Section 3.19(g), no payments or benefits payable pursuant to agreements entered into between Parent or any of its Affiliates (or at its or their direction) and any “disqualified individual” (within the meaning of Code Section 280G) shall be taken into account.

(h)    No Gross-Ups. The Company is not a party to any agreement to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A(a)(1)(B) of the Code.

(i)    Transaction Payments; Acceleration. Neither the execution and delivery of this Agreement nor the consummation of the transactions will, except as required by the terms of this Agreement, (i) result in any payment or funding becoming due or paid or increasing any such payment due to any employee of the Company or its Subsidiaries under any Employee Plan or other compensatory arrangement, (ii) increase any payments or benefits otherwise payable under any Employee Plan or other compensatory arrangement, or (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(j)    Foreign Benefit Plans. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: with respect to each Employee Plan maintained outside of the United States, (i) each such Employee Plan and related trusts, if any, complies with and has been administered, funded, and invested in compliance with (A) the Laws of the applicable foreign country and (B) its terms and the terms of any collective bargaining, collective labor or works council agreements, (ii) each such Employee Plan that, under the Laws of the applicable foreign country, is required to be registered or approved by any Governmental Authority, has been so registered or approved; (iii) each such Employee Plan intended to qualify for special tax treatment meets all the requirements for such treatment; (iv) no such Employee Plan is a “retirement compensation arrangement”, as such term is defined under the Income Tax Act (Canada); (v) all contributions and premiums, benefits, and costs in respect of each such Employee Plan required to have been paid have been paid in a timely fashion in accordance with the terms of each Employee Plan and Laws; (vi) Section 3.19(j) of the Company Disclosure Letter, lists each such Employee Plan that is: (A) a “registered pension plan” that contains a “defined benefit provision”, as such terms are defined under the Income Tax Act (Canada), (B) provides supplemental pension benefits (whether on a defined contribution or defined benefit basis), or (C) provides post-termination or post-retirement health and welfare benefits (each a “Defined Benefit Plan”); and (vii) each Defined Benefit Plan that is required to be funded is funded to the extent required on a going concern basis and on a solvency basis, in accordance with Laws, the Defined Benefit Plan terms, and any related agreements.

(k)    Employee Arrangements. Section 3.19(k)(i) of the Company Disclosure Letter sets forth a list of all employees who may have employment agreements which provide for an annual base compensation in excess of $200,000. Section 3.19(k)(ii) of the Company Disclosure Letter, sets forth a list of all employees of the Company entitled to retention, change in control or similar bonus arrangements (“Retention Bonuses”) which are outstanding as of the date hereof including (i) the name of the recipient and (ii) the amount of such Retention Bonus. All such Retention Bonuses have been granted or awarded to employees using substantially the same form of retention bonus agreement made available to Parent.

3.20    Labor Matters.

(a)    Union Activities. Section 3.20 of the Company Disclosure Letter sets forth all of the collective bargaining agreements, labor union contracts or trade union agreements (each, a “Collective Bargaining Agreement”), to which the Company or any of its Subsidiaries is a party as of the date of this Agreement. To the Knowledge of the Company, there are no activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries with regard to their employment with the Company or any of its Subsidiaries. No Collective Bargaining Agreement is currently being negotiated by the Company or any of its Subsidiaries. There is no strike, lockout, slowdown, work stoppage or similar dispute against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company as of the date of this Agreement, threatened directly against the Company or any of its Subsidiaries, and no such strike, lockout, slowdown, work stoppage or similar dispute has occurred since June 30, 2017. To the Knowledge of the Company, there are, and since June 30, 2017 there have been, no pending or threatened material representation campaigns, organizational efforts, elections or proceedings concerning union representation involving any employee of the Company or any of its Subsidiaries and there are no pending, or, to the Knowledge of the Company, there are no threatened demands for recognition, certification or collective bargaining. No opinion, consent or approval of any Labor Organization is required as a result of or to effectuate the Merger or the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, or the consummation of the transactions contemplated hereby.

(b)    Employment Law Compliance. Since June 30, 2017, the Company and its Subsidiaries have complied with applicable Laws with respect to employment or the engagement of workers (including applicable Laws regarding wage and hour requirements, immigration status, discrimination in employment, employee health and safety, proper classification of workers, redundancies and lay-offs, human rights, pay equity, French language, the calculation of holiday pay and collective bargaining), except for such noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no unfair labor practice or labor grievance or arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (i) the Company and its Subsidiaries have not received notice of any intent to investigate from, or of any charge, complaint or investigation pending against them with, the United States Equal Employment Opportunity Commission, any other Governmental Authority responsible for the prevention of unlawful employment practices, or any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, pay equity, disability accessibility, child labor, immigration, or whistleblower protection and (ii) there are no complaints or lawsuits pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, worker or independent contractor, or any class of the foregoing relating to any such Laws or alleging breach of any express or implied contract of employment, wrongful termination of employment, or any other discriminatory, wrongful or tortious conduct in connection with the employment relationship. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business, consistent with past practice). Since January 1, 2017, and except as in compliance with WARN and any similar applicable state, provincial, local, or other Law requiring notice to employees in the event of a closing or layoff and for which there remains no material unsatisfied liabilities, (i) neither the Company nor any of its Subsidiaries in the United States has effectuated a “plant closing” (as defined in WARN or any similar Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries and (ii) there has not occurred a “mass layoff” (as defined in WARN or any similar Law) affecting any site of employment or facility of the Company or any of its Subsidiaries in the United States. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to any service provider of the Company and its Subsidiaries, the Company or applicable Subsidiary of the Company (i) has withheld all amounts required by applicable Law, Collective Bargaining Agreement or any Employee Plan to be withheld from the wages, salaries or other payments to such service provider, and (ii) is not liable for any payment to any fund or any Governmental Authority with respect to social security for any amounts, other than payments not yet due, in each case, under any applicable provisions of any Employee Plan and any applicable Law. To the Knowledge of the Company, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no employees, workers or independent contractors of the Company or any of its Subsidiaries are in violation of any term of any employment Contract or independent contractor agreement. In the last three (3) years (or, if shorter, since the commencement of the applicable individual’s direct or indirect employment by the Company or its Subsidiaries), (i) no allegations of workplace psychological or sexual harassment have been made against any officer of the Company or any Subsidiary of the Company or, to the Knowledge of the Company, any employee who is at the senior vice president level or above or any director of the Company or any Subsidiary of the Company, in each case in such individual’s capacity as a representative of the Company or such Subsidiary, (ii) to the Knowledge of the Company, no incidents of any such workplace psychological or sexual harassment have occurred, and (iii) neither the Company nor any Subsidiary of the Company has entered into any settlement agreement related to allegations of psychological or sexual harassment or misconduct by an officer, director, senior manager, or, to the Knowledge of the Company, any worker or employee the Company or any Subsidiary of the Company.

(c)    Employee Information. The Company has provided a list that is true and complete in all material respects as of the date hereof with respect to all individuals who serve as employees of the Company or any Subsidiary of the Company setting forth each such employee’s position, primary work location, annual base salary and date of hire or years of service.

3.21    Compliance with Laws.

(a)    The Company and each of its Subsidiaries is, and at all times since June 30, 2017 has been, in compliance with all Laws that are applicable to the Company and its Subsidiaries or to the conduct of the business or operations, or the properties or assets, of the Company and its Subsidiaries, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement (i) the Company and its Subsidiaries have all Governmental Authorizations necessary for the ownership and operation of its business as presently conducted, and each such Governmental Authorization is in full force and effect; (ii) the Company and its Subsidiaries are, and since June 30, 2017 have been, in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of its businesses; and (iii) since June 30, 2017 to the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorization, the substance of which has not been resolved.

(c)    Since June 30, 2016, none of the Company or its Subsidiaries or their respective directors, officers or employees or, to the Knowledge of the Company, any third party acting on its or their behalf, has (i) made, offered, authorized or agreed to make, offer or authorize any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity and related in any way to the Company’s or any of its Subsidiaries’ business; (ii) made, offered, authorized or agreed to make, offer or authorize any unlawful payment to any foreign or domestic government official or employee, foreign or domestic political parties or campaigns, official of any public international organization, or official, employee, or representative of any state-owned enterprise; (iii) violated any Anti-Corruption Laws; or (iv) made, offered, authorized or agreed to make, offer or authorize any bribe, payoff, influence payment, kickback or other similar unlawful payment. The Company and its Subsidiaries have each implemented policies and procedures reasonably designed to prevent, detect, and deter violations of Anti-Corruption Laws, International Trade Laws, and Anti-Money Laundering Laws in all material respects.

(d)    The Company and its Subsidiaries are, and at all times since June 30, 2017 have been, in compliance in all material respects with all applicable International Trade Laws.

(e)    The Company and its Subsidiaries are, and at all times since June 30, 2017 have been, in compliance in all material respects with all applicable Anti-Money Laundering Laws.

(f)    None of the Company or its Subsidiaries or their respective directors, officers, or employees or, to the Knowledge of the Company, any third party acting on its or their behalf, has since June 30, 2017 been the subject of any investigation (whether internal or external), regulatory action, litigation, or other proceeding relating to Anti-Corruption Laws, International Trade Laws, or Anti-Money Laundering Laws and, to the Knowledge of the Company, no such action has been threatened, nor any allegation made against any such parties relating to Anti-Corruption Laws, International Trade, or Anti-Money Laundering Laws.

3.22    Legal Proceedings; Orders.

(a)    No Legal Proceedings. As of the date of this Agreement, except as has not had, and would not reasonably be expect to have, individually or in the aggregate, a Company Material Adverse Effect, there are no

Legal Proceedings pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any present or former director or officer of the Company or any of its Subsidiaries in such individual’s capacity as such. To the Knowledge of the Company, the Company has not been given written notice by any current or former member, manager or employee of the Company or any of its Subsidiaries with respect to a Legal Proceeding for which the Company or any of its Subsidiaries has, or is reasonably likely to have, an indemnification obligation.

(b)    No Orders. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is subject to any order, judgment, injunction, rule, decree or award of any kind or nature that would prevent or delay the consummation of the Merger or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement.

(c)    No Pending Proceedings. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is, or since June 30, 2017, has been, the subject of any pending or threatened hearing, enforcement proceeding, inquiry, examination, complaint, audit, or investigation by or before any Governmental Authority, nor has the Company or any of its Subsidiaries initiated any of the foregoing against a Person before any Governmental Authority.

3.23    Insurance. The Company and its Subsidiaries have all material policies of insurance covering the Company and its Subsidiaries and any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is customarily carried by Persons conducting business similar to that of the Company and its Subsidiaries. Section 3.23 of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of all such insurance policies, as well as any historic incurrence-based policies still in force. All such insurance policies are in full force and effect, no notice of cancellation has been received and there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured thereunder.

3.24    Related Person Transactions. There are no Contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly-owned Subsidiary of the Company, or Canyon Holdings, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual general meeting of shareholders and that have not been so disclosed in the Company SEC Reports.

3.25    Suppliers. Section 3.25 of the Company Disclosure Letter sets forth a true, correct and complete list of the top 20 suppliers by the aggregate amounts paid by the Company and its Subsidiaries during the 6 months ended June 30, 2019 (the “Top Suppliers”). Since June 30, 2019, (a) there has been no termination of the business relationship of the Company or its Subsidiaries with any Top Supplier and (b) no Top Supplier has notified the Company or any of its Subsidiaries in writing that it intends to terminate or change the pricing or other terms of its business in any material respect adverse to the Company or its Subsidiaries. Except for letters of credit for outstanding purchase orders or customary letters of credit issued in connection with or in support of real property leases, none of the Company or any of its Subsidiaries is required to provide any material bonding or other material financial security arrangements in connection with any transactions with any supplier in the ordinary course of its business.

3.26    Customers. Section 3.26 of the Company Disclosure Letter sets forth a true, correct and complete list of the top 20 customers of the Company, as measured for the 12 month period ended June 30, 2019 (the “Top Customers”). Since June 30, 2019, no Top Customer has cancelled or otherwise terminated or, to the Knowledge of the Company, threatened in writing to cancel, terminate or otherwise materially and adversely alter the terms of its business with the Company. As of the date hereof, neither the Company nor any of its Subsidiaries is involved in any ongoing material dispute with any Top Customer or has been notified by or has notified any such customer, in writing, of any breach or violation of any contract or agreement with any such customer.

3.27    No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article III, in any certificate delivered pursuant to this Agreement and in the Voting Agreement, neither the Company nor any other Person makes any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to the Company, any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or the transactions contemplated hereby, notwithstanding any other statements made or the delivery or disclosure to the Parent and Merger Sub or any of their Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1    Organization; Good Standing.

(a)    Parent. Parent (i) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization; and (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except in the case of clause (ii) as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)    Merger Sub. Merger Sub (i) is an exempted company duly incorporated and validly existing under the Laws of the Cayman Islands; and (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except in the case of clause (ii) as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)    Organizational Documents. Neither Parent nor Merger Sub is in violation of its Organizational Documents.

4.2    Power; Enforceability. Each of Parent and Merger Sub has the requisite company power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) consummate the Merger. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder and the consummation of the Merger have been duly authorized and approved by all necessary action on the part of each of Parent and Merger Sub and no additional actions on the part of Parent or Merger Sub are necessary to authorize (i) the execution and delivery of this Agreement by each of Parent and Merger Sub; (ii) the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder; or (iii) the consummation of the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity.

4.3    Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations hereunder, and the consummation of the Merger do not (a) violate or conflict with any provision of the Organizational Documents of Parent or Merger Sub; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound; (c) assuming the consents, approvals and authorizations referred to in Section 4.4 have been obtained, violate or conflict with any Law or order applicable to Parent or Merger Sub or by which any of their properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.4    Requisite Governmental Approvals. No Governmental Authorization is required on the part of Parent or Merger Sub (a) in connection with the execution and delivery of this Agreement by each of Parent and Merger Sub; (b) the performance by each of Parent and Merger Sub of their respective covenants and obligations pursuant to this Agreement; or (c) the consummation of the Merger, except (i) the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands pursuant to the CICL; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act and any other applicable Antitrust Laws; and (iv) such other Governmental Authorizations the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

4.5    Legal Proceedings; Orders.

(a)    No Legal Proceedings. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub that have had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)    No Orders. Neither Parent nor Merger Sub is subject to any order, judgment, injunction, rule, decree or award of any kind or nature that would prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

4.6    Ownership of Company Shares. None of Parent, Merger Sub or Guarantor owns any Company Shares.

4.7    Brokers. There is no financial advisor, investment banker, broker, finder, agent or other similar Person that has been retained by or is authorized to act on behalf of Parent, Merger Sub or any of their Affiliates who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Merger for which the Company or any of its Subsidiaries could be liable.

4.8    Operations of Parent and Merger Sub. Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the Merger, and, prior to the Effective Time, neither Parent nor Merger Sub will have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by the Financing Letters, the Guarantee and this Agreement. Parent owns beneficially and of record all of the outstanding share capital, and other equity and voting interest in, Merger Sub free and clear of all liens.

4.9    No Parent Vote or Approval Required. No vote or consent of the holders of any share capital of, or other equity or voting interest in, Parent is necessary to approve or authorize this Agreement, the Plan of Merger or the Merger. The vote or consent of Parent, as the sole shareholder of Merger Sub, is the only vote or consent of the share capital of, or other equity interest in, Merger Sub necessary under applicable Law or its Organizational Documents to approve or authorize this Agreement, the Plan of Merger and the Merger.

4.10    Guarantee. Concurrently with the execution and delivery of this Agreement, Guarantor has delivered to the Company the duly executed Guarantee. The Guarantee is in full force and effect and constitutes a legal, valid and binding obligation of Guarantor, enforceable against it in accordance with its terms, except as such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (b) is subject to general principles of equity. No event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default on the part of Guarantor pursuant to the Guarantee.

4.11    Financing.

(a)    Financing Letters. As of the date of this Agreement, Parent has delivered to the Company true, correct and complete copies of (i) an executed commitment letter, dated as of the date of this Agreement, between Parent and Guarantor (the “Equity Commitment Letter”) pursuant to which Guarantor has committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein for the purpose of funding a portion of the aggregate value of the Merger (the “Equity Financing”); and (ii) an executed debt commitment letter, dated as of the date of this Agreement (together with any related fee letters (with solely pricing, other economic and market flex terms redacted, so long as no redaction covers terms that would adversely affect the amount, conditionality, availability or termination of the Debt Financing), in each case, as amended, restated, supplemented or replaced to the extent expressly permitted by this Agreement, the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Financing Letters”) pursuant to which the Debt Financing Sources have agreed to provide or cause to be provided, subject solely to the terms and conditions thereof, the amounts of the debt financing set forth therein for the purpose of, among other things, funding a portion of the aggregate consideration for the Merger and fees and expenses incurred in connection with the Merger (including the repayment, prepayment or discharge of the Credit Agreement). The Debt Financing and the Equity Financing are collectively referred to herein as the (“Financing”). The Equity Commitment Letter provides that (A) the Company is an express third party beneficiary thereof; and (B) Parent and Guarantor have waived any defenses to the enforceability of such third party beneficiary rights.

(b)    No Amendments. As of the date of this Agreement, (i) the Financing Letters and the terms of the Financing have not been amended or modified prior to the date of this Agreement; (ii) no amendment or modification to the Financing Letters that is prohibited by the terms of this Agreement is contemplated (to the Knowledge of Parent); and (iii) the respective commitments contained therein have not been withdrawn, terminated or rescinded in any respect. There are no other Contracts, agreements, side letters or arrangements to which Parent or Merger Sub is a party relating to the funding or investing, as applicable, of the full amount of the Financing, other than as expressly set forth in the Financing Letters.

(c)    Sufficiency of Financing. The Financing, when funded in accordance with the Commitment Letters, is sufficient, in the aggregate, to provide Parent with the net cash proceeds necessary to (i) make all payments contemplated by this Agreement in connection with the Merger (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger); (ii) repay, prepay or discharge (after giving effect to the Merger) the principal of and interest on, and all other Indebtedness and other amounts outstanding pursuant to, the Credit Agreement; and (iii) pay all fees and expenses required to be paid at the Closing by the Company, Parent or Merger Sub (or its Affiliates party thereto) in connection with the Merger and the Financing, as applicable.

(d)    Validity. As of the date of this Agreement, the Financing Letters (in the forms delivered by Parent to the Company) are in full force and effect and constitute the legal, valid and binding obligations of Parent or Merger Sub (or its Affiliates party thereto), Guarantor (with respect to the Equity Commitment Letter) and, to the Knowledge of Parent, the other parties thereto, as applicable, enforceable against Parent or Merger Sub (or its

Affiliates party thereto) and the other parties thereto, as applicable, in accordance with their terms, except, in each case, as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (ii) is subject to general principles of equity. As of the date of this Agreement, other than as expressly set forth in the Financing Letters, there are no conditions precedent or other contingencies related to the funding of the full proceeds of the Financing pursuant to any agreement relating to the Financing to which Guarantor, Parent, Merger Sub or any of their respective Affiliates is a party. As of the date of this Agreement, no event has occurred that, with or without notice or lapse of time or both, would, or would reasonably be expected to, constitute a material default or breach on the part of Parent or Merger Sub or, to the knowledge of Parent, any of the other parties thereto pursuant to the Financing Letters. As of the date of this Agreement, assuming the satisfaction of the conditions set forth in Section 7.1 and Section 7.2, Parent has no reason to believe that it or its Affiliates party thereto will be unable to satisfy on a timely basis (taking into account the anticipated timing of the Closing Date) any term or condition of the Financing to be satisfied by it. As of the date of this Agreement, Parent and Merger Sub have fully paid, or caused to be fully paid, all commitment or other fees that are due and payable on or prior to the date of this Agreement pursuant to the terms of the Financing Letters.

(e)    No Exclusive Arrangements. None of Guarantor, Parent, Merger Sub or any of their respective Affiliates has entered into any Contract, arrangement or understanding prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any Person in connection with a transaction relating to the Company or any of its Subsidiaries in connection with the Merger.

4.12    Shareholder and Management Arrangements. As of the date hereof, neither Parent or Merger Sub nor, to the Knowledge of Parent, any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any shareholder, director, officer, employee or other Affiliate of the Company or any of its Subsidiaries (a) relating to (i) this Agreement or the Merger; (ii) the Company or (iii) the Surviving Company or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which (i) any holder of Company Shares would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s Company Shares; (ii) other than the Voting Agreement, any holder of Company Shares has agreed to authorize the Plan of Merger or vote against any Superior Proposal; or (iii) any Person other than the Guarantor has agreed to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.

4.13    Solvency. As of the Effective Time and immediately after giving effect to the Merger (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger and all related fees and expenses of Parent, Merger Sub, the Company and their respective Subsidiaries in connection therewith), assuming (x) the representations and warranties of the Company set forth in Article III are true and correct (without giving effect to any “Knowledge,” materiality or “Company Material Adverse Effect” qualifiers), (y) the satisfaction of the conditions set forth in Section 7.2, and (z) immediately prior to the Effective Time the Company is solvent, (a) the amount of the “fair saleable value” of the assets of each of the Surviving Company and its Subsidiaries (on a consolidated basis) will exceed (i) the value of all liabilities of the Surviving Company and such Subsidiaries (on a consolidated basis), including contingent and other liabilities; and (ii) the amount that will be required to pay the probable liabilities of each of the Surviving Company and its Subsidiaries (on a consolidated basis) on their existing debts (including contingent liabilities) as such debts become absolute and matured; (b) each of the Surviving Company and its Subsidiaries (on a consolidated basis) will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (c) each of the Surviving Company and its Subsidiaries (on a consolidated basis) will be able to pay its liabilities, including contingent and other liabilities, as they mature.

4.14    No Other Negotiations. As of the date of this Agreement, none of Parent or Merger Sub have entered into any agreements with respect to the acquisition of any business that would be prohibited by Section 6.2(d) if entered into following the date of this Agreement.

4.15    Exclusivity of Representations and Warranties.

(a)    No Other Representations and Warranties. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, in any certificate delivered pursuant to this Agreement and in the Voting Agreement:

(i)    neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii)    no Person has been authorized by the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives to make any representation or warranty relating to the Company, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by Parent, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives (or any other Person); and

(iii)    the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b)    No Reliance. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, in any certificate delivered pursuant to this Agreement and in the Voting Agreement, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on and has not relied on:

(i)    any representation or warranty, express or implied;

(ii)    any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Merger, in connection with presentations by the Company’s management or in any other forum or setting; or

(iii)    the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE V

INTERIM OPERATIONS OF THE COMPANY

5.1    Affirmative Obligations. Except (a) as expressly contemplated by this Agreement; (b) as set forth in the Company Disclosure Letter; (c) as required by applicable Law, or (d) as approved in writing (e-mail correspondence being sufficient) in advance by Parent (which approval shall not be unreasonably withheld, conditioned or delayed), during the period from the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to (i) maintain its existence in good standing pursuant to applicable Law; (ii) subject to the restrictions and exceptions set forth in Section 5.2 or elsewhere in this Agreement, to conduct its business and operations in the ordinary course of business consistent with past practice; (iii) use its respective commercially reasonable efforts to preserve intact, in all material respects, its business organization and existing relationships with customers, suppliers and other Persons with which the Company has material business relations; and (iv) use its respective commercially reasonable efforts to file each of the Company’s Forms 10-K and 10-Q when required to be filed with the SEC including, for the avoidance of doubt, annual and quarterly financial statements provided on Form 10-K and 10-Q. Notwithstanding anything to the contrary in this Section 5.1 or Section 5.2, no action by, or failure to act of, the Company or any of its Subsidiaries in order to comply with the express requirements of any subsection of Section 5.2 shall in and of itself be deemed a breach of this Section 5.1 or any other subsection of Section  5.2.

5.2    Forbearance Covenants. Except (w) as expressly contemplated by this Agreement; (x) as set forth in the Company Disclosure Letter; (y) as required by applicable Law, or (z) as approved in writing in advance (e-mail correspondence being sufficient) by Parent (which approval will not be unreasonably withheld, conditioned or delayed), during the period from the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall cause each of its Subsidiaries as applicable not to:

(a)    take any action to amend any Organizational Documents of the Company or its Subsidiaries;

(b)    propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(c)    issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or securities or other equity interests of any of the Company’s Subsidiaries, except (i) in connection with agreements in effect on the date of this Agreement and set forth on Section 5.2(c) of the Company Disclosure Letter or (ii) issuances of Company Shares or other equity interests of the Company’s Subsidiaries upon exercise of Company Equity Awards outstanding as of the date of this Agreement or issued in compliance with Section 5.2;

(d)    directly or indirectly acquire, repurchase or redeem any Company Securities, except for (i) repurchases of Company Securities pursuant to the terms and conditions of Company Equity Awards, or (ii) transactions between the Company and any of its direct or indirect Subsidiaries;

(e)    (i) adjust, split, combine or reclassify any share capital, or issue or authorize or propose the issuance of any other Company Securities or any securities or equity interests of the Company’s Subsidiaries in respect of, in lieu of or in substitution for, share capital or other equity or voting interest; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any share capital or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of the share capital or other equity or voting interest, except for cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its other wholly-owned Subsidiaries; or (iii) pledge or encumber any share capital or other equity or voting interest;

(f)    (i) incur, assume or suffer any Indebtedness (other than accrued and unpaid interest or related expenses) or issue any debt securities, except (a) for trade payables incurred in the ordinary course of business; (b) for loans or advances to Subsidiaries of the Company; (c) pursuant to the Credit Agreement in an amount not to exceed $50,000,000.00 in the aggregate and (d) up to $1,000,000 of additional Indebtedness; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of direct or indirect wholly-owned Subsidiaries of the Company; (iii) make any loans, advances or capital contributions to, or investments in, any other Person, except for (a) extensions of credit to customers or (b) advances to directors, officers and other employees, in each case in the ordinary course of business consistent with past practice; (iv) mortgage or pledge any assets, tangible or intangible, or create or suffer to exist any lien thereupon (other than Permitted Liens); or (v) cancel any material Indebtedness owed to the Company or any of its Subsidiaries

(g)    (i) enter into, adopt, amend or modify in any respect any Employee Plan or accelerate compensation benefits provided under any Employee Plan, except any amendments in the ordinary course of business consistent with past practice that are in connection with a customary annual renewal or enrollment process of an Employee Plan that is a group health or welfare plan or do not, individually or in the aggregate, materially increase the cost to the Company, in the aggregate, of maintaining such Employee Plan; (ii) increase the compensation of any director, officer, employee or other service provider of the Company or any of its Subsidiaries, pay any special bonus or special remuneration to any director, officer, employee or other service provider of the Company or any of its Subsidiaries, or pay any benefit not required by the terms of any Employee Plan as in effect as of the date of this Agreement, except for increases in compensation and/or benefits for employees (based on promotion or merit) made in the ordinary course of business and consistent with past practice; provided that increases in compensation, in the aggregate, are of not more than three percent (3%) of the aggregate annual base salaries or base wages of all directors, officers, employees or other service providers of the Company or any of its Subsidiaries; (iii) enter into any employment, termination, severance or retention agreement (excluding (x) arrangements that provide for no severance or change in control benefits or (y) agreements entered into in the ordinary course of business that provide for severance that is consistent with the Company’s severance policies and practices made available to Parent and set forth on Section 3.19 of the Company Disclosure Letter and past practices) with any directors, officers, employees or other service providers of the Company or any of its Subsidiaries other than the entry into employment agreements in the ordinary course of business consistent with past practice with new employees permitted to be hired under this Agreement, provided that each such employment agreement is in all material respects consistent with the standard form made available to Parent prior to the date of this Agreement where the severance period or required notice of termination provided is not in excess of ninety (90) days or such longer period as is required under local Law; (iv) terminate (other than for cause), hire or engage the services of any individual with a title of Senior Vice President or above or whose annual base salary is $200,000 or more, other than any individual replacing a former employee at the same level; (v) grant any equity or equity-based awards; (vi) other than in connection with the entry into employment agreements as permitted under clause (iii) of this paragraph, grant any rights to severance or termination pay or other termination benefit; (vii) enter into any change-in-control, transaction bonus, Tax gross-up, or retention agreements with any directors, officers, employees or other service providers;

(h)    recognize or certify any Labor Organization as the bargaining representative for any employees of the Company or any of its Subsidiaries except as required by Law or enter into (or commit to enter into) any Collective Bargaining Agreement or any other material agreement with any Labor Organization;

(i)    pay, discharge, settle or satisfy any pending or threatened Legal Proceeding, except for the payment, discharge, settlement or satisfaction of any Legal Proceeding that is (i) reflected or reserved against in the Audited Company Balance Sheet for solely monetary payments up to the amounts reserved against or (ii) for solely monetary payments of no more than $1,000,000 individually and $5,000,000 in the aggregate, in each case, in addition to any applicable amount set forth in clause (i) if applicable;

(j)    except as required by applicable Law or GAAP, (i) revalue any of its properties or assets, including writing-off notes or accounts receivable, other than in the ordinary course of business consistent with past practice; or (ii) make any material change in any of its accounting principles or practices;

(k)    (i) make any tax election (except in the ordinary course of business of preparing Tax Returns), or make, rescind or change any material Tax election; (ii) settle or compromise any Tax claim or assessment involving a material amount of Taxes; (iii) consent to any extension or waiver of any limitation period with respect to any material Tax claim or assessment; (iv) adopt or change any material Tax accounting policies;

(v) enter into any material closing, voluntary disclosure or similar agreement with a Tax authority; or (vi) file any material Tax Return inconsistent with past practice or amend any material Tax Return;

(l)    fail to renew, enter into, modify in any material respect, amend in any material respect or terminate any, (i) Contract that if so failed to renew, entered into, modified, amended or terminated would have a Company Material Adverse Effect; or (ii) Material Contract, provided that in the cause of clause (ii), the Company and its Subsidiaries may fail to renew, amend or modify any such Material Contract in the ordinary course of business consistent with past practices;

(m)    fail to use commercially reasonable efforts to keep in force insurance policies or maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice;

(n)    renew or enter into any non-compete, exclusivity, non-solicitation or similar arrangement that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries, other than customary employee non-solicits entered into in the ordinary course of business consistent with past practices;

(o)    other than with respect to the matters set forth in Section 5.2(g), engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(p)    effectuate or continue a “plant closing” or “mass layoff” (as defined in WARN or within the meaning of any similar Law);

(q)    make any acquisition or disposition of, or lease, license, pledge or transfer, a material asset or business (including by merger, consolidation or acquisition of stock or assets), except for (i) any acquisition or disposition for consideration that is individually not in excess $1,000,000 and in the aggregate not in excess of $5,000,000 or (ii) any disposition of obsolete or worn out equipment or Intellectual Property that is not material to the business of the Company and its Subsidiaries;

(r)    incur or commit to incur any material capital expenditure or authorization or commitment with respect thereto not provided for in the capital expenditure budget previously provided to Parent;

(s)    enter into any new line of business outside of the Company’s and its Subsidiaries’ existing businesses on the date of this Agreement; or

(t)    enter into a Contract to take any of the actions prohibited by this Section 5.2.

5.3    Go Shop; No Solicitation; Company Board Recommendation Change.

(a)    Go Shop. During the period commencing on the date of this Agreement and ending at (x) 11:59 p.m. (New York City time) on November 12, 2019 (the “Initial Go-Shop Period”) or (y) solely with respect to any Excluded Party, 11:59 p.m. (New York City time) on November 19, 2019 (the applicable period described in the foregoing clauses (x) and (y), the “Go-Shop Period”), the Company and its Affiliates, directors, officers, employees, consultants, agents, representatives and advisors (collectively, “Representatives”) shall have the right to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist any Acquisition Proposal, (ii) grant a waiver under or terminate any “standstill” or similar obligation of any Person with respect to the Company or any of its Subsidiaries solely to allow such Person to submit an Acquisition Proposal in compliance with this Section 5.3(a) and (iii) engage in discussions and negotiations with, and furnish non-public information relating to the Company and its Subsidiaries and afford access to the books and records of the Company and its Subsidiaries to any third party and its financing sources in connection with an Acquisition Proposal or any inquiry, discussion, offer or request that would reasonably be expected to lead to an Acquisition Proposal; provided, that, (A) prior to furnishing such information or affording such access, the Company has entered into an Acceptable Confidentiality Agreement with such Person and has previously provided or made available (or promptly provides or makes available) all such information, and has afforded such access, to Parent and (B) the Company and its Subsidiaries shall not provide (and shall not permit any of their respective Representatives to provide) any competitively sensitive non-public information in connection with the actions permitted by this Section 5.3(a), except in accordance with “clean room” or other similar procedures designed to limit any adverse effect of the sharing of such information on the Company or its Subsidiaries.

(b)    No Solicitation or Negotiation. Subject to the terms of Section 5.3(c), from the expiration of the Go-Shop Period and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will, and will cause its Subsidiaries, officers and directors, and direct the Company’s and its Subsidiaries respective other Representatives to, (x) cease and cause to be terminated any discussions or negotiations with any Person and its Representatives that would be prohibited by this Section 5.3(b), (y) promptly following the expiration of the Go-Shop Period deliver written notice to each such Person with whom such discussions or negotiations are ongoing that the Company is ending all such discussions or negotiations with such Person pursuant to this Agreement, which written notice shall also request that such Person promptly return or destroy all confidential information concerning the Company and its Subsidiaries and (z) terminate any electronic data room access (or other diligence access) of any such Person. Subject to the terms of Section 5.3(c), from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and its Subsidiaries will not, and will cause its officers and directors not to, and will not instruct, authorize or knowingly permit any of their other respective Representatives to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any Inquiry, proposal or offer that constitutes or could reasonably be expected to lead to, an Acquisition Proposal; (ii) furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal or any Inquiries or the making of any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal (or Inquiries, proposals or any other effort or attempt that would reasonably be expected to lead to an Acquisition Proposal), in each case other than informing such Persons of the provisions contained in this Section 5.3; (iv) approve, endorse, recommend or knowingly take any action to make the provision of any “control share acquisition”, “business combination” or other similar anti-takeover Law inapplicable to an Acquisition Proposal; or (v) enter into any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”). From the expiration of the Go-Shop Period until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will be required to enforce, and will not be permitted to waive, terminate or modify, any provision of any standstill or confidentiality agreement that prohibits or purports to prohibit a proposal being made to the Company Board (or any committee thereof) unless the Company Board has determined in good faith, after consultation with its outside counsel, that failure to take such action (I) would prohibit the counterparty from making an unsolicited Acquisition Proposal to the Company Board in compliance with this Section 5.3 and (II) would be inconsistent with its fiduciary duties under applicable Law.

(c)    Superior Proposals. Notwithstanding anything to the contrary set forth in this Section 5.3, from the expiration of the Go-Shop Period and continuing until the Company’s receipt of the Requisite Shareholder

Approval, the Company and the Company Board (or a committee thereof) may, directly or indirectly through one or more of their Representatives, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement to any Person or its Representatives that has made, renewed or delivered to the Company an unsolicited, written bona fide Acquisition Proposal after the date of this Agreement, and otherwise facilitate such Acquisition Proposal or assist such Person (and its Representatives and financing sources) with such Acquisition Proposal if requested by such Person, in each case with respect to an Acquisition Proposal that was not the result of a breach in any material respect of Section 5.3(a) or Section 5.3(b) and that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisors and outside legal counsel) either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal and that the failure to take such actions would be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, that subject to applicable Law, the Company shall provide to Parent and Merger Sub any non-public information or data that is provided to any Person given such access that was not previously made available to Parent or Merger Sub prior to or substantially concurrently to the time it is provided to such Person.

(d)    No Company Board Recommendation Change or Alternative Acquisition Agreement. Except as permitted by Section 5.3(e), neither the Company Board nor any committee thereof shall:

(i)    (A) withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the Company Board Recommendation; (B) fail to include the Company Board Recommendation in the Proxy Statement; (C) fail to publicly reaffirm the Company Board Recommendation within five Business Days following the written request of Parent (provided, however, that Parent may make such request no more than twice plus one time more each time an Acquisition Proposal or Inquiry or material modification thereto shall have become publicly known); (D) publicly adopt, approve or recommend (or publicly propose to adopt, approve or recommend) an Acquisition Proposal; or (E) make any recommendation in support of, or, within ten (10) Business Days following its commencement, fail to recommend against, a tender or exchange offer that constitutes an Acquisition Proposal (any action described in clauses (A), (B), (C), (D) or (E), a “Company Board Recommendation Change”); provided, however, that none of (1) a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication), (2) the determination by the Company Board (or a committee thereof) that an Acquisition Proposal constitutes a Superior Proposal or the taking of any other action contemplated by Section 5.3(c) as and to the extent permitted by Section 5.3(e)(ii); or (3) the delivery by the Company of any notice contemplated by Section 5.3(e) or any negotiations during the Notice Period in respect thereto in compliance with this Agreement will constitute a Company Board Recommendation Change or a violation of this Section 5.3; or

(ii)    cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.

(e)    Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Shareholder Approval:

(i)    the Company Board (or a committee thereof) may effect a Company Board Recommendation Change in response to an Intervening Event if the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Company Board (or a committee thereof) shall not effect such a Company Board Recommendation Change unless:

(1)    the Company has provided prior written notice to Parent at least five (5) Business Days in advance to the effect that the Company Board (or a committee thereof) intends to effect a Company Board

Recommendation Change, which notice shall specify the basis for such Company Board Recommendation Change, including a reasonably detailed description of the facts and circumstances relating to such Intervening Event;

(2)    prior to effecting such Company Board Recommendation Change, during such five (5) Business Day period, the Company has negotiated with Parent and its Representatives in good faith (to the extent that Parent requested to do so) to allow Parent to offer such adjustments to the terms and conditions of this Agreement and the Financing Letters in such a manner that would obviate the need to effect a Company Board Recommendation Change in response to such Intervening Event, and following such five (5) Business Day period, the Company Board (after consultation with its financial advisors and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement and the Financing Letters) shall have determined that the failure of the Company Board to make such a Company Board Recommendation Change would be inconsistent with its fiduciary duties under applicable Law; and

(3)    following such five (5) Business Day period, the Company Board (or a committee thereof) (after consultation with its financial advisors and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement and the Financing Letters and any other information provided by Parent) shall have determined that the failure of the Company Board (or a committee thereof) to make such a Company Board Recommendation Change to terminate this Agreement would be inconsistent with its fiduciary duties under applicable Law; provided, that each time material modifications to the Intervening Event occur, the Company shall notify Parent of such modification and the time period set forth in the preceding clause (2) shall recommence provided that such time period shall instead be three (3) Business Days from the day of such notification; or

(ii)    if the Company has received a written bona fide Acquisition Proposal during the Go-Shop Period or an unsolicited written bona fide Acquisition Proposal after the expiration of the Go-Shop Period, that the Company Board has determined in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a Superior Proposal, then the Company Board (or a committee thereof) may (A) effect a Company Board Recommendation Change with respect to such Superior Proposal; and/or (B) cause the Company to terminate this Agreement pursuant to Section 8.1(h); and/or (C) cause the Company to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal substantially concurrently with the termination of this Agreement; provided, however, that the Company Board (or a committee thereof) shall not take any action described in the foregoing clauses (A), (B) or (C) unless:

(1)    the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law;

(2)    the Company has complied in all material respects with its obligations pursuant to this Section 5.3 with respect to such Superior Proposal; and

(3)    the Company has provided prior written notice to Parent five (5) Business Days in advance (the “Notice Period”) to the effect that the Company Board (or a committee thereof) (A) has received an Acquisition Proposal that has not been withdrawn; (B) has concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (C) has resolved to effect a Company Board Recommendation Change and to terminate this Agreement pursuant to this Section 5.3(e)(ii) absent any revision to the terms and conditions of this Agreement, which notice will identify the Person or “group” of Persons making such Superior Proposal and include the material terms thereof and copies of all relevant agreements relating to such Superior Proposal; and during the Notice Period, the Company has negotiated with Parent and its Representatives in good faith (to the extent that Parent has requested to do so) to allow Parent to offer such adjustments to the terms and conditions of this Agreement and the Financing Letters in such a manner that would obviate the need to effect a Company Board Recommendation Change; and

(4)    following such Notice Period, the Company Board (or a committee thereof) (after consultation with its financial advisors and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement and the Financing Letters and any other information provided by Parent) shall have determined that the failure of the Company Board (or a committee thereof) to make such a Company Board Recommendation Change to terminate this Agreement would be inconsistent with its fiduciary duties under applicable Law; provided, that each time material modifications to the terms of an Acquisition Proposal determined to be a Superior Proposal are made (it being understood that any change to the financial terms of such proposal shall be deemed a material modification), the Company shall notify Parent of such modification and the time period set forth in the preceding clause (3) shall recommence provided that such time period shall instead be three (3) Business Days from the day of such notification.

(f)    Notice. From the expiration of the Go-Shop Period until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will as promptly as reasonably practicable (and, in any event, within 36 hours) notify Parent if any Inquiries, offers or proposals that constitute or could reasonably be expected to lead to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives. Such notice must include (i) the identity of the Person or “group” of Persons making such Inquiries, offers or proposals; (ii) a summary of the material terms and conditions of such Inquiries, offers or proposals; and (iii) copies of any written materials relating thereto provided to the Company or its Representatives. Thereafter, the Company must keep Parent reasonably informed, on a prompt basis of the status and terms of any such Inquiries, offers or proposals (including any amendments thereto) and the status of any such discussions or negotiations.

(g)    Certain Disclosures. Nothing contained in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from (i) taking and disclosing to the Company Shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in this Section 5.3; (iv) complying with the Company’s disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal; or (v) making any disclosure to the Company Shareholders unrelated to an Acquisition Proposal (including regarding the business, financial condition or results of operations of the Company and its Subsidiaries) that the Company Board (or a committee thereof) has determined to make in good faith, it being understood that any such statement or disclosure made by the Company Board (or a committee thereof) must be subject to the terms and conditions of this Agreement. In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company or the Company Board (or a committee thereof) to the extent required by applicable Law that describes the Company’s receipt of an Acquisition Proposal, the identity of the Person making such Acquisition Proposal, the material terms of such Acquisition Proposal and/or the operation of this Agreement with respect thereto will not be deemed to be (A) a withholding, withdrawal, amendment, or modification, or proposal by the Company Board (or a committee thereof) to withhold, withdraw, amend or modify, the Company Board Recommendation; (B) an adoption, approval or recommendation with respect to such Acquisition Proposal; or (C) a Company Board Recommendation Change.

5.4    No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

ARTICLE VI

ADDITIONAL COVENANTS

6.1    Required Action and Forbearance; Efforts.

(a)    Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, Parent and Merger Sub, on the one hand, and the Company, on the other hand, will use their respective reasonable best efforts (A) to take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated hereby, including by:

(i)    causing the conditions to the Merger set forth in Article VII to be satisfied;

(ii)    (1) obtaining all consents, waivers, approvals, orders and authorizations from Governmental Authorities, and (2) making all registrations, declarations and filings with Governmental Authorities, in each case, that are necessary or advisable to consummate the Merger;

(iii)    obtaining, in consultation with Parent, all consents, waivers and approvals and delivering all notifications pursuant to any Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement, the consummation of the Merger or the other transactions contemplated hereby; and

(iv)    executing and delivering any Contracts and other instruments that are in each case reasonably necessary to consummate the Merger.

(b)    No Failure to Take Necessary Action. In addition to the foregoing, subject to the terms and conditions of this Agreement, neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, will take any action, or fail to take any action, that is intended to or has (or would reasonably be expected to have) the effect of (i) preventing, impairing, delaying or otherwise adversely affecting the consummation of the Merger; or (ii) the ability of such Party to fully perform its obligations pursuant to this Agreement. For the avoidance of doubt, no action by the Company taken in compliance with Section 5.3 will be considered a violation of this Section 6.1. The Company will give prompt notice to Parent (and will subsequently keep Parent informed on a reasonably current basis of any material developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, change, event, development or circumstance that (x) has had, or would reasonably be expected to have, a Company Material Adverse Effect or (y) is reasonably likely to result in any of the conditions set forth in Article VII not being able to be satisfied by the Termination Date or, to the Knowledge of the Company, the receipt of any written notice or other communication from any Person (other than any Governmental Authority, which shall be governed by Section 6.2) alleging that the consent, waiver or approval of such Person is or may reasonably be required in connection with the Merger or the other transactions contemplated by this Agreement.

(c)    No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, neither the Company nor any of its Subsidiaries will be required to agree to (i) the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments); (ii) the provision of additional security (including a guaranty); or (iii) material conditions or obligations, including amendments to existing material conditions and obligations, in each case, in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract.

(d)    Antitrust Approvals. This Section 6.1 shall not apply to filings under Antitrust Laws, which shall be governed by the obligations set forth in Section 6.2.

6.2    Antitrust Filings.

(a)    Filing Under the HSR Act. Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company (and its Subsidiaries, if applicable), on the other hand, shall, (i) within ten (10) Business Days following the date of this Agreement file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act, which shall request early termination of the HSR Act waiting period; and (ii) as soon as reasonably practicable, which shall be no more than twenty (20) Business Days for either party if such party receives all the information required to make such filings from the other party in a timely fashion, file comparable pre-merger or post-merger notification filings, forms and submissions with any Governmental Authority that are required by other applicable Antitrust Laws in connection with the Merger. Each of Parent and the Company shall (A) cooperate and coordinate (and shall cause its respective Affiliates and Subsidiaries, respectively, to cooperate and coordinate) with the other in determining whether any such filings are required and the making of such filings; (B) supply the other (or cause to be supplied) with any information that may be reasonably required in order to determine whether any such filings are required and make such filings; (C) as promptly as reasonably practicable supply (or cause the other to be supplied) any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made; and (D) take (and cause its respective controlled Affiliates or Subsidiaries, respectively, to take) all action necessary, proper or advisable to (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other Antitrust Laws applicable to this Agreement or the Merger; and (2) obtain any required approvals or consents pursuant to any Antitrust Laws applicable to this Agreement or the Merger, in each case as promptly as practicable and in any event prior to the Termination Date. Each of Parent and Merger Sub shall (and shall cause its respective Affiliates), on the one hand, and the Company shall (and shall cause its Subsidiaries), on the other hand, promptly inform the other of any material communication from any Governmental Authority regarding the Merger in connection with such filings. If any Party or any Affiliate thereof receives a request for additional information or documentary material from any Governmental Authority with respect to the Merger pursuant to the HSR Act or any similar request pursuant to any other Antitrust Laws applicable to the Merger, then such Party will make (or cause to be made), as promptly as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request.

(b)    Antitrust Approvals. In furtherance and not in limitation of the foregoing, if and to the extent advisable and necessary to obtain the expiration or termination of the waiting period pursuant to the HSR Act and any other Antitrust Laws applicable to the Merger, or to obtain any consents or approvals pursuant to applicable Antitrust Laws, as soon as reasonably practicable and in any event prior to the Termination Date, each of Parent and Merger Sub shall (and shall cause their respective controlled Affiliates to) (i) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, (A) the sale, divestiture, license or other disposition of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, properties, products or businesses of Parent and Merger Sub (and their respective controlled Affiliates, if applicable), on the one hand, and the Company and its Subsidiaries, on the other hand; and (B) any other restrictions on the activities of Parent and Merger Sub (and their respective controlled Affiliates, if applicable), on the one hand, and the Company and its Subsidiaries, on the other hand; and (ii) contest, defend and appeal any Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger; provided, however, that, notwithstanding anything in the Agreement or this Section 6.2(b)(ii) to the contrary, nothing in this Agreement shall limit the obligation of Parent and Merger Sub to, and cause each of their respective controlled Affiliates to, take any and all steps necessary to eliminate each and every impediment under any Antitrust Law to consummate the Merger and the other transactions contemplated hereby prior to the Termination Date; provided, further, that Parent and Merger Sub shall not be obligated to take or agree to take any action with respect to the Company or its Subsidiaries the effectiveness of which is not conditioned on the Closing occurring.

(c)    Cooperation. In furtherance and not in limitation of the foregoing, the Company, Parent and Merger Sub shall (and shall cause their respective Affiliates and Subsidiaries, respectively, to), subject to any restrictions under applicable Laws, keep the other parties apprised of the content and status of any material communications with or from any Governmental Authority with respect to the Merger, including (i) promptly notify the Parties of, and, if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any material communication received by such Person from a Governmental Authority in connection with the Merger and permit the other parties to review and discuss in advance (and to consider in good faith any comments made by the other parties in relation to) any proposed draft notifications, formal notifications, filing, submission or other material written communication (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Merger to a Governmental Authority; (ii) keep the Parties reasonably informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Merger and any developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable Laws and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Merger; and (iii) not independently participate in any meeting, hearing, proceeding or discussions (whether in person, by telephone or otherwise) with or before any Governmental Authority in respect of the Merger without giving the other Parties reasonable prior notice of such meeting or substantive discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. Parent and Merger Sub will not, without the prior written consent of the Company, extend or offer or agree to extend any waiting period under the HSR Act or any other Antitrust Law, or enter into any agreement with any Governmental Authority related to this Agreement or the transactions contemplated by this Agreement. The Parties shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act. However, each of the Company, Parent and Merger Sub may, as it deems advisable and necessary, reasonably designate any non-public information provided to any Governmental Authority as restricted to “outside counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other Party without approval of the party providing the non-public information; provided, that each of the Company, Parent and Merger Sub may redact such information as necessary to (i) remove any valuation and related information, or (ii) address any contractual arrangements or reasonable attorney-client or other privilege or confidentiality concerns before sharing any information provided to any Governmental Authority with another Party on an “outside counsel” only basis.

(d)    Other Actions. Each of Parent and Merger Sub agrees that, between the date hereof and the Closing, it shall not, and shall not permit any of its Affiliates to, enter into or consummate any Contracts or arrangements for an acquisition (by stock purchase, merger, consolidation, purchase of assets, license or otherwise) of any ownership interest, assets or rights of any Person if such ownership interest, assets or rights would (including the termination or expiration of the waiting period pursuant to the HSR Act or any other Antitrust Law) result in any material delay in obtaining, or to result in the failure to obtain, any regulatory approvals required in connection with the Merger, or which would otherwise prevent or delay the Merger in any material respect.

6.3    Proxy Statement and Other Required SEC Filings.

(a)    Proxy Statement. As promptly as practical following the date of this Agreement, the Company (with the assistance and cooperation of Parent and Merger Sub as reasonably requested by the Company) shall prepare and file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Shareholder Meeting. Subject to Section 5.3, the Company shall include the Company Board Recommendation in the Proxy Statement.

(b)    Other Required Company Filing. If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company (with the assistance and cooperation of Parent and Merger Sub as reasonably requested by the Company) shall promptly prepare and file such Other Required Company Filing with the SEC. The Company shall use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NYSE. The Company may not file the Proxy Statement or any Other Required Company Filing with the SEC without providing Parent and its counsel a reasonable opportunity to review and comment thereon and shall consider in good faith all reasonable additions, deletions or changes suggested thereto by Parent and its counsel. On the date of mailing of the Proxy Statement to the Company Shareholders and at the time of the Company Shareholder Meeting, the Company shall ensure that neither the Proxy Statement nor any Other Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, false or misleading. Notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing.

(c)    Furnishing Information. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall furnish all information concerning it and its Affiliates, if applicable, as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and any Other Required Company Filing. If at any time prior to the Company Shareholder Meeting any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement or any Other Required Company Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information shall promptly notify the other, and an appropriate amendment or supplement to such filing describing such information shall be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable Law or the SEC or its staff, disseminated to the Company Shareholders.

(d)    Consultation Prior to Certain Communications. The Company and its Affiliates, on the one hand, and Parent, Merger Sub and their respective Affiliates, on the other hand, may not communicate in writing with the SEC or its staff with respect to the Proxy Statement or any Other Required Company Filing, as the case may be, without providing the other Party, to the extent practicable, a reasonable opportunity to review and comment on such written communication and shall consider in good faith all reasonable additions, deletions or changes suggested thereto by the other Party and its counsel.

(e)    Notices. The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for (i) any amendment or revisions to the Proxy Statement or any Other Required Company Filing, as the case may be; (ii) any receipt of comments from the SEC or its staff on the Proxy Statement or any Other Required Company Filing, as the case may be; or (iii) any receipt of a request by the SEC or its staff for additional information in connection therewith.

(f)    Dissemination of Proxy Statement. Subject to applicable Law, the Company shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Shareholders as promptly as reasonably practicable following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement; provided that, the Company shall not be required to file or mail the definitive Proxy Statement prior to the expiration of the Go-Shop Period.

6.4    Company Shareholder Meeting.

(a)    Call of Company Shareholder Meeting. Subject to the provisions of this Agreement, the Company will take all action necessary in accordance with the CICL, the Company’s Organizational Documents and the rules and regulations of the NYSE to establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholder Meeting”) as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Shareholders for the purpose of obtaining the Requisite Shareholder Approval. Notwithstanding anything to the contrary in this Agreement, the Company will not be required to convene and hold the Company Shareholder Meeting at any time prior to the 25th Business Day following the mailing of the Proxy Statement to the Company Shareholders. Subject to Section 5.3, the Company will use reasonable best efforts to solicit proxies to obtain the Requisite Shareholder Approval. In the event that the Company Board makes a Company Board Recommendation Change, the Company will nevertheless submit this Agreement to the Company Shareholders for the purpose of obtaining the Requisite Shareholder Approval unless this Agreement shall have been terminated in accordance with its terms prior to the Company Shareholder Meeting. The Company shall permit Parent and its Representatives to attend the Company Shareholder Meeting.

(b)    Adjournment of Company Shareholder Meeting. Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Company Shareholder Meeting (i) to allow additional solicitation of votes in order to obtain the Requisite Shareholder Approval; (ii) if there are holders of an insufficient amount of Company Shares present or represented by proxy at the Company Shareholder Meeting to constitute a quorum at the Company Shareholder Meeting (it being understood that the Company may not postpone or adjourn the Company Shareholder Meeting more than two times pursuant to clause (i) or this clause (ii) without the prior written consent of Parent); (iii) if the Company is required to postpone or adjourn the Company Shareholder Meeting by applicable Law or a request from the SEC or its staff; or (iv) if the Company Board (or a committee thereof) has determined in good faith (after consultation with outside legal counsel) that it is reasonably likely to be required under applicable Law to postpone or adjourn the Company Shareholder Meeting in order to give the Company Shareholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company Shareholders or otherwise made available to the Company Shareholders (including in connection with any Company Board Recommendation Change).

6.5    Financing.

(a)    No Amendments to Financing Letters. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub not permit any replacement, amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Debt Financing Letters if such amendment, replacement, modification or waiver would, or would reasonably be expected to, (i) reduce the aggregate amount of the Financing, including by changing the amount of the fees to be paid or the original issue discount of the Financing, unless (A) the Equity Financing is increased by an equivalent amount or (B) the aggregate amount of the Financing would still be sufficient to fund all of the amounts required to be provided by Parent or Merger Sub for the consummation of the transactions contemplated by this Agreement; (ii) impose new or additional conditions or otherwise expand, amend or modify any of the existing conditions to the receipt of the Financing (solely to the extent such amendment or modification does not have an adverse impact on the Company); (iii) adversely impact the ability of Parent or Merger Sub (or their Affiliates party thereto) or the Company, as applicable, to enforce its rights against the other Parties to the Financing Letters or the definitive agreements with respect thereto; (iv) prevent, impede or materially delay the timely consummation of the Financing or the Closing; or (v) make the funding of the Financing (or satisfaction of the conditions to obtaining the Financing) less likely to occur; provided that, for the avoidance of doubt, Parent and Merger Sub, as applicable, may amend or modify (or amend and restate) the Debt Commitment Letter, any fee credit or discount or engagement letters, solely to (X) add lenders, lead arrangers, bookrunners, syndication agents or any Person with similar roles or titles who had not executed the Debt Commitment Letter as of the date of this Agreement, (Y) amend titles, allocations and fee sharing arrangements with respect to the existing and additional lenders, arrangers, bookrunners, agents, managers or similar entities and/or (Z) increase the amount of Debt Financing thereunder. Any reference in this Agreement to (1) the “Financing” will include the financing contemplated by the Debt Financing Letters as amended, replaced or modified; and (2) “Equity Commitment Letter,” “Debt Commitment Letters” or “Financing Letters” will include such documents as amended, replaced or modified.

(b)    Taking of Necessary Actions. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will use its respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange and obtain the Financing on the terms and conditions (including, to the extent required, the full exercise of any market flex provisions) described in the Financing Letters, including using its reasonable best efforts to (i) maintain in effect the Financing Letters in accordance with the terms and subject to the conditions thereof until the Merger is consummated and all amounts required to be paid by Parent pursuant to Sections 2.8(h), Section 2.9(b) and Section 6.16 have been paid (subject to Parent and Merger Sub’s right to replace, restate, supplement, modify, assign, substitute, waive or amend the Financing Letters as expressly permitted by this Agreement); (ii) negotiate and execute the Debt Financing Documents (in any event no later than the Closing); (iii) satisfy on a timely basis (in any event no later than the Closing) all conditions to funding that are applicable to Parent and Merger Sub in the Debt Commitment Letters and the Debt Financing Documents and in the Equity Commitment Letter; (iv) in the event that the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (or, upon funding, would be satisfied) and conditions to the availability of the Financing have been satisfied or waived (or, with the funding of the Financing, would be concurrently satisfied), consummate the Financing at or prior to the Closing; (v) comply with its obligations pursuant to the Financing Letters; and (vi) enforce its rights pursuant to the Financing Letters. Parent and Merger Sub will fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Financing Letters as and when they become due.

(c)    Information. Parent shall (i) keep the Company informed in reasonable detail of the status of its efforts to arrange the Financing; and (ii) upon request of the Company, provided the Company with copies of all substantially final drafts and excluded definitive agreements related to the Debt Financing. Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice (A) of any breach (or threatened breach) or default (or any event or circumstance that, with notice or lapse of time or both, would reasonably be expected to give rise to any material breach or default) by any party to the Financing Letters or definitive agreements related to the Financing; (B) of the receipt by Parent or Merger Sub of any written notice or communication from any Financing Source with respect to any actual or threatened material breach or default, termination or repudiation by any party to the Financing Letters or any definitive agreements related to the Financing of any provisions of the Financing Letters or such definitive agreements; or (C) if for any reason Parent or Merger Sub at any time believes there is a reasonable likelihood that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Letters or any definitive agreements related to the Financing. Parent must provide any information reasonably requested by the Company relating to any of the circumstances referred to in the previous sentence as soon as reasonably practical after the date that the Company delivers a written request therefor to Parent. Parent must, and must use reasonable best efforts to cause the Debt Financing Sources to, provide the Company and its Representatives with such access to the Debt Financing Sources as the Company and its Representatives may reasonably request for the purpose of allowing the Company and its Representatives to understand the status of Parent’s efforts to arrange the Financing.

(d)    Alternate Debt Financing. If any portion of the Debt Financing becomes unavailable on the terms and conditions (including the market flex provisions) contemplated in the Debt Commitment Letters, Parent will use its reasonable best efforts to arrange, as promptly as practicable following the occurrence of such event, to (i) obtain alternative financing from alternative financing sources with terms and conditions not materially less favorable to Parent and Merger Sub than those contained in the Debt Commitment Letter and on terms as are reasonably available for financings of the type contemplated by the Debt Commitment Letter in the debt markets at such time and in an amount at least equal to the Debt Financing or such unavailable portion thereof, as the case may be (the “Alternate Debt Financing”); and (ii) obtain one or more new financing commitment letters with respect to such Alternate Debt Financing (the “New Debt Commitment Letters”), which new letters will replace the existing Debt Commitment Letters in whole or in part. Parent will promptly provide a copy of any New Debt Commitment Letters (and any fee letter in connection therewith, which may be redacted in a manner consistent with Section 4.11(a) hereof) to the Company. In the event that any New Debt Commitment Letters are obtained, (A) any reference in this Agreement to the “Debt Commitment Letters” will be deemed to include the Debt Commitment Letters to the extent not superseded by a New Debt Commitment Letter at the time in question and any New Debt Commitment Letters to the extent then in effect; and (B) any reference in this Agreement to the “Debt Financing” includes the debt financing contemplated by the Debt Commitment Letters as modified pursuant to the foregoing.

(e)    No Financing Condition. Parent and Merger Sub each acknowledge and agree that obtaining the Financing is not a condition to the Closing.

6.6    Financing Cooperation.

(a)    Cooperation. During the period between the date of this Agreement and the Effective Time, the Company will use its reasonable best efforts, and will cause each of its Subsidiaries to use its respective reasonable best efforts, in each case at Parent’s sole expense, to provide Parent with all cooperation reasonably requested by Parent in connection with the arrangement of the Debt Financing (and after the occurrence of the Offering Determination such financing contemplated in connection with the Offering Determination), including using reasonable best efforts to do the following:

(i)    furnishing Parent and the Debt Financing Sources with (A) the Financing Information (and ensure that it is Compliant) and (B) such other financial and other pertinent information pertaining to the Company and its Subsidiaries as the Parent and the Debt Financing Sources may reasonably request (it being understood that the Company shall not be required to provide (x) any financial statements other than those required to be delivered pursuant to clauses (i) and (ii) of paragraph 10 of Annex III to the Debt Commitment Letter and (y) any Excluded Information);

(ii)    causing senior management (with appropriate seniority and expertise) of the Company and its Subsidiaries, to execute and deliver the Debt Financing Documents (on behalf of Merger Sub and prior to the Effective Time, not, for the avoidance of doubt, on behalf of the Company or its Subsidiaries), to participate in of meetings, presentations, conference calls, sessions with rating agencies, and other customary syndication activities, at mutually agreeable times in mutually agreeable locations upon reasonable advance notice; provided that a reasonable number of ratings agency meetings, drafting sessions, and bank or investors meetings in respect of any syndicated bank facilities or, after the occurrence of the Offering Determination, a high yield notes offering shall be required to be in-person;

(iii)    causing senior management (with appropriate seniority and expertise) of the Company and its Subsidiaries to provide reasonable and customary assistance with the preparation of materials for rating agency presentations, bank information memoranda, offering documents for high yield debt securities and other customary marketing materials (including delivery of customary authorization and representation letters (including customary representations (solely with respect to the Company and its Subsidiaries) with respect to the absence of material non-public information in the public-side version of documents distributed to potential lenders and the absence of material misstatements)) and provide reasonable cooperation with the due diligence efforts of the Debt Financing Sources and the obtaining of ratings from one or more ratings agencies, to the extent reasonable and customary; provided that, for the avoidance of doubt, all marketing materials should reflect that Merger Sub or one of its Affiliates is the borrower under the Debt Financing;

(iv)    causing senior management (with appropriate seniority and expertise) of the Company and its Subsidiaries to assist to the extent reasonably necessary Parent in connection with the preparation of disclosure schedules for any Debt Financing Documents as may be reasonably requested by Parent or the Debt

Financing Sources, and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Debt Financing, in each case, solely in respect of the Company and solely as required to be delivered at Closing pursuant to the terms of the Debt Financing Commitment Letters, it being understood that such documents will not take effect until the Effective Time;

(v)    furnishing due diligence materials, financial and other pertinent information relating to the Company and its Subsidiaries and its and their respective businesses (including information to be used in the preparation of rating agency presentations, bank confidential information memoranda and similar customary documents regarding the business and operations of the Company and its Subsidiaries reasonably required in connection with the Debt Financing) to Parent, Merger Sub and the Debt Financing Sources to the extent reasonably requested by Parent to assist in the preparation of such marketing materials to be used in connection with the Debt Financing (including in connection with the syndication of a credit facility as contemplated by the Debt Commitment Letters);

(vi)    facilitating the obtaining and delivering pay-off letters (and the accompanying lien releases and terminations) in form and substance reasonably satisfactory to Parent in respect of the Credit Agreement on or prior to the Closing Date;

(vii)    furnishing Parent and the Debt Financing Sources (and in any event, no less than four (4) Business Days prior to the Closing Date) with all customary documentation and information reasonably available regarding the Company required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations (including the USA PATRIOT Act), to the extent reasonably requested in writing at least ten (10) Business Days prior to Closing; and

(viii)    taking all corporate (or otherwise applicable governance) actions, subject to the occurrence of the Effective Time, reasonably requested by Parent that are necessary or customary to permit the consummation of the Debt Financing (and from the occurrence of the Offering Determination any high yield debt financing) and to permit the proceeds thereof to be made available on the Closing Date to consummate the transactions contemplated by this Agreement.

Notwithstanding the foregoing, between the date of the occurrence of the Offering Determination and the Inside Date, the Company will use its reasonable best efforts, and will cause each of its Subsidiaries to use its respective reasonable best efforts, in each case at Parent’s sole expense, to provide Parent with all cooperation reasonably requested by Parent in connection with consummating an offering of non-convertible debt securities under Rule 144A promulgated under the Securities Act, including using reasonably best efforts in (i) providing the cooperation set forth in clause (a) above, (ii) requesting that its independent auditors assist and cooperate with the high yield notes offering, including by providing the Specified Auditor Assistance, (iii) reviewing and commenting on Parent’s draft of a business description (solely as it relates to the Company and its Subsidiaries) and “Management’s Discussion and Analysis” of the Company financial statements to be included in offering documents, (iv) furnishing Parent and the Financing Sources as promptly as reasonably practicable with (A) the Financing Information and (B) customary “flash” or “recent development” revenue information (which may be provided in a reasonable range or estimate and may be provided on a non-GAAP basis) for any fiscal quarter or year ending after the date hereof and prior to the Inside Date and (v) ensuring that the Financing Information is Bond Compliant.

(b)    Obligations of the Company. Nothing in this Section 6.6 will require the Company or any of its Subsidiaries to (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses for which it will not receive reimbursement; (ii) enter into any definitive agreement prior to the Effective Time; (iii) give any indemnities that are prior to the Effective Time for which it is not simultaneously indemnified by Parent or its Affiliates in a manner reasonably satisfactory to the Company; (iv) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business or the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries; (v) take any action that could reasonably be expected to result in a contravention of, violation or breach of, or default under, the Agreement, any Organizational Document, Material Contract or any Law; or (vi) provide access to or disclose information which would result in waiving any attorney-client privilege, work-product or similar privilege. In addition, notwithstanding anything to the contrary in this Section 6.6, no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time (in each case, other than the authorization and representation letters referred to in clause (a)(iii) above and “know-your-customer” information referred to in clause (a)(vii) above), and neither the Company nor any of its Subsidiaries or their respective Representatives will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time. Nothing in this Section 6.6 will require the Company, its Subsidiaries or their respective Representatives to (1) pass resolutions or consents to approve or authorize the Debt Financing or the execution and delivery of the definitive documents that go effective prior to the Effective Time (and shall only be executed by officers and directors which will continue to be authorized after the Effective Time) (in each case, other than the authorization and representation letters referred to in clause (a)(iii) above and “know-your-customer” information referred to in clause (a)(vii) above), (2) take any action that could reasonably be expected to result in any Representative of the Company or any of its Subsidiaries incurring personal liability (as opposed to liability in his or her capacity as an officer of such person) with respect to any matters related to the Debt Financing, (3) incur any liability (or cause its directors, officers or employees to incur any liability) under the Debt Financing prior to the Effective Time or (4) cause the delivery of any legal opinions.

(c)    Deemed Compliance. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be deemed to have complied with this Section 6.6 for all purposes of this Agreement (including Article VI, Article VII and Article VIII) unless the Debt Financing has not been obtained primarily as a result of the Company’s Willful and Material Breach of its obligations under this Section 6.6. The Parties hereto acknowledge that this Section 6.6 represents the sole obligation of the Company, its Subsidiaries and Affiliates and their respective officers, directors, employees and other Representatives with respect to the cooperation in connection with the Financing and no other provision of the Agreement (including exhibits and schedules) shall be deemed to expand or modify such obligations.

(d)    Use of Logos. The Company hereby consents to the use of its and its Subsidiaries’ logos in a form and manner reasonable acceptable to the Company in connection with the Debt Financing so long as such logos (i) are used solely in a manner that is not intended or likely to, and will not, harm or disparage the Company or any of its Subsidiaries, taken as a whole, or the reputation or goodwill of the Company or any of its Subsidiaries, taken as a whole, and all goodwill arising from the use thereof shall inure to the Company and (ii) are used solely in connection with a description of the Company, its business and products or the Merger.

(e)    Confidentiality. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub will be permitted to disclose such information to any Financing Sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Debt Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto; or (ii) are subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is an express third party beneficiary.

(f)    Reimbursement. Promptly upon written request by the Company, Parent will reimburse the Company for any out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company, its Subsidiaries or any of their Representatives in connection with the cooperation of the Company, its Subsidiaries and their Representatives contemplated by this Section 6.6; provided, that Parent shall not be required to reimburse the Company for any costs and expenses incurred with respect to the financial statements, financial information or other materials prepared prior to the date of this Agreement that may be used in connection with the Debt Financing.

(g)    Indemnification. The Company, its Subsidiaries and their respective Representatives shall be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Financing pursuant to this Agreement or the provision of information utilized in connection therewith; provided, that the foregoing shall not apply to the extent that such liabilities, costs, losses or expenses are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct of the Company, of its Subsidiaries or any of their respective Representatives. Parent’s obligations pursuant to Section 6.6(f) and this Section 6.6(g) are referred to collectively as the “Reimbursement Obligations”.

(h)    No Exclusive Arrangements. In no event will Guarantor, Parent, Merger Sub or any of their respective Affiliates (which for this purpose will be deemed to include each direct investor in Parent or Merger Sub and the financing sources or potential financing sources of Parent, Merger Sub and such investors) enter into any Contract expressly prohibiting or seeking to expressly prohibit any bank, investment bank or other potential provider of debt or equity financing from providing or seeking to provide debt or equity financing or financial advisory services to any Person, in each case in connection with a transaction relating to the Company or any of its Subsidiaries or in connection with the Merger.

6.7    Anti-Takeover Laws. The Company and the Company Board shall (a) take all actions within their power to ensure that no “anti-takeover” statute or similar statute or regulation is or becomes applicable to the Merger or the Voting Agreement; and (b) if any “anti-takeover” statute or similar statute or regulation becomes applicable to the Merger or the Voting Agreement, take all action within their power to ensure that the Merger may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

6.8    Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall afford Parent and its Representatives reasonable access, consistent with applicable Law, during normal business hours, upon reasonable advance request provided in writing to the General Counsel of the Company, or another Person designated in writing by the Company, to the properties, books and records and personnel and consultants of the Company and its Subsidiaries, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law or Contract requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) such disclosure relates to interactions with other prospective buyers of the Company or the negotiation of this Agreement and the transactions contemplated hereby, or information relating to the analysis, valuation or consideration of the Merger or the transactions contemplated hereby; (d) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right to terminate or accelerate the rights pursuant to, such Contract; (e) access would result in the disclosure of any trade secrets of third Persons; or (f) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand; provided that the Company shall give notice to Parent of the fact that it is withholding such information or documents and thereafter the Company shall use its reasonable best efforts to allow the disclosure of such information (or as much of it as possible) in a manner that would not violate any of clauses (a) through (f). Nothing in this Section 6.8 shall be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 6.8 shall be conducted in a manner that (i) does not unreasonably interfere with the conduct of the business of the Company or any of its Subsidiaries, or (ii) create a risk of damage or destruction to any property or assets of the Company or its Subsidiaries. Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.8. All requests for access pursuant to this Section 6.8 must be directed to the General Counsel of the Company or another person designated in writing by the Company.

6.9    Section 16(b) Exemption. Prior to the Effective Time, the Company shall be permitted to take all such actions as may be reasonably necessary or advisable hereto to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) in connection with the Merger by each individual who is a director or executive officer of the Company, to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

6.10    Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a)    Indemnified Persons. The Surviving Company and its Subsidiaries shall, and Parent shall cause the Surviving Company and its Subsidiaries to, honor and fulfill the obligations of the Company and any of its Subsidiaries pursuant to any indemnification agreements listed on Section 6.10(a) of the Company Disclosure Letter between the Company and any of its Subsidiaries, on the one hand, and any of their respective current or former directors, officers or employees (and any person who becomes a director, officer or employee of the Company or any of its Subsidiaries prior to the Effective Time), on the other hand (collectively, the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Company and its Subsidiaries shall (and Parent shall cause the Surviving Company and its Subsidiaries to) cause the Organizational Documents of the Surviving Company and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Organizational Documents of the Subsidiaries of the Company, as applicable, as of the date of this Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b)    Indemnification Obligation. Without limiting the generality of the provisions of Section 6.10(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Company shall (and Parent shall cause the Surviving Company to) indemnify and hold harmless, to the fullest extent permitted by applicable Law or pursuant to any indemnification agreements listed on Section 6.10(a) of the Company Disclosure Letter with the Company and any of its Subsidiaries in effect on the date of this Agreement, each Indemnified Person from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, penalties, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) the fact that an Indemnified Person is or was a director, officer, employee or agent of the Company or such Subsidiary or Affiliate; (ii) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates, or taken at the request of the Company or such Subsidiary or Affiliate (including in connection with serving at the request of the Company or such Subsidiary or Affiliate as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan)), regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time; and (iii) the Merger, as well as any actions taken by the Company, Parent or Merger Sub with respect thereto, except that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.10(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such Legal Proceeding, the Surviving Company shall advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding upon receipt of an undertaking from such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified. Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Company nor any of their respective Affiliates shall settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification is reasonably likely to be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of such Indemnified Person from all liability arising out of such Legal Proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Company (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which shall be paid by the Surviving Company.

(c)    D&O Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Company shall (and Parent shall cause the Surviving Company to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance; provided, that Parent may (i) substitute therefor policies of an insurance company the terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the Company’s existing policies as of the date hereof or (ii) request that the Company obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time). In satisfying its obligations pursuant to this Section 6.10(c), the Surviving Company will not be obligated to pay annual premiums in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year (such amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Company shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. Prior to the Effective Time, the Company may purchase a prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Company shall (and Parent shall cause the Surviving Company to) maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder for so long as such “tail” policy is in full force and effect in lieu of maintaining the D&O Insurance.

(d)    Successors and Assigns. If Parent, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or Surviving Company or entity in such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then proper provisions will be made so that the successors and assigns of Parent, the Surviving Company or any of their respective successors or assigns shall assume all of the obligations of Parent and the Surviving Company set forth in this Section 6.10.

(e)    No Impairment. The obligations set forth in this Section 6.10 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other Person who is a beneficiary pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other Person. Each of the Indemnified Persons or other Persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.10, with full rights of enforcement as if a Party. The rights of the Indemnified Persons (and other Persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives)) pursuant to this Section 6.10 will be in addition to, and not in substitution for, any other rights that such Persons may have pursuant to (i) the Company’s Organizational Documents; (ii) the Organizational Documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company or any of its Subsidiaries; or (iv) applicable Law (whether at Law or in equity).

(f)    Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

6.11    Employee Matters.

(a)    Acknowledgement. Parent hereby acknowledges and agrees that a “change of control” (or similar phrase) within the meaning of each of the Employee Plans, as applicable, will occur as of the Effective Time.

(b)    Existing Arrangements. From and after the Effective Time, the Surviving Company shall (and Parent shall cause the Surviving Company to) honor all of the Employee Plans listed on Section 3.19(a) of the Company Disclosure Letter in accordance with their terms as in effect immediately prior to the Effective Time. Notwithstanding the foregoing, nothing will prohibit the Surviving Company from amending or terminating any such Employee Plans or compensation or termination or severance arrangements in accordance with their terms or if otherwise required pursuant to applicable Law.

(c)    Employment; Benefits. For a period until the earlier of one (1) year following the Effective Time and December 31, 2020 (the “Continuation Period”), the Surviving Company and its Subsidiaries shall (and Parent shall cause the Surviving Company and its Subsidiaries to) cause each Continuing Employee to be provided with (i) a base salary or wages that are no less favorable than such Continuing Employee’s base salary or wages immediately prior to the Closing, (ii) annual target cash incentive opportunities that, in the aggregate are no less favorable than such Continuing Employee’s annual target cash incentive opportunities in effect immediately prior to the Closing, (iii) severance benefits in accordance with the formula set forth on Section 3.19 of the Company Disclosure Letter (with respect to U.S. employees) or in accordance with applicable Laws (with respect to non-U.S. employees) and (iv) other employee benefits (excluding annual cash bonus and commission opportunities (which are specifically addressed by clause (ii) above), equity-based compensation, non-qualified deferred compensation, defined benefit pension (except as required by law), retiree medical or life benefits, retention, long-term incentive, change in control or transaction based bonus plans, arrangements or agreements) that are substantially comparable in the aggregate to those employee benefits (excluding annual cash bonus and commission opportunities (which are specifically addressed by clause (ii) above), equity-based compensation, non-qualified deferred compensation, defined benefit pension, retiree medical or life benefits, retention, long-term incentive, change in control or transaction based bonus plans, arrangements or agreements) provided to such Continuing Employee immediately prior to the Closing.

(d)    New Plans. Solely for purposes of determining (i) eligibility to participate and vesting under any benefit plans maintained by Parent or any of its Subsidiaries, including the Surviving Company (“New Plans”) (including any vacation, paid time-off and severance plans), and (ii) benefit accruals and level of benefits under any vacation, paid time-off and severance plans that are New Plans, the Surviving Company and its Subsidiaries shall (and Parent shall cause the Surviving Company and its Subsidiaries to) cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time to the same extent that such service was recognized under a similar plan, program, policy or arrangement of the Company or any of its Subsidiaries as of the Effective Time, except that such service need not be credited to the extent that it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee will be immediately eligible to participate, without any waiting period, in the New Plans to the extent that coverage pursuant to any such New Plan replaces coverage pursuant to a comparable Employee Plan in which such Continuing Employee participates immediately before the Effective Time (“Old Plans”), (ii) for purposes of each New Plan providing life insurance, medical, dental, pharmaceutical, vision or disability benefits to any Continuing Employee, the Surviving Company shall use commercially reasonable efforts to cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the same extents such requirements were waived or satisfied under the comparable Old Plan, and the Surviving Company shall use commercially reasonable efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date that such Continuing Employee’s participation in the corresponding New Plan begins to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the Effective Time, and will not be subject to accrual limits or other forfeiture and shall not limit future accruals.

(e)    Additional Matters. Parent and the Company agree to the matters set forth in Section 6.11(e) of the Company Disclosure Letter.

(f)    No Third Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, this Section 6.11 will not be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Company or any of their respective Subsidiaries to terminate any Continuing Employee for any reason; (ii) require Parent, the Surviving Company or any of their respective Subsidiaries to continue any Employee Plan or prevent the amendment, modification or termination thereof after the Effective Time; or (iii) create any third party beneficiary rights in any Person. Notwithstanding anything in this Section 6.11 to the contrary, nothing in this Agreement, whether express or implied, shall be treated as an amendment or other modification of any Employee Plan or any other employee benefit plans of the Company, Parent or any of their Subsidiaries.

6.12    Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Company to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub shall be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

6.13    Public Statements and Disclosure. The initial press release with respect to the execution and delivery of this Agreement and the Merger shall be a joint press release reasonably acceptable to the Company and Parent. Thereafter, (x) each of the Company, Parent and Merger Sub agrees that no public filing, release or announcement concerning the transactions contemplated hereby shall be issued by any Party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld, conditioned or delayed), except that no consent shall be required for any such filing, release or announcement required by applicable Law, regulation or stock exchange rule or listing agreement; provided that the applicable Party shall use its reasonable best efforts to provide the other Parties with a right to review such filing, release or announcement in advance (to the extent permissible), and (y) the Company (other than with respect to the portion of any communication relating to an Acquisition Proposal or Company Board Recommendation Change), on the one hand, and Parent and Merger Sub, on the other hand, will use their respective reasonable best efforts to consult with the other Parties before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; or (c) providing any statements that are public or are reasonably likely to become public, in any such case to the extent relating to the Merger, except that none of the Parties will be obligated to engage in such consultation with respect to communications that are

(i) required by applicable Law, regulation or stock exchange rule or listing agreement; (ii) principally directed to employees, suppliers, customers, partners or vendors or (iii) not inconsistent with public statements previously made in accordance with this Section 6.13; provided that, the foregoing shall not restrict disclosures or communications by Canyon Holdings, Parent, Merger Sub and their Affiliates to existing or prospective general or limited partners, equity holders, members, managers and investors of such Person or any Affiliates of such Person, in each case who are subject to customary confidentiality restrictions, and deal descriptions on such Person’s website in the ordinary course of business.

6.14    Transaction Litigation. Prior to the Effective Time, each Party will provide the other Parties with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep such other Parties reasonably informed with respect to the status thereof. Each Party will (a) give the other Parties the opportunity to participate in (but not control) the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with the other Parties with respect to the defense, settlement and prosecution of any Transaction Litigation. No Party may compromise or settle, or agree to compromise or settle, any Transaction Litigation unless the other Parties have consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.14, “participate” means that (i) Parent shall be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Party receiving notice of Transaction Litigation (to the extent that the attorney-client privilege between such Party and its counsel is not undermined or otherwise affected), and (ii) may offer comments or suggestions with respect to such Transaction Litigation but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above. For the avoidance of doubt, any Legal Proceeding relating to Dissenting Shares shall be governed by Section 2.7(c).

6.15    Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of NYSE to cause (a) the delisting of the Company Shares from NYSE as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Shares pursuant to the Exchange Act as promptly as practicable after such delisting.

6.16    Credit Agreement. At or prior to the Effective Time, Parent will provide (or cause to be provided) to the Company funds in an amount equal to the amount necessary for the Company to repay and discharge in full all amounts outstanding pursuant to the terms of the Credit Agreement.

6.17    Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole shareholder of Merger Sub, shall execute and deliver to Merger Sub and the Company a special resolution authorizing the Plan of Merger in accordance with the CICL.

6.18    Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party shall use their reasonable best efforts to take such action.

6.19    Works Councils. Prior to Closing, Parent, the Company and its Subsidiaries shall cooperate in good faith in order for the Company and its Subsidiaries to comply with all applicable Laws, Employee Plans and Collective Bargaining Agreements with respect to notification of, and consultation with, works councils, unions or similar labor organizations in connection with the transactions contemplated by this Agreement.

6.20    Section 280G. As promptly as reasonably practicable following the date of this Agreement, the Company shall deliver to Parent its good faith estimated Section 280G calculations with respect to any “disqualified individuals” (within the meaning of Section 280G(c) of the Code) in connection with the transactions contemplated by this Agreement.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1    Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction (or waiver by Parent and the Company where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a)    Requisite Shareholder Approval. The Company’s receipt of the Requisite Shareholder Approval at the Company Shareholder Meeting.

(b)    HSR Act and Other Governmental Approvals. (i) The waiting periods (and any extensions thereof), if any, applicable to the Merger pursuant to the HSR Act will have expired or otherwise been terminated and (ii) any applicable waiting periods, together with any extensions thereof, and consents required from, or notices provided to, any Governmental Authority as set forth on Section 7.1(b) of the Company Disclosure Letter shall have expired, been terminated, obtained or provided.

(c)    No Prohibitive Laws or Injunctions. No Law, temporary restraining order, preliminary or permanent injunction issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger will be in effect, and no statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Merger, that in each case prohibits, makes illegal, or enjoins the consummation of the Merger.

7.2    Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver (where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a)    Representations and Warranties.

(i)    Other than the representations and warranties listed in Sections 7.2(a)(ii) and 7.2(a)(iii), the representations and warranties of the Company set forth in Article III shall be true and correct as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (in each case except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein, except for such failures to be true and correct that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii)    The representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5, clause (a) of Section 3.6, and (except for the portions of Section 3.8 listed in Section 7.2(a)(iii)) Section 3.8, and (only with regards to “Significant Subsidiaries” as defined in Rule 1.02 of Regulation S-X of the Securities Act), Section 3.9(b) and Section 3.9(c) that (A) are not qualified by Company Material Adverse Effect or other materiality qualifiers shall be true and correct in all material respects as of the Closing Date as if made at and as of the date of this Agreement and as of the Closing Date (in each case except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); and (B) that are qualified by Company Material Adverse Effect or other materiality qualifiers shall be true and correct as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (in each case except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) without disregarding such Company Material Adverse Effect or other materiality qualifiers qualifications.

(iii)    The representations and warranties set forth in Section 3.8(a), the first and second sentences of Section 3.8(b), the first sentence of Section 3.8(c), and the second sentence of Section 3.13 shall have been be true and correct as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (in each case except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), except where the failure to be so true and correct in all respects has not resulted in, and would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their Affiliates, individually or in the aggregate, that is more than de minimis.

(b)    Performance of Obligations of the Company. The Company shall have performed and complied in all material respects with the covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing; provided that, the Company’s non-compliance or non-performance (in whole or in part) of the covenant and obligations set forth in Section 6.19 will not be taken into account in determining whether the condition in this Section 7.2(b) has or has not been satisfied.

(c)    Officer’s Certificate. Parent and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d)    Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred after the date of this Agreement.

7.3    Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company where permissible pursuant to applicable Law) prior to the Effective Time of each of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article IV shall be true and correct as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (in each case except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) without giving effect to any materiality or Parent Material Adverse Effect qualifications set forth therein, except for such failures to be true and correct that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)    Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed and complied in all material respects with the covenants, obligations and conditions of this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing.

(c)    Officer’s Certificate. The Company shall have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1    Termination. This Agreement may be validly terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a)    at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Shareholder Approval) by mutual written agreement of Parent and the Company;

(b)    by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Shareholder Approval) if any permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger will be in effect, or any action has been taken by any Governmental Authority of competent jurisdiction, that, in each case, prohibits, makes illegal or otherwise restrains or enjoins the consummation of the Merger and has become final and non-appealable, except that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such injunction, action, statute, rule, regulation or order;

(c)    by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Shareholder Approval) if the Effective Time has not occurred by 11:59 p.m., New York City time, on April 19, 2020 (the “Termination Date”), it being understood that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Merger set forth in Article VII prior to the Termination Date; or (B) the failure of the Effective Time to have occurred prior to the Termination Date;

(d)    by either Parent or the Company, at any time prior to the Effective Time if the Company fails to obtain the Requisite Shareholder Approval at the Company Shareholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Plan of Merger, except that the right to terminate this Agreement pursuant to this Section 8.1(d) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the cause of, or resulted in, the failure to obtain the Requisite Shareholder Approval at the Company Shareholder Meeting (or any adjournment or postponement thereof);

(e)    by Parent, if the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.2, except that if such breach is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement prior to the delivery by Parent to the Company of written notice of such breach, delivered at least 45 days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if (i) such breach has been cured prior to termination or (ii) Parent is then in breach of any representation, warranty, agreement or covenant contained in this Agreement so at to cause the conditions set forth in Section 7.3(a) or Section 7.3(b) incapable of being satisfied;

(f)    by Parent, if at any time (i) the Company Board (or a committee thereof) has effected a Company Board Recommendation Change, (ii) the Company shall, within 10 Business Days of a tender or exchange offer relating to securities of the Company having been commenced, fail to publicly recommend against such tender or exchange offer, (iii) the Company shall have failed to publicly reaffirm its recommendation of the Merger within 10 Business Days after the date any Acquisition Proposal or any material modification thereto is first commenced, publicly announced, distributed or disseminated to the Company’s shareholders upon a request to do so by Parent when the Company Board was obligated to do so pursuant to Section 5.3(d)(i)(C), (iv) the Company or its Subsidiaries shall have materially breached or materially failed to perform any of their respective obligations set forth in Section 5.3 or (v) the Company or the Company Board (or any committee thereof) shall have formally resolved or publicly authorized or proposed to take any of the foregoing actions;

(g)    by the Company, if Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.3, except that if such breach is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the delivery by the Company to Parent of written notice of such breach, delivered at least 45 days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if (i) such breach has been cured prior to termination or (ii) the Company is then in breach of any representation, warranty, agreement or covenant contained in this Agreement so as to cause the conditions set forth in Section 7.2(a) or Section 7.2(b) incapable of being satisfied;

(h)    by the Company, at any time prior to receiving the Requisite Shareholder Approval if (i) the Company Board has received a Superior Proposal; (ii) the Company has complied in all material respects with Section 5.3 with respect to such Superior Proposal; and (iii) the Company enters into an Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal substantially concurrently with the termination of this Agreement pursuant to this Section 8.1(h); or

(i)    by the Company, at any time prior to the Effective Time if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing); (ii) Parent and Merger Sub fail to complete the Closing on the date the Closing is required to have occurred pursuant to Section 2.3; (iii) the Company has notified Parent in writing that (A) it is ready, willing and able to consummate the Closing, and (B) all conditions set forth in Section 7.3 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or that it waives any unsatisfied conditions set forth in Section 7.3; (iv) the Company has given Parent written notice at least five (5) Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(i) if Parent and Merger Sub fail to consummate the Merger in accordance with Section 2.3 within five (5) Business Days of the date of such notice; and (v) Parent and Merger Sub fail to consummate the Merger in accordance with Section 2.3 within five (5) Business Days of the date of such notice.

8.2    Manner and Notice of Termination; Effect of Termination.

(a)    Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties specifying the provision of Section 8.1 pursuant to which this Agreement is being terminated and setting forth in reasonable detail the facts and circumstances forming the basis for such termination pursuant to such provision.

(b)    Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, shareholder, director, officer, employee, Affiliate, agent or other representative of such Party) to the other Parties, as applicable, except that Article I, Section 3.27, Section 4.15, Section 6.6(f), Section 6.6(g), Section 6.12, this Section 8.2, Section 8.3, Section 8.4, Section 8.5 and Article IX (but not Section 9.8(b) with respect to provisions of this Agreement that have terminated) will each survive the termination of this Agreement. Subject to the limitations set forth in Section 8.3, nothing in this Agreement or the termination hereof will relieve any Party from any liability for any Willful and Material Breach of this Agreement. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, the Guarantee or the Financing Letters, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

8.3    Fees and Expenses.

(a)    General. Except as set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Merger shall be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Company shall be responsible for all fees and expenses of the Payment Agent. Parent shall pay or cause to be paid all transfer, stamp, documentary, sales, use, real property transfer and other similar Taxes or fees arising out of or in connection with entering into this Agreement and the consummation of the Merger. For the sake of clarity, such Taxes shall not include any Taxes or fees based in whole or in part upon income, profits or gain.

(b)    Company Termination Fee.

(i)    If (A) this Agreement is validly terminated pursuant to Section 8.1(d) or Section 8.1(e); (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 8.1(d) or Section 8.1(e) an Acquisition Proposal or Inquiry for an Acquisition Transaction has been publicly announced or disclosed and not withdrawn or otherwise abandoned or an Acquisition Proposal has otherwise become known, disclosed or communicated to the Company Board (or a committee thereof); and (C) within twelve (12) months following the termination of this Agreement pursuant to Section 8.1(d) or Section 8.1(e), either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction and such Acquisition Transaction is subsequently consummated, then the Company shall substantially concurrently with such consummation pay the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent. For purposes of this Section 8.3(b)(i), all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%”.

(ii)    If this Agreement is validly terminated pursuant to Section 8.1(f), then the Company must promptly (and in any event within two (2) Business Days) following such termination pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iii)    If this Agreement is validly terminated pursuant to Section 8.1(h), then the Company must substantially concurrently with such termination pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent; provided, that if (A) such termination occurs prior to the Cut-Off Date and (B) the Company has entered into a definitive Alternative Acquisition Agreement to consummate an Acquisition Transaction at the time of such termination with an Excluded Party, then the “Company Termination Fee” shall mean an amount equal to $30,600,000.

(c)    Parent Termination Fee. If this Agreement is validly terminated pursuant to (i) Section 8.1(g) or (ii) Section 8.1(i), then Parent must promptly (and in any event within two (2) Business Days) following such termination pay, or cause to be paid, to the Company the Parent Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by the Company.

(d)    Single Payment Only. The Parties acknowledge and agree that in no event will the Company or Parent be required to pay the Company Termination Fee or the Parent Termination Fee, respectively, on more than one occasion, whether or not the Company Termination Fee or the Parent Termination Fee, as applicable, may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(e)    Payments; Default. The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Merger and that each of the Company Termination Fee and the Parent Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Company and the Company Related Parties or Parent and the Parent Related Parties, as applicable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement, which amounts would otherwise be impossible to calculate with precision, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8.3(b) or Parent fails to promptly pay any amounts due pursuant to Section 8.3(c) and, in order to obtain such payment, Parent, on the one hand, or the Company, on the other hand, commences a Legal

Proceeding that results in a judgment against the Company for the amount set forth in Section 8.3(b) or any portion thereof or a judgment against Parent for the amount set forth in Section 8.3(c) or any portion thereof, as applicable, the Company shall pay to Parent or Parent shall pay to the Company, as the case may be, its out-of-pocket costs and expenses (including attorneys’ fees) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate of 5% plus the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law.

(f)    Sole Remedy.

(i)    If this Agreement is terminated pursuant to Section 8.1, the Company’s receipt of the Parent Termination Fee to the extent owed pursuant to Section 8.3(c) (including the Company’s right to enforce the Guarantee with respect thereto and receive the Parent Termination Fee from Guarantor), the Reimbursement Obligations and the Company’s right to seek specific performance pursuant to Section 9.8 will be the sole and exclusive remedies of the Company and the Company Related Parties against (A) Parent, Merger Sub or the Financing Sources; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates (other than Parent, Merger Sub or the Financing Sources), members, managers, general or limited partners, shareholders and successors, heirs and assignees of each of Parent, Merger Sub and Guarantor (collectively, the “Parent Related Parties”), the Debt Financing Sources and the Debt Financing Sources Related Parties in respect of this Agreement, any agreement executed in connection herewith (including the Financing Letters and the Guarantee) and the transactions contemplated hereby and thereby, and upon payment of such amounts (which recourse shall be sought solely against Parent and Merger Sub and subject to the limitations set forth herein (or the Guarantor in accordance with, and subject to the limitations set forth in, the Guarantee and Equity Commitment Letter)), none of the Parent Related Parties, the Debt Financing Sources and the Debt Financing Sources Related Parties will have any further liability or obligation to the Company or the Company Related Parties relating to or arising out of this Agreement, any agreement executed in connection herewith (including the Financing Letters and the Guarantee) or the transactions contemplated hereby and thereby (except that the Parties (or their Affiliates) will remain obligated with respect to, and the Company and its Subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement, the Reimbursement Obligations, Section 8.2, Section 8.3(a), Section 8.3(e), and Section 8.1(f), and the Guarantor will remain obligated with respect to, and the Company and its Subsidiaries may be entitled to remedies with respect to, the Guarantee), and neither the Company nor any other Person shall be entitled to bring or maintain any claim, action or proceeding against Parent, Merger Sub, any other Parent Related Party, any Debt Financing Sources or any of the Debt Financing Sources Related Parties arising out of, related to or otherwise in connection with this Agreement (or any breach of any representation, warranty, covenant, agreement or obligation contained herein), the transactions contemplated by this Agreement, the failure of the Closing to be consummated or the Financing Letters and the financings contemplated therein, including the Debt Financing and the financing of the Equity Financing (and the abandonment or termination thereof). Notwithstanding the foregoing, this Section 8.3(f)(i) will not relieve Parent, Merger Sub or Guarantor from liability (1) for any Willful and Material Breach of this Agreement or (2) for any breaches of the Confidentiality Agreement; provided that, under no circumstances will the collective monetary damages payable by Parent, Merger Sub or any of their Affiliates (including the Guarantor) for breaches under this Agreement, the Guarantee or the Equity Commitment Letter exceed an amount equal to $91,800,000 plus the Reimbursement Obligations and any obligations under Section 8.3(e) in the aggregate for all such breaches (taking into account, for the avoidance of doubt, any payment of the Parent Termination Fee, the Reimbursement Obligations and/or any obligations under Section 8.3(e)) and in no event shall the Company or any Company Related Party seek to recover any money damages in excess of such amount. If this Agreement is terminated pursuant to Section 8.1, other than the remedies described in this Section 8.3(f)(i), no Parent Related Party, Debt Financing Sources or Debt Financing Sources Related Parties shall have any further liability or obligation (whether in tort, contract or otherwise), whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil, by or through a claim against the Guarantor or any other Parent Related Party, the Debt

Financing Sources or any Debt Financing Sources Related Parties and the Company covenants and agrees that it shall not institute, and shall cause its directors, officers and Subsidiaries and direct its other Representatives, Affiliates and other Company Related Parties not to institute, a Legal Proceeding to seek recourse for such further liability or obligation.

(ii)    If this Agreement is terminated pursuant to Section 8.1, Parent’s receipt of the Company Termination Fee and Parent’s right to specific performance pursuant to Section 9.8, will be the sole and exclusive remedies of Parent and Merger Sub and each of their respective Affiliates against (A) the Company, its Subsidiaries and each of their respective Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, shareholders and assignees of each of the Company, its Subsidiaries and each of their respective Affiliates (collectively, the “Company Related Parties”) in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, and upon payment of such amount, none of the Company Related Parties will have any further liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby (except that the Parties (or their Affiliates) will remain obligated with respect to, and the Company and its Subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement, Section 8.2, Section 8.3(a), Section 8.3(e) and Section 8.1(f), as applicable). Notwithstanding the foregoing, this Section 8.3(f)(ii) will not relieve the Company from liability for any Willful and Material Breach of this Agreement (except as further set forth in the immediately following proviso); provided that, (x) under no circumstances will the collective monetary damages payable by the Company for breaches under this Agreement exceed an amount equal to $91,800,000 plus any obligations under Section 8.3(e) in the aggregate for all such breaches (taking into account, for the avoidance of doubt, any payment of the Company Termination Fee and/or any obligations under Section 8.3(e)) and (y) in the event the Company pays the Company Termination Fee (or an aggregate dollar amount equal to the Company Termination Fee, whether or not such amount is identified as the “Company Termination Fee”) to Parent, and Parent accepts such fee or does not return it to the Company within two (2) Business Days of Parent’s receipt thereof, the Parent Related Parties shall have no further rights or remedies whatsoever against any of the Company Related Parties, including any claims for monetary damages of any kind or nature whatsoever, whether or not arising as a result of or in connection with any Willful and Material Breach and whether sounding, in contract, tort, at law or in equity, or based on any other legal theory or argument. If this Agreement is terminated pursuant to Section 8.1, other than the remedies described in this Section 8.3(f)(ii), the Company shall have no further liability or obligation, whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil, by or through a claim against any other Company Related Party, and Parent and Merger Sub covenants and agrees that it shall not institute, and shall cause its directors, officers and Subsidiaries and direct its other Representatives, Affiliates and other Parent Related Parties not to institute, a Legal Proceeding to seek recourse for such further liability or obligation.

(g)    Notwithstanding anything to the contrary in Section 8.3(f), it is agreed that Parent, Merger Sub and the Company will be entitled to an injunction, specific performance or other equitable relief as provided in Section 9.8(b) (but not, following the valid termination of this Agreement, with respect to sections of this Agreement that do not survive such termination); provided, that the Company shall not be entitled under any circumstances to both (i) payment of the Parent Termination Fee (or monetary damages for failure to close) and (ii) specific performance of Parent’s obligation to cause the Equity Financing to be funded or to effect the Closing in accordance with Article II.

8.4    Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof)), except that in the event that the Company has received the Requisite Shareholder Approval, no amendment may be made to this Agreement that requires the authorization of the Company Shareholders pursuant to the CICL without such authorization. Notwithstanding anything to the contrary in this Agreement, the provisions relating to the Debt Financing Sources or Debt Financing Sources Related Parties set forth in

Section 8.3(f), Section 9.3, Section 9.6, Section 9.8, Section 9.10(b), Section 9.11, Section 9.12 and this Section 8.4 (and the defined terms used therein) may not be amended, modified or altered in a manner adverse to the Debt Financing Sources or Debt Financing Sources Related Parties without the prior written consent of the Debt Financing Sources.

8.5    Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

ARTICLE IX

GENERAL PROVISIONS

9.1    Survival. The representations, warranties, covenants and agreements of the Company, Parent and Merger Sub contained in this Agreement or in any certificate delivered pursuant to this Agreement will terminate at the Effective Time (including any rights arising out of any breach of such representations, warranties, covenants, or agreements (and there shall be no liability after the Closing in respect thereof)), except that any covenants or agreements that by their terms survive the Effective Time shall survive the Effective Time in accordance with their respective terms.

9.2    Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (ii) immediately upon delivery by hand or (iii) by e-mail transmission, upon written or electronic confirmation of receipt, in each case to the intended recipient as set forth below:

(a)    if to Parent or Merger Sub, to:

c/o Platinum Equity Advisors, LLC

360 North Crescent Drive, South Building

Beverly Hills, CA 90210

Attn:    Kris Agarwal

E-mail: kagarwal@platinumequity.com

with a copy (which will not constitute notice) to:

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, CA 90071-3197

Attn:    Matthew B. Dubeck

E-mail: MDubeck@gibsondunn.com

(b)    if to the Company (prior to the Effective Time), to:

Cision Ltd.

130 E. Randolph Street, 7th Floor

Chicago, Illinois 60601

Attn:    Kevin Akeroyd,

Jack Pearlstein

E-mail: kevin.akeroyd@cision.com

jack.pearlstein@cision.com

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

555 California Street

San Francisco, California 94104

Attn:    Joshua M. Zachariah, P.C.

E-mail: joshua.zachariah@kirkland.com

and

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attn:    Stephen L. Ritchie, P.C.

Mark A. Fennell, P.C.

Peter Stach

E-mail: stephen.ritchie@kirkland.com

mark.fennell@kirkland.com

peter.stach@kirkland.com

Any notice received by e-mail or otherwise at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or e-mail address through a notice given in accordance with this Section 9.2, except that that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is two (2) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

9.3    Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder, by operation of Law or otherwise, without the prior written approval of the other Parties, except that Parent will have the right to assign all or any portion of its rights and obligations pursuant to this Agreement from and after the Effective Time (a) in connection with a merger or consolidation involving Parent or other disposition of all or substantially all of the assets of Parent or the Surviving Company; or (b) to any Debt Financing Source pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing, it being understood that, in each case, such assignment will not (i) affect the obligations of the parties (including Debt Financing Sources) to the Financing Letters or Guarantor pursuant to the Guarantee; or (ii) impede or delay the consummation of the Merger or the other transactions contemplated hereby. Subject to the preceding sentence, this Agreement will be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder. Any purported assignment of this Agreement without the consent required by this Section 9.3 is null and void.

9.4    Confidentiality Agreement. Parent, Merger Sub and the Company hereby acknowledge that Platinum Equity Advisors, LLC and the Company have previously executed a confidentiality letter agreement, dated August 14, 2019 (the “Confidentiality Agreement”), that shall continue in full force and effect in accordance with its terms. Each of Parent, Merger Sub and their respective Representatives shall hold and treat all documents and information concerning the Company and its Subsidiaries furnished or made available to Parent, Merger Sub or their respective Representatives in connection with the Merger in accordance with the Confidentiality Agreement. By executing this Agreement, each of Parent and Merger Sub agree to be bound by and comply with, and to cause their Representatives to be bound by and comply with, the terms and conditions of the Confidentiality Agreement as if they were parties thereto.

9.5    Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Confidentiality Agreement, the Company

Disclosure Letter, the Guarantee and the Financing Letters, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

9.6    Third Party Beneficiaries. Except as set forth in Section 6.10 and this Section 9.6, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by Section 6.10; and (b) from and after the Effective Time, the rights of the holders of Company Shares and Company Equity Awards to receive the merger consideration set forth in Article II. The provisions of Section 8.3(f), Section 8.4, Section 9.3, Section 9.8, Section 9.10(b), Section 9.11, Section 9.12 and this Section 9.6 shall inure to the benefit of the Debt Financing Sources and the Debt Financing Sources Related Parties, each of whom are intended to be third party beneficiaries thereof (it being understood and agreed that the provisions of such Sections will be enforceable by the Debt Financing Sources and the Debt Financing Sources Related Parties).

9.7    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, or incapable of being enforced under any applicable Law, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8    Remedies.

(a)    Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Although the Company may pursue both a grant of specific performance and monetary damages (including the payment of the Parent Termination Fee), under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance that results in the occurrence of the Closing and monetary damages (including any monetary damages in lieu of specific performance and all or any portion of the Parent Termination Fee).

(b)    Specific Performance.

(i)    The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at Law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; and (B) the rights and limitations of specific enforcement under this Section 9.8(b) are an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement.

(ii)    Notwithstanding Section 9.8(b)(i), it is acknowledged and agreed that the right of the Company to an injunction, specific performance or other equitable remedy in connection with enforcing Parent’s obligation or the Company’s ability, as a third party beneficiary, to cause the Equity Financing to be funded and to consummate the Merger will be subject to the requirements that (A) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) at the time Closing is required to be consummated pursuant to Section 2.3; (B) the Debt Financing has been funded or will be funded at the Closing on the terms set forth in the Debt Commitment Letter if the Equity Financing is funded at the Closing; (C) Parent and Merger Sub fail to complete the Closing in accordance with Section 2.3; and (D) the Company has irrevocably confirmed in a written notice to Parent that if specific performance is granted and the Equity Financing and Debt Financing are funded, then it would take such actions that are required of it by this Agreement to cause the Closing to occur. In no event will the Company be entitled to enforce or seek to enforce specifically Parent’s obligation or the Company’s ability, as a third party beneficiary, to cause the Equity Financing to be funded or to complete the Merger if the Debt Financing has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing).

(iii)    The Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief as provided herein to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement as provided herein to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and Merger Sub pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

(iv)    None of the Debt Financing Sources or the Debt Financing Sources Related Parties will have any liability to the Company or any of its Affiliates relating to or arising out of this Agreement or the Debt Financing (other than under the Debt Financing Documents upon the Closing), or otherwise, whether at Law or equity, in contract, in tort or otherwise, based on, in respect of, or by reason of, the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Debt Commitment Letter or any other Debt Financing Document or the performance thereof, or in respect of any oral representations made or alleged to be made in connection herewith or therewith, and neither the Company nor any of its Affiliates will have any rights or claims, and shall not seek any loss or damage or any other recovery or judgment of any kind, against any of the Debt Financing Sources or the Debt Financing Sources Related Parties hereunder or thereunder.

9.9    Governing Law. This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the Laws of the State of Delaware, including its statute of limitations, without giving effect to any choice or conflict of Laws (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Notwithstanding the foregoing, the following matters arising out of or relating to this Agreement shall be construed, performed and enforced in accordance with the Laws of the Cayman Islands: the Merger, the vesting of the rights, property, choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities of Merger Sub in the Company, the cancellation of the shares, the rights provided in Section 238 of the CICL, the fiduciary or other duties of the Company Board and the boards of directors of Parent and Merger Sub and the internal corporate affairs of the Company and Merger Sub.

9.10    Consent to Jurisdiction.

(a)    General Jurisdiction. Each of the Parties (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts)

in any Legal Proceeding relating to the Merger and the Guarantee, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement, the Guarantee or the transactions contemplated hereby or thereby; (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any Legal Proceeding arising in connection with this Agreement, the Guarantee or the transactions contemplated hereby or thereby shall be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it shall not bring any Legal Proceeding relating to this Agreement, the Guarantee or the transactions contemplated hereby or thereby in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(b)    Jurisdiction for Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and irrevocably agree (i) that any Legal Proceeding, whether in Law or in equity, in contract, in tort or otherwise, involving the Debt Financing Sources arising out of, or relating to, the Merger, the Debt Financing or the performance of services thereunder or related thereto will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each Party submits for itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in any applicable Debt Commitment Letter will be effective service of process against them for any such Legal Proceeding brought in any such court; (iv) to waive and hereby waive, to the fullest extent permitted by Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court; and (v) any such Legal Proceeding will be governed and construed in accordance with the Laws of the State of New York.

9.11    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, THE GUARANTEE, THE FINANCING LETTERS OR THE FINANCING (INCLUDING ANY SUCH LEGAL PROCEEDING INVOLVING FINANCING SOURCES). EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12    No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no Company Related Party (including, for the avoidance of doubt, Canyon Holdings and its directors, officers, managers and direct or indirect partners (whether general or limited) and equityholders) (other than the parties to the Voting Agreement with respect to the obligations set forth therein) and no Parent Related Parties (other than the Guarantor to the extent set forth in the Guarantee or Equity Commitment Letter) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. In no event shall the Company or any of its Affiliates or other Company Related Parties, and the Company agrees not to and to cause its controlled Affiliates, directors and officers and to direct its other Company Related Parties not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Parent Related Party not a party to this Agreement (other than to the extent expressly permitted by, and subject to the limitations of, the Guarantee and the Equity Commitment Letter).    In no event shall Parent or any of its Affiliates or other Parent Related Parties (including Guarantor), and Parent agrees not to and to cause its Affiliates, directors and officers and to direct its other Parent Related Parties not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Company Related Party (including, for the avoidance of doubt, Canyon Holdings and its directors, officers, managers and direct or indirect partners (whether general or limited) and equityholders) not a party to this Agreement (other than to the extent expressly permitted by, and subject to the limitations of, the Voting Agreement).

9.13    Company Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on its face by such disclosure.

9.14    Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

{Signature page follows.}

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

MJ23 UK ACQUISITION LIMITED

By:	/s/ Mary Ann Sigler
Name: Mary Ann Sigler
Title: Director

CASTLE MERGER LIMITED

By:	/s/ Mary Ann Sigler
Name: Mary Ann Sigler
Title: Director

CISION LTD.

By:	/s/ Kevin Akeroyd
Name: Kevin Akeroyd
Title: Chief Executive Officer

Annex B

The Companies Law (2018 Revision) of the Cayman Islands

Plan of Merger

This plan of merger (the “Plan of Merger”) is made on [insert date] between Cision Ltd. (the “Surviving Company”) and Castle Merger Limited (the “Merging Company”).

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Law (2018 Revision) (the “Statute”).

Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.

Whereas the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Agreement and Plan of Merger dated October 22, 2019 and made between, amongst others, the Surviving Company and the Merging Company (the “Merger Agreement”) a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1	The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.

2	The surviving company (as defined in the Statute) is the Surviving Company.

3

The registered office of the Surviving Company is Walkers Corporate Services Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands and the registered office of the Merging Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

4

Immediately prior to the Effective Date (as defined below), the share capital of the Surviving Company will be US$50,000 divided into 480,000,000 Ordinary Shares of a par value of US$0.0001 each and 20,000,000 Preferred Shares of a par value of US$0.0001 each and the Surviving Company will have [insert number] Ordinary Shares and [*] Preferred Shares in issue.

5

Immediately prior to the Effective Date (as defined below), the share capital of the Merging Company will be US$50,000 divided into 50,000 shares of a par value of US$1.00 each and the Merging Company will have [one] share in issue.

6	The authorized share capital of the Surviving Company shall be US$[*] divided into [*] Ordinary Shares of a par value of US$0.0001 each and [*] Preferred Shares of a par value of US$0.0001 each.

7	The date on which it is intended that the Merger is to take effect is [insert date] (the “Effective Date”).

8

The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company, are set out in the Merger Agreement in the form annexed at Annexure 1 hereto.

9

The rights and restrictions attaching to the shares in the Surviving Company are set out in the Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

10	There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

11	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

12	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

13	The names and addresses of each director of the surviving company (as defined in the Statute) are:

13.1	[Insert name of Director] of [Insert personal address of Director];

13.2	[Insert name of Director] of [Insert personal address of Director]; and

13.3	[repeat for all Directors of the surviving company (i.e. the merged entity)].

14	This Plan of Merger has been approved by the board of directors of each of the Surviving Company and the Merging Company pursuant to section 233(3) of the Statute.

15

This Plan of Merger has been authorised by the sole shareholder of the Merging Company pursuant to section 233(6) of the Statute. This Plan of Merger has been authorised by the shareholders of the Surviving Company pursuant to section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Surviving Company.

16	Subject to the terms of the Merger Agreement, at any time prior to the Effective Date, this Plan of Merger may be:

16.1	terminated by the board of directors of either the Surviving Company or the Merging Company;

16.2	amended by the board of directors of both the Surviving Company and the Merging Company to:

(a)	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b)

effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

17	This Plan of Merger may be executed in counterparts.

18	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by _____________________________________	)
Duly authorised for	)
and on behalf of	)	Director
Cision Ltd.	)

SIGNED by _____________________________________	)
Duly authorised for	)
and on behalf of	)	Director
[Merging Company]	)

Annexure 1

Agreement and Plan of Merger

Annexure 2

Amended and Restated Memorandum and Articles of Association of the Surviving Company

Annex C

Execution Version

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of October 22, 2019 (this “Agreement”), is entered into by and among MJ23 UK Acquisition Limited, an England and Wales private limited company (“Parent”) and the shareholders of Cision Ltd., a Cayman Islands exempted company (the “Company”) listed on Schedule A hereto (each, a “Stockholder” and, collectively, the “Stockholders”).

RECITALS

WHEREAS, concurrently herewith, Parent, Castle Merger Limited, a Cayman Islands exempted company and a wholly-owned Subsidiary of Parent (“Merger Sub”) and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”);

WHEREAS, each Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of ordinary shares, par value $0.0001 per share, of the Company (“Company Shares”) as set forth on Schedule A hereto (with respect to each Stockholder, the “Owned Shares”; the Owned Shares and any additional Company Shares or other voting securities of the Company of which such Stockholder acquires record or beneficial ownership after the date hereof, including, without limitation, by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, such Stockholder’s “Covered Shares”);

WHEREAS, as a condition and inducement to Parent and Merger Sub’s willingness to enter into the Merger Agreement and to proceed with the transactions contemplated thereby, including the Merger, Parent and the Stockholders are entering into this Agreement; and

WHEREAS, the Stockholders acknowledge that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Stockholders set forth in this Agreement and would not enter into the Merger Agreement if any Stockholder did not enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and the Stockholders hereby agree as follows:

1.    Agreement to Vote. Prior to the Termination Date (as defined herein), each Stockholder irrevocably and unconditionally agrees that it shall, at any meeting of the shareholders of the Company (whether annual or extraordinary and whether or not an adjourned or postponed meeting), however called, or in connection with any written consent of shareholders of the Company, in each case with respect to the matters described in clause (b) below, (a) when such meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum, and respond to each request by the Company for written consent, if any and (b) vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all Covered Shares (i) in favor of the Merger, the adoption of the Merger Agreement and Plan of Merger and any other matters necessary for consummation of the

Merger and the other transactions contemplated in the Merger Agreement and (ii) against (A) any Acquisition Proposal and(B) any other action that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the transactions contemplated by the Merger Agreement or this Agreement or any transaction that would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Company or any of its Subsidiaries under the Merger Agreement. Except as expressly set forth in clauses (a) and (b) of this Section 1, Stockholder shall retain at all times the right to vote the Covered Shares in its sole discretion and without any other limitation on those matters other than those set forth in this Section 1 that are at any time or from time to time presented for consideration to the Company Shareholders, and the Stockholder shall not be restricted from voting in favor of, against or abstaining with respect to any other matter presented to the Company Shareholders. Notwithstanding the foregoing, nothing in this Agreement shall require Stockholder to vote in favor of, or otherwise act by written consent with respect to, any amendment to the Merger Agreement or the taking of any action that would result in the amendment, modification, or waiver of any provision therein, in any such case, in a manner that decreases the amount or changes the form of the merger consideration payable to the Company Shareholders or is otherwise adverse to the Company Shareholders in such capacity.

2.    No Inconsistent Agreements. Each Stockholder hereby represents, covenants and agrees that, except as contemplated by this Agreement, such Stockholder (a) has not entered into, and shall not enter into at any time prior to the Termination Date, any voting agreement or voting trust with respect to any Covered Shares and (b) has not granted, and shall not grant at any time prior to the Termination Date, a proxy or power of attorney with respect to any Covered Shares, in either case, which is inconsistent with such Stockholder’s obligations pursuant to this Agreement.

3.    Termination. This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, (c) the effectuation of a Company Board Recommendation Change by the Company Board and (d) written notice of termination of this Agreement by Parent to the Stockholders (such earliest date being referred to herein as the “Termination Date”); provided, that the provisions set forth in Sections 7 and 10 – 26 shall survive the termination of this Agreement; provided further, that any liability incurred by any party hereto as a result of a willful and material breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement.

4.    Representations and Warranties of Stockholders. Each Stockholder, as to itself (severally and not jointly), hereby represents and warrants to Parent as follows:

(a)    Such Stockholder is the legal owner of, and has good and valid title to, the Covered Shares, free and clear of any pledges, claims, liens, charges, options, rights of first refusal, encumbrances or security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”) other than as created by this Agreement, applicable federal securities laws and the Stockholder’s Organizational Documents. Such Stockholder holds sole voting power, sole power of disposition, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Covered Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. As of the date hereof, other than the Owned Shares, such Stockholder and its Affiliates do not own beneficially or of record any (i) Company Shares or other voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for Company Shares or other voting securities of the Company or (iii) options or other rights to acquire from the Company any Company Shares, other voting securities or securities convertible into or exchangeable for Company Shares or other voting securities of the Company.

(b)    Each such Stockholder is a limited partnership or company, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by each such Stockholder, the performance by such Stockholder of its obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized by such Stockholder and no other actions or proceedings on the part of such Stockholder are necessary to authorize the execution and delivery by such Stockholder of this Agreement, the performance by such Stockholder of its obligations hereunder or the consummation by such Stockholder of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c)    Except for the applicable requirements of the Exchange Act (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of such Stockholder for the execution, delivery and performance of this Agreement by such Stockholder or the consummation by such Stockholder of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by such Stockholder nor the consummation by such Stockholder of the transactions contemplated hereby nor compliance by such Stockholder with any of the provisions hereof shall (A) conflict with or violate, any provision of the Organizational Documents of any such Stockholder, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of such Stockholder pursuant to, any Contract to which such Stockholder is a party or by which such Stockholder or any property or asset of such Stockholder is bound or affected or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Stockholder or any of such Stockholder’s properties or assets, except, in the case of clause (B) or (C), for breaches, violations or defaults that would not, individually or in the aggregate, materially impair the ability of such Stockholder to perform its obligations hereunder.

(d)    There is no action, suit, investigation, complaint or other proceeding pending against any such Stockholder or, to the knowledge of such Stockholder, any other Person or, to the knowledge of such Stockholder, threatened against any Stockholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by Parent of its rights under this Agreement or the performance by any party of its obligations under this Agreement.

(e)    Except as provided in the Merger Agreement or the Company Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission for which the Company or its Subsidiaries would be liable or responsible following the Closing in connection with the transactions contemplated by the Merger Agreement or this Agreement based upon arrangements made by or on behalf of such Stockholder.

(f)    Such Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations and warranties of such Stockholder contained herein.

5.    Certain Covenants of Stockholder. Each Stockholder, for itself (severally and not jointly), hereby covenants and agrees as follows:

(a)    Such Stockholder shall not, and shall not authorize or permit any of its Subsidiaries or Representatives, directly or indirectly, to:

(i)    from and after the expiration of the Go-Shop Period, solicit, initiate, endorse, encourage or facilitate the making by any Person (other than the other parties to the Merger Agreement) of any Acquisition Proposal;

(ii)    from and after the expiration of the Go-Shop Period, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal;

(iii)    from and after the date hereof, execute or enter into any Contract constituting or relating to any Acquisition Proposal, or approve or recommend or propose to approve or recommend any Acquisition Proposal or any Contract constituting or relating to any Acquisition Proposal (or authorize or resolve to agree to do any of the foregoing actions); or

(iv)    from and after the date hereof, make, or in any manner participate in a “solicitation” (as such term is used in the rules of the SEC) of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of the Company Shares intending to facilitate any Acquisition Proposal or cause shareholders of the Company not to vote to approve the Merger or any other transaction contemplated by the Merger Agreement.

(b)    As of the expiration of the Go-Shop Period, such Stockholder will immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any of the matters described in Section 5(a) above.

(c)    Prior to the Termination Date, and except as contemplated hereby, such Stockholder shall not (i) tender into any tender or exchange offer, (ii) sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of (collectively “Transfer”), or enter into any contract, option, agreement or other arrangement or understanding with respect to the Transfer of any of the Covered Shares or beneficial ownership or voting power thereof or therein (including by operation of law), (iii) grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares or (iv) knowingly take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement. Any Transfer in violation of this provision shall be void. Such Stockholder further agrees to authorize and request the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Covered Shares and that this Agreement places limits on the voting of the Covered Shares. Notwithstanding the foregoing, this Section 5 shall not prohibit a Transfer of the Covered Shares (including any new Covered Shares as described in the immediately succeeding paragraph) by any Stockholder (x) to any shareholder, member or partner of such Stockholder or (y) to any Affiliate of such Stockholder, so long as, in the case of the foregoing clauses, the assignee or transferee agrees to be bound by the terms of this Agreement and executes and delivers to the parties hereto a written consent and joinder reasonably acceptable to Parent memorializing such agreement.

(d)    Prior to the Termination Date, in the event that a Stockholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional Company Shares or other voting securities with respect to the Company, such Company Shares or voting securities shall, without further action of the parties, be deemed Covered Shares and subject to the provisions of this Agreement, and the number of Company Shares held by such Stockholder set forth on Schedule A hereto will be deemed amended accordingly and such Company Shares or voting securities shall automatically become subject to the terms of this Agreement. Each Stockholder shall promptly notify Parent and the Company of any such event.

(e)    Notwithstanding anything to the contrary contained herein, (i) any Stockholder and its representatives shall be entitled to participate in discussions or negotiations with any Person making an Acquisition Proposal with respect to entering into a voting agreement in support thereof on terms and conditions no more favorable to such Person than the terms and conditions applicable to Parent set forth herein, but only in the event that the Company and its representatives are permitted to engage in discussions or negotiations in response to such Acquisition Proposal pursuant to and in accordance with Section 5.3(c) of the Merger Agreement and (ii) any Stockholder shall be entitled to enter into any such voting agreement with any Person making a Superior Proposal simultaneously with the execution and delivery of a definitive Alternative Acquisition Agreement by the Company entered into as and to the extent permitted by the Merger Agreement (including Section 8.1(h) thereof). Nothing in this Section 5 shall prohibit any Stockholder or any of its representatives from informing any Person of the existence of the provisions of this Section 5.

6.    Stockholder Capacity. This Agreement is being entered into by each Stockholder solely in its capacity as a shareholder of the Company, and nothing in this Agreement shall restrict, limit or affect the ability of any Affiliate or designee of such Stockholder who is a director or officer of the Company to take any action in his or her capacity as a director or officer of the Company and exercising his or her fiduciary duties and responsibilities in such capacity.

7.    Waiver of Appraisal Rights. Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have under applicable Law.

8.    Disclosure. Each Stockholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by the SEC or other applicable Law and in the Proxy Statement such Stockholder’s identity and ownership of the Covered Shares and the nature of such Stockholder’s obligations under this Agreement; provided that, Parent shall provide Stockholder and its counsel reasonable opportunity to review and comment thereon.

9.    Further Assurances. From time to time, at the request of Parent and without further consideration, each Stockholder shall take such further action as may reasonably be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

10.    Non-Survival of Representations and Warranties. The representations and warranties of the Stockholders contained herein shall not survive the closing of the transactions contemplated by the Merger Agreement.

11.    Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party and otherwise as expressly set forth herein.

12.    Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

13.    Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (ii) immediately upon delivery by hand or (iii) by e-mail transmission, upon written or electronic confirmation of receipt, in each case to the intended recipient as set forth below:

(i)    If to a Stockholder, to the address set forth opposite such Stockholder’s name on Schedule A hereto.

(ii)    If to Parent:

c/o Platinum Equity Advisors, LLC

360 North Crescent Drive, South Building

Beverly Hills, CA 90210

Attention: Kris Agarwal

E-mail: KAgarwal@platinumequity.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, CA 90071-3197

Attention: Matthew B. Dubeck

E-mail: MDubeck@gibsondunn.com

14.    Entire Agreement. This Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

15.    No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

16.    Governing Law. This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent or the Stockholders in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the Laws of the State of Delaware, including its statute of limitations, without giving effect to any choice or conflict of Laws (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Notwithstanding the foregoing and for the avoidance of doubt, the following matters shall be construed, performed and enforced in accordance with the Laws of the Cayman Islands: the Merger, the vesting of the rights, property, choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities of Merger Sub in the Company, the cancellation of the shares, the rights provided in Section 238 of the CICL, the fiduciary or other duties of the Company Board and the boards of directors of Parent and Merger Sub and the internal corporate affairs of the Company and Merger Sub.

17.    Submission to Jurisdiction. Each of the parties (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts (as defined below)) in any Legal Proceeding relating to this Agreement, for and on behalf of itself or any of its properties or assets, and nothing in this Section 18 will affect the right of any party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby; (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any Legal Proceeding arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it shall not bring any Legal Proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts. Each of Parent and the Stockholders agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

18.    Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly owned Subsidiary of Parent; provided further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

19.    Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

20.    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, or incapable of being enforced under any applicable Law, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

21.    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 21.

22.    Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart; provided, however, that if any of the Stockholders fail for any reason to execute this Agreement, then this Agreement shall become effective as to the other Stockholders who execute this Agreement.

23.    Facsimile or .pdf Signature. Any counterpart to this Agreement, to the extent delivered by fax or .pdf, .tif, .gif, ..jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

24.    Confidentiality. The Stockholders agree (a) to hold any non-public information regarding this Agreement and the Merger in strict confidence and (b) except as required by applicable Law or legal process not to divulge any such non-public information to any third Person.

25.    No Presumption Against Drafting Party. The parties agree that they have been represented by legal counsel during the negotiation, execution and delivery of this Agreement and therefore waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

26.    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or any of its Affiliates any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefit of and relating to the Covered Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority with respect to the Stockholders in the voting of any Covered Shares except as specifically provided herein and in the Merger Agreement.

The remainder of this page is intentionally left blank.

IN WITNESS WHEREOF, Parent and the Stockholders have caused to be executed or executed this Agreement as of the date first written above.

PARENT:

MJ23 UK ACQUISITION LIMITED, an England and Wales private limited company

By:	/s/ Mary Ann Sigler
Name: Mary Ann Sigler Title: Director

STOCKHOLDERS:

CANYON HOLDINGS (CAYMAN), L.P.,
a Cayman Islands limited partnership

By:	Canyon Partners Ltd.,
a Cayman Islands exempted company
Its:	General Partner

By:	/s/ Mark M. Anderson
Name: Mark M. Anderson Title: Appointed Officer

GTCR INVESTMENT X AIV LTD.,
a Cayman Islands exempted company

By:	/s/ Jeffrey S. Wright
Name: Jeffrey S. Wright Title: Appointed Officer

SIGNATURE PAGE TO VOTING AGREEMENT

Schedule A

Stockholder	Address	Owned Shares
Canyon Holdings (Cayman), L.P., a Cayman Islands limited partnership	c/o GTCR LLC 300 North LaSalle, Suite 5600 Chicago, Illinois 60654 Attention: Mark M Anderson & Stephen P. Master E-mail: mark.anderson@gtcr.com; stephen.master@gtcr.com	50,490,472 Company Shares

GTCR Investment X AIV Ltd., a Cayman Islands exempted company	c/o GTCR LLC 300 North LaSalle, Suite 5600 Chicago, Illinois 60654 Attention: Mark M Anderson & Stephen P. Master E-mail: mark.anderson@gtcr.com; stephen.master@gtcr.com	50,949,227 Company Shares[1]

[1]

50,490,472 of such Company Shares are indirectly, beneficially owned by GTCR Investment X AIV Ltd., and are owned directly by Canyon Holdings (Cayman), L.P. GTCR Investment X AIV, Ltd. does not directly own any Company Shares.

Annex D

October 22, 2019

Board of Directors

Cision Ltd.

130 E. Randolph Street, 7th Floor

Chicago, IL 60601

Members of the Board of Directors:

We understand that MJ23 UK Acquisition Limited (“Parent”), Castle Merger Limited, a wholly owned subsidiary of Parent (“Merger Sub”), and Cision Ltd. (the “Company”), propose to enter into an Agreement and Plan of Merger (the “Agreement”). The Agreement provides, among other things, that (A) Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the “Transaction”) and (B) in connection with the Transaction, each issued and outstanding ordinary share, par value $0.0001 per share, of the Company (the “Company Shares”) (other than (i) Owned Company Shares (as defined in the Agreement) or (ii) Dissenting Shares (as defined in the Agreement) ((i) and (ii), collectively, the “Excluded Shares”)) will be surrendered and exchanged into the right to receive cash in an amount equal to $10.00 (the “Merger Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

The board of directors of the Company (the “Board”) has requested our opinion as to whether the Merger Consideration payable to the holders of Company Shares (other than Excluded Shares) in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders.

In arriving at our opinion set forth below, we have, among other things: (i) reviewed an execution copy of the Agreement dated October 22, 2019; (ii) reviewed certain publicly available business and financial information that we deemed to be generally relevant concerning the Company and the industry in which it operates, including certain publicly available research analyst reports and the reported price and historical trading activity for the Company Shares; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed generally relevant and the consideration received in such transactions; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other public companies we deemed generally relevant, including data related to public market trading levels and implied trading multiples; (v) reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company, including certain financial forecasts relating to the Company prepared by the management of the Company (the “Forecasts”) and certain internal analyses relating to the net operating losses of the Company and excess business interest expense limitation under Section 163(j) of the Internal Revenue Code of 1986, as amended, for the Company prepared by the management of the Company (collectively, the “Tax Analyses”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion. In addition, we have held discussions with certain members of the management of the Company regarding the Transaction, the past and current business operations and financial condition and prospects of the Company, the Forecasts, the Tax Analyses and certain other matters we believed necessary or appropriate to our inquiry.

In arriving at our opinion, we have, with your consent, relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished or made available to us by the Company and its associates, affiliates and advisors, or otherwise reviewed by or for us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or

Board of Directors Cision Ltd. October 22, 2019 Page 2

appraisal of any assets or liabilities of the Company (including, without limitation, real property owned by the Company or to which the Company holds a leasehold interest), nor have any such valuations or appraisals been provided to us, and we do not express any opinion as to the value of such assets or liabilities. We have not evaluated the solvency or fair value of the Company or Parent under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or the facilities of the Company or Parent. At the direction of the management of the Company, we have used and relied upon the Forecasts and the Tax Analyses for purposes of our opinion. In relying on the Forecasts and the Tax Analyses, we have assumed, at the direction of the Company, that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by the Company’s management as to the expected future results of operations and financial condition of the Company and that the financial results reflected in such Forecasts and Tax Analyses will be achieved at the times and in the amounts projected. We express no view as to the reasonableness of the Forecasts and the Tax Analyses and the assumptions on which they are based.

We have assumed that the transactions contemplated by the Agreement will be consummated as contemplated in the Agreement without any waiver or amendment of any terms or conditions, including, among other things, that the parties will comply with all material terms of the Agreement and that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the Transaction, no material delays, limitations, conditions or restrictions will be imposed. For purposes of rendering this opinion, we have assumed that there has not occurred any material change in the assets, financial condition, results of operations, business or prospects of the Company since the date of the most recent financial statements and other information, financial or otherwise, relating to the Company made available to us, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. We do not express any opinion as to any tax or other consequences that may result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters. We have relied as to all legal, tax and regulatory matters relevant to rendering our opinion upon the assessments made by the Company and its other advisors with respect to such issues. In arriving at our opinion, we have not taken into account any litigation, regulatory or other proceeding that is pending or may be brought against the Company or any of its affiliates. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any material respect from the execution copy of the Agreement reviewed by us.

Our opinion is necessarily based on securities markets, economic, monetary, financial and other general business and financial conditions as they exist and can be evaluated on, and the information made available to us as of, the date hereof and the conditions and prospects, financial and otherwise, of the Company as they were reflected in the information provided to us and as they were represented to us in discussions with the management of the Company. We are expressing no opinion herein as to the price at which the Company Shares will trade at any future time. Our opinion is limited to the fairness, from a financial point of view, to the holders of Company Shares (other than Excluded Shares) of the Merger Consideration payable to such holders in the Transaction pursuant to the Agreement. We do not express any opinion as to the Company’s underlying business decision to engage in the Transaction or the relative merits of the Transaction as compared to any alternative transaction. We have not been asked to, nor do we, offer any opinion as to the terms, other than the Merger Consideration to the extent expressly set forth herein, of the Transaction, the Agreement or any other agreement entered into in connection with the Transaction, including, but not limited to, the Voting Agreement (as defined in the Agreement).

We and our affiliates are engaged in a wide range of financial advisory and investment banking activities. In addition, in the ordinary course of their asset management, merchant banking and other business activities, our

Board of Directors Cision Ltd. October 22, 2019 Page 3

affiliates may trade in the securities of the Company, Parent, any of their respective affiliates and third parties, including GTCR LLC (“GTCR”), an affiliate of which is a significant shareholder of the Company, and Platinum Equity, LLC (“Platinum”), an affiliate of Parent. We are acting as financial advisor to the Company with respect to the Transaction and will receive a fee from the Company for our services, a portion of which is payable upon delivery of this opinion and the remaining portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to reimburse certain of our expenses and indemnify us against certain liabilities that may arise out of our engagement. We and our affiliates may also in the future provide financial services to the Company, Parent, and/or any of their respective affiliates, including GTCR and Platinum and their respective affiliates and portfolio companies, in the ordinary course of our businesses from time to time and may receive fees for the rendering of such services. We and our affiliates also have provided and/or are currently providing certain financial advisory services to GTCR and/or its affiliates and portfolio companies from time to time for which we and our affiliates have received and/or may receive fees for our services, including representing GTCR and/or its affiliates and portfolio companies in connection with mergers and acquisition transactions and representing GTCR and/or its affiliates and portfolio companies in connection with equity or debt advisory matters. We and our affiliates also have provided and/or are currently providing certain financial advisory services to Platinum and/or its affiliates and portfolio companies from time to time for which we and our affiliates have received and/or may receive fees for our services, including representing Platinum and/or its affiliates and portfolio companies in connection with mergers and acquisition transactions and representing Platinum and/or its affiliates and portfolio companies in connection with equity or debt advisory matters.

This opinion is provided for the benefit of the Board in connection with and for the purpose of its evaluation of the Transaction. This opinion should not be construed as creating any fiduciary duty on our part to any party. This opinion does not constitute a recommendation to the Board as to whether to approve the Transaction or a recommendation as to how any holder of Company Shares should vote or otherwise act with respect to the Transaction or any other matter. In addition, the Board has not asked us to address, and this opinion does not address, (i) the fairness to, or any other consideration of, the holders of any class of securities (other than holders of Company Shares and then only to the extent expressly set forth herein) or creditors or other constituencies of the Company or (ii) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Parent, the Company, or any class of such persons, whether relative to the Merger Consideration pursuant to the Agreement or otherwise.

This opinion is given and speaks only as of the date hereof. It should be understood that subsequent developments may affect this opinion and the assumptions used in preparing it, and we do not have any obligation to update, revise, or reaffirm this opinion. This opinion has been approved by the Global Advisory Commitment Committee of Rothschild & Co US Inc.

On the basis of and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration payable to the holders of Company Shares (other than Excluded Shares) in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ ROTHSCHILD & CO US INC.
ROTHSCHILD & CO US INC.

Annex E

Centerview Partners LLC

31 West 52nd Street

New York, NY 10019

October 22, 2019

The Board of Directors

Cision Ltd.

130 E. Randolph Street, 7th Floor

Chicago, IL 60601

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding ordinary shares, par value $0.0001 per share (the “Shares”) (other than (i) Owned Company Shares, as defined below and (ii) Dissenting Shares, as defined below), of Cision Ltd., a Cayman Islands exempted company (the “Company”), of the $10.00 per Share in cash, without interest, proposed to be paid to such holders pursuant to the Agreement and Plan of Merger proposed to be entered into (the “Agreement”) by and among MJ23 UK Acquisition Limited, a private company limited by shares incorporated in England and Wales (“Parent”), Castle Merger Limited, a Cayman Islands exempted company and wholly owned subsidiary of Parent (“Merger Sub”), and the Company. The Agreement provides that Merger Sub will merge with and into the Company (the “Merger” and, collectively with other transactions contemplated by the Agreement, the “Transaction”), as a result of which the Company will become a wholly owned subsidiary of Parent and each issued and outstanding Share immediately prior to the effective time of the Merger (other than (i) Shares that are held by the Company as treasury shares or owned by Parent or Merger Sub (the “Owned Company Shares”) and (ii) Shares held by shareholders who have validly exercised and perfected and not effectively withdrawn or lost their right to dissent from the Merger in accordance with Section 238 of the Companies Law (2018 Revision) of the Cayman Islands (the “Dissenting Shares”) (the shares referred to in clauses (i) and (ii), together with any Shares held by any affiliate of the Company or Parent, “Excluded Shares”)) will be surrendered and exchanged into the right to receive $10.00 per Share in cash, without interest, (the $10.00 per Share consideration to be paid in the Merger, the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Transaction. We will receive a fee for our services in connection with the Transaction, a portion of which is payable upon the rendering of this opinion and the remainder of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.

We are a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, except for our current engagement, we have not been engaged to provide financial advisory or other services to the Company, and we have not received any compensation from the Company during such period. In the past two years, we

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The Board of Directors

Cision Ltd.

October 22, 2019

have not been engaged to provide financial advisory or other services to GTCR LLC (“GTCR”) (affiliates of which own approximately 34% of the Shares) and we have not received any compensation from GTCR during such period. In the past two years, we have not been engaged to provide financial advisory or other services to Parent, Merger Sub or Platinum Equity Capital Partners V, L.P. (“Guarantor”) and we have not received any compensation from Parent, Merger Sub or Guarantor during such period. We may provide financial advisory and other services to or with respect to the Company, GTCR, Parent, Guarantor or their respective affiliates and portfolio companies of such affiliates in the future, for which we may receive compensation. Certain (i) of our and our affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of our affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, GTCR, Parent, Guarantor or any of their respective affiliates and portfolio companies, or any other party that may be involved in the Transaction.

In connection with this opinion, we have reviewed, among other things: (i) an execution copy of the Agreement dated October 22, 2019 (the “Execution Agreement”); (ii) Annual Reports on Form 10-K of the Company for the years ended December 31, 2018 and December 31, 2017; (iii) certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company; (iv) certain publicly available research analyst reports for the Company; (v) certain other communications from the Company to its shareholders; and (vi) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company and furnished to us by the Company for purposes of our analysis (the “Forecasts”) (collectively, the “Internal Data”). We have also participated in discussions with members of the senior management and representatives of the Company regarding their assessment of the Internal Data. In addition, we reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that we deemed relevant. We also compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant and conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the Internal Data (including, without limitation, the Forecasts) has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and we have relied, at your direction, on the Internal Data for purposes of our analysis and this opinion. We express no view or opinion as to the Internal Data or the assumptions on which it is based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company. We have assumed, at your direction, that the final executed Agreement will not differ in any respect material to our analysis or this opinion from the Execution Agreement reviewed by us. We have also assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to

The Board of Directors

Cision Ltd.

October 22, 2019

our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to our analysis or this opinion. We have not evaluated and do not express any opinion as to the solvency or fair value of the Company, or the ability of the Company to pay its obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.

We express no view as to, and our opinion does not address, the Company’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. This opinion· is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of the Shares (other than Excluded Shares) of the Consideration to be paid to such holders pursuant to the Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities, creditors or other constituencies of the Company or any other party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Transaction, whether relative to the Consideration to be paid to the holders of the Shares pursuant to the Agreement or otherwise. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. Our opinion does not constitute a recommendation to any shareholder of the Company or any other person as to how such shareholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.

Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of this opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Based upon and subject to the foregoing, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth herein, we are of the opinion, as of the date hereof, that the Consideration to be paid to the holders of Shares (other than Excluded Shares) pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ CENTERVIEW PARTNERS LLC
CENTERVIEW PARTNERS LLC

Annex F

Companies Law (2018 Revision) of the Cayman Islands

Section 238

(1)	A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of his shares upon dissenting from a merger or consolidation.

(2)	A member who desires to exercise his entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3)	An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the merger or consolidation is authorised by the vote.

(4)

Within twenty days immediately following the date on which the vote of members giving authorisation for the merger or consolidation is made, the constituent company shall give written notice of the authorisation to each member who made a written objection.

(5)

A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of his decision to dissent, stating (a) his name and address; (b) the number and classes of shares in respect of which he dissents; and (c) a demand for payment of the fair value of his shares.

(6)	A member who dissents shall do so in respect of all shares that he holds in the constituent company.

(7)

Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of his shares and the rights referred to in subsections (12) and (16).

(8)

Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the Surviving Company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money forthwith.

(9)

If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires (a) the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and (b) the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

(10)

A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

(11)

At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12)

Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13)

The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

F-1

(14)

The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15)	Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a Surviving Company, they shall be available for re-issue.

(16)

The enforcement by a member of his entitlement under this section shall exclude the enforcement by the member of any right to which he might otherwise be entitled by virtue of his holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

F-2

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet or Telephone - QUICK ««« EASY

IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail

CISION LTD.	Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on [ ], 20[ ].

INTERNET/MOBILE — www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

PHONE – 1 (866) 894-0536 Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.
PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.	MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY	Please mark your votes like this	☒

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” EACH PROPOSAL.

1.	Special resolution to authorize the merger agreement, the plan of merger, and the transactions contemplated by	FOR ☐	AGAINST ☐	ABSTAIN ☐
the merger agreement and the plan of merger, including the merger.

2.	Ordinary resolution to approve, on a non-binding, advisory basis, the compensation to be paid or become	FOR ☐	AGAINST ☐	ABSTAIN ☐
payable to Cision Ltd.’s named executive officers that is based on or otherwise relates to the merger.

3.	Ordinary resolution to authorize the adjournment of the extraordinary general meeting as directed by the chairman, if determined necessary by the chairman	FOR ☐	AGAINST ☐	ABSTAIN ☐
in certain circumstances.

	Mark here if you plan to attend the extraordinary general meeting.		☐

                                                     CONTROL NUMBER

Signature _________________________________Signature, if held jointly_____________________________________ Date_____________, 2019

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Important Notice Regarding the Availability of Proxy Materials for the Extraordinary General Meeting of Shareholders to be held [            ],
20[    ]

The Proxy Statement is available at: https://investors.cision.com

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

CISION LTD.

The shareholder(s) hereby appoint(s) Jack Pearlstein and Steve Solomon, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the ordinary shares of Cision Ltd. that the shareholder(s) is/are entitled to vote at the Extraordinary General Meeting of Shareholders to be held at [        ] Eastern Time, on [            ],
20[    ], at the [                                        ], and any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THIS PROXY REVOKES ALL PREVIOUSLY GIVEN BY THE UNDERSIGNED.

(Continued, and to be marked, dated and signed, on the other side)